PROSPECTUS

                                                  FILED PURSUANT TO RULE 424(B)3
                                                   REGISTRATION NUMBER 333-51000

                                     [LOGO]

                              AUTOTOTE CORPORATION

                               OFFER TO EXCHANGE

UP TO ALL $150,000,000 12 1/2% SENIOR SUBORDINATED NOTES DUE 2010, SERIES B FOR
  ANY AND ALL OUTSTANDING 12 1/2% SENIOR SUBORDINATED NOTES DUE 2010, SERIES A

    This Prospectus and the accompanying Letter of Transmittal relate to the offer by Autotote Corporation ("Autotote") to exchange up to $150.0 million in aggregate principal amount of new 12 1/2% senior subordinated notes due 2010, series B, for any and all of its outstanding 12 1/2% senior subordinated notes due 2010, series A. The new notes, which are referred to as the "series B notes," will be freely transferable. The outstanding notes, which are referred to as the "series A notes," have certain transfer restrictions. The series A notes and the series B notes are collectively referred to as the "notes."

    The material terms of the exchange offer are as follows:

    - Autotote will exchange all series A notes that are validly tendered and not withdrawn prior to the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time on February 7, 2001, unless extended.

    - You may withdraw tendered series A notes at any time prior to the expiration of the exchange offer.

    - The terms of the series B notes are substantially identical to the terms of the series A notes, except for certain transfer restrictions and registration rights relating to the series A notes.

    - Autotote believes that there will be no United States federal income tax consequences to holders of series A notes who exchange series A notes for series B notes pursuant to the exchange offer, but you should read the section entitled "Certain U.S. Federal Income Tax Considerations" for more information.

    - Series A notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but will not have further exchange or registration rights.

    - Autotote does not intend to apply for listing of the series B notes on any securities exchange or to arrange for the series B notes to be quoted on any quotation system.

    - Autotote will not receive any proceeds from the exchange offer.

    If you wish to accept the exchange offer, you must either deliver the series A notes to be exchanged, together with the Letter of Transmittal that accompanies this Prospectus and any other required documentation, to the exchange agent identified in this Prospectus or effect a tender of your series A notes by book-entry transfer into the exchange agent's account at The Depository Trust Company. All deliveries are at your risk. You can find detailed instructions concerning delivery in the "Exchange Offer" section of this Prospectus and in the accompanying Letter of Transmittal.

    Each broker-dealer that receives series B notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those series B notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of series B notes received in exchange for series A notes where the series A notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. Autotote has agreed that for a period of one year from the expiration date, it will make this Prospectus available to any broker-dealer for use in connection with any resale. See "Plan of Distribution."
                           --------------------------

    This investment involves risks. Please read this Prospectus carefully, including the section entitled "Risk Factors" that begins on page 11 for a discussion of the risks that you should consider prior to tendering your series A notes for exchange.

    Neither the Securities and Exchange Commission (the "SEC" or the "Commission") nor any state securities and exchange commission has approved or disapproved of these notes or passed upon the adequacy or the accuracy of this Prospectus. Any representation to the contrary is a criminal defense.

    THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SERIES B NOTES AND IS NOT SOLICITING AN OFFER TO BUY THE SERIES B NOTES IN ANY JURISDICTION WHERE THE OFFER TO SELL IS NOT PERMITTED.

                   The date of this Prospectus is January 2, 2001

                               TABLE OF CONTENTS

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
Available Information.......................................      i

Prospectus Summary..........................................      1

Risk Factors................................................     11

The Exchange Offer..........................................     21

Forward-looking Statements..................................     30

Use of Proceeds.............................................     30

Capitalization..............................................     31

Unaudited Pro Forma Condensed Combined Financial Statement
  Data of Autotote and Scientific Games.....................     32

Selected Historical Consolidated Financial Data.............     42

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     47

Business....................................................     66

Management..................................................     88

Certain Transactions........................................     91

Principal Stockholders......................................     92

Regulation..................................................     95

Description of New Senior Credit Facilities.................    105

Description of Notes........................................    109

Description of Capital Stock................................    146

Certain U.S. Federal Income Tax Considerations..............    147

Plan of Distribution........................................    150

Legal Matters...............................................    150

Independent Public Accountants..............................    150

Index to Financial Statements...............................    F-1

                             AVAILABLE INFORMATION

    We have filed a Registration Statement (which term includes any amendments to the Registration Statement) with the SEC on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), covering the series B notes to be issued in the exchange offer. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Each statement made in this Prospectus referring to a document filed as an exhibit or schedule to the Registration Statement is not necessarily complete and is qualified in its entirety by reference to the exhibit or schedule for a complete statement of its terms and conditions.

    We are currently subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended. You may read and copy any document we file at the following SEC public reference rooms:

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
Judiciary Plaza         500 West Madison Street  7 World Trade Center
450 Fifth Street, N.W.  14th Floor               Suite 1300
Room 1024               Chicago, Illinois 60661  New York, New York 10048
Washington, D.C. 20549

    You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

    We also file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

    Our obligations under the Exchange Act to file periodic reports and other information with the SEC may be suspended, under certain circumstances, if the series B notes and our class A common stock are held of record by fewer than 300 holders at the beginning of any fiscal year and are not listed on a national securities exchange. We have agreed that, whether or not it is required to do so by the SEC's rules and regulations, for so long as any series B notes remain outstanding, it will furnish to the holders of those notes and file with the SEC (unless the SEC will not accept the filing) all annual, quarterly and current reports that we would be required to file with the SEC pursuant to Section
13(a) or 15(d) of the Exchange Act. In addition, for so long as any series A notes remain outstanding, we have agreed to make available to any prospective purchaser of the series A notes or any beneficial owner of the series A notes, upon request, the information required by 144A(d)(4) under the Securities Act.

    This Prospectus discloses certain information to you by referring you to another document. These documents contain information about us that is not included in or delivered with this Prospectus. You may request a copy of any documents referred to you in this Prospectus (including the exhibits to those documents) at no cost, by writing or calling us at the following address or telephone number:

                             Autotote Corporation
                             750 Lexington Avenue, 25th Floor
                             New York, New York 10022
                             (212) 754-2233
                             Attn: Corporate Secretary

    You should rely only on the information provided in this Prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus. Neither the delivery of this Prospectus or the accompanying Letter of Transmittal, nor any exchange made pursuant to this prospectus shall under any circumstances create an implication that the information contained in this Prospectus is correct as of any subsequent date.

    The exchange offer is not being made to, nor will tenders of series A notes be accepted from, holders of series A notes in any jurisdiction in which the exchange offer or its acceptance is unlawful.

    Our Class A Common Stock is traded on the American Stock Exchange under the symbol "TTE."

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO CAREFULLY READ AND REVIEW THIS ENTIRE PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH IT REFERS. THROUGHOUT THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, "WE," "US," OR "OUR" REFER TO AUTOTOTE CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES ON A PRO FORMA BASIS AFTER GIVING EFFECT TO THE COMPLETION OF THE SCIENTIFIC GAMES ACQUISITION. "AUTOTOTE" REFERS TO AUTOTOTE CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES PRIOR TO THE COMPLETION OF THE SCIENTIFIC GAMES ACQUISITION. "AUTOTOTE CORPORATION" REFERS TO AUTOTOTE CORPORATION. "SCIENTIFIC GAMES" REFERS TO SCIENTIFIC GAMES HOLDINGS CORP. AND ITS CONSOLIDATED SUBSIDIARIES PRIOR TO THE COMPLETION OF THE SCIENTIFIC GAMES ACQUISITION. "SCIENTIFIC GAMES HOLDINGS" REFERS TO SCIENTIFIC GAMES HOLDINGS CORP. ALL REFERENCES TO A FISCAL YEAR ARE TO OUR FISCAL YEAR THAT ENDS
OCTOBER 31. REFERENCES TO A PRO FORMA LTM PERIOD REFER TO THE LAST TWELVE MONTHS ENDED JULY 31, 2000 AS TO AUTOTOTE AND THE LAST TWELVE MONTHS ENDED JUNE 30, 2000 AS TO SCIENTIFIC GAMES ON A COMBINED PRO FORMA BASIS, AND REFERENCES TO A PRO FORMA BALANCE SHEET REFER TO THE BALANCE SHEET OF AUTOTOTE AS OF JULY 31, 2000 AND THE BALANCE SHEET OF SCIENTIFIC GAMES AS OF JUNE 30, 2000 ON A COMBINED PRO FORMA BASIS.

    This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    As you read this Prospectus, you should also note the following: This Prospectus contains various references to industry market data and certain industry forecasts. The industry market data and industry forecasts were obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Similarly, industry forecasts, while we believe them to be accurate, have not been independently verified by us and we do not make any representation as to the accuracy of that information.

                              AUTOTOTE CORPORATION

    As a result of the Scientific Games acquisition, we are the largest provider of services, systems and products to both the pari-mutuel gaming and instant ticket lottery industries, and we believe we are the only fully integrated lottery service provider in the world. We believe that we offer the broadest and most technologically advanced array of products and services in these industries and that we are the market leader in creating innovative pari-mutuel wagering and lottery products. Our lottery group is the leading provider of instant lottery tickets and related services, accounting for approximately 68% of all retail sales of instant lottery tickets in the United States in 1999. Our lottery group also supplies technologically advanced on-line lottery systems and instant ticket validation equipment to lotteries in the U.S. and internationally. Our pari-mutuel group is the leading provider of pari-mutuel wagering systems worldwide and has an approximate 65% share of the estimated $20 billion of North American racing industry wagers, or "Handle." Our venue management group, utilizing our pari-mutuel business expertise, owns or operates off-track betting venues or "OTBs" in Connecticut, The Netherlands and Germany, from which we earn a significantly higher percentage of the Handle than we earn by providing services to third-party operators. Finally, our telecommunications products group leverages our superior lottery technology to create highly secure, paper-based, prepaid phone cards for the rapidly growing international cellular telephone markets. On a combined pro forma basis, for the LTM period we generated revenues of $447.7 million, operating income of $35.8 million and EBITDA ("EBITDA", as included herein, represents operating income plus depreciation and amortization expense) of $86.6 million.

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    Our headquarters are located at 750 Lexington Avenue, 25th Floor, New York,
New York 10022 and our telephone number is (212) 754-2233.

                                                                 MARKET PRICE OF AUTOTOTE COMMON STOCK
                                                    ---------------------------------------------------------------
                                                        FISCAL 1998           FISCAL 1999           FISCAL 2000
                                                    -------------------   -------------------   -------------------
                                                      HIGH       LOW        HIGH       LOW        HIGH       LOW
                                                    --------   --------   --------   --------   --------   --------
First Quarter.....................................   $3.00      $1.88      $2.38      $1.69      $4.69      $2.25
Second Quarter....................................    2.81       2.25       2.06       1.50       5.31       3.06
Third Quarter.....................................    2.94       2.38       3.38       1.75       4.88       3.00
Fourth Quarter....................................    2.56       1.25       3.63       2.50       4.75       2.95

                              RECENT DEVELOPMENTS

    On September 6, 2000, Autotote completed the acquisition of Scientific Games, a world leading supplier of lottery products, integrated lottery systems and support services, and prepaid telephone cards. The acquisition was completed through a merger in which Scientific Games became a wholly-owned subsidiary of Autotote Corporation, at a cost of approximately $308.0 million in aggregate cash consideration to Scientific Games stockholders, plus related fees and expenses. The Scientific Games acquisition has been recorded using the purchase method of accounting, the acquired assets and liabilities have been recorded at their estimated fair value at the date of acquisition and the operating results of Scientific Games' businesses have been included in the consolidated statements of operations from the date of the acquisition.

    The Scientific Games acquisition and the refinancing of substantially all existing debt of both Autotote and Scientific Games, along with the payment of certain related fees and expenses, was completed with funds provided by:

    - proceeds from the issuance of $150.0 million principal amount of Autotote's series A notes;

    - $280.0 million of term loan borrowings under the terms of our new senior credit facilities;

    - $2.98 million of borrowings under the new revolving credit facility;

    - $4.805 million of cash on hand; and

    - $110.0 million of gross proceeds from the sale of new convertible preferred stock, principally to an affiliated entity of Olivetti S.p.A.

    The acquisition of Scientific Games, the sale of the series A notes, the refinancing of substantially all of the existing debt of both Autotote and Scientific Games and the sale of $110.0 million of new convertible preferred stock are hereinafter sometimes collectively referred to as the "transactions."

    At the same time as Autotote entered into the new senior credit facilities, it repaid outstanding borrowings under its old bank facility. For a more detailed description of the new senior credit facilities, please read the section entitled "Description of New Senior Credit Facilities."

    On December 21, 2000, Autotote announced results for its fiscal fourth quarter and year ended October 31, 2000. The results include the operations of Scientific Games since September 6, 2000 when Autotote acquired it.

    Revenues for the fiscal fourth quarter of 2000 were $82.7 million compared to $59.2 million in the fourth quarter of fiscal 1999. EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter before acquisition and other unusual charges and extraordinary items was $11.9 million versus $11.8 million in the fourth quarter of fiscal 1999. Net loss before acquisition and other unusual charges and extraordinary items was $11.3 million or a loss of $0.31 per diluted share in the fiscal

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fourth quarter of 2000 compared to net income of $346,000 or $0.01 per diluted share in the fiscal fourth quarter of 1999.

    Revenue for fiscal 2000 was $233.3 million compared to $211.1 million in fiscal 1999. EBITDA before acquisition and other unusual charges and extraordinary items was $45.6 million in fiscal 2000 versus $40.5 million for fiscal 1999. Net loss before acquisition and other unusual charges and extraordinary items was $6.9 million or $0.19 per diluted share compared to net income of $379,000 or $0.01 per diluted share in fiscal 1999.

    Including the acquisition and other unusual charges, and extraordinary items, EBITDA was $8.1 million in the fiscal fourth quarter of 2000 and the net loss was $36.4 million or a loss of $0.96 per diluted share. For fiscal 2000, EBITDA was $41.8 million and the net loss was $32.0 million or $0.87 per diluted share in fiscal 2000. These results reflect approximately $23.6 million of costs expensed by Autotote associated with its acquisition of Scientific Games and of the refinancing the debt of both companies.

    Operating results for the fiscal fourth quarter and fiscal year were impacted by several factors:

    - During the fourth quarter there were two plant shutdowns and two corresponding start-ups in the Scientific Games manufacturing operation--one each in the UK and United States. The combination of the interrupted production and unusually high costs (such as overtime and scrap), coupled with excess costs in their systems business, is estimated to have had a $5.0 million negative impact on EBITDA in the fourth quarter. By calendar year end, both production and manufacturing costs had rebounded to normal levels.

    - As planned, Autotote largely completed the conversion of its satellite network to 8 to 1 compression but was unable to eliminate the resulting excess transponder capacity until late in the year due to market softness. Consequently an annualized saving of $2.0 million that was expected to contribute to fiscal 2000 will not begin until 2001.

    - Year to year comparisons are impacted by Autotote's unusually strong pari-mutuel equipment sales to Sisal S.p.A. and the British Totalizator Board in fiscal 1999 which, as expected, did not continue into the fourth quarter of fiscal 2000.

    - Start up costs for an OTB joint venture in Germany were approximately $1.0 million.

    - The write-off of Autotote's option to purchase Atlantic City Raceway as a result of the New Jersey legislature's failure to pass the necessary legislation to allow OTB expansion in that state resulted in a fiscal fourth quarter charge of approximately $1.1 million.

    On December 20, 2000, Autotote Corporation determined to change its fiscal year from the year ending October 31 to a calendar year, beginning with the year ending December 31, 2001. This change will result in a two-month transition period ending December 31, 2000, with the next fiscal year commencing on January 1, 2001. We will file with the SEC a transition report on Form 10-Q covering the transition period from November 1, 2000 to December 31, 2000.

    On September 26, 2000, we announced the signing of a ten year-contract extension with LEIDSA (Loteria Electronica Internacional Dominicana, S.A.) to provide on-line lottery services in the Dominican Republic, as authorized by Loteria Nacional. We have been providing such services to LEIDSA since 1996 in exchange for a percentage of Handle generated. Our revenues in the Dominican Republic are currently just over $1.0 million annually and have been increasing steadily.

    We also have been selected by the Maine lottery to provide instant tickets and an on-line lottery system, beginning July 2001, with an estimated potential to generate revenues of approximately $45.0 million over the 6-year life of the contract.

    On September 13, 2000, we were selected to enter into a seven-year contract with the Iowa State lottery. Based on 1999 lottery sales in Iowa of $178.0 million, we believe that the seven-year contact, with option to renew, has the potential to generate revenues of approximately $40.0 million over the life of the contract.

                             ABOUT THIS TRANSACTION

    On August 14, 2000, Autotote sold $150.0 million of the series A notes in a private offering to Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers Commercial Inc., collectively referred to as the "initial purchasers." The series A notes were originally issued on August 14, 2000, in anticipation of the completion of the pending Scientific Games acquisition, with the proceeds of the note issuance being held in escrow for the redemption of the notes if the consummation of the Scientific Games acquisition and other transactions did not occur. The process was completed and the escrow was released on September 6, 2000. The notes bear interest at the rate of 12 1/2% per annum payable semi-annually on each of February 15 and August 15, commencing February 15, 2001. The notes are senior subordinated, unsecured obligations, ranking junior to all of our existing and future senior debt including obligations under the new senior credit facilities. The notes are fully and unconditionally guaranteed on a senior subordinated basis by all of our wholly-owned U.S. subsidiaries. Simultaneously with the private offering of the series A notes, Autotote entered into a Registration Rights Agreement with the initial purchasers, in which Autotote agreed, among other things, to deliver this Prospectus to you and, additionally, to complete the exchange offer on or before February 11, 2001.

    Set forth below is a summary of the material terms of the exchange offer:

                           SUMMARY OF EXCHANGE OFFER

THE EXCHANGE OFFER........................  We are offering to issue registered series B notes in exchange for a like principal amount of our outstanding
                                            series A notes. We are offering to issue these series B
                                            notes to satisfy our obligations under the Registration
                                            Rights Agreement we entered into with the initial
                                            purchasers. You may tender your outstanding series A
                                            notes for exchange by following the procedures described
                                            under the heading "The Exchange Offer."

EXPIRATION DATE...........................  The exchange offer will expire at 5:00 p.m., New York
                                            City time, on February 7, 2001, unless we extend the
                                            exchange offer.

PROCEDURES FOR TENDERING SERIES A NOTES...  If you wish to accept the exchange offer, you must either (a) complete, sign and date the Letter of
                                            Transmittal, or a facsimile thereof, in accordance with
                                            the instructions contained in this Prospectus and in the
                                            Letter of Transmittal and mail or otherwise deliver the
                                            Letter of Transmittal, or a facsimile thereof, together
                                            with the series A notes to be exchanged, and any other
                                            required documentation, to the exchange agent at the
                                            address set forth in the Letter of Transmittal or
                                            (b) arrange for The Depository Trust Company to transmit
                                            certain required information to the exchange agent for
                                            the exchange offer. Series A notes must be physically
                                            delivered unless a confirmation of a book-entry delivery
                                            of your series A notes has been delivered to the
                                            exchange agent's

                                            account at The Bank of New York in a timely fashion. By
                                            executing the Letter of Transmittal, you will represent
                                            to us that, among other things:

                                            - you are acquiring the series B notes in the ordinary
                                            course of business;

                                            - you have no arrangement or understanding with any
                                            person to participate in the distribution of the series
                                              B notes issued to you in the exchange offer; and

                                            - you are not our "affiliate," as defined in Rule 405
                                            under the Securities Act, or, if you are an affiliate,
                                              that you will comply with the registration and
                                              prospectus delivery requirements of the Securities Act
                                              to the extent applicable.

                                            See "The Exchange Offer--How to Tender Series A Notes
                                            for Exchange" and "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES............  If you wish to tender your series A notes and:

                                            - your series A notes are not immediately available;

                                            - you cannot deliver your series A notes, the Letter of
                                              Transmittal or any other required documents to the
                                              exchange agent prior to the expiration of the exchange
                                              offer; or

                                            - you cannot complete the procedure for book-entry
                                            transfer procedures on a timely basis; you may tender
                                              your series A notes according to the guaranteed
                                              delivery procedures described in this Prospectus. See
                                              "The Exchange Offer--Guaranteed Delivery Procedures."

ACCEPTANCE OF SERIES A NOTES AND DELIVERY
  OF SERIES B NOTES.......................  Upon satisfaction or waiver of all conditions of the exchange offer, we will accept for exchange any and all
                                            series A notes that are properly tendered in the
                                            exchange offer prior to 5:00 p.m., New York City time,
                                            on the expiration date. The series B notes issued
                                            pursuant to the exchange offer will be delivered
                                            promptly after acceptance of the series A notes.

WITHDRAWAL RIGHTS.........................  You may withdraw any series A notes you tender for exchange at any time prior to 5:00 p.m., New York City
                                            time, on the expiration date.

THE EXCHANGE AGENT........................  The Bank of New York is the exchange agent. The address and telephone number of the exchange agent are set forth
                                            in "The Exchange Offer--Exchange Agent."

UNITED STATES FEDERAL INCOME TAX
  CONSIDERATIONS..........................  Your exchange of series A notes for series B notes will not result in any gain or loss to you for federal income
                                            tax purposes. See "Certain U.S. Federal Income Tax
                                            Considerations."

FEES AND EXPENSES.........................  We will pay the cash expenses incurred in connection with the exchange offer.

USE OF PROCEEDS...........................  We will not receive any proceeds from the issuance of the series B notes.

RESALES OF SERIES B NOTES.................  Based on certain no-action letters issued by the staff of the SEC to third parties in connection with
                                            transactions similar to the exchange offer, we believe
                                            that you may offer for resale, resell or otherwise
                                            transfer your series B notes without compliance with the
                                            registration and prospectus delivery requirements of the
                                            Securities Act, unless:

                                            - you acquired your series B notes other than in the
                                            ordinary course of your business;

                                            - you are participating, intend to participate or have
                                            an arrangement or understanding with any person to
                                              participate, in a distribution of the series B notes;
                                              or

                                            - you are our "affiliate," as defined in Rule 405 under
                                            the Securities Act.

                                            In any of the foregoing circumstances:

                                            - you will not be able to rely on the interpretations of
                                            the staff of the SEC, in connection with any offer for
                                              resale, resale or other transfer of series B notes;
                                              and

                                            - you must comply with the registration and prospectus
                                              delivery requirements of the Securities Act, or have
                                              an exemption available, in connection with any offer
                                              for resale, resale or other transfer of the series B
                                              notes.

                                            Each broker-dealer that receives series B notes for its
                                            own account in exchange for series A notes, where the
                                            series A notes were acquired by that broker-dealer as a
                                            result of market-making activities or other trading
                                            activities, must acknowledge that it will deliver a
                                            prospectus in connection with any resale of the series B
                                            notes. See "Plan of Distribution."

CONDITIONS TO EXCHANGE OFFER..............  The exchange offer is subject to customary conditions that we may waive. See "The Exchange Offer--Conditions
                                            to the Exchange Offer" section of this Prospectus.

CONSEQUENCES OF FAILURE TO EXCHANGE.......  Series A notes that are not tendered, or that are tendered and not accepted, will be subject to the
                                            existing transfer restrictions on such notes after the
                                            exchange offer. We will have no further obligation to
                                            register the series A notes. If you do not participate
                                            in the exchange offer, the liquidity of your series A
                                            notes could be adversely affected.

PROCEDURES FOR BENEFICIAL OWNERS..........  If you are the beneficial owner of series A notes registered in the name of a broker, dealer or other
                                            nominee and you wish to tender your notes, you should
                                            contact the person in whose name your notes are
                                            registered and promptly instruct such person to tender
                                            on your behalf.

                               THE SERIES B NOTES

    In the exchange offer, you may exchange your series A notes for series B notes. The form and terms of the series B notes are identical in all material respects to the form and terms of the outstanding series A notes, except that:

    - the offering of the series B notes has been registered under the Securities Act; and

    - the series B notes will not be subject to transfer restrictions.

    Neither the series A notes nor the series B notes will be entitled to exchange and registration rights after the consummation of the exchange offer. The series B notes will be issued under and entitled to the benefits of the indenture that governs the series A notes.

    Set forth below is a summary of the material terms of the series B notes:

                          TERMS OF THE SERIES B NOTES

ISSUER....................................  Autotote Corporation

SECURITIES OFFERED........................  $150.0 million in principal amount of 12 1/2% Senior
                                            Subordinated Notes due 2010, Series B.

MATURITY DATE.............................  August 15, 2010.

INTEREST..................................  Annual rate: 12 1/2%. Payment frequency: every six months commencing February 15, 2001.

GUARANTEES................................  All of our existing wholly-owned U.S. subsidiaries fully and unconditionally guarantee the series B notes on a
                                            senior subordinated basis. If we do not make payments on
                                            the series B notes when they are due, our guarantors are
                                            required to make those payments. Some of our future
                                            subsidiaries may also guarantee the series B notes under
                                            certain circumstances.

OPTIONAL REDEMPTION.......................  We may redeem some or all of the series B notes on or after August 15, 2005, in whole or in part, at the
                                            redemption prices set forth in "Description of
                                            Notes--Redemption," plus accrued and unpaid interest to
                                            the date of redemption. In addition, on or before
                                            August 15, 2003, we may redeem up to 35% of the series B
                                            notes at 112.5% of the principal amount thereof, plus
                                            accrued and unpaid interest to the date of redemption,
                                            with the net cash proceeds of equity offerings, provided
                                            at least 65% of the original principal amount of the
                                            series B notes remains outstanding immediately after any
                                            such redemption.

CHANGE OF CONTROL.........................  Upon a change of control, as defined in "Description of
                                            Notes," we will be required to make an offer to
                                            repurchase all or a portion of the series B notes. The
                                            purchase price will equal 101% of the principal amount
                                            of the series B notes, plus accrued and unpaid interest,
                                            if any, to the date of repurchase. See "Description of
                                            Notes--Change of Control."

RANKING...................................  The series B notes and the guarantees will be general unsecured obligations and will rank:

                                            - junior to all of our and the guarantors' existing and
                                            future senior debt and secured debt, including
                                              obligations under our new senior credit facilities;
                                            - equally with any of our and the guarantors' future
                                            senior subordinated debt;
                                            - senior to any of our and the guarantors' future
                                              subordinated debt; and
                                            - effectively junior to all of the liabilities of our
                                            subsidiaries that have not guaranteed the series B
                                              notes.
                                            At July 31, 2000, assuming the transactions had been
                                            completed at that time, the series B notes would have
                                            ranked junior to approximately $289.1 million of senior
                                            debt (excluding $3.9 million of undrawn letters of
                                            credit) of Autotote Corporation and the guarantor
                                            subsidiaries and would have ranked effectively junior to
                                            $46.6 million of liabilities of our non-guarantor
                                            subsidiaries.
CERTAIN COVENANTS.........................  The indenture governing the series B notes contains covenants that, among other things, limit our ability,
                                            and the ability of certain of our subsidiaries, to:
                                            - incur additional indebtedness;
                                            - pay dividends or distributions or make certain other
                                              restricted payments;
                                            - purchase or redeem capital stock;
                                            - make investments and extend credit;
                                            - engage in certain transactions with affiliates;
                                            - engage in sale-leaseback transactions;
                                            - consummate certain asset sales;
                                            - effect a consolidation or merger or sell, transfer,
                                            lease or otherwise dispose of all or substantially all
                                              of our assets;
                                            and
                                            - create certain liens and other encumbrances on our
                                              assets.
                                            These limitations are subject to important exceptions
                                            and qualifications described under "Description of
                                            Notes--Covenants."
RISK FACTORS..............................  You should carefully consider all of the information in this Prospectus. In particular, you should evaluate the
                                            specific risk factors set forth under "Risk Factors,"
                                            beginning on page 11, for a discussion of certain risks
                                            involved with an investment in the series B notes.
ABSENCE OF A PUBLIC MARKET................  Autotote does not intend to apply for listing of the series B notes on any securities exchange or to arrange
                                            for the series B notes to be quoted on any quotation
                                            system. No active public market for the series B notes
                                            is currently anticipated. Although we expect the series
                                            B notes to be eligible for trading in the PORTAL Market,
                                            firms, if any, making a market in the series B notes may
                                            cease their market-making at any time. Accordingly, we
                                            can give no assurance as to the liquidity or the trading
                                            market for the series B notes.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA
                                 (IN THOUSANDS)

    The table below sets forth for Autotote and Scientific Games summary unaudited pro forma condensed combined statement of operations data for the fiscal year ended October 31, 1999 and the nine months ended July 31, 2000, as well as summary unaudited balance sheet data for Autotote on July 31, 2000 and summary unaudited pro forma balance sheet data for the combined entities as of July 31, 2000. The information should be read in conjunction with the consolidated financial statements and notes thereto of Autotote Corporation and Scientific Games, respectively.

    The summary unaudited pro forma condensed combined financial data set forth below have been derived from the unaudited pro forma condensed combined financial data included elsewhere herein and give effect to the following:

        i) The acquisition of Scientific Games.

        ii) The offering of $150,000 principal amount of 12 1/2% Senior Subordinated Notes due August 15, 2010, Series A.

        iii) $280,000 of term loan borrowings under the terms of our new senior credit facilities. On September 6, 2000, simultaneously with the consummation of the Scientific Games acquisition, we entered into new senior secured credit facilities with DLJ Capital Funding, Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc. (collectively, the "Agents"), and a syndicate of other financial institutions (collectively, the "Lenders"), under which the Agents and the Lenders agreed to provide new senior secured credit facilities to us in an aggregate amount of up to $345,000. The Credit Agreement and the other loan documentation entered into on September 6, 2000 were amended and restated as of October 6, 2000 but no material terms were changed (the "New Facility"). See "Description of New Senior Credit Facilities."

        iv) $7,000 of borrowings under the revolving credit facility of our New Facility.

        v) $110,000 of gross proceeds from the sale of our new convertible preferred stock, $102,000 of which was purchased by an affiliated entity of Olivetti S.p.A. As a result, the Olivetti group has become our largest equity investor, owning approximately 32% of our common stock on a fully converted basis. See "Description of Capital Stock--Convertible Preferred Stock."

        vi) $12,522 cash on hand used to fund a portion of the acquisition.

        vii) The application of the net proceeds received from (ii), (iii),
    (iv) and (v) including the refinancing of existing indebtedness of Autotote and Scientific Games.

        viii) The payment of fees and expenses associated with the above.

    The summary unaudited pro forma condensed combined statement of operations data, other data and related ratio information, give effect to these transactions as if each had occurred at the beginning of the periods presented and the summary unaudited pro forma balance sheet data give effect to these transactions as if each had occurred on July 31, 2000. The unuadited pro forma financial data do not purport to represent what our financial position and results of operations would have been if the transactions listed above had actually occurred as of the dates indicated and are not intended to project our financial position or results of operations for any future periods.

                                                                             PRO FORMA
                                                              ----------------------------------------
                                                                                        NINE MONTHS
                                                                   YEAR ENDED              ENDED
                                                              OCTOBER 31, 1999(1)    JULY 31, 2000(2)
                                                              --------------------   -----------------
                                                                           (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Operating revenues..........................................        $439,811             $328,957
Operating expenses (exclusive of depreciation and
  amortization).............................................         291,987              219,285
                                                                    --------             --------
Gross profit................................................         147,824              109,672
Selling, general and administrative expenses................          55,928               42,786
Special charges.............................................           1,600                2,826
Depreciation and amortization...............................          50,138               38,156
                                                                    --------             --------
Operating income............................................          40,158               25,904
Net loss applicable to common stockholders..................         (20,503)             (17,515)
OTHER DATA:
Ratio of earnings to fixed charges(3).......................              --                   --

                                                              AS OF JULY 31, 2000
                                                              --------------------
                                                              AUTOTOTE
                                                               ACTUAL    PRO FORMA
                                                              --------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  3,181   $  1,955
Working capital.............................................    (3,480)    26,113
Total assets................................................   174,704    644,188
Total debt(4)...............................................   170,759    439,139
Convertible preferred stock(5)..............................        --    106,378
Common stockholders' deficit................................   (43,213)   (55,509)

------------------------

(1) Represents an unaudited pro forma combination of Autotote's fiscal year ended October 31, 1999 and Scientific Games' twelve months ended September 30, 1999.

(2) Represents an unaudited pro forma combination of Autotote's nine month period ended July 31, 2000 and Scientific Games' nine month period ended June 30, 2000.

(3) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of loss before income tax expense plus fixed charges, plus income allocable to minority interests in consolidated entities that have incurred fixed charges. "Fixed charges" consist of interest expense, including amortization of deferred finance costs, plus one-third of rental expense (this portion is considered to be representative of the interest factor). For the year ended October 31, 1999 and the nine months ended July 31, 2000 unaudited pro forma earnings were insufficient to cover fixed charges by $9,257 and $11,095, respectively.

(4) Excludes undrawn letters of credit in the amounts of $774 (actual) and $3,928 (pro forma).

(5) Reflects $110,000 gross proceeds from sale of convertible preferred stock less $872 in fees paid on behalf of the convertible preferred stockholders and the $2,750 cash portion of the placement agent fee (and does not reflect $2,750 convertible preferred stock issued as partial payment of placement agent fees in lieu of cash).

                                  RISK FACTORS

    INVESTING IN THE SERIES B NOTES INVOKES RISKS. IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, YOU SHOULD CONSIDER THE FOLLOWING FACTORS CAREFULLY IN EVALUATING US AND OUR BUSINESS.

SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR
  BUSINESS AND FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES

    As a result of the transactions, we have a substantial amount of indebtedness. Assuming that the transactions had completed on July 31, 2000, on a combined pro forma basis we would have had approximately $439.1 million of total indebtedness outstanding (excluding $3.9 million of undrawn letters of credit). On a combined pro forma basis for the LTM period, our interest expense would have been approximately $50.9 million. Our substantial indebtedness could have important consequences for you, including the following:

    - we may have difficulty borrowing money in the future for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes or other purposes;

    - a substantial portion of our cash flows from operations must be used to pay our interest expense and repay our indebtedness, which will reduce the funds that would otherwise be available to us for our operations, capital expenditures and future business opportunities and may limit our ability to implement our business strategy;

    - we may be more vulnerable to economic downturns and adverse developments in our business, may be limited in our ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and

    - fluctuations in market interest rates will affect the cost of our borrowings to the extent not covered by interest rate hedge agreements because the interest under our new senior credit facilities is payable at variable rates.

    In addition, we may be able to incur substantial indebtedness in the future. Subject to specified limitations, the indenture permits us and our restricted subsidiaries to be able to incur substantial additional indebtedness in the future, and our new senior credit facilities permit additional borrowings. In particular, on a pro forma basis as of July 31, 2000, we would have had approximately $58.0 million of additional borrowing capacity under the revolving portion of our new senior credit facilities.

DEBT SERVICE REQUIREMENTS--WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW
  TO MEET OUR DEBT SERVICE REQUIREMENTS

    We cannot assure you that our future cash flows, together with borrowing under our new revolving credit facility, will be sufficient to meet our debt obligations and commitments, including the series B notes. Our ability to generate cash flow from operations sufficient to make scheduled payments on our debt as they become due will depend on our future performance and our ability to implement our business strategy successfully. Our performance will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Most of these factors are beyond our control. In addition, there can be no assurance that future borrowings will be available to us under our new revolving credit facility.

    Failure to pay our interest expense or make our principal payments would result in a default. A payment default, if not waived, would result in acceleration of our debt, in which case the debt would become immediately due and payable. If this occurs, we may be forced to reduce or delay capital expenditures and implementation of our business strategy, sell assets, obtain additional equity capital or refinance or restructure all or a portion of our outstanding debt. In the event that we are unable to do so, we may be left without sufficient liquidity and we may not be able to repay our debt and our secured lenders will be able to foreclose on our assets. We may need to refinance all or a portion of our indebtedness, including the series B notes and our new senior credit facilities, on or before maturity. However, we cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

COVENANT RESTRICTIONS--COVENANT RESTRICTIONS IN THE NEW SENIOR CREDIT FACILITIES
  AND THE INDENTURE MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS

    The new senior credit facilities and the indenture contain, and certain of our other agreements regarding indebtedness contain, among other things, covenants that restrict our and our restricted subsidiaries' ability to finance future operations or capital needs or to engage in other business activities. In addition, the new senior credit facilities and the indenture restrict, among other things, our and our restricted subsidiaries' ability to:

    - incur additional indebtedness;

    - pay dividends or distributions, or make certain other restricted payments;

    - purchase or redeem capital stock;

    - make investments and extend credit;

    - engage in certain transactions with affiliates;

    - engage in sale-leaseback transactions;

    - consummate certain asset sales;

    - effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and

    - create certain liens and other encumbrances on our assets.

    In addition, the new senior credit facilities require us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our indebtedness or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under the new senior credit facilities and the indenture. If an event of default under the new senior credit facilities occurs, the lenders could elect to declare all amounts outstanding under the new senior credit facilities, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral we granted to them to secure the indebtedness under the new senior credit facilities. See "Description of New Senior Credit Facilities" and "Description of Notes."

SUBORDINATION--YOUR RIGHT TO RECEIVE PAYMENT ON THE NOTES AND THE GUARANTEES IS
  JUNIOR TO ALL OF OUR AND THE GUARANTORS' SENIOR DEBT

    The series B notes will be general unsecured obligations, junior in right of payment to all of our existing and future senior debt, including obligations under the new senior credit facilities. The series B notes will not be secured by any of our assets, and as such will be effectively subordinated to any secured debt that we or our subsidiaries may have now or may incur in the future to the extent of the value of the assets securing that debt.

    Our obligations under the new senior credit facilities are secured by a first priority pledge of and security interest in the stock of all of our present and future domestic subsidiaries and by a first priority pledge of 65% of the stock of all of our present and future foreign subsidiaries, and substantially all of our assets and the assets of our domestic subsidiaries.

    In the event that we or a guarantor is declared bankrupt, becomes insolvent, is liquidated or reorganized, defaults on payment under debt that is senior to the series B notes, or commits a default causing the acceleration of the maturity of debt, any debt that ranks ahead of the series B notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, before any payment may be made with respect to the series B notes or the affected guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on the series B notes. As a result, holders of the series B notes may receive less, proportionally, than the holders of debt senior to the series B notes and the guarantees. The subordination provisions of the indenture also provide that no payment will be able to be made to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 179 days if a nonpayment default exists under our senior debt.

    In addition, the series B notes will be structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the series B notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. The non-guarantor subsidiaries generated 30% of our pro forma revenues for the twelve-month period ended July 31, 2000.

    At July 31, 2000, assuming the transactions had been completed at that time, the notes and the guarantees would have ranked junior to approximately $289.1 million of senior debt (excluding $3.9 million of undrawn letters of credit) of Autotote Corporation and the guarantor subsidiaries and would have ranked effectively junior to $46.6 million of liabilities of our non-guarantor subsidiaries. In addition, the indenture governing the series B notes and our new senior credit facilities permit, subject to specified limitations, the incurrence of additional debt, some or all of which may be senior debt.

SCIENTIFIC GAMES ACQUISITION--WE MAY NOT SUCCESSFULLY INTEGRATE THE SCIENTIFIC
  GAMES OPERATIONS

    The Scientific Games acquisition has significantly increased our size and geographical scope of operations. Our success, and thus our ability to pay interest and principal on the series B notes, depends in part on our ability to integrate Autotote and Scientific Games into one combined group and to realize certain cost reductions and operating synergies from the combination of these businesses. Our integration strategies, however, are subject to numerous contingencies, some of which are beyond management's control. These contingencies include the possibility of adverse general and regional economic conditions, inadequate production capacity or quality, outdated or incompatible technologies, an inability to realize anticipated synergies and efficiencies, an inability to obtain sufficient qualified personnel, competition and changes in regulation. Moreover, neither Autotote nor Scientific Games has been previously involved in an acquisition of this size and complexity and, accordingly, no assurance can be given that our strategies will prove to be effective or that management's goals will be achieved.

    In addition, the acquisition requires additional attention from, and places substantial demands upon, our senior management, which diverts their attention from and makes it more difficult for them to manage our business.

RISKS OF ACHIEVEMENT OF COST SAVINGS--WE MAY NOT ACHIEVE ANTICIPATED COST
  SAVINGS AND OTHER BENEFITS

    Our integration plan for the Scientific Games acquisition contemplates certain cost savings. In addition, we anticipate other savings as a result of initiatives previously begun by Scientific Games, principally the closing of the Gilroy, California printing plant and the transfer of its production capability to the Alpharetta, Georgia facility. These potential annualized cash cost savings are described in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statement Data of Autotote and Scientific Games presented elsewhere in this Prospectus. The potential cost savings are based on analyses completed by members of our management. These analyses necessarily involve assumptions as to future events, including successful completion and operation of our expanded printing operations in Alpharetta, Georgia as well as general business and industry conditions, costs to operate our business and competitive factors, many of which are beyond our control and may not materialize. While we believe these analyses and their underlying assumptions to be reasonable, they are inherently estimates which are difficult to predict and are necessarily speculative in nature. We cannot assure you that unforeseen factors will not offset the estimated cost savings or other components of our integration plan in whole or in part. As a result, our actual cost savings may vary considerably, or be considerably delayed, compared to the estimates in this Prospectus.

OPERATING LOSSES--AUTOTOTE HAS A RECENT HISTORY OF OPERATING LOSSES

    Autotote, without including Scientific Games, realized a net loss of $17.7 million in fiscal year 1997, and a net loss of $15.9 million in fiscal year 1998, but realized a net profit of $379,000 in fiscal year 1999. While Autotote has focused its operations on its core businesses and has continued its cost reduction programs, we can give you no assurance that we will not experience additional net losses in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

STRUCTURE--OUR COMPANY STRUCTURE MAY AFFECT YOUR INVESTMENT AND OUR ABILITY TO
  SERVICE OUR INDEBTEDNESS

    We are a holding company, so that all of our assets and operations are located in our subsidiaries. We must rely on dividends and advances and transfers of funds from our subsidiaries to generate the funds necessary to meet our debt service obligations, including payment of principal and interest on the series B notes. Our subsidiaries' ability to pay such dividends and make such advances and transfers will be subject to, among other things, applicable law or contractual restrictions imposed on us by joint venture agreements regulating the payment of dividends and the terms of the new senior credit facilities.

COMPETITION--WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY

    The instant and on-line lottery business is highly competitive, and our business faces competition from a number of domestic and foreign instant ticket manufacturers, on-line lottery system providers and other competitors, some of whom may have substantially greater financial reserves than we do. Our business continues to be in a period of intense price-based competition, particularly from other instant ticket suppliers. The award of contracts by state officials is influenced by factors including price, the ability to optimize lottery revenues through game design, technical capability, marketing capability and applications, the quality, dependability and upgrade capability of the network, production capacity, the security and integrity of the vendor's production operations, the experience, financial condition and reputation of the vendor, and the satisfaction of other requirements and qualifications that lottery authorities may impose.

    The market for pari-mutuel wagering services is also competitive, and certain of our competitors may have substantially greater financial and other resources than we do. We compete primarily on the basis of the design, performance, reliability and pricing of our products as well as customer service. In addition, the racing industry may experience increased competition for wagers as new wagering products are developed. Casino gaming and other forms of legal and illegal gambling also create competition for wagers.

    Our venue management business competes with other forms of entertainment both in our licensed markets and surrounding areas. Other gaming competitors operate in our geographic markets and compete for our customers and additional competitors could be licensed, or existing regulations changed, so as to adversely affect our competitive position.

    Our telecommunications products operations compete with other printing companies on the basis of price, availability, product features and product security. There is competition within our class of products and other technologies to provide the desired functionality. Moreover, the cellular telephone industry is undergoing significant growth and rapid technology changes such that other technologies including electronic commerce could impact our growth opportunities. In addition, changes in the structure of the telecommunications industry could impact our customer relationships.

    In addition, the market for our products is affected by changing technology, new legislation and evolving industry standards. Our ability to anticipate such changes and to develop and introduce new and enhanced products on a timely basis will be a significant factor in our ability to expand, remain competitive, attract new customers and retain existing contracts.

    We can give you no assurance that we will achieve the necessary technological advances, have the financial resources, introduce new products on a timely basis or otherwise have the ability to effectively compete in these markets. See "Business--Competition."

CONTRACTS--WE ARE DEPENDENT ON RENEWABLE CONTRACTS

    We are heavily dependent on our long-term contracts, especially with respect to our lottery and pari-mutuel businesses.

    Generally, our lottery contracts are for terms of one to seven years, with optional renewal periods. Upon the expiration of a lottery contract (including any extensions thereof), lottery authorities may award new contracts through a competitive procurement process. There can be no assurance that our current lottery contracts will be extended or that we will be awarded new lottery contracts as a result of competitive procurement processes in the future. Contracts representing over 95% of our annual revenues from instant and on-line lottery contracts are scheduled to expire or reach optional extension dates during the next three years.

    In addition, lottery contracts to which we are a party frequently contain exacting implementation schedules and performance requirements. Failure to meet these schedules and requirements may result in substantial monetary liquidated damages, as well as possible contract termination. We are required by certain of our lottery customers to maintain a bonding program. Failure to provide such bonds would materially and adversely affect our ability to do business in this area.

    Our contracts for the provision of pari-mutuel services are typically for terms of five years. Contracts accounting for the following percentages of our annual pari-mutuel revenues are scheduled to expire at the times indicated: 14% will expire in 2001; 10% will expire in 2002; and 35% will expire in 2003.

    In addition, our rights to operate all on-track and off-track pari-mutuel wagering in The Netherlands under a license granted by the Dutch Ministry of Agriculture extend through June 30, 2003, and might not be renewed thereafter.

    Historically, we have been successful in renewing our largest pari-mutuel contracts as they have come due for renewal. However, we cannot assure you that we will be able to renew any or all of our pari-mutuel systems operating contracts or will be able to enter into new contracts sufficient to replace the revenue lost from terminated or non-renewed contracts.

    Depending upon, among other things, the amount of revenue we derived thereunder, the termination, expiration or failure to renew one or more of our pari-mutuel or lottery contracts could have a material adverse effect on our business and our ability to repay the series B notes.

GOVERNMENT REGULATION--GOVERNMENT REGULATION MAY HAVE A NEGATIVE IMPACT ON OUR
  BUSINESS IN THE FUTURE

    In the United States and many other countries, wagering and lotteries must be expressly authorized by law. Once authorized, the wagering industry and the ongoing operations of lotteries are subject to extensive and evolving governmental regulation. We can give you no assurance that the operation of pari-mutuel wagering facilities, lotteries, video gaming industry machines, Internet gaming or other forms of wagering or lottery systems will be approved by additional jurisdictions or that those jurisdictions in which these wagering and lottery activities are currently permitted will continue to permit such activities.

    We are required to obtain and maintain licenses from various state and local jurisdictions in order to operate certain aspects of our business. In addition, jurisdictions generally require us and certain of our employees, directors and stockholders to submit to background investigations and licensing under applicable laws and regulations. The failure of such persons to submit to background checks and provide required disclosure could result in the imposition of penalties upon such persons. If this occurred, it could jeopardize the award of contracts to us or provide grounds for termination of existing contracts.

    In the past, regulatory requirements for pari-mutuel wagering, lottery and other gaming activities in the United States were adopted and administered primarily on the state or local level. In 1996, the United States Congress passed legislation authorizing a comprehensive study of gaming, including segments of the gaming industry that we serve. We are unable to predict whether this study will result in legislation that would impose regulations on gaming industry operators, or whether such legislation, if any, would have a material adverse effect on us.

RELIANCE ON THIRD PARTIES--WE RELY ON SUPPLIERS AND CONTRACT MANUFACTURERS

    We depend on our suppliers and from time to time contract manufacturers to provide us with products and components in adequate supply and on a timely basis and to assemble certain of our wagering systems and component products.

    We believe that the availability of products and components is consistent with the needs of our customers, and that our business is not dependent on any single supplier or subcontractor. However, the failure of key suppliers and contract manufacturers to meet our performance specifications, quality standards or delivery schedules could have a material adverse effect on our operations.

    Our production of instant lottery tickets and prepaid phone cards, in particular, depends upon a continuous supply of raw materials, supplies, power and natural resources. Our operating results could be adversely affected by an interruption or cessation in the supply of these materials.

    We simulcast live racing events by transmitting audio and/or video signals from one facility to a satellite for reception by wagering locations across the country. Our access to satellite service is provided pursuant to long-term contracts. The technical failure of the satellite through which we transmit substantially all of our racing events would require us to obtain other satellite access. We have no assurance of access to such other satellites, or if available, whether the use of such other satellites could be obtained on favorable terms or in a timely manner. While satellite failures are infrequent, the operation of the satellite is outside of our control. We have obtained insurance to cover any potential loss due to the failure of a satellite.

FOREIGN MARKETS--OUR FOREIGN OPERATIONS ARE SUBJECT TO UNIQUE RISKS

    The Scientific Games acquisition has significantly increased our business in foreign markets and has subjected us to increased risks customarily associated with such activities, including:

    - currency fluctuations;

    - the laws and policies of the United States affecting foreign trade and investment;

    - foreign income taxes on our subsidiaries' earnings that could reduce cash flow available to meet our required debt service and our other obligations;

    - foreign government validation of contracts;

    - political or economic instability;

    - the complexity of foreign laws and regulations;

    - the impact of foreign labor laws and disputes;

    - actions affecting frequency, use and availability of lottery products and licensing of lotteries for business; and

    - other economic, tax and regulatory policies of local governments.

    We cannot assure you that we will be able to successfully operate in any foreign market.

SEASONAL BUSINESS--OUR PARI-MUTUEL SERVICE REVENUES ARE SUBJECT TO SEASONAL AND
  WEATHER VARIATIONS

    Our pari-mutuel service revenues are subject to seasonal and weather variations. Although these revenues are generally more predictable than revenues from equipment sales contracts and are typically based upon a percentage of the Handle at the facility serviced, as a result of inclement weather during the winter months, a number of racetracks do not operate and those that do operate experience missed racing days, which adversely affects the Handle and our corresponding service revenues. Pari-mutuel service revenues for the first fiscal quarter and a portion of the second fiscal quarter are generally lower than other periods of our fiscal year as a result of such seasonal factors.

KEY MANAGEMENT--WE DEPEND HEAVILY ON OUR SENIOR EXECUTIVES

    We depend on a small number of senior executives. Our future success will depend upon, among other things, our ability to keep these executives and to hire other highly qualified employees at all levels. We compete with other potential employers for employees, and we may not be successful in hiring and keeping the executives and other employees that we need. Our loss or inability to hire key employees could have a material adverse effect on our business, financial condition and results of operations.

FINANCIAL ARRANGEMENTS AT A CHANGE OF CONTROL--WE MAY NOT HAVE THE ABILITY TO
  RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE

    Upon a change of control (such as, for example, subject to certain exceptions, the acquisition of a majority of our outstanding voting stock by a third party), we are required to offer to repurchase all outstanding series B notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

    The source of funds for any such purchase of series B notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowing, sales of assets, sales of equity or funds provided by a new controlling person. We can give you no assurance that sufficient funds will be available at the time of any change of control to make any required repurchases of series B notes tendered. In addition, the terms of our new senior credit facilities limit our ability to purchase your series B notes in those circumstances. Any of our future debt agreements may contain similar restrictions and provisions. If the holders of the series B notes exercise their right to require us to repurchase all of the series B notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change in control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of series B notes or that restrictions in our new senior credit facilities will not allow such repurchases. See "Description of Notes--Change of Control" and "Description of New Senior Credit Facilities."

LITIGATION--WE MAY BE SUBJECT TO LIABILITY IN PENDING LITIGATION

    Our business subjects us to certain risks of litigation, including potential allegations that we have not fully performed under our contracts or that goods or services we supply are defective in some respect. At present, one of our subsidiaries, Scientific Games Inc., or SGI, which owns a minority interest in the former operator of the Colombian national lottery, is a party to litigation arising out of the termination of certain Colombian lottery contracts in 1993. In litigation pending in Colombia, an agency of the Colombian government ("Ecosalud") has asserted claims against SGI and others for, among other things, contract penalties, interest and the costs of a bond issued by a Colombian surety. SGI has been advised by Columbian counsel that it has various defenses on the merits as well as procedural defenses. In a case brought in U.S. District Court in Georgia, the Colombian surety sought to recover from SGI sums paid (in SGI's view, improperly) under its surety bond, plus interest. In September 1999, the District Court granted summary judgment for the surety in the amount of approximately $4.6 million (which includes pre-judgement interest at a rate of 38.76% per annum). SGI has appealed the District Court's order and judgment and posted a $7.0 million appeal bond. SGI continues to believe that it has meritorious defenses, including that the amount paid by the surety was improperly paid because of the default by Ecosalud of its obligations to SGI, which claims remain the subject of separate litigation in Columbia. Although Scientific Games management believes that any potential losses in these proceedings will not result in a material adverse effect, it is not feasible to predict the final outcome, and there can be no assurance that either or both of these cases might not be finally resolved adversely to SGI or result in material liability. See "Business--Legal Proceedings."

INTELLECTUAL PROPERTY--OUR BUSINESS DEPENDS ON THE PROTECTION OF OUR
  INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION

    We believe that our success depends, in part, on protecting our intellectual property in the United States and in foreign countries. Our intellectual property includes certain patents and trademarks, as well as proprietary or confidential information that is not subject to patent or similar protection. Competitors may independently develop similar or superior products, software, systems or business models. Such independent development may, in the case of our intellectual property that is not protected by an enforceable patent, result in a significant diminution in the value of our intellectual property.

    We cannot assure you that we will be able to protect our intellectual property. There is no way to assure that unauthorized third parties will not try to copy our products, business models or systems or use certain of our confidential information to develop competing products. Policing unauthorized use of our technology is difficult and expensive, particularly because of the global nature of our operations. The laws of other countries may not adequately protect our intellectual property.

    We also cannot assure you that our business activities and products will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. Any such claims and any resulting litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our proprietary rights, distract management, and/or require us to enter into costly and burdensome royalty and licensing agreements. Such royalty and licensing agreements, if required, may not be available on terms acceptable to us, or may not be available at all. In the future, we may also need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources.

    We also rely on technologies that we license from third parties. We cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms.

    We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to, and the distribution of, our product designs, documentation and other proprietary information, as well as the designs, documentation and other information we license from others. Despite our efforts to protect these proprietary rights, unauthorized parties may copy, develop independently or otherwise obtain and use our products or technology.

FRAUDULENT CONVEYANCE MATTERS--THE NOTES AND GUARANTEES MAY NOT BE ENFORCEABLE
  BECAUSE OF FRAUDULENT CONVEYANCE LAWS

    Our incurrence of indebtedness, such as the series B notes, as well as our subsidiaries' guarantees, may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of our or the guarantors' unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time we or a guarantor incurred indebtedness (including indebtedness represented by the series B notes or the guarantee of such guarantor),

    (1) we, or a guarantor, incurred this indebtedness with the intent of hindering, delaying or defrauding current or future creditors; or

    (2) we, or a guarantor, received less than reasonably equivalent value or fair consideration for incurring this indebtedness and we or a guarantor, as the case may be:

       - were insolvent or were rendered insolvent by reason of any of the transactions;

       - were engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business;

       - intended to incur, or believed that it would incur, debts beyond its ability to pay as these debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes); or

       - were a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied),

then such court could avoid the series B notes or such guarantee or subordinate the amounts owing under the series B notes or such guarantee to our or such guarantor's presently existing or future indebtedness and take other actions detrimental to you.

    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either (1) the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation, or (2) the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. We cannot assure you as to what standards a court would use to determine whether we were solvent at the relevant time, or whether, whatever standard was used, the series B notes or guarantees would not be avoided or further subordinated on another of the grounds set forth above.

    We believe that at the time we and the guarantors initially incur the indebtedness represented by the series B notes and the guarantees, we and the guarantors will not be insolvent or rendered insolvent by the incurrence, be lacking sufficient capital to run our businesses effectively, or be unable to pay obligations on the series B notes and the guarantees as they mature or become due.

    In reaching the foregoing conclusions, we have relied upon our analyses of internal cash flow projections and estimated values of our assets and liabilities and of the subsidiary guarantors. We cannot assure you, however, that a court passing on the same questions would reach the same conclusions.

    In addition, the subsidiary guarantors may be subject to the allegation that since their subsidiary guarantees were incurred for the benefit of the parent holding company, their obligations under the subsidiary guarantees were incurred for less than reasonably equivalent value or fair consideration. If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that guarantor and will only be a creditor of ours and any guarantor whose guarantee was not set aside or found to be unenforceable.

                               THE EXCHANGE OFFER

REASONS FOR THE EXCHANGE OFFER

    We have commenced the exchange offer to provide holders of series A notes with an opportunity to acquire series B notes which, unlike the series A notes, will be freely tradable at all times, subject to any restrictions on transfer imposed by state "blue sky" laws. On August 14, 2000, we issued and sold the outstanding series A notes in the aggregate principal amount of $150.0 million in order to provide the financing for the Scientific Games acquisition; to repay existing debt of both Autotote and Scientific Games; and to pay related fees and expenses. We did not register the sale of the series A notes to the initial purchasers under the Securities Act in reliance upon the exemption provided by
Section 4(2) of the Securities Act. The initial purchasers did not register the concurrent resale of the series A notes to investors under the Securities Act in reliance upon the exemptions provided by Rule 144A and Regulation S of the Securities Act. The initial purchasers subsequently resold or were permitted to resell the series A notes:

    - to qualified institutional buyers in accordance with the provisions of Rule 144A under the Securities Act;

    - to institutional accredited investors in accordance with the provisions of Rule 501(a) under the Securities Act; and

    - outside the United States in accordance with the provisions of Regulation S under the Securities Act.

    In connection with the private offering of the series A notes, we and the initial purchasers entered into a Registration Rights Agreement dated as of August 14, 2000 in which we and the guarantors agreed, among other things:

    - to file with the SEC, on or before November 13, 2000, a registration statement relating to an exchange offer for the series A notes or pay an additional amount to holders of series A notes in the event of a delay in such filing;

    - use our respective commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before January 11, 2001;

    - upon the effectiveness of the exchange offer registration statement, to offer the holders of the series A notes the opportunity to exchange their series A notes in the exchange offer for a like principal amount of series B notes;

    - to keep the exchange offer open for not less than 20 business days or longer, if required by applicable law, after notice of the exchange offer is mailed to holders of the series A notes; and

    - to use our respective commercially reasonable efforts to consummate the exchange offer within 30 days from the effective date of the exchange offer registration statement.

    We and the guarantors also agreed, under certain circumstances:

    - use our respective commercially reasonable efforts to file a shelf registration statement relating to the offer and sale of the series A notes by the holders of the series A notes;

    - to use our respective commercially reasonable efforts to cause the shelf registration statement to be declared effective; and

    - to use our respective commercially reasonable efforts to keep the shelf registration statement effective until at least August 14, 2002 or until the series A notes covered by the shelf registration statement have been sold or cease to be outstanding.

    The exchange offer being made by this Prospectus is intended to satisfy our exchange and registration obligations under the Registration Rights Agreement. If we fail to fulfill these obligations, you are entitled to receive additional interest at the rate of $.05 per week per $1,000 in principal amount of series A notes held by you for each violation of our obligations. The rate will increase by an additional $.05 per week per $1,000 in principal amount of series A notes for each subsequent 90-day period during which the additional interest continues to accrue. The maximum aggregate increase to the interest rate under all circumstances is $.50 per week per $1,000 in principal amount of series A notes. After we have cured all defaults of its registration and exchange obligations, the accrual of additional interest on the series A notes will cease, and the interest rate for the series A notes will revert to its original rate.

    For a more complete understanding of your exchange and registration rights, please refer to the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

TRANSFERABILITY OF THE SERIES B NOTES

    Based on certain no-action letters issued by the staff of the SEC to third parties in connection with transactions similar to the exchange offer, we believe that you may offer for resale, resell or otherwise transfer any series B notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless:

    - you acquire the series B notes other than in the ordinary course of business;

    - you are participating, intend to participate or have an arrangement or understanding with any person to participate, in a distribution of the series B notes; or

    - you are our "affiliate," as defined in Rule 405 under the Securities Act.

    In any of the foregoing circumstances:

    - you will not be able to rely on the interpretations of the staff of the SEC, in connection with any offer for resale, resale or other transfer of the series B notes; and

    - you must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available, in connection with any offer for resale, resale or other transfer of the series B notes.

    We are not making the exchange offer to, nor will we accept surrenders of the series A notes from, you if you live in any state in which the exchange offer would not comply with the applicable securities laws or "blue sky" laws of that state. However, we will register or qualify the series B notes for offer and sale under the securities or blue sky laws of those jurisdictions as any holder of the series A notes may reasonably request and do any and all other acts necessary or advisable to enable the offer and sale of the series B notes in those jurisdictions.

    Each broker-dealer that receives series B notes for its own account in exchange for series A notes, where the series A notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the series B notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

    The series A notes were issued in a single series of 12 1/2% Senior Subordinated Notes due 2010. As of the date of this Prospectus, $150.0 million in aggregate principal amount of the series A notes are outstanding. In the exchange offer, the series A notes will be exchanged for series B notes.

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, we will accept all series A notes validly tendered and not withdrawn prior to the expiration date. We may extend the exchange offer to a later date and time. See "Expiration Date; Extensions; Amendments" below. After authentication of the series B notes by the trustee under the indenture governing the series B notes, we will issue and deliver up to $150.0 million aggregate principal amount of the series B notes in exchange for up to $150.0 million aggregate principal amount of the series A notes accepted in the exchange offer. Holders may tender some or all of their series A notes pursuant to the exchange offer in denominations of $1,000 and integral multiples of $1,000.

    The form and terms of the series B notes are identical in all material respects to the form and terms of the series A notes, except that:

    - the offering of the series B notes has been registered under the Securities Act; and

    - the series B notes will not be subject to transfer restrictions.

    Neither the series A notes nor the series B notes will be entitled to exchange and registration rights after the consummation of the exchange offer. The series B notes will be issued under and entitled to the benefits of the indenture that governs the series A notes.

    In connection with the issuance of the series A notes, we arranged for the series A notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company ("DTC"), acting as a depositary. The series B notes will also be issuable and transferable in book-entry form through DTC.

    This Prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of the series A notes as of the close of business on January 5, 2001. The exchange offer of the series A notes is not conditioned upon any minimum aggregate principal amount being tendered. However, the exchange offer is subject to certain customary conditions, which may be waived by us, and to the terms and provisions of the Registration Rights Agreement. See "Conditions to the Exchange Offer" below.

    The exchange agent is The Bank of New York, which also serves as trustee under the indenture that governs the series B notes.

    We will be deemed to have accepted validly tendered series A notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent of the tendering holders for the purpose of receiving the series B notes from us and as our agent for the purpose of delivering the series B notes to those holders. See "Exchange Agent" below.

    If any tendered series A notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for the unaccepted series A notes will be returned, at our cost and expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer.

    Holders who tender series A notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the series A notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "Solicitation of Tenders; Fees and Expenses" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The exchange offer will expire at 5:00 p.m., New York City time, on February 7, 2001, unless we extend the exchange offer. We will extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement.

    We reserve the right to amend the terms of the exchange offer in any manner. If any of the conditions set forth below under "Conditions to the Exchange Offer" has not occurred and has not been waived by us, we expressly reserve the right, by giving oral or written notice to the exchange agent, to:

    - delay acceptance of, or refuse to accept, any series A notes not previously accepted;

    - extend the exchange offer; or

    - terminate the exchange offer.

    If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment in a manner reasonably calculated to inform the holders of the series A notes of the amendment, and we will extend the exchange offer to the extent required by law. If the exchange offer is terminated, federal law requires that we promptly either exchange or return all series A notes that have been tendered.

    We will have no obligation to publish, advise, or otherwise communicate any delay in acceptance, extension, termination or amendment of the exchange offer other than by making a timely press release. We may also publicly communicate these matters in any other appropriate manner of our choosing.

HOW TO TENDER SERIES A NOTES FOR EXCHANGE

    Only a registered holder of the series A notes or a DTC participant listed on a DTC securities position listing with respect to the series A notes may tender its series A notes in the exchange offer. To tender the series A notes in the exchange offer:

    - registered holders of certificated series A notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained in this Prospectus and in the Letter of Transmittal. The holder should then mail or otherwise deliver the Letter of Transmittal, or such facsimile, together with the series A notes to be exchanged and any other required documents, to the exchange agent, at the address set forth in this Prospectus and in the Letter of Transmittal; or

    - holders of the series A notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under "Book-Entry Transfer" and in the Letter of Transmittal.

    To be effective, a tender must be made prior to the expiration of the exchange offer.

    If your series A notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the series A notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you tender on your own behalf, you must, prior to completing and executing the Letter of Transmittal and delivering your series A notes, either make appropriate arrangements to register ownership of the series A notes in your own name or obtain a properly completed bond power from the registered holder of the series A notes. This transfer of record ownership may take considerable time.

    Delivery of documents to DTC in accordance with DTC's procedures will NOT constitute delivery to the exchange agent.

    Your tender of the series A notes will constitute a binding agreement between you, us and the exchange agent in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal. If you tender less than all of your series A notes, you should fill in the amount of series A notes being tendered in the specified box on the Letter of Transmittal. You will be deemed to have tendered the entire amount of the series A notes which you deliver to the exchange agent unless you indicate otherwise.

    By tendering your series A notes, you will represent to us that, among other things:

    - you are acquiring the series B notes in the ordinary course of your business;

    - you are not participating, do not intend to participate and do not have any arrangement or understanding with any person to participate, in the distribution of the series B notes; and

    - you are not our "affiliate," as defined in Rule 405 under the Securities Act, or, if you are our affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    A Letter of Transmittal of a broker-dealer that receives series B notes for its own account in exchange for series A notes that were acquired by it as a result of market-making activities or other trading activities must also include an acknowledgment that the broker-dealer will deliver a copy of this Prospectus in connection with any resale of the series B notes. By so acknowledging and by delivering a prospectus, the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

    The method of delivery of series A notes and Letters of Transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure timely delivery to the exchange agent prior to the expiration of the exchange offer. You should not send the Letter of Transmittal or your series A notes directly to us.

    Signatures on a Letter of Transmittal or a notice of withdrawal (described in "Withdrawal Rights" below), as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "eligible institution"), unless the corresponding series A notes are tendered:

    - by a registered holder who has not completed the box entitled "Special Registration Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal; or

    - for the account of an eligible institution.

    If a Letter of Transmittal is signed by a person other than the registered holder, the corresponding series A notes must be endorsed or accompanied by appropriate bond powers which authorize that person to tender the series A notes on behalf of the registered holder, in either case signed exactly as the name of the registered holder or holders appears on the series A notes. If a Letter of Transmittal or any series A notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing the Letter of Transmittal and submit evidence satisfactory to us of their authority to so act, unless we waive this requirement.

    We will determine all questions as to the validity, form, eligibility, acceptance and withdrawal of the series A notes. Our determination will be final and binding. We reserve the absolute right to:

    - reject any and all series A notes improperly tendered;

    - refuse to accept any series A note if, in our judgment or the judgment of our counsel, acceptance of the series A note may be deemed unlawful; and

    - waive any defects or irregularities or conditions of the exchange offer as to particular series A notes.

    Our interpretation of the terms and conditions of the exchange offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with your tender of the series A notes within the time that we determine, unless we waive those defects or irregularities.

    Although we intend to notify you of defects or irregularities with respect to your tender of series A notes, neither we, the exchange agent nor any other person will be under any duty or obligation to do so, and no person will incur any liability for failure to give you this notification. Your series A notes will not be validly tendered until you have cured any defects or irregularities or we have waived those defects or irregularities. If the exchange agent receives series A notes that we determine are not properly tendered or the tender of which we otherwise reject, the exchange agent will return those series A notes to the tendering holder or other person specified in the appropriate Letter of Transmittal as soon as practicable following the expiration of the exchange offer.

    We reserve the right:

    - to purchase or make offers for any series A notes that remain outstanding after the expiration of the exchange offer;

    - to terminate the exchange offer, as set forth in "Conditions to the Exchange Offer" below; and

    - to the extent permitted by applicable law, to purchase series A notes during the pendency of the exchange offer in the open market, in privately negotiated transactions or otherwise.

    The terms of any of these purchases or offers may differ from the terms of the exchange offer.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the series A notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of the series A notes by causing DTC to transfer those series A notes into the exchange agent's DTC account in accordance with DTC's procedures for transfer. The exchange for tendered series A notes will only be made after a timely confirmation of a book-entry transfer of the series A notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message, as defined below.

    The term "Agent's Message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering series A notes and that the participant has received an appropriate Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal, and we may enforce that agreement against the participant. Delivery of an Agent's Message will also constitute an acknowledgement from the tendering DTC participant that the representations contained in the appropriate Letter of Transmittal and described above are true and correct.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender your series A notes and:

    - your series A notes are not immediately available;

    - you cannot deliver your series A notes, the Letter of Transmittal or any other required documents to the exchange agent prior to the expiration of the exchange offer; or

    - you cannot complete the book-entry transfer procedures on a timely basis;

    you may effect a tender if:

    - your tender is made through an eligible institution;

    - prior to the expiration of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmittal, overnight courier, mail or hand delivery; and

    - the exchange agent receives certificate(s) representing all tendered series A notes in proper form for transfer, together with a properly completed and executed Letter of Transmittal, or a facsimile thereof, and all other documents required by the Letter of Transmittal, or confirmation of a book-entry transfer into the exchange agent's account at DTC of the series A notes delivered electronically, within three business days after the expiration of the exchange offer.

    A Notice of Guaranteed Delivery must state:

    - the name and address of the holder;

    - if the series A notes will be tendered by their registered holder, the certificate number or numbers of the series A notes;

    - the principal amount of the series A notes tendered;

    - that the tender is being made thereby; and

    - that the holder guarantees that, within three business days after the expiration of the exchange offer, a properly completed and executed Letter of Transmittal or facsimile thereof, together with the certificate(s) representing the series A notes to be tendered in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of a book-entry transfer into the exchange agent's account at DTC of the series A notes delivered electronically, will be deposited by the eligible institution with the exchange agent.

    Forms of the Notice of Guaranteed Delivery will be available from the exchange agent upon request.

WITHDRAWAL RIGHTS

    Except as otherwise provided herein, you may withdraw tenders of your series A notes at any time prior to the expiration of the exchange offer by delivery of a written or facsimile transmission notice of withdrawal to the exchange agent at its address set forth in this Prospectus.

    Any notice of withdrawal must:

    - specify the name of the person having deposited the series A notes to be withdrawn;

    - identify the series A notes to be withdrawn, including the certificate numbers or number and principal amount of the series A notes or, in the case of series A notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

    - be signed by the depositor of the series A notes in the same manner as the original signature on the Letter of Transmittal by which the series A notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the registrar to register the transfer of the series A notes into the name of the person withdrawing the tender; and

    - specify the name in which any of the series A notes are to be registered, if different from that of the depositor of the series A notes.

    We will determine all questions as to the validity, form and eligibility (including time of receipt) of any withdrawal notices. Our determination will be final and binding on all parties. Any series A notes which are withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no series B notes will be issued with respect to those series A notes unless they are validly retendered. Any series A notes that have been tendered for exchange but are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn series A notes may be retendered by following one of the procedures described above under "How to Tender Series A Notes for Exchange" at any time prior to the expiration of the exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

    We are not required to accept for exchange, or to issue series B notes for, any series A notes, and may terminate or amend the exchange offer before the acceptance of the series A notes if, in our judgment, any of the following conditions has occurred:

    - the exchange offer, or the making of any exchange by a holder of series A notes, violates applicable law or the applicable interpretations of the SEC staff;

    - any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer; or

    - there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair our ability to proceed with the exchange offer.

    See "Expiration Date; Extensions; Amendments" above for a discussion of possible actions we may take if any of the foregoing conditions occur.

    The foregoing conditions are for our sole benefit. We may assert them regardless of the circumstances giving rise to any of the foregoing conditions at any time and from time to time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any of these rights, and each right will be considered an ongoing right which we may assert at any time and from time to time.

EXCHANGE AGENT

    The Bank of New York has been appointed as exchange agent for the exchange offer. Requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the exchange agent addressed as follows:

The Bank of New York
101 Barclay Street
Floor 7 East
New York, New York 10286
Attention: William T. Buckley, Reorganization Section

SOLICITATION OF TENDERS; FEES AND EXPENSES

    We are making the principal solicitation pursuant to the exchange offer by mail and through the facilities of DTC. Additional solicitations may be made by our officers, regular employees and our affiliates in person or by telegraph, telephone, facsimile transmission, electronic communication or similar methods.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses incurred in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the series A notes and in handling or forwarding tenders for exchange.

    We will pay the cash expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees, including the expense of one counsel designated by the holders of a majority of the aggregate principal amount of the series A notes, and printing costs.

ACCOUNTING TREATMENT

    We will record the series B notes at the same carrying value as the series A notes, as reflected in our accounting records on the date of the exchange. As a result, we will not recognize any gain or loss for accounting purposes as a result of the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the series B notes.

CONSEQUENCES OF A FAILURE TO EXCHANGE SERIES A NOTES

    Following consummation of the exchange offer, assuming we have accepted for exchange all validly tendered series A notes, we will have fulfilled our exchange and registration obligations under the Registration Rights Agreement. All untendered series A notes outstanding after consummation of the exchange offer will continue to be our valid and enforceable debt obligations, subject to the restrictions on transfer set forth in the indenture governing the notes. Holders of these series A notes will only be able to offer for sale, sell or otherwise transfer their untendered series A notes as follows:

    - to us, although we have no obligation to purchase untendered series A notes unless they are called for redemption in accordance with the provisions of the indenture governing the notes;

    - pursuant to a registration statement that has been declared effective under the Securities Act, although we will have no obligation, and do not intend, to file any such registration statement;

    - for so long as the series A notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person reasonably believed to be a qualified institutional buyer, or QIB, within the meaning of Rule 144A, that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

    - pursuant to offers and sales that occur outside the United States to foreign persons in transactions complying with the provisions of Regulation S under the Securities Act; or

    - pursuant to any other available exemption from the registration requirements of the Securities Act.

    To the extent that series A notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered series A notes could be adversely affected.

                           FORWARD-LOOKING STATEMENTS

    Throughout this Prospectus we make "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include the words "may," "will," "estimate," "intend," "continue," "believe," "expect" or "anticipate" and other similar words. The forward-looking statements contained in this Prospectus are generally located in the material set forth under the headings "Prospectus Summary," "Risk Factors," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and "Unaudited Pro Forma Condensed Combined Financial Statement Data of Autotote and Scientific Games" but may be found in other locations as well. These forward-looking statements generally relate to plans and objectives for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that the plans and objectives reflected in or suggested by such forward-looking statements are reasonable, such plans or objectives may not be achieved. Actual results may differ from projected results due, but not limited, to unforeseen developments, including developments relating to the following:

    - the availability and adequacy of our cash flow to satisfy our obligations, including payment of the notes and additional funds required to support capital improvements and development,

    - economic, competitive, demographic, business and other conditions in our local and regional markets,

    - changes or developments in the laws, regulations or taxes in the gaming and lottery industries,

    - actions taken or omitted to be taken by third parties, including customers, suppliers, competitors, members and shareholders, as well as legislative, regulatory, judicial and other governmental authorities,

    - changes in business strategy, capital improvements, development plans, including those due to environmental remediation concerns, or changes in personnel or their compensation, including federal, state and local minimum wage requirements,

    - the loss of any license or permit, including the failure to obtain an unconditional renewal of a required gaming license on a timely basis, and

    - other factors discussed under "Risk Factors" or elsewhere in this Prospectus.

    You should read this Prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. We used the proceeds of the offering of the series A notes, together with the proceeds of borrowings under our new senior credit facilities and the proceeds of our new convertible preferred stock issuance, to acquire Scientific Games, to repay existing debt of both Autotote and Scientific Games and to pay related fees and expenses.

                                 CAPITALIZATION

    The following table sets forth the actual unaudited capitalization of Autotote as of July 31, 2000 and the capitalization of Autotote at that date after giving effect to the acquisition of Scientific Games and certain financing transactions. You should read this table with the "Unaudited Pro Forma Condensed Combined Financial Statement Data of Autotote and Scientific Games," "Management's Discussion and Analysis of Financial Condition and the Results of Operations," "Description of New Senior Credit Facilities," and the Consolidated Financial Statements and the notes thereto of Autotote and Scientific Games included elsewhere herein.

                                                              AS OF JULY 31, 2000
                                                              -------------------
                                                              AUTOTOTE     PRO
                                                               ACTUAL     FORMA
                                                              --------   --------
                                                                 (IN MILLIONS)
Cash and cash equivalents...................................  $   3.2    $   1.9
                                                              =======    =======
Long-term debt (including current maturities):
  Existing senior revolving credit facility.................  $   6.4    $   0.0
  The 2000 term loan........................................     10.0        0.0
  8.87% senior term loan....................................      7.2        0.0
  10 7/8% senior notes......................................    110.0        0.0
  5.5% convertible subordinated debentures..................     35.0        0.0
  Capital leases and other indebtedness.....................      2.1        2.1
  New senior credit facilities:
    Revolving credit facility (1)...........................      0.0        7.0
    Term A loan.............................................      0.0       60.0
    Term B loan.............................................      0.0      220.0
  12 1/2% senior subordinated notes.........................      0.0      150.0
                                                              -------    -------
      Total Debt............................................  $ 170.7    $ 439.1
                                                              -------    -------
Stockholders' equity (deficit):
  Convertible preferred stock (net of cash portion of
    placement agent fee and preferred stockholders' related
    fees) (2)...............................................      0.0      106.4
  Class A common stock......................................      0.4        0.4
  Additional paid-in capital................................    151.3      159.1
  Accumulated losses........................................   (192.4)    (212.5)
  Treasury stock, at cost...................................     (0.1)      (0.1)
  Accumulated other comprehensive losses....................     (2.4)      (2.4)
                                                              -------    -------
      Total stockholders' equity (deficit)..................  $ (43.2)   $  50.9
                                                              -------    -------
      Total capitalization..................................  $ 127.5    $ 490.0
                                                              =======    =======

------------------------

(1) Excludes undrawn letters of credit in the amounts of $0.8 million (actual) and $3.9 million (pro forma).

(2) Reflects $110.0 million gross proceeds from sale of convertible preferred stock less $.872 million in certain legal and related fees paid on the behalf of the convertible preferred stockholders and the $2.75 million cash portion of the placement agent fee (and does not reflect $2.75 million convertible preferred stock issued as partial payment of placement agent fees in lieu of cash).

                              UNAUDITED PRO FORMA
                  CONDENSED COMBINED FINANCIAL STATEMENT DATA
                        OF AUTOTOTE AND SCIENTIFIC GAMES
                                 (IN THOUSANDS)

    The unaudited pro forma condensed combined financial statements have been derived by the application of pro forma adjustments to the combined historical consolidated financial statements of Autotote and Scientific Games. The unaudited pro forma condensed combined statement of operations data for the year ended October 31, 1999, for the nine months ended July 31, 2000 give effect to the following: (i) the consummation of the Scientific Games acquisition,
(ii) proceeds from the issuance of our $150,000 principal amount of 12 1/2% Senior Subordinated notes due August 15, 2010, Series A, (iii) initial borrowings under our new senior credit facilities, (iv) the sale of $110,000 of convertible preferred stock, and (v) repayment of substantially all of Autotote's and Scientific Games' existing indebtedness, as if each occurred at the beginning of the periods presented. The unaudited pro forma condensed combined balance sheet as of July 31, 2000 gives effect to these transactions as if each had occurred on that date.

    The unaudited pro forma condensed combined financial statements do not include adjustments to reflect cost savings that we expect to realize following the Scientific Games acquisition. (See Note 4 of Notes to Pro Forma Condensed Combined Statements of Operations.) The unaudited pro forma financial data do not purport to represent what our financial position and results of operations would have been if these transactions had actually occurred as of the dates indicated and are not intended to project our financial position or results of operations for any future period.

    The pro forma adjustments related to the purchase price allocation and financing of the Scientific Games acquisition are preliminary and based on information obtained to date that is subject to revision as additional information becomes available. Any such revisions could have a significant impact on total assets, total liabilities and stockholders' equity, depreciation and amortization, interest expense and income taxes.

    The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Autotote and Scientific Games and related notes.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED OCTOBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            SCIENTIFIC
                                             AUTOTOTE          GAMES         PRO FORMA
                                           HISTORICAL(1)   HISTORICAL(2)   ADJUSTMENTS(3)          PRO FORMA
                                           -------------   -------------   --------------          ---------
Operating revenues.......................     $211,148       $229,188         $   (525)(a)         $439,811
Operating expenses (exclusive of
  depreciation and amortization).........      143,433        148,890             (336)(a)          291,987
                                              --------       --------         --------             --------
Gross profit.............................       67,715         80,298             (189)(a)          147,824
Selling, general and administrative
  expenses...............................       27,178         29,350             (600)(b)           55,928
Special charges..........................        1,600             --               --                1,600
Depreciation and amortization............       22,189         17,431           10,518 (c)(d)        50,138
                                              --------       --------         --------             --------
Operating income (loss)..................       16,748         33,517          (10,107)              40,158
Interest expense.........................       16,177            682           33,304 (e)           50,163
Other expense............................           15             64               --                   79
                                              --------       --------         --------             --------
Income (loss) before income tax expense
  (benefit)..............................          556         32,771          (43,411)             (10,084)
Income tax expense (benefit).............          177         11,463           (7,986)(f)            3,654
                                              --------       --------         --------             --------
Net income (loss)........................          379         21,308          (35,425)             (13,738)
Preferred stock dividend.................           --             --           (6,765)(g)           (6,765)
                                              --------       --------         --------             --------
Net income (loss) applicable to common
  stockholders...........................     $    379       $ 21,308         $(42,190)            $(20,503)
                                              ========       ========         ========             ========
Net income (loss) per basic share........     $   0.01                                             $  (0.57)
                                              ========                                             ========
Net income (loss) per diluted share......           --                                             $  (0.57)
                                              ========                                             ========
Weighted average number of shares used in
  per share calculation:
  Basic share............................       36,118                                               36,118
                                              ========                                             ========
  Diluted share..........................       38,343                                               36,118
                                              ========                                             ========
OTHER DATA:
Ratio of earnings to fixed charges(5)....                                                                --

              The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                        NINE MONTHS ENDED JULY 31, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            SCIENTIFIC
                                             AUTOTOTE          GAMES         PRO FORMA
                                           HISTORICAL(1)   HISTORICAL(2)   ADJUSTMENTS(3)          PRO FORMA
                                           -------------   -------------   --------------          ---------
Operating revenues.......................     $150,605       $179,782         $ (1,430)(a)         $328,957
Operating expenses (exclusive of
  depreciation and amortization).........       97,007        123,078             (800)(a)          219,285
                                              --------       --------         --------             --------
Gross profit.............................       53,598         56,704             (630)(a)          109,672
Selling, general and administrative
  expenses...............................       19,909         23,327             (450)(b)           42,786
Special charges..........................           --          2,826               --                2,826
Depreciation and amortization............       15,960         13,514            8,682 (c)(d)        38,156
                                              --------       --------         --------             --------
Operating income (loss)..................       17,729         17,037           (8,862)              25,904
Interest expense.........................       12,850            805           24,008 (e)           37,663
Other expense (income)...................         (138)          (594)              --                 (732)
                                              --------       --------         --------             --------
Income (loss) before income tax
  expense................................        5,017         16,826          (32,870)             (11,027)
Income tax expense (benefit).............          586          6,500           (5,672)(f)            1,414
                                              --------       --------         --------             --------
Net income (loss)........................        4,431         10,326          (27,198)             (12,441)
Preferred stock dividend.................           --             --           (5,074)(g)           (5,074)
                                              --------       --------         --------             --------
Net income (loss) applicable to common
  stockholders...........................     $  4,431       $ 10,326         $(32,272)            $(17,515)
                                              ========       ========         ========             ========
Net income (loss) per basic share........     $   0.12                                             $  (0.48)
                                              ========                                             ========
Net income (loss) per diluted share......     $   0.11                                             $  (0.48)
                                              ========                                             ========
Weighted average number of shares used in
  per share calculation:
  Basic share............................       36,632                                               36,632
                                              ========                                             ========
  Diluted share..........................       41,250                                               36,632
                                              ========                                             ========
OTHER DATA:
Ratio of earnings to fixed charges(5)....                                                                --

              The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

1. The historical balances in this column represent the consolidated results of operations of Autotote for the fiscal year ended October 31, 1999 as reported in the audited historical consolidated financial statements of Autotote and the consolidated results of operations for the nine months ended July 31, 2000 as reported in the unaudited historical consolidated financial statements of Autotote.

2. The historical balances in this column represent the consolidated results of operations of Scientific Games for the twelve months ended September 30, 1999 and for the nine months ended June 30, 2000 derived from the unuadited historical consolidated financial statements of Scientific Games.

3. The pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations give effect to the following:

    (a) A decrease in operating revenues, operating expenses and gross profit as a result of conforming Scientific Games' accounting policy with regard to revenue recognition on prepaid phone cards to that of Autotote.

    (b) An elimination of compensation and other amounts payable in respect of the departure of the Chief Executive Officer of Scientific Games, including elimination of his participation in the Supplemental Employee Retirement Plan of Scientific Games, which elimination is directly attributable to the Scientific Games acquisition.

    (c) A decrease in depreciation expense relating to acquired property and equipment based on estimated useful lives (in years) and appraised values. The preliminary appraised values of the acquired property and equipment exceeded the historical net book values of the assets by approximately $8,131. The following table indicates the components of the adjustments by asset class and the amount by which current estimates of average useful lives differ from the average remaining lives in the depreciation accounts of Scientific Games.

                                                                  APPROXIMATE
                                                                  SCIENTIFIC       DEPRECIATION EXPENSE
                                                       CURRENT       GAMES      ---------------------------
                                        PRELIMINARY    AVERAGE      AVERAGE     YEAR ENDED     NINE MONTHS
                                         ESTIMATED    ESTIMATED    REMAINING    OCTOBER 31,       ENDED
                                        FAIR VALUE      LIFE         LIFE          1999       JULY 31, 2000
                                        -----------   ---------   -----------   -----------   -------------
        Machinery and equipment.......    $48,294          8            4         $ 8,567        $ 6,425
        Land and buildings............     16,520         30           16             412            309
        Transportation equipment......        708          3            1             236            177
        Furniture and fixtures........      3,060          5            3             612            459
        Leasehold improvements........      2,437          4            3             609            457
        Construction in progress......     23,559        N/A          N/A              --             --
                                          -------                                 -------        -------
                                          $94,578                                  10,436          7,827
                                          =======                                 =======        =======
        Scientific Games historical
          depreciation expense........                                             12,944         10,717
                                                                                  -------        -------
        Decrease in depreciation
          expense.....................                                            $(2,508)       $(2,890)
                                                                                  =======        =======

    The decrease in depreciation expense is due to Autotote's belief that the assets acquired will have an average useful life longer than that originally determined by Scientific Games. The expected asset lives are consistent with the useful lives Autotote assigns to its other similar assets, when acquired.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                                 (IN THOUSANDS)

    (d) An increase in amortization expense relating to acquired intangible assets and goodwill based on estimated lives as follows:

                                                                                AMORTIZATION EXPENSE
                                                                             --------------------------
                                                                  CURRENT                   NINE MONTHS
                                                   PRELIMINARY    AVERAGE     YEAR ENDED       ENDED
                                                    ESTIMATED    ESTIMATED   OCTOBER 31,     JULY 31,
                                                   FAIR VALUE      LIFE          1999          2000
                                                   -----------   ---------   ------------   -----------
        Employee work force......................    $  7,200         5         $ 1,440       $ 1,080
        Internally developed software............      16,800      4-10           1,920         1,440
        Patents..................................      15,600        15           1,040           780
        Customer lists...........................      66,000        20           3,300         2,475
        Trade name...............................      32,200        20           1,610         1,208
        Goodwill.................................     141,257        20           7,063         5,298
                                                     --------                   -------       -------
                                                     $279,057                    16,373        12,281
                                                     ========
        Scientific Games historical intangible
          amortization expense...................                                 3,347           709
                                                                                -------       -------
        Increase in amortization expense.........                               $13,026       $11,572
                                                                                =======       =======

(e) A net increase in interest expense reflecting borrowings under the new senior credit facilities, issuance of the 12 1/2% senior subordinated notes, and amortization of deferred financing costs, is calculated as follows:

                                                                                INTEREST EXPENSE
                                                                           --------------------------
                                                                                          NINE MONTHS
                                                                            YEAR ENDED       ENDED
                                                      AMOUNT    INTEREST   OCTOBER 31,     JULY 31,
                                                     BORROWED     RATE         1999          2000
                                                     --------   --------   ------------   -----------
New senior credit facilities:
  Term A loan......................................  $ 60,000     9.60%       $ 5,760       $ 4,320
  Term B loan......................................   220,000    10.35%        22,770        17,078
  Revolving credit facility........................     7,000     9.60%           672           504
12 1/2% senior subordinated notes..................   150,000    12.50%        18,750        14,063
Amortization of deferred financing costs...........                             2,124         1,591
                                                                              -------       -------
Total new interest expense.........................                            50,076        37,556
Existing interest expense on debt being repaid.....                            16,772        13,548
                                                                              -------       -------
Increase in interest expense.......................                           $33,304       $24,008
                                                                              =======       =======

    Interest rates on the components of the new senior credit facilities are based, at our option, on the prime rate or LIBOR plus a margin as specified.

    The effect of a 0.125% change in the assumed interest rate on borrowings under the new senior credit facilities would result in an approximate $360 change in the pro forma interest expense adjustment on an annual basis.

    (f) Income tax benefit resulting from the pro forma decrease in taxable income. Pro forma tax benefit differs from the expected tax benefit derived by applying a combined federal and state

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                                 (IN THOUSANDS)

       statutory tax rate of 40% to pro forma loss before income tax benefit because Autotote and Scientific Games are in a tax loss carryforward position on a pro forma combined basis and due to limitations in the deductibility of expenses in foreign tax jurisdictions.

    (g) Payment-in-kind dividends at an annual rate of 6% on (i) $110,000 of convertible preferred stock sold in connection with the repayment of certain existing indebtedness of Autotote and (ii) $2,750 of convertible preferred stock issued as partial payment of placement agent fees in lieu of cash.

4. The pro forma condensed combined statements of operations data do not reflect the effect of: (i) estimated cost savings as a result of the July 2000 closing of the Gilroy, California manufacturing facility and the transfer of all printing previously done at the facility to the new state-of-the-art, 21-unit flexographic printing press in our Alpharetta, Georgia facility beginning September 2000; and (ii) elimination of estimated duplicative personnel and corporate costs. Based upon our transition plans, we estimated that if these expected cost savings had been in effect on November 1, 1998, they would have had the effect of reducing operating costs by $8,100 during the year ended October 31, 1999 and by $6,100 for the nine months ended July 31, 2000.

5. For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of earnings (loss) before income tax expense (benefit) plus fixed charges plus income allocable to minority interests in consolidated entities that have incurred fixed charges. "Fixed charges" consist of interest expense, including amortization of deferred finance costs, plus one-third of rental expense (this portion is considered to be representative of the interest factor). For the year ended October 31, 1999 and the nine months ended July 31, 2000 unaudited pro forma earnings were insufficient to cover fixed charges by $9,257 and $11,095, respectively.

6. The accompanying pro forma condensed combined statements of operations do not reflect the following: (i) the write-off of unamortized deferred financing fees and costs and loss on the tender premium paid with respect to the extinguishment of Autotote debt in the amount of $12,567; (ii) interest expense in the amount of approximately $7,530 paid to certain financial advisors in connection with their services to Autotote in obtaining certain financing commitments in the form of warrants to acquire up to 2,900 shares of common stock; (iii) on a preliminary basis, purchase accounting adjustments in the amount of up to approximately $18,000 which will be included in goodwill and amortized over a period of 20 years. The effect of such items will be reflected in the consolidated statements of operations of Autotote in the periods subsequent to the date of acquisition of Scientific Games.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AS OF JULY 31, 2000
                                 (IN THOUSANDS)

                                                            SCIENTIFIC
                                             AUTOTOTE          GAMES         PRO FORMA
                                           HISTORICAL(1)   HISTORICAL(2)   ADJUSTMENTS(3)          PRO FORMA
                                           -------------   -------------   --------------          ---------
ASSETS
Current assets:
  Cash and cash equivalents..............     $  3,181       $ 11,296        $ (12,522)(a)         $  1,955
  Accounts receivable, net...............       23,645         46,669           (1,955)(b)           68,359
  Inventories............................        8,452         15,648            1,136 (b)           25,236
  Other current assets...................        3,933          4,674            1,396 (i)           10,003
                                              --------       --------        ---------             --------
    Total current assets.................       39,211         78,287          (11,945)             105,553
Property and equipment, net..............       91,367         86,447            8,131 (c)          185,945
Goodwill, net............................        3,992         29,819          111,438 (d)          145,249
Operating right, net.....................       13,098             --               --               13,098
Intangible assets........................           --             --          137,800 (e)          137,800
Other assets.............................       27,036         18,462           11,045 (f)           56,543
                                              --------       --------        ---------             --------
    Total assets.........................     $174,704       $213,015        $ 256,469             $644,188
                                              ========       ========        =========             ========

Current Liabilities:
  Current installments of long-term
    debt.................................     $    877       $     --        $   3,300 (g)         $  4,177
  Accounts payable and accrued
    expenses.............................       41,814         38,582           (5,133)(h)           75,263
                                              --------       --------        ---------             --------
    Total current liabilities............       42,691         38,582           (1,833)              79,440
Long-term debt, excluding current
  installments...........................      169,882         28,900          236,180 (g)          434,962
Other long-term liabilities..............        5,344         16,073           57,500 (i)           78,917
                                              --------       --------        ---------             --------
    Total liabilities....................      217,917         83,555          291,847              593,319
                                              --------       --------        ---------             --------
STOCKHOLDERS' EQUITY (DEFICIT)
Convertible preferred stock..............           --             --          106,378 (j)          106,378
Common stockholders' equity..............      (43,213)       129,460         (141,756)(k)(l)       (55,509)
                                              --------       --------        ---------             --------
    Total stockholders' equity
      (deficit)..........................      (43,213)       129,460          (35,378)              50,869
                                              --------       --------        ---------             --------
    Total liabilities and stockholders'
      equity (deficit)...................     $174,704       $213,015        $ 256,469             $644,188
                                              ========       ========        =========             ========

              The accompanying notes are an integral part of this
             unaudited pro forma condensed combined balance sheet.

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 (IN THOUSANDS)

1. The historical balances in this column represent the consolidated balance sheet of Autotote as of July 31, 2000 as reported in the unaudited historical consolidated financial statements of Autotote.

2. The historical balances in this column represent the consolidated balance sheet of Scientific Games as of June 30, 2000 as reported in the unaudited historical consolidated financial statements of Scientific Games.

3. The pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet give effect to the following:

    (a) The use of $12,522 of Autotote and Scientific Games cash on hand to fund a portion of the cash required in connection with the acquisition of Scientific Games and related financing transactions including employee payments and payments to fund certain retirement and deferred compensation plans of Scientific Games in the amount of approximately $8,600 directly attributable to the acquisition.

    (b) Decrease in accounts receivable and increase in inventories as a result of conforming Scientific Games' accounting policy with regard to revenue recognition on prepaid phone cards to that of Autotote.

    (c) Based on preliminary appraisal information, the fair market values of the acquired property and equipment exceeds the historical net book values of these assets by $8,131. As a result, this amount has been reflected as an increase to property and equipment.

    (d) The incremental increase in goodwill resulting from the Scientific Games acquisition is as follows:

Cost in excess of the estimated fair value of net assets
  acquired..................................................  $141,257
Elimination of historical goodwill, net, of Scientific
  Games.....................................................   (29,819)
                                                              --------
                                                              $111,438
                                                              ========

       On a preliminary basis, purchase accounting adjustments in the amount of up to approximately $18,000 will be included in goodwill and amortized over a period of 20 years. The effect of such items will be reflected in the consolidated balance sheets of Autotote in the periods subsequent to the date of acquisition of Scientific Games.

    (e) Based on preliminary appraisal information, the fair market value of acquired intangible assets amounts to $137,800.

    (f) The incremental increase in other assets as a result of capitalization of deferred financing fees and costs incurred in connection with the financing transactions partially offset by the decrease in estimated fair value of other assets acquired:

Payment of deferred financing fees and costs................  $16,530
Elimination of historical financing fees and costs of
  Autotote and Scientific Games.............................   (3,184)
Decrease in estimated fair value of other assets acquired...   (2,301)
                                                              =======
                                                              $11,045
                                                              =======

                                 (IN THOUSANDS)

    (g) Proceeds from the offering of the senior subordinated notes, series A, and borrowings under the new senior credit facilities less repayment of existing debt of Autotote and existing debt of Scientific Games calculated as follows:

Proceeds from 12 1/2% senior subordinated notes.............  $  150,000
Proceeds from new senior credit facilities..................     287,000
Repayment of existing debt of Autotote......................    (168,620)
Repayment of existing debt of Scientific Games..............     (28,900)
                                                              ----------
                                                              $  239,480
                                                              ==========

       The net increase in long-term debt of $239,480 has been classified as follows

Current installments of long-term debt......................  $ 3,300
Long-term debt, excluding current installments..............  236,180
                                                              -------
                                                              $239,480
                                                              =======

    (h) Incremental increase in estimated fair value of liabilities assumed in the amount of $2,670 resulting from the Scientific Games acquisition, including $1,450 recorded pursuant to EITF Issue 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination," for severance estimated to be incurred in the expected elimination of duplicative personnel, net of repayment of accrued interest in the amount of $7,587 on existing Autotote debt and $216 on existing Scientific Games debt.

    (i) Increase in non current deferred tax liabilities of $57,500 and current deferred tax assets of $1,396 as a result of the increase in property and equipment, the fair value of identifiable intangible assets acquired, and an increase in the fair value of liabilities assumed and a decrease in assets acquired in connection with the acquisition of Scientific Games.

    (j) Reflects $110,000 of 6% payment-in-kind convertible preferred stock sold. Proceeds from the issuance were applied to the retirement of outstanding debt. In connection with the issuance of the convertible preferred stock, Autotote paid certain legal and related expenses of the purchasers of convertible preferred stock in the amount of $872, and a placement agent fee in the amount of 5% of the total gross proceeds received from the issuance of the convertible preferred stock. The placement agent fee was paid half in shares of convertible preferred stock and half in cash. Accordingly, the cash available from the issuance of the convertible preferred stock and stockholders' equity (deficit) are each reduced by $3,622. There is no impact on the accompanying pro forma condensed combined balance sheet for the portion of the fee paid in shares of convertible preferred stock other than to increase the ultimate number of issued and outstanding shares of convertible preferred stock.

    (k) In connection with the repayment of existing debt of Autotote, unamortized deferred financing fees and costs were written-off in the amount of $2,865 associated with this existing debt. The write-off of such deferred financing fees and costs and the tender premium paid with respect to existing debt of Autotote in the amount of $9,702 will be recorded as an extraordinary loss on early extinguishment of debt. There are no tax benefits recognized on the extraordinary loss because Autotote and Scientific Games are in a tax loss carryforward position on a pro forma basis.

                                 (IN THOUSANDS)

    (l) Reflects adjustments to historical stockholders' equity as follows:

Elimination of Scientific Games' historical stockholders'
  equity....................................................  $ (129,460)
Loss on write-off of deferred financing fees and costs......      (2,899)
Loss on tender premium paid with respect to existing debt of
  Autotote..................................................      (9,702)
Fair value of warrants issued for services..................         305
                                                              ----------
                                                              $ (141,756)
                                                              ==========

       Upon consummation of the acquisition of Scientific Games and certain financing transactions, Autotote issued warrants to purchase up to 2,900 shares of common stock to certain financial advisors in connection with their services to Autotote in obtaining certain financing commitments. The warrants were exercisable until September 6, 2007 at a nominal price determined by a formula set forth in the warrant and had an estimated fair market value at the date of issue of approximately $7,530. The issuance of the warrants will be recorded as interest expense, with a corresponding increase to additional paid in capital. Consequently, there is no net impact to the accompanying pro forma condensed combined balance sheet as of July 31, 2000. The warrants were retired in exchange for the issuance of 2,900 shares of common stock as of October 5, 2000.

       In connection with the acquisition of Scientific Games, Autotote issued warrants to purchase up to 250 shares of common stock to certain financial advisors in connection with their services to Autotote. The warrants are exercisable until October 2, 2004 at a price equal to the fair market value of Autotote's common stock on the date of issue. The estimated fair market value of the warrants was $305 on the date of issue. The issuance of the warrants will be recorded as an increase to goodwill with a corresponding increase to additional paid in capital.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

AUTOTOTE

    The following selected historical consolidated financial data as of and for each of the five years ended October 31, 1995, 1996, 1997, 1998 and 1999 have been derived from Autotote's audited consolidated financial statements, which financial statements have been audited by KPMG LLP, independent auditors. The selected historical consolidated unaudited financial data set forth below for the nine-month periods ended July 31, 1999 and 2000 have been derived from, and are qualified by reference to, Autotote's unaudited consolidated financial statements included elsewhere herein and include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of Autotote's results for such periods. The consolidated unaudited financial data for the nine-month period ended July 31, 2000 is not necessarily indicative of the results to be achieved for the year ending October 31, 2000. The following financial data reflects the acquisition and disposition of certain businesses during the period 1995 through 1999 and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and the Consolidated Financial Statements and the notes thereto included elsewhere herein.

                                                                                                   NINE MONTHS ENDED
                                                         YEARS ENDED OCTOBER 31,                       JULY 31,
                                           ----------------------------------------------------   -------------------
                                             1995       1996       1997       1998       1999       1999       2000
                                           --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS)
INCOME STATEMENT DATA:
Operating revenues.......................  $153,184   $176,235   $157,332   $159,313   $211,148   $151,901   $150,605
Operating expenses (exclusive of
  Depreciation and amortization).........    94,230    112,538     95,892    104,655    143,433    103,306     97,007
                                           --------   --------   --------   --------   --------   --------   --------
Gross profit.............................    58,954     63,697     61,440     54,658     67,715     48,595     53,598
Selling, general and administrative
  expenses...............................    36,540     31,921     28,444     26,205     27,178     19,854     19,909
(Gain) loss on sale of business..........        --         --     (1,823)(3)       66 (4)    1,600 (5)       --       --
Restructuring and asset write-off........    18,241 (1)     (649)(2)       --       --       --         --         --
Depreciation and amortization............    35,463     40,853     36,728     29,489     22,189     16,363     15,960
                                           --------   --------   --------   --------   --------   --------   --------
Operating income (loss)..................   (31,290)    (8,428)    (1,909)    (1,102)    16,748     12,378     17,729
                                           --------   --------   --------   --------   --------   --------   --------
Other (income) deductions:
  Interest expense.......................    16,362     14,837     14,367     15,521     16,177     12,181     12,850
  Other (income) expense.................      (436)     8,487         79     (1,064)        15         77       (138)
                                           --------   --------   --------   --------   --------   --------   --------
                                             15,926     23,324     14,446     14,457     16,192     12,258     12,712
                                           --------   --------   --------   --------   --------   --------   --------
Income (loss) before income tax expense
  and extraordinary item.................   (47,216)   (31,752)   (16,355)   (15,559)       556        120      5,017
Income tax expense.......................     2,673      2,443        906        321        177         87        586
                                           --------   --------   --------   --------   --------   --------   --------
Income (loss) before extraordinary
  item...................................   (49,889)   (34,195)   (17,261)   (15,880)       379         33      4,431
Extraordinary item.......................        --         --       (426)        --         --         --         --
                                           --------   --------   --------   --------   --------   --------   --------
Net income (loss)........................  $(49,889)  $(34,195)  $(17,687)  $(15,880)  $    379   $     33   $  4,431
                                           ========   ========   ========   ========   ========   ========   ========
OTHER DATA:
Ratio of earnings to fixed charges(6)....        --         --         --         --        1.0x       1.0x       1.3x

                                                            AS OF OCTOBER 31,                       AS OF JULY 31,
                                           ----------------------------------------------------   -------------------
                                             1995       1996       1997       1998       1999       1999       2000
                                           --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................  $  4,991   $  5,988   $ 18,207   $  6,809   $  5,067   $ 14,465   $  3,181
Total assets.............................   241,021    196,793    153,541    156,500    165,559    158,069    174,704
Total debt...............................   177,264    169,024    149,857    158,870    157,144    156,488    170,759
Stockholders' equity (deficit)...........    11,857    (20,196)   (33,240)   (48,638)   (48,219)   (48,511)   (43,213)

------------------------------

(1) Reflects $18,241 of unusual charges in the fiscal year ended October 31, 1995. These charges are principally the result of the write-off of certain investments and non-current assets, including $2,750 attributable to Autotote's Mexican VGM contracts, $2,576 attributable to European wagering terminals, $1,314 attributable to other assets, $11,601 principally related to the closure of Autotote's Owings Mills, Maryland lottery support facility and the manufacturing facility in Ballymahon, Ireland.

(2) Reflects an unusual credit of $649 in the fiscal year ended October 31, 1996 which is a partial reversal of fiscal year 1995 restructuring cost accruals because of Autotote's decision to continue limited manufacturing of wagering terminals at its Ireland manufacturing facility.

(3) Reflects $1,823 of unusual income resulting from the gain on sale of Autotote's Tele Control business.

(4) Reflects $66 of unusual loss resulting from the adjustment of prior sales of Autotote's Tele Control and CBS businesses for the fiscal year ended October 31, 1998.

(5) Reflects $1,600 of unusual loss resulting from the sale of Autotote's SJC Video business.

(6) For the purpose of determining the ratio of earnings to fixed charges, "earnings" consist of earnings (loss) before income tax expense (benefit) plus fixed charges. "Fixed charges" consist of interest expense, including amortization of deferred financing costs, plus one-third of rental expense (this portion is considered to be representative of the interest factor). For the years ended October 31, 1995, 1996, 1997 and 1998 earnings were insufficient to cover fixed charges by $47,216, $31,752, $16,355 and $15,559, respectively.

SCIENTIFIC GAMES

    The following selected historical consolidated financial data as of and for each of the five years ended December 31, 1995, 1996, 1997, 1998 and 1999 have been derived from the audited consolidated financial statements of Scientific Games Holdings Corp., which financial statements have been audited by Ernst & Young LLP, independent auditors. The selected historical consolidated unaudited financial data set forth below for the six-month periods ended June 30, 1999 and 2000 have been derived from, and are qualified by reference to, Scientific Games' unaudited financial statements included elsewhere herein and include all adjustments, consisting only of normal recurring adjustments, which Scientific Games' management considers necessary for a fair presentation of Scientific Games' results for such periods. The consolidated unaudited financial data for the six-month period ended June 30, 2000 is not necessarily indicative of the results to be achieved for the year ending December 31, 2000. The following financial data reflects the acquisition of certain businesses during the period 1995 through 1999 and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and the Consolidated Financial Statements and the notes thereto included elsewhere herein.

                                                                                                   SIX MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                      JUNE 30,
                                           ----------------------------------------------------   -------------------
                                             1995       1996       1997       1998       1999       1999       2000
                                           --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.................................  $149,240   $146,620   $197,456   $213,800   $228,573   $109,790   $120,511
Cost of revenues.........................    88,276     90,442    124,718    138,630    148,826     69,294     82,616
                                           --------   --------   --------   --------   --------   --------   --------
Gross profit.............................    60,964     56,178     72,738     75,170     79,747     40,496     37,895
                                           --------   --------   --------   --------   --------   --------   --------
Selling, general and administrative
  expenses...............................    14,778     17,494     25,653     26,518     29,031     14,357     16,058
Pull-tab business write-off/ plant
  closure................................        --         --      3,376 (1)       --       --         --      2,826 (3)
In-process technology write-off..........        --         --     10,102 (2)       --       --         --         --
Depreciation and amortization............     8,817      9,133     13,229     16,330     18,024      8,894      9,424
                                           --------   --------   --------   --------   --------   --------   --------
Total costs and expenses.................    23,595     26,627     52,360     42,848     47,055     23,251     28,308
                                           --------   --------   --------   --------   --------   --------   --------
Income from operations...................    37,369     29,551     20,378     32,322     32,692     17,245      9,587
Other deductions (income):
  Interest expense.......................       289        153        911      1,353        588        402        622
  Other (income) expense.................      (631)    (1,665)      (861)      (651)      (371)       134         38
                                           --------   --------   --------   --------   --------   --------   --------
Income before income taxes...............    37,711     31,063     20,328     31,620     32,475     16,709      8,927
Income tax expense.......................    15,283     12,337     11,356     12,211     11,987      6,273      3,278
                                           --------   --------   --------   --------   --------   --------   --------
Net income...............................  $ 22,428   $ 18,726   $  8,972   $ 19,409   $ 20,488   $ 10,436   $  5,649
                                           ========   ========   ========   ========   ========   ========   ========
OTHER DATA:
Ratio of earning to fixed charges(4).....      51.4x      41.6x      13.1x      14.8x      17.9x      17.3x       8.1x

                                                            AS OF DECEMBER 31,                      AS OF JUNE 30,
                                           ----------------------------------------------------   -------------------
                                             1995       1996       1997       1998       1999       1999       2000
                                           --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................  $ 26,413   $  6,252   $  2,843   $  9,270   $ 14,775   $ 13,732   $ 11,296
Total assets.............................   110,186    127,529    164,410    179,633    203,633    193,404    213,015
Long-term debt, including current
  portion................................        --      3,984     30,624     12,482     23,547     13,678     28,900
Common stockholders' equity..............    94,580     93,789     98,127    111,906    123,542    122,129    129,460

------------------------------

(1) Reflects $3,376 of unusual charges principally the result of the write-off and disposition of assets of Scientific Games' discontinued charity pull-tab ticket business.

(2) Reflects $10,102 of unusual charges principally the result of the one-time write-off of in-process research and development costs acquired with the acquisition of Tele Control, an Austrian on-line lottery and transaction processing company.

(3) Reflects $2,826 of unusual charges reflecting the consolidation of instant ticket printing operations by expanding the Alpharetta, Georgia facility and closing the instant ticket printing operation in Gilroy, California. The costs consist of severance, stay incentives, lease termination and asset write-downs. Production at the plant ceased at the end of July 2000.

(4) For the purpose of determining the ratio of earnings to fixed charges, "earnings" consist of earnings before income tax expense plus fixed charges plus income allocable to minority interest in consolidated entities that have incurred fixed charges. "Fixed charges" consist of interest expense, including amortization of deferred financing costs plus one-third of rental expense (this portion is considered to be representative of the interest factor).

              SUPPLEMENTARY FINANCIAL DATA OF AUTOTOTE CORPORATION
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                YEAR ENDED OCTOBER 31, 1998
                                                       ---------------------------------------------
                                                        FIRST       SECOND      THIRD       FOURTH
                                                       QUARTER    QUARTER(1)   QUARTER    QUARTER(2)
                                                       --------   ----------   --------   ----------
Total operating revenues.............................  $34,431      $36,215    $38,795      $49,872
  Gross profit.......................................   12,933       13,946     13,170       14,609
  Net loss...........................................   (5,194)      (2,066)    (4,413)      (4,207)
  Net loss per basic and diluted share...............  $ (0.15)     $ (0.06)   $ (0.12)     $ (0.12)
                                                       =======      =======    =======      =======
Weighted average number of shares used in per share
  calculation:
  Basic..............................................   35,389       35,504     35,916       35,941
                                                       =======      =======    =======      =======
  Diluted............................................   35,389       35,504     35,916       35,941
                                                       =======      =======    =======      =======

                                                                YEAR ENDED OCTOBER 31, 1999
                                                    ----------------------------------------------------
                                                      FIRST        SECOND       THIRD         FOURTH
                                                    QUARTER(3)   QUARTER(3)   QUARTER(3)   QUARTER(3)(4)
                                                    ----------   ----------   ----------   -------------
Total operating revenues..........................    $45,652      $53,079      $53,170       $59,247
  Gross profit....................................     14,333       16,631       17,631        19,120
  Net income (loss)...............................     (2,434)         572        1,895           346
  Net income (loss) per basic and diluted share...    $ (0.07)     $  0.02      $  0.05       $  0.01
                                                      =======      =======      =======       =======
Weighted average number of shares used in per
  share calculation:
  Basic...........................................     35,998       36,032       36,169        36,246
                                                      =======      =======      =======       =======
  Diluted.........................................     35,998       37,371       38,699        39,465
                                                      =======      =======      =======       =======

                                                             YEAR ENDED OCTOBER 31, 2000
                                                      -----------------------------------------
                                                       FIRST      SECOND     THIRD
                                                      QUARTER    QUARTER    QUARTER
                                                      --------   --------   --------
Total operating revenues............................  $49,565    $51,061    $49,979
  Gross profit......................................   17,089     18,257     18,252
  Net income........................................      464      2,306      1,661
  Net income per basic share........................     0.01       0.06       0.05
                                                      =======    =======    =======
  Net income per diluted share......................  $  0.01    $  0.06    $  0.04
                                                      =======    =======    =======
Weighted average number of shares used in per share
  calculation:
  Basic.............................................   36,388     36,622     36,886
                                                      =======    =======    =======
  Diluted...........................................   40,352     41,878     41,430
                                                      =======    =======    =======

    The acompanying notes are an integral part of this schedule of supplemntary financial data.

(1) In the second quarter of fiscal year ended October 31, 1998, Autotote reversed reserves of $1,300 in connection with the collection of receivables previously reserved due to concerns about their recoverability and cost savings related to the refurbishment of certain terminals, and a $684 gain resulted from the adjustment of prior sales of Autotote's Tele Control business.

(2) In the fourth quarter of Autotote's fiscal year ended October 31, 1998, non-recurring charges of $1,500 were recorded primarily related to the scale-down and restructuring of Autotote's operations in France, including termination fees and severance pay, and a $750 loss resulted from the adjustment of prior sales of Autotote's CBS business.

(3) Effective November 1, 1998 Autotote lengthened the depreciable lives of pari-mutuel terminals from seven to ten years as a result of the renewal of a number of key service contracts and the realized equipment durability. The change in the depreciable lives of pari-mutuel terminals resulted in an approximate $1,100 improvement in net income (loss) and a $0.03 improvement in net income (loss) per basic and diluted share in each of the four quarters of fiscal 1999.

(4) In the fourth quarter of fiscal year ended October 31, 1999, a $1,600 loss resulted from the sale of Autotote's SJC Video business.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW--COMBINED OPERATIONS

    On September 6, 2000, Autotote completed the acquisition of Scientific Games, a world leading supplier of lottery products, integrated lottery systems and support services, and prepaid telephone cards. The acquisition was completed through a merger in which Scientific Games became a wholly-owned subsidiary of Autotote at a cost of approximately $308 million in aggregate merger consideration to Scientific Games stockholders, plus related fees and expenses. The acquisition has been recorded using the purchase method of accounting, and the acquired assets and liabilities have been recorded at their estimated fair value at the date of acquisition and the operating results of Scientific Games businesses have been included in the consolidated statements of operations from the date of the acquisition.

    The Scientific Games acquisition and the refinancing of substantially all existing debt of both Autotote and Scientific Games, along with the payment of related fees and expenses, was completed with funds provided by: (1) proceeds from the issuance of $150.0 million principal amount of our series A notes;
(2) $280.0 million of term loan borrowings under our new senior credit facilities; (3) $2.98 million of borrowings under the revolving credit facility of our new senior credit facilities; (4) $4.805 million of cash on hand; and
(5) $110.0 million of gross proceeds from the sale of new convertible preferred stock, principally to an affiliated entity of Olivetti S.p.A.

    Autotote historically operated primarily in three business segments:
Pari-mutuel Operations, Venue Management Operations and Lottery Operations. Autotote's Lottery Operations have historically included both domestic and international lottery service operations (which included Tele Control, Autotote's European on-line lottery business, prior to its sale to Scientific Games in April 1997), including the sale of lottery systems and equipment. Autotote's Pari-mutuel Operations have included all aspects of its pari-mutuel service business, encompassing Autotote's North American and international on-track, off-track and inter-track pari-mutuel services, simulcasting and communications services, video gaming, and sales of pari-mutuel systems and equipment. Autotote's Venue Management Operations have included its Connecticut off-track betting operations and its Dutch on-track and off-track betting operations.

    Scientific Games has historically operated in two business segments: Instant Ticket and Related Services and Systems. The Instant Tickets and Related Services segment has historically included ticket design and manufacturing as well as value-added services provided through its branded Cooperative Service Program, including game design, sales and marketing support, inventory management and warehousing and fulfillment services. Further, Scientific Games has historically included its sales of prepaid phone cards in its Instant Ticket and Related Services Segment. In its Systems segment, Scientific Games has historically included the supply of transaction processing software for the accounting and validation of both instant ticket accounting and on-line lottery games, point-of-sale terminal hardware sales, central site computers and communication hardware sales, and ongoing support and maintenance services for these products. This segment has also included software and hardware and support service for sports betting and credit card processing systems.

    Upon consummation of the Scientific Games acquisition, we reorganized our operations to utilize four business segments: Lottery Group, Pari-Mutuel Group, Venue Management Group and Telecommunications Products Group.

    Upon completion of the reorganization of our operations, our Lottery Group will consist of two product lines: Instant Tickets and Related Services ("ITRS") and Lottery Systems. ITRS will be comprised of Scientific Games' historical Instant Ticket and Related Services segment, excluding the manufacturing and sale of prepaid phone cards. Lottery Systems will be comprised of Autotote's historical Lottery Operations segment as well as Scientific Games' historical Systems segment.

    Our Pari-Mutuel Group and Venue Management Group will be comprised of the same businesses historically reported in Autotote's Pari-mutuel Operations and Venue Management Operations segments, respectively. Our Telecommunications Products Group will be comprised of the prepaid cellular phone cards business which was historically part of Scientific Games' Instant Ticket and Related Services segment.

AUTOTOTE

BACKGROUND

    Autotote operates primarily in three business segments, Pari-mutuel Operations, Venue Management Operations and Lottery Operations. Pari-mutuel Operations include all aspects of Autotote's pari-mutuel service business, which encompass Autotote's North American and international on-track, off-track and inter-track pari-mutuel services, simulcasting and communications services, and video gaming, as well as sales of pari-mutuel systems and equipment. Venue Management Operations include the Connecticut off-track betting operations and Autotote's Dutch on-track and off-track betting operations. Lottery Operations include both domestic and international lottery service operations (which included Tele Control, Autotote's European on-line lottery business, prior to its sale to Scientific Games in April 1997), as well as sales of lottery systems and equipment. In the second quarter of fiscal 2000, Autotote completed the sale of its SJC Video business which it had previously reported as a separate business segment.

    Autotote is the leading provider of pari-mutuel wagering systems to the North American racing industry and is also a leading provider of such systems worldwide. Autotote owns and operates the Connecticut OTB, is the exclusive licensed operator of all pari-mutuel wagering in The Netherlands and is one of the leading providers of simulcasting services to the racing industry in the United States and Europe. Additionally, Autotote provides technologically advanced video gaming machines to the North American racing industry for use at racetracks. Autotote also provides lottery systems and services to four states in the United States, Barbados and the Dominican Republic, and provides lottery equipment internationally.

    Historically, Autotote's revenues have been derived from two principal sources: service revenues and sales revenues. Service revenues are earned pursuant to multi-year contracts to provide wagering systems and other services, which are typically based on a percentage of Handle and/or daily or monthly fees; or are derived from wagering by customers at facilities owned or leased by Autotote. Sales revenues are derived from sales contracts for wagering equipment, services and software. The first quarter of Autotote's fiscal year and a portion of its second fiscal quarter traditionally comprise the weakest season for pari-mutuel wagering service revenue. Wagering equipment sales revenues usually reflect a limited number of large transactions which do not recur on an annual basis, but which historically have given rise to additional terminal and systems software sales to existing customers. Consequently, revenues and operating results can vary substantially from period to period as a result of the timing of revenue recognition for major equipment sales.

    In addition, Autotote's operating results may vary significantly from period to period depending on the addition or disposition of business units in each period. The acquisition of the German pari-mutuel service business in fiscal 1999, and the Dutch pari-mutuel venue management business in fiscal 1998, which were accounted for as purchases, and the sale of the European lottery business in fiscal 1997, all affect the comparability of operations from period to period (see Note 3 to Autotote's Consolidated Financial Statements).

    Autotote's fiscal year ends on October 31. References in this section to "fiscal 2000," "fiscal 1999," "fiscal 1998" and "fiscal 1997" are to the fiscal years ending October 31, 2000, October 31, 1999, October 31, 1998 and October 31, 1997, respectively.

RESULTS OF OPERATIONS

                                                                                NINE MONTHS ENDED
                                               YEAR ENDED OCTOBER 31,               JULY 31,
                                           ------------------------------      -------------------
                                             1997       1998       1999          1999       2000
                                           --------   --------   --------      --------   --------
                                                               (IN THOUSANDS)
PARI-MUTUEL OPERATIONS
Operating Revenues:
  Service revenue........................  $ 73,524   $ 74,171   $ 75,788      $ 55,548   $ 59,539
  Sales revenue..........................    14,866     14,693     23,386        13,534     13,986
                                           --------   --------   --------      --------   --------
      Total Revenue......................  $ 88,390   $ 88,864   $ 99,174      $ 69,082   $ 73,525
                                           ========   ========   ========      ========   ========

Gross Profit (excluding depreciation and
  amortization)..........................    37,823     35,317     39,612        27,761     31,579

VENUE MANAGEMENT OPERATIONS
Operating Revenues:
  Service revenue........................  $ 43,732   $ 50,525   $ 61,562      $ 46,023   $ 46,208
                                           ========   ========   ========      ========   ========
Gross Profit (excluding depreciation and
  amortization)..........................    12,903     13,569     15,121        11,500     12,840

LOTTERY OPERATIONS
Operating Revenues:
  Service revenue........................  $ 13,629   $  9,217   $ 10,238      $  7,437   $  9,384
  Sales revenue..........................     9,477      8,830     39,102        28,759     21,161
                                           --------   --------   --------      --------   --------
      Total Revenue......................  $ 23,106   $ 18,047   $ 49,340      $ 36,196   $ 30,545
                                           ========   ========   ========      ========   ========
Gross Profit (excluding depreciation and
  amortization)..........................     9,731      5,313     12,672         9,268      9,179

SJC VIDEO
Operating Revenues:
  Service revenue........................  $  2,104   $  1,877   $  1,072      $    600   $    327
                                           ========   ========   ========      ========   ========
Gross Profit (excluding depreciation and
  amortization)..........................       983        459        310            66         --

AUTOTOTE TOTAL
Operating Revenues:
  Service revenue........................  $132,989   $135,790   $148,660      $109,608   $115,458
  Sales revenue..........................    24,343     23,523     62,488        42,293     35,147
                                           --------   --------   --------      --------   --------
      Total Revenue......................  $157,332   $159,313   $211,148      $151,901   $150,605
                                           ========   ========   ========      ========   ========
Gross Profit (excluding depreciation and
  amortization)..........................  $ 61,440   $ 54,658   $ 67,715      $ 48,595   $ 53,598
                                           ========   ========   ========      ========   ========

NINE MONTHS ENDED JULY 31, 2000 COMPARED TO NINE MONTHS ENDED JULY 31, 1999

    REVENUE ANALYSIS

    Pari-mutuel Operations service revenues of $59.5 million for the first nine months of fiscal 2000 improved $4.0 million or 7% from the first nine months of the prior year. This improvement primarily reflects $4.1 million in revenues from the German operations that were acquired in the fourth quarter of fiscal 1999 and improved revenues in Autotote's North American pari-mutuel operations, NASRIN-TM- service operations and Ireland pari-mutuel services. These increases were partially offset by lower service revenues in the French operations and lower service revenues in North American simulcasting operations. Pari-mutuel Operations sales revenues increased by $0.5 million to $14.0 million in the first nine months of fiscal 2000 due to the sales of terminals to Autotote's international customers, primarily in Italy and Chile.

    Venue Management Operations service revenues of $46.2 million for the first nine months of fiscal 2000 increased $0.2 million over the service revenues of the first nine months of the prior year. Handle-related revenue increases of 3% in the Connecticut OTB operations, were partly offset by the impact of foreign exchange on the reported Dutch operations revenues.

    Lottery Operations service revenues in the first nine months of fiscal 2000 of $9.4 million improved $1.9 million from the first nine months of the prior year due to the April 1999 launch of the Montana lottery and the July 2000 launches of the Vermont and New Hampshire lotteries. The $7.6 million decrease in equipment sales to $21.2 million in the first nine months of fiscal 2000 is primarily attributable to the April 1999 Montana lottery equipment sale and fewer terminal sales as compared to the fiscal 1999 period, primarily for use in Italy.

    GROSS PROFIT ANALYSIS

    Pari-mutuel Operations gross profit of $31.6 million or 43% of total revenues, increased from gross profit of $27.8 million or 40% in the same period last year. Higher gross profit on improved Handle, primarily in the German and North American pari-mutuel operations, higher NASRIN-TM- service revenues and increased equipment sales, were partially offset by a decrease in gross profit due to lower Handle in the French pari-mutuel operations, lower satellite time sales, and higher satellite service fees due to a credit received in fiscal 1999 from our satellite provider as a result of a service interruption.

    Venue Management gross profit was $12.8 million or 28% of service revenue in the first nine months of fiscal 2000, an increase over the gross profit of $11.5 million or 25% of service revenue in the first nine months of fiscal 1999. This improvement primarily reflects higher Handle-related revenues and cost savings in the Connecticut OTB operations.

    Lottery Operations gross profit of $9.2 million or 30% of total revenues, decreased from gross profit of $9.3 million or 26% of total revenues in the same period last year. Higher gross profit on improved service revenue due to the three new lottery service contracts and improved equipment sales gross margins due to the mix of products sold, were more than offset by a decrease in gross profit due to the lower volume of domestic and international equipment sales.

    EXPENSE ANALYSIS

    Selling, general and administrative expenses including software development costs were comparable at $19.9 million for the first nine months of fiscal 2000 and fiscal 1999. Higher expenses due to increased operating levels in the North American and German pari-mutual operations and the Montana lottery which began in April 1999, and the Vermont and New Hampshire lotteries which began in July 2000, were offset by cost reductions in NASRIN-TM- and France, and the absence of the SJC Video business.

    Depreciation and amortization expenses decreased $0.4 million or 2% to $16.0 million in the first nine months of fiscal 2000. Depreciation expense decreased $0.1 million, primarily due to the full depreciation of certain assets in prior periods and the absence of the SJC Video business. Amortization expense decreased $0.3 million as a result of the full amortization of intangible assets associated with the North American simulcasting operations.

    Interest expense increased $0.7 million to $12.9 million in the first nine months of fiscal 2000 as a result of an increase in average outstanding borrowings during the period.

    INCOME TAXES

    Income tax expense was $0.6 million in the first nine months of fiscal 2000, as compared to $0.1 million in the first nine months of fiscal 1999. Income tax expense principally reflects federal alternative minimum tax, foreign and state income taxes.

FISCAL 1999 COMPARED TO FISCAL 1998

    REVENUE ANALYSIS

    Revenues increased 32.5% or $51.8 million to $211.1 million in fiscal 1999 from $159.3 million in fiscal 1998.

    Pari-mutuel Operations services revenues of $75.8 million in fiscal 1999 improved $1.6 million or 2.2% from the prior year. This improvement primarily reflects revenues from the new NASRIN-TM- operations and improved simulcasting revenues in Germany. These improvements were partially offset by the loss of a French pari-mutuel service contract and fewer sales of excess transponder time in the domestic simulcasting operations. Pari-mutuel equipment sales revenues of $23.4 million in fiscal 1999 increased $8.7 million or 59.2% from the prior year, primarily due to sales of a system to the Irish Horseracing Association, EXTREME-TM- terminals to the Horse Race Totalisator Board and Max 3000 terminals to other international customers.

    Venue Management Operations service revenues of $61.6 million in fiscal 1999 improved $11.0 million or 21.8% from the prior year. This improvement primarily reflects revenues from the Dutch operations that were acquired in July 1998, higher Connecticut OTB revenues attributable to increased Handle and the September 1998 opening of the racebook at the Mohegan Sun Casino.

    Lottery Operations service revenues increased $1.0 million in fiscal 1999 to $10.2 million primarily due to the April 1999 launch of the Montana lottery. Lottery equipment sales revenues increased to $39.1 million in fiscal 1999 from $8.8 million in fiscal 1998. This increase is primarily attributable to the fiscal 1999 sales of approximately 10,600 EXTREMA-TM- terminals for use in the Sisal.

    Sport Italia S.p.A. lottery operations, and the March 1999 delivery of a central system, terminals and communications equipment to the Montana Lottery.

    SJC Video service revenues decreased $0.8 million in fiscal 1999 to $1.1 million due to changes in customer preference from video production to film.

    GROSS PROFIT ANALYSIS

    The total gross profit earned, exclusive of depreciation and amortization, of $67.7 million in fiscal 1999 increased by $13.1 million, or 23.9%, from fiscal 1998.

    Gross profits earned by the Pari-mutuel Operations of $39.6 million in fiscal 1999 increased $4.3 million from $35.3 million in fiscal 1998, principally due to higher profits in North American pari-mutuel service operations, sales of EXTREMA-TM- terminals to the Horse Race Totalisator Board, sales of Max 3000 terminals to other international customers, and a full year of NASRIN-TM- operations. These gross profit increases were partially offset by lower profit in the French pari-mutuel operations due to the loss of a service contract in fiscal 1998.

    Gross profits earned by the Venue Management Operations of $15.1 million in fiscal 1999 increased $1.5 million from $13.6 million in fiscal 1998, principally due to the growth in Handle in the Connecticut OTB operations.

    Gross profits earned by the Lottery Operations of $12.7 million for fiscal 1999 increased $7.4 million from $5.3 million in fiscal 1998, primarily due to sales of EXTREMA-TM- terminals for use in the Sisal Sport Italia S.p.A. lottery operations and the March 1999 delivery of a central system, terminals and communications equipment to the Montana Lottery.

    Gross profit as a percent of revenues in Autotote's services businesses was 33% in fiscal 1999 compared to 35% in fiscal 1998, reflecting, primarily, lower margins on the Dutch operations that were acquired in July of fiscal 1998, partially offset by improved earnings in OTB operations and a full year of NASRIN-TM- operations. Gross profit as a percent of equipment sales was 30% in fiscal 1999, a decrease from the gross profit percent of 33% in fiscal 1998 as a result of a change in the mix of equipment and systems sold.

    EXPENSE ANALYSIS

    Selling, general and administrative expenses include marketing, sales, administrative, engineering and software development, finance, legal and other expenses. Selling, general and administrative expenses increased $1.0 million or 4% to $27.2 million in fiscal 1999 from $26.2 million in fiscal 1998. This increase is primarily the result of the inclusion of The Netherlands operations acquired in July 1998 and lower expenses reported in fiscal 1998 resulting from the collection of receivables previously reserved due to concerns about their recoverability.

    Depreciation and amortization expenses decreased $7.3 million or 25% to $22.2 million in fiscal 1999 from $29.5 million in fiscal 1998. Depreciation decreased by $5.2 million primarily due to the lengthening of depreciable lives of pari-mutuel terminals from seven to ten years effective November 1, 1998, as the result of the renewal of a number of service contracts and realized equipment durability. Additionally, in fiscal 1998, we completed the installation of new lottery terminals for the Connecticut State Lottery under a contract with an initial five-year term plus five one-year options to extend the contract through May 2008. Based on industry practice of lottery contracts and our historical relationship with the Connecticut State Lottery for the past ten years, we are depreciating the terminals and installation costs on a straight-line method over their estimated useful lives of 10 years. Amortization expenses decreased by $2.1 million primarily as a result of the full amortization of certain intangible assets in fiscal 1998.

    Interest expense of $15.9 million in fiscal 1999 increased $0.4 million from fiscal 1998 as a result of borrowings in connection with the fiscal 1998 installation of the Connecticut lottery terminals.

    Other expense of $0.3 million in fiscal 1999 consisted of currency translation expenses, and other income of $1.1 million in fiscal 1998 consisted primarily of interest on invested excess cash.

    LOSS ON DISPOSITION OF BUSINESS

    A charge of $1.6 million was recorded to reflect the expected loss on disposition by sale of the SJC Video production business as compared to a net loss on disposition of businesses of $0.1 million in fiscal 1998. In fiscal 1999, the SJC Video production business incurred an operating loss of $2.5 million.

    INCOME TAXES

    Income tax expense was $0.2 million in fiscal 1999 compared to $0.3 million in fiscal 1998. Income tax expense principally reflects state taxes on Connecticut OTB operations and foreign taxes in fiscal 1999, and foreign taxes in fiscal 1998, since no tax benefit has been recognized on domestic operating losses.

FISCAL 1998 COMPARED TO FISCAL 1997

    REVENUE ANALYSIS

    Revenues increased 1.3% or $2.0 million to $159.3 million in the fiscal year ended October 31, 1998 from $157.3 million in the fiscal year ended October 31, 1997.

    Pari-mutuel Operations service revenues of $74.2 million for fiscal 1998 increased $0.7 million or 1% from $73.5 million in the prior year. This improvement primarily reflects growth in Handle in the North American pari-mutuel operations as a result of the addition of six new North American racetracks and OTB sites, full card simulcasting at three North American racetrack customers, an increase in the number of VGM machines, and the addition of the new German simulcasting business.

    These increases were mostly offset by lower revenues in the North American simulcasting operations due to lower ad hoc sales of satellite time following the reduction in number and realignment of leased transponders due to the failure of the Galaxy IV satellite, and by the loss of a service contract in Autotote's French operations. Sales revenue, primarily consisting of export sales, were $14.7 million in fiscal 1998, comparable to sales revenues of $14.9 million in the prior year.

    Venue Management Operations service revenues of $50.5 million for fiscal 1998 increased $6.8 million or 15.5% from $43.7 million in the prior year. This improvement includes $4.8 million from the Dutch operations, which were acquired in July 1998, and revenue increases of $3.8 million as a result of growth in Handle in the Connecticut OTB operations.

    Lottery Operations service revenues decreased $4.4 million from $13.6 million in fiscal 1997 to $9.2 million in fiscal 1998, primarily because of the sale of the European lottery business in April 1997. Sales revenues decreased $0.7 million from $9.5 million in fiscal 1997 to $8.8 million in fiscal 1998. This decrease is primarily attributable to the non-recurring sale of terminals to the Israel lottery in fiscal 1997, partially offset by the sale in fiscal 1998 of Terminals for use in Italy in the Sisal Sport Italia S.p.A. lottery operations.

    SJC Video service revenues decreased $0.2 million reflecting a change in the mix of video contracts.

    GROSS PROFIT ANALYSIS

    Total gross profits earned, exclusive of depreciation and amortization, decreased $6.7 million or 11% to $54.7 million in fiscal 1998 from $61.4 million in fiscal 1997.

    Gross profits earned by the Pari-mutuel Operations of $35.3 million in fiscal 1998 decreased $2.5 million from $37.8 million in fiscal 1997, principally due to lower profit on Autotote's French pari-mutuel operations, primarily as a result of the loss of an operations service contract and the resulting costs arising from the termination of 14 employees and the resizing of the business to better serve the reduced French market. Also contributing to the decline in gross margin were the lost profits from the sales of excess transponder time as a result of the decrease in leased and available transponders, coupled with higher transponder leased costs following the failure of the Galaxy IV satellite in May 1998, lower margins in the European pari-mutuel operations as a result of efforts to start-up and expand business opportunities, and start-up costs for the new NASRIN-TM- business. These decreases were partially offset by the improved profitability at the North American pari-mutuel operations.

    Gross profits earned by the Venue Management Operations of $13.6 million in fiscal 1998 improved $0.7 million over fiscal 1997 profits of $12.9 million as a result of the addition of the Dutch operations in July 1998, and the growth in Handle in the Connecticut OTB operations.

    Gross profits earned by the Lottery Operations of $5.3 million for fiscal 1998, decreased by $4.4 million from $9.7 million in fiscal 1997. This decline is attributable to a $3.3 million decline in European lottery gross profits due to the sale of this business unit in April 1997, coupled with lower domestic lottery margins as the result of the installation of the new Connecticut lottery terminals and lower margins on equipment sales, reflecting a change in the mix of products sold in each period.

    Gross profits as a percent of revenues in our services businesses were approximately 35% for fiscal 1998, or 4% below margins earned in fiscal 1997, reflecting lower margins on the recently acquired business in The Netherlands, higher transponder lease costs in simulcasting, lower margins in the European pari-mutuel operations as a result of efforts to start-up and expand business opportunities, extra costs incurred in connection with the Connecticut lottery installation, and start-up costs for the NASRIN-TM- operations. Gross profits as a percent of equipment sales were 33% for fiscal 1998, compared to gross profits on such sales of 37% in fiscal 1997. The decrease is due to the sale of the European lottery business in 1997, coupled with the lower margins on fiscal 1998 equipment sales reflecting the change in mix of products sold in each period.

    EXPENSE ANALYSIS

    Selling, general and administrative expenses decreased $2.2 million or 8% to $26.2 million in fiscal 1998 from $28.4 million in fiscal 1997, partially reflecting the absence of expenses for businesses sold in fiscal 1997. Excluding businesses sold, selling, general and administrative expenses decreased 6% or $1.8 million as a result of lower bad debt and legal expenses arising from the collection of receivables previously reserved as doubtful due to concerns about their recoverability, and cost savings programs in Europe. Partially offsetting these decreases were the added expenses of the Dutch operations acquired in July 1998 and the expense of completing the test phase and initial rollout of the NASRIN-TM- communication network.

    Depreciation and amortization expenses decreased $7.2 million or 20% to $29.5 million in fiscal 1998 compared to $36.7 million in fiscal 1997. Approximately $3.0 million of the decrease is attributable to the absence of expenses related to the businesses sold in fiscal 1997. Excluding businesses sold, depreciation and amortization expenses decreased $4.2 million or 11% as a result of the full amortization of certain intangible assets and lower depreciation on North American pari-mutuel assets and lottery assets in fiscal 1998. These decreases were partially offset by the accelerated amortization of deferred transponder costs as a result of the Galaxy IV satellite failure and accelerated amortization of goodwill in the French operations resulting from the loss of a major service contract.

    Interest expense was $15.5 million in fiscal 1998 compared to $14.4 million in fiscal 1997. The $1.1 million increase reflects higher borrowing levels to finance the installation of the new Connecticut lottery terminals and higher interest rates.

    INCOME TAXES

    Income tax expense was $0.3 million in fiscal 1998 compared to $0.9 million in fiscal 1997. Income tax expense principally reflects foreign tax expense, since no U.S. Federal tax benefit has been recognized on domestic operating losses. The decrease in income tax expense principally reflects the sale of the European lottery business.

    EXTRAORDINARY ITEMS

    In connection with the issuance of the 10 7/8% senior notes due 2004 in the third quarter of fiscal 1997, and the subsequent repayment of all amounts outstanding under the previously existing bank credit facilities (see Notes 8 and 9 to Autotote's Consolidated Financial Statements), Autotote wrote off $1.4 million of deferred financing fees associated with the facilities. Autotote also used a portion of the net proceeds from the offering of such senior notes to repurchase $5.0 million of its subordinated debentures for $4.1 million, resulting in a $0.9 million gain on the early retirement of this debt. There were no tax benefits recognized on the net extraordinary loss because Autotote is currently in a tax loss carryforward position.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. SFAS 133, as amended, standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. SFAS 133, as amended, is effective beginning in the first quarter of our fiscal year ending October 31, 2001. Autotote does not believe that the adoption of SFAS 133, as amended, will have a significant impact on its consolidated financial statements.

    EURO CONVERSION

    In connection with the January 1, 1999 conversion by eleven member states of the European Union to a common currency, the "euro," Autotote has evaluated the implications of the conversion and expect that such conversion will not have a material impact on our consolidated financial statements.

    FINANCIAL INSTRUMENTS AND RISKS AND UNCERTAINTIES

    Autotote does not consider the fair value of all financial instruments to be materially different from their carrying value at year-end. See Note 11 to the Consolidated Financial Statements for information regarding fair value of financial instruments.

    At October 31, 1999 substantially all of Autotote's long-term debt consisted of fixed rate instruments.

    Autotote's cash and cash equivalents and investments are in high-quality securities placed with a wide array of financial institutions with high credit ratings. This investment policy limits our exposure to concentration of credit risks.

    Autotote's products and services are sold to a diverse group of customers throughout the world. As such, Autotote is subject to certain risks and uncertainties as a result of changes in general economic conditions, sources of supply, competition, foreign exchange rates, tax reform, litigation and regulatory developments. The diversity and breadth of our products and geographic operations mitigate the risk that adverse changes in any event would materially affect our financial position. Additionally, as a result of the diversity of its customer base, Autotote believes that it is not exposed to concentration of credit risks. These risks are further minimized by placing credit limits, ongoing monitoring of customers' account balances, and assessment of the customers' financial strengths.

SCIENTIFIC GAMES

BACKGROUND

    Scientific Games revenues are generated primarily from sales of our products and services to governmentally operated or sanctioned lotteries worldwide and, to a lesser extent, non-lottery related entities both in the United States and worldwide. We categorize our sales into two main segments: (1) Instant Ticket and Related Services and (2) Systems.

    In the Instant Ticket and Related Services segment, we primarily supply game design, sales and marketing support, instant ticket manufacturing and delivery, inventory management and distribution, and retailer telemarketing and field services to our customers. In addition, this segment includes promotional instant tickets and pull-tab tickets that we sell to both lottery and non-lottery customers and prepaid phone cards sold to telecommunications companies.

    In the Systems segment, Scientific Games primarily supplies transaction processing software that accommodates instant ticket accounting and validation and online lottery games, point-of-sale terminal hardware which connects to these systems, central site computers and communication hardware which run these systems, and ongoing support and maintenance services for these products. This segment also includes software, hardware and support for sports betting and credit card processing systems for non-lottery customers. In addition, Cooperative Services contracts are referred to in various places in this Prospectus. Cooperative Services is the branded marketing name that Scientific Games gives to customer contracts where it provides some combination of products and services offered in Instant Tickets and Related Services segment and the Systems segment.

    Instant Tickets and Related Services revenues are generally based on a price per thousand tickets delivered or based upon a percentage of the lottery's sales to the public over a contract period. System revenues may be based on a fixed price for the product or service or based upon a percentage of the lottery's sales to the public over a contract period.

    Scientific Games' operating results may vary significantly from period to period. Scientific Games' revenues and capital expenditures may be difficult to forecast because Scientific Games' sales cycles may vary and depend upon factors such as the size and timing of awarded contracts, changes in customer budgets, ticket inventory position, lottery retail sales and general economic conditions. Contracts with governmental entities operating newly authorized instant lotteries tend to generate higher levels of sales in the initial months. All of Scientific Games' domestic lottery contracts currently are with jurisdictions whose lotteries have been in operation at least one year. Scientific Games' operating results may be affected by the working capital requirements associated with preparing facilities and equipment, establishing a distribution system and printing tickets for recently awarded contracts, and by the amount of time elapsing before the receipt and/or recognition of revenues from the sale of lottery tickets. Operating results may also be affected by the utilization of overtime labor costs and ability to smoothly integrate new and/or upgraded production equipment with existing production operations. Lottery revenues and particular product sales to lotteries may vary in a quarter causing fluctuations in revenue from quarter to quarter. Additionally, circumstances encountered in international markets, including the substantial amount of time involved in bidding on an international contract, the evaluation of such bid and the resultant contract award or rejection may vary significantly from that originally anticipated when the bid is prepared. All of these factors may make it difficult to forecast revenues and expenditures related to our operations over extended periods and may result in fluctuations in our quarterly financial results.

    During 1999, in the Instant Ticket and Related Services segment, Scientific Games had 12 U.S. contracts subject to extensions or scheduled to expire. With respect to the foregoing contracts, Scientific Games received 11 contract extensions and was the successful bidder on a contract re-bid with an existing customer.

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
    Results with respect to contracts previously held by competitors in 1999 is as follows: Scientific Games was awarded an instant ticket contract by the Texas Lottery Commission. Under this contract, Scientific Games will provide instant tickets and related services for a three-year period. Scientific Games was awarded an instant ticket telemarketing and distribution services contract by the New York State Lottery. This contract began in January 2000 and runs through March 2002. Scientific Games was also awarded a two-year backup contract for instant tickets and related services by the Idaho Lottery.

    During the year Scientific Games lost its backup contract with the Wisconsin Lottery to a competitor. Internationally, Scientific Games received the following contracts in 1999: a new three-year contract to supply instant tickets and related services to An Post National Lottery Corporation, the operator of the national lottery in Ireland, and a new one-year contract to provide instant tickets to the lottery in Spain with three optional one-year extensions. During the fiscal year ended 1999 Scientific Games experienced an increase in sales of telephone cards to various international telecommunication companies as compared to fiscal year ended 1998. In its Systems segment, during 1999 Scientific Games signed a contract with the Western Canada Lottery Corp. to provide an on-line game management control system and related services. Scientific Games also completed the connection of seven German lotteries to its SGI-Net system for the express purpose of supporting the Oddset sports game. Oddset is an on-line game in which players can wager weekly on national and international soccer matches.

    Scientific Games' business is highly competitive and continues to be in a period of intense price-based competition, particularly from other instant ticket suppliers. Many of the lottery contracts awarded or re-awarded in 1999 (and the orders thereunder) have certain lower equivalent prices than Instant charged in the previous contracts. To the extent such contracts contain lower equivalent prices, Scientific Games' profit margins may be adversely affected. The impact of lower equivalent prices in certain contracts may be offset, in part, by other factors, including higher order levels from new and existing customers, increased production efficiencies, consolidation of production operations, introduction of new equipment (as discussed in "--Recent Developments" below) and other savings associated with economies of scale. Scientific Games cannot predict with certainty either the continued duration or extent of such pricing factors or our ability to offset such factors either in whole or in part. The current period of price based competition and the resulting cycle of lower customer pricing has existed for approximately three years.

RECENT DEVELOPMENTS

    On January 25, 2000, Scientific Games announced that it had been awarded a three-year contract to provide instant tickets and related services to the Washington State Lottery. The award includes one-year extension options. On February 7, 2000, Scientific Games announced that it had been awarded a new Scratch Games Services contract to provide instant tickets, distribution and related services, including research, tel-sell support and packaging and distribution to the Colorado Lottery. The award is for a four-year term with a one-year extension option. On July 17, 2000, Scientific Games announced that it was awarded new three-year contracts, each with two one-year extension options, to provide instant tickets to the West Virginia Lottery and the South Dakota Lottery. The Colorado Lottery, South Dakota Lottery, Washington State Lottery and West Virginia Lottery had combined retail sales equivalent to 4% of the total U.S. instant ticket market in 1999.

    The Kentucky Lottery Corporation Board also has exercised an option to extend and has amended its existing contract printing to provide for the statewide sale of instant lottery ticket probability games using "Player's Choice-TM-" probability tickets. The agreement also calls for Scientific Games to install 1,000 SciScan Technology-Registered Trademark- validation terminals at lottery retailers across Kentucky. In addition, on July 17, 2000, Scientific Games announced that the New York State Lottery and Illinois Lottery had each exercised one-year extension options under their respect instant ticket contracts. Those two states had combined retail sales equivalent to 10% of the total U.S. instant ticket market in 1999. The New

Mexico Lotteries also exercised a one-year extension under their Instant Ticket and Related Services contract.

    Additionally, Scientific Games has recently been awarded a new two-year secondary supply contract, with an option for three additional one-year extensions, to provide Instant Ticket and Related Services to the Minnesota Lottery.

    As previously discussed, Scientific Games is consolidating printing operations in its Georgia facility and ceased its instant ticket printing operation in Gilroy, California at the end of July 2000 thereby replacing aging equipment with new state-of-the-art printing equipment and technology that should result in significant cost savings. Scientific Games estimates that the combination of the efficiencies from a new press and the consolidation into one printing facility will reduce its total production costs by approximately $5.1 million per year. The aggregate cost of this consolidation is estimated to be approximately $16.3 million, of which $6.0 million was expended in 1999 and $8.4 million was expended in the first half of 2000. The balance of such cost was expended by December 2000, when the new facility commenced manufacturing operations which are expected to reach full capacity by March 2001. In addition, the closure costs for the Gilroy facility were approximately $2.8 million, including approximately $2.2 million in restructuring costs as defined by Emerging Issues Task Force 94-3 and other costs. The restructuring costs primarily include the cost of involuntary employee severance and separation benefits and lease termination payments. The other costs of approximately $0.6 million primarily includes incentive pay to retain certain employees until the plant is closed.

RESULTS OF OPERATIONS

SIX-MONTH PERIOD ENDED JUNE 30, 2000 COMPARED TO SIX-MONTH PERIOD ENDED
  JUNE 30, 1999.

    Revenues for the six-month period ended June 30, 2000 increased $10.7 million, or 9.8%, over the revenues for the six-month period ended June 30, 1999. The increase was primarily due to increased Instant Tickets and Related Services revenues of approximately $20.0 million, which represented a 24.0% increase for the segment. This increase was mostly due to a $15.1 million increase in sales of international prepaid telephone cards, which represented a 228% increase over the same period last year for this product. Partially offsetting the increase for the period was a $9.2 million decrease in revenues from the Systems segment due to lower sales of new systems to international customers. Instant Ticket and Related Services revenues accounted for approximately 85.5% and 75.7% of our total revenues for the three-month periods ended June 30, 2000 and 1999, respectively.

    On a comparative basis, gross margin decreased $2.6 million, or 6.4%, while gross margin as a percentage of revenues decreased to 31.4% from 36.9% for the six-month periods ended June 30, 2000 and 1999, respectively. The margin decrease expressed in dollars was primarily due to the decreased sales volumes in the Systems segment. The percentage margin decline was mainly attributable to lower equivalent sales prices charged on certain instant ticket lottery contracts awarded or extended and the decrease in Systems sales, offset in part by continued efficiency improvements and additional sales of prepaid telephone cards. The lower equivalent sales prices were a result of competitive pricing pressures in the lottery industry.

    Selling, general and administrative (SG&A) expenses increased $1.7 million, or 11.8%, for the six-month period ended June 30, 2000 over the same period of 1999. SG&A expenses increased as a percentage of revenues to 13.3% from 13.1%. The increase was due primarily to severance costs related to a management re-organization and higher selling, general and administrative expenses required to support increased sales activity in new and existing markets, including prepaid telephone cards.

    Depreciation and amortization expense increased for the six-month period ended June 30, 2000 by $530,000, or 6.0%, over the comparable period of 1999 due primarily to additional depreciation expenses from capital expenditures to support the growth in prepaid telephone demand and for new Instant Ticket and Related Services operations.

    The Gilroy closure costs of $2.8 million recorded during the year are for the planned closure of our instant ticket manufacturing facility in Gilroy, California. This closure resulted from our decision to consolidate U.S. based production in our Alpharetta, Georgia facility, which is being expanded to accommodate a state-of-the-art printing press. Once the new press is operational, we believe the facility consolidation and equipment upgrade will produce cost savings as well as increase our production capabilities.

    Interest income for the six-month period ended June 30, 2000 increased $89,000, or 31.9%, compared to the six-month period ended June 30, 1999. The increase was attributable to higher average cash and cash equivalents balances in the current period than in the same comparable period of 1999.

    Gain/(loss) on foreign currency for the six-month period ended June 30, 2000 resulted in a loss of $308,000 compared with a gain of $273,000 for the same period in 1999. The loss primarily resulted from the negative exchange rate effect of the strengthening U.S. dollar on certain assets denominated in foreign currency.

    Interest expense for the six-month period ended June 30, 2000 increased $220,000 from the six-month period ended June 30, 1999. The increase was primarily due to an increase in the average balance outstanding under one of our credit facilities compared to the prior period.

    The effective income tax rate for the six-month ended June 30, 2000 was 36.7% as compared to 37.5% for the six-month period ended June 30, 1999. The lower effective tax rate was primarily the result of adjustments to tax liabilities, due to the favorable resolution of certain contingencies.

    As a result of the foregoing, net income for the six-month period ended June 30, 2000 was $5.6 million compared to $10.4 million for the period ended June 30, 1999. The decrease in net income of $4.8 million was primarily due to the one-time plant closing costs, the severance costs, the decrease in Systems sales and competitive pricing pressures discussed above. Net income without the one-time plant closing and severance costs would have been $7.8 million.

    Earnings per common share (diluted) for the six-month period ended June 30, 2000 were $0.49 compared to $0.87 for the comparable period in 1999. The decrease in earnings per common share was primarily due to the one-time plant closing costs, the severance costs, the decrease in Systems sales and competitive pricing pressures. Partially offsetting the decrease was a reduction in the weighted average number of common equivalent shares outstanding, resulting from our repurchase of shares of our common stock during 1999. Earnings per common share without the one-time plant closing and severance costs would have been $.68.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Revenues for the year ended December 31, 1999 increased $14.7 million or 6.9% over the revenues for the year ended December 31, 1998. The increase was primarily due to increased Instant Tickets and Related Services revenues of approximately $12.7 million, which represented a 7.5% increase for the segment. This increase was due to a $16.6 million increase in sales of international prepaid telephone cards, which was a 375% increase in sales of this product over the previous year. Partially offsetting the segment's increase in revenue was a $3.9 million decrease in other product revenues due primarily to lower international instant ticket sales volumes and continued lower equivalent sales prices as a result of competitive pricing pressures as discussed above and in Scientific Games' SEC periodic reports. The remainder of the increase in total revenues of $2.1 million came from the Systems segment and was due primarily to implementation of new international customer contracts obtained during the past two years. Instant Ticket and Related Services revenues accounted for approximately 79.3% of Scientific Games' gross revenues in 1999 versus 78.8% in 1998. Total

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
international revenues based on the customers' country of domicile accounted for approximately 38.1% of Scientific Games' gross revenues in 1999 versus 35.4% for 1998.

    On a comparative basis, gross margin increased $4.6 million or 6.1% while gross margin as a percentage of revenues decreased to 35.2% from 34.9% for the years ended December 31, 1999 and 1998, respectively. The dollar margin increase was primarily due to the increase sales volumes of prepaid telephone cards. The percentage margin decline was mainly attributable to Instant Ticket and Related Services contracts awarded or extended having lower equivalent sales prices than charged in previous contracts and lower instant ticket export sales, offset in part by continued efficiency improvements in instant ticket and prepaid telephone card manufacturing.

    Selling, general and administrative ("SG&A") expenses increased $2.5 million for the year ended December 31, 1999 over the same period of 1998. SG&A expenses increased as a percentage of revenues to 12.7% from 12.4%. The increase was due primarily to the full year operation of the French joint venture formed in December 1998 and additional expenses required to support increased sales activity in new and existing markets, including prepaid telephone cards.

    Depreciation and amortization expenses increased for the year ended December 31, 1999 by $1.7 million over the comparable period of 1998. The increase was due primarily to the full year operation of the French joint venture, the acceleration of depreciation of equipment to be disposed of earlier than originally anticipated and the charges associated with the closure of the Gilroy California printing facility in July 2000.

    Operating income for the year ended December 31, 1999 increased $370,000 or 1.1% from the year ended December 31, 1998. The increase was attributable to the same reasons as noted above.

    Interest income for the year ended December 31, 1999 increased by $18,000 from the year ended December 31, 1998. The increase was attributable to higher average cash and cash equivalents balances during the same comparable periods.

    Other income for the year ended December 31, 1999 decreased $184,000 compared to the year ended December 31, 1998. The decrease was mainly due to net losses incurred in the disposition of assets.

    Scientific Games experienced a net gain of $437,000 on foreign currency in the year ended December 31, 1999 compared to a loss of approximately $65,000 in the year ended December 31, 1998. The gains primarily resulted from fluctuations in exchange rates on non-U.S. dollar currency holdings.

    Interest expense for the year ended December 31, 1999 decreased approximately $765,000 from the year ended December 31, 1998. The decrease was mainly attributable to the decrease in the average balance outstanding under the Scientific Games' existing bank credit agreement compared to the prior period. Also contributing to the decrease was the transfer of a portion of the Company's debt to borrowings with lower interest rates.

    The effective tax rate for the year ended December 31, 1999 was 36.9% as compared to 38.6% for the year ended December 31, 1998. The lower effective tax rate for the year was primarily a result of an increased level of foreign, federal and state tax credits and adjustments to tax liabilities.

    Net income was $20.5 million for the year ended December 31, 1999 compared to $19.4 million for the year ended December 31, 1998.

    Earnings per common share (diluted) for the year ended December 31, 1999 were $1.72 cents per share compared to $1.58 for the comparable period in 1998. The increase in earnings per common share was primarily due to the increase in earnings and a decrease in the weighted-average number of common equivalent shares outstanding. The weighted-average number of diluted shares outstanding decreased from 12.3 million in 1998 to 11.9 million in 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    Revenues for the year ended December 31, 1998 increased $16.3 million or 8.3% over the revenues for the year ended December 31, 1997. The increase was primarily due to additional Systems revenues of approximately $20.1 million. Contributing to this increase was a full year of operations for the Scientific Games' Tele Control Kommunikations und Computersysteme A.G. subsidiary ("SG Austria") which was acquired in April 1997 and sales to new international customers, including La Francaise des Jeux, operator of the French National Lottery, and Praxa Limited, prime contractor to the Golden Casket Lottery Corporation in Australia. The increase in revenues was partially offset by a decline of $4.0 million in Instant Ticket and Related Services revenues which was primarily attributable to lower international sales volumes and continued lower equivalent sales prices as a result of competitive pricing pressures as discussed above and in Scientific Games' prior periodic reports. Instant Ticket and Related Services revenues accounted for approximately 78.8% of Scientific Games' gross revenues in 1998 versus 87.4% in 1997. Total international revenues based on the customer's country of domicile accounted for approximately 35.4% of Scientific Games' gross revenues in 1998 versus 33.5% for 1997.

    Gross margins decreased to 35.2% for the year ended December 31, 1998 from 36.8% for the year ended December 31, 1997. The margin decline was mainly attributable to Instant Ticket and Related Services contracts awarded or re-awarded having lower equivalent sales prices than charged in previous contracts and lower international sales volumes, partially offset by continued efficiency improvements in domestic instant ticket manufacturing. Also partially offsetting the decline was the full year ownership of SG Austria and the new Systems sales discussed previously.

    Selling, general and administrative ("SG&A") expenses increased $865,000 for the year ended December 31, 1998 over the same period of 1997. SG&A expenses decreased as a percentage of revenues to 12.4% from 13.0%. The dollar increase was primarily attributable to a full year ownership of SG Austria, additional expenses related to the joint venture with La Francaise des Jeux, an increase in international sales efforts, including the expanded activities of a sales branch in South Africa, and sales efforts related to The Daily Race Game-TM- joint venture with Telecom Productions Inc., which was introduced in 1998.

    Depreciation and amortization expenses increased for the year ended December 31, 1998 by $3.1 million over the comparable period of 1997. The increase was due primarily to the full year ownership of SG Austria and additional SciScan Technology-Registered Trademark- terminals placed in services during the second half of 1997 and the beginning of 1998.

    During 1997, Scientific Games recognized a one-time write-off of $10.1 million for in-process technology acquired in connection with the April 15, 1997 acquisition of SG Austria. In addition, in July 1997 Scientific Games discontinued its charity pull-tab ticket business line that was produced and distributed by its then named subsidiary GameTec Inc. ("GameTec"). In October 1997, Scientific Games sold substantially all of the assets of GameTec to International Gamco, Inc. ("Gamco"). Scientific Games also entered into a three year extendible marketing agreement with Gamco in 1997 to provide marketing and related services to state lotteries for pull-tab tickets printed by Gamco. Scientific Games continues to provide pull-tab tickets to its lottery customers through such marketing agreement. A one-time write-off of $3.4 million (pre-tax) was recognized in the year ended December 31, 1997 for losses from the disposition of the assets of its pull-tab ticket business line. Scientific Games did not have similar write-offs in 1998.

    Operating income for the year ended December 31, 1998 increased $11.9 million or 58.6% from the year ended December 31, 1997. The increase was primarily attributable to the pull-tab business and in-process technology one-time write-offs in 1997 as discussed previously and additional Systems sales during 1998. Partially offsetting the operating income increase was a decline in operating income in the Instant Ticket and Related Services segment due mainly to pricing pressures discussed previously.

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
    Interest income for the year ended December 31, 1998 increased by approximately $130,000 from the comparable year ended December 31, 1997. The increase was mainly due to the interest related to an employee benefit plan, which was offset by a comparable charge to compensation expense.

    Scientific Games experienced a net loss of $65,000 on foreign currency in the year ended December 31, 1998 compared to a gain of approximately $507,000 in the year ended December 31, 1997. The losses primarily resulted from fluctuations in exchange rates on non-U.S. dollar currency holdings. The 1997 gains were primarily attributable to gains on the hedging of the purchase price of SG Austria as well as net gains on non-U.S. dollar transactions in the normal course of business.

    Interest expense for the year ended December 31, 1998 increased approximately $442,000 from the year ended December 31, 1997. The increase in interest expense resulted from higher average borrowings under Scientific Games' credit facilities for year ended December 31, 1998.

    The effective tax rate for the year ended December 31, 1998 was 38.6% as compared to 55.9% for the year ended December 31, 1997. The higher than normal effective tax rate for 1997 was primarily a result of a one-time write-off of $10.1 million for in-process technology.

    Net income was $19.4 million for the year ended December 31, 1998 compared to $9.0 million for the year ended December 31, 1997. The increase in net income of $10.4 million was primarily due to the one-time write-offs in 1997 for the pull-tab business and in-process technology. Comparative net income excluding these one-time write-off's decreased by $1.7 million in 1998.

    Earnings per common share (diluted) for the year ended December 31, 1998 were $1.58 cents per share compared to $0.72 for the comparable period in 1997. The increase in earnings per share was primarily due to the one-time write-offs in 1997 as discussed above. Earnings per common share (diluted) for the year ended December 31, 1997, excluding the one-time write-offs, would have been $1.70. The decrease in earnings per share, excluding the write-offs, was partially offset by a reduction in the weighted average number of common equivalent shares outstanding resulting from the lower average stock price in 1998 and the related effects on dilutive stock options. The weighted average number of diluted shares outstanding decreased from 12.4 million in 1997 to 12.3 million in 1998.

INFLATION, CHANGING PRICES, FOREIGN CURRENCY FLUCTUATIONS AND MARKET RISK

    Scientific Games believes that inflation has not had an abnormal or unanticipated effect on its operations. Inflationary pressures would be significant to the business if raw materials used for its instant lottery ticket production are significantly affected. Available supply from the paper industry tends to fluctuate, and prices may be affected by supply. During Scientific Games' fiscal year ended December 31, 1999, inflation was not a significant factor in the results of operations, which were not impacted by significant pricing changes in costs, except for personnel related expenditures.

    In certain limited cases, Scientific Games' contracts with customers contain provisions to adjust for inflation on an annual basis, but Scientific Games cannot be assured that this adjustment would cover raw material price increases. While Scientific Games has long-term and generally satisfactory relationships with most of its suppliers, it is believed alternative sources to meet raw material needs are available.

    Scientific Games manages foreign currency exchange risks on a global basis by one or more of the following: (i) securing payment from customers in U.S. dollars, when possible, (ii) utilizing borrowings denominated in foreign currency, and (iii) entering into foreign currency exchange contracts. In addition, a significant portion of the cost attributable to foreign operations is incurred in the local currencies.

    Scientific Games may, from time to time, enter into foreign currency exchange or other contracts to hedge the risk associated with certain firm sales commitments, certain anticipated revenue streams

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and certain assets and liabilities denominated in foreign currencies. Scientific
Games does not engage in currency speculation. Assets and liabilities of foreign operations are translated from the local currency at the end of the fiscal period. Translation gains and losses of foreign operations that use local currencies as the functional currency are accumulated and reported as a separate component of shareholders' equity. Revenues and expenses are translated at average month exchange rates for the month. Translation gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in our results of operations.

    To the extent Scientific Games does not hedge its foreign currency exchange risk, such transactions may have the effect of reducing or increasing the amount of revenue recorded in dollars or which is actually repatriated to the United States. Conversely, by entering into hedging contracts, Scientific Games may, in exchange for minimizing the risk of potential losses associated with foreign currency translations, also thereby necessarily minimize the potential for additional gain associated with foreign currency translation. While Scientific Games has always been able to enter into foreign currency exchange hedging transactions when it sought such arrangements, no assurances can be given that the ability to enter into such transaction will not be adversely affected in the future by one or more of the following: (i) doing business in a country with limitations on the expatriation of earnings or other governmental regulations,
(ii) doing business in a country for which there is only limited international interest in the provision of hedging arrangements by financial institutions, and
(iii) the inability to procure hedging agreements as the result of some financial crisis associated with that country or which has otherwise affected the interest of financial institutions in entering into hedging transactions in general.

LIQUIDITY, CAPITAL RESOURCES AND WORKING CAPITAL DEFICIENCY

    AUTOTOTE BEFORE THE CONSUMMATION OF THE TRANSACTIONS

    At July 31, 2000, Autotote's available cash and borrowing capacity totaled $21.0 million compared to $29.0 million at October 31, 1999. Net cash provided by operating activities decreased by $7.1 million to $19.0 million for the nine months ended July 31, 2000 from $26.1 million in the nine months ended July 31, 1999. A $4.4 million increase in net income was offset by a $11.4 million decrease in changes in operating assets and liabilities, primarily decreases in accounts payable and other current liabilities and increases in accounts receivable and inventory. In the first nine months of fiscal 2000, Autotote utilized $19.0 million of cash provided by operating activities, $17.4 million of long-term borrowings, $1.5 million in proceeds from stock sales, and $1.9 million of available cash, to invest $27.7 million principally in capital and contract expenditures in connection with the January 2000 start-up of the Monmouth/Meadowlands service contract and the July 2000 start-ups of the Vermont and New Hampshire state lotteries. Autotote also invested $8.2 million in software systems development and other assets, and used $3.6 million to reduce other long-term loans.

    Autotote had $17.8 million of borrowing availability under its old credit facility at July 31, 2000. At September 6, 2000 following consummation of the Scientific Games acquisition and related financing transactions, Autotote had $62 million of borrowing availability under its new senior credit facilities. Autotote believes that its cash resources, anticipated cash flows from operations and borrowing availability under the new senior credit facilities will provide sufficient liquidity to meet scheduled interest payments and anticipated capital expenditures during the next twelve months.

    At July 31, 2000, Autotote's current liabilities exceeded current assets by $3.5 million, an improvement of $4.2 million from October 31, 1999. The improvement results principally from a $9.3 million reduction in current assets, offset by a $13.6 million reduction in current liabilities, which included the classification of substantially all debt as long term. The classification of debt as long-term

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is the result of the debt refinancing which was done in connection with the
September 6, 2000 acquisition of Scientific Games.

    SCIENTIFIC GAMES BEFORE THE CONSUMMATION OF THE TRANSACTIONS

    The Scientific Games' cash and cash equivalents balance decreased by approximately $3.5 million during the six-month period ended June 30, 2000.

    For the six-month period ended June 30, 2000, net cash provided by operating activities increased by $2.6 million to $13.2 million from $10.6 million for the comparable period in 1999. The primary contributions to cash from operating activities during the period were net income and depreciation and amortization.

    Net cash used in investing activities for the six-month period ended June 30, 2000 increased to $21.8 million from $5.8 million for the same period in the prior year. These investments were mostly in property and equipment for our Alpharetta, Georgia and Leeds, England operations and primarily related to consolidation and expansion projects that were begun in 1999 and which will continue through the fourth quarter of 2000.

    Scientific Games's financing activities generated cash of $5.9 million for the six-month period ended June 30, 2000 compared to $1.5 million in the six-month period ended June 30, 1999. As a result of a net increase in borrowings for anticipated future capital expenditure requirements during the current quarter, the balance outstanding under one of our credit facilities at June 30, 2000 was $28.9 million.

    COMBINED LIQUIDITY AND CAPITAL RESOURCES OF AUTOTOTE AND SCIENTIFIC GAMES

    In order to finance the Scientific Games acquisition and refinance certain existing indebtedness, we conducted a series of financings in addition to the sale of the series A notes. As a result, our capital structure changed significantly and, among other things, we are a much more leveraged company. As a result of the transactions, on a pro forma basis at July 31, 2000 we have total indebtedness outstanding of approximately $439.1 million (excluding $3.9 million of undrawn letters of credit) as of July 31, 2000. See "Risk Factors--Substantial Leverage," "--Debt Service Requirements" and "--Covenant Restrictions." We have also recorded a substantial increase in goodwill and other intangible assets in connection with the Scientific Games acquisition and a corresponding increase in amortization expense.

    Under our new senior secured credit facilities, a group of lenders has provided new senior credit facilities in the aggregate principal amount of $345.0 million, comprised of (1) a six-year senior term A loan of up to $60.0 million, (2) a seven-year senior term B loan of up to $220.0 million, and (3) a six-year revolving credit facility of up to $65.0 million. We incurred the entire $280.0 million of the term loan facilities in connection with the consummation of the Scientific Games acquisition. See "Description of New Senior Credit Facilities" for a more detailed explanation of these loan facilities, including interest rates, amortization requirements and other terms.

    In connection with the consummation of the Scientific Games acquisition, we issued $110.0 million of new convertible preferred stock. The dividends on the new convertible preferred stock accrue at the annual rate of 6% per annum and are payable-in-kind until the ninth dividend payment, at which time we have the option to pay dividends in cash; the new convertible preferred stock also has the right to participate in common stock dividends, if any, on an as-converted basis. The new convertible preferred stock is convertible at any time into shares of our common stock at the adjusted conversion price of $5.56 per share, subject to a potential reset to not less than $5.00 per share, and will automatically convert into common stock five years after issuance at the conversion price then in effect. The initial conversion price of $6 per share was adjusted to $5.56 per share due to the issuance of 2.9 million

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shares in redemption of the warrants issued to our financial advisors. See
"Description of Capital Stock" for a more detailed description of the new convertible preferred stock.

    Autotote spent $27.7 million for wagering systems and capital expenditures for the nine-month period ended July 31, 2000, including $6.6 million for the installation of a pari-mutuel system for the Monmouth and Meadowlands Racetrack, $8.8 million in connection with the installation of the New Hampshire and Vermont on-line lotteries and $2.9 million to upgrade its communications infrastructure. Scientific Games spent $22.3 million on capital expenditures in the six-month period ended June 30, 2000, including $8.4 million to expand and add printing equipment to its Alpharetta, Georgia facilities and $8.4 million to consolidate its manufacturing facilities and expand prepaid phone card capacity in the U.K. We currently expect that we will spend approximately $76.0 million in wagering systems and capital expenditures on a pro forma combined basis for fiscal year 2000, of which approximately $12.0 million will be for ongoing maintenance.

    Based on our current level of operations and the anticipated cost savings and operating improvements, we believe that our cash flow from operations, available cash and available borrowings under our new revolving credit facility will be sufficient to meet our liquidity needs for the foreseeable future; however, we cannot assure you that this will be the case. We also may need to refinance all or part of our indebtedness, including the notes, on or before maturity. We cannot assure that we will able to refinance any of our indebtedness, including our new senior credit facilities and the notes on commercially reasonable terms or at all. From time to time there have been in the past, and there are likely to be in the future, inquiries from and/or preliminary discussions with third parties regarding potential dispositions of portions of our business or potential acquisitions of other businesses, or both. At present, we have no agreement or understanding, and no substantive discussions are ongoing, regarding any such transaction. There can be no assurance as to whether any such transaction will or will not occur, or as to the terms thereof, or as to the effect any such transaction might have on our liquidity and capital resources or results of operations, or other business and financial data included in this Prospectus. See "Risk Factors--Debt Service Requirements."

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                                    BUSINESS

OVERVIEW

    As a result of the Scientific Games acquisition, we are the largest provider of services, systems and products to both the pari-mutuel gaming and instant ticket lottery industries, and we believe we are the only fully integrated lottery service provider in the world. We believe that we offer the broadest and most technologically advanced array of products and services in these industries and that we are the market leader in creating innovative pari-mutuel wagering and lottery products. Our lottery group is the leading provider of instant lottery tickets and related services, accounting for approximately 68% of all retail sales of instant lottery tickets in the United States in 1999. Our lottery group also supplies technologically advanced on-line lottery systems and instant ticket validation equipment to lotteries in the U.S. and internationally. Our pari-mutuel group is the leading provider of pari-mutuel wagering systems worldwide and has an approximate 65% share of the estimated $20.0 billion of North American racing industry wagers, or "Handle." Our venue management group, utilizing our pari-mutuel business expertise, owns or operates off-track betting venues or "OTBs" in Connecticut, The Netherlands and Germany, from which we earn a significantly higher percentage of the Handle than we earn by providing services to third-party operators. Finally, our telecommunications products group leverages our superior lottery technology to create highly secure, paper-based, prepaid phone cards for the rapidly growing international cellular telephone markets. On a combined pro forma basis, for the pro forma LTM period we generated revenues of $447.7 million, operating income of $35.8 million and EBITDA of $86.6 million.

    On September 6, 2000, Autotote acquired Scientific Games for approximately $308.0 million in aggregate cash consideration to Scientific Games stockholders. This acquisition combines Autotote's pari-mutuel wagering, venue management and on-line lottery businesses with Scientific Games' complementary instant lottery ticket and related services, on-line lottery and instant ticket validation, and rapidly growing prepaid phone card businesses. We believe the combination should result in significant revenue enhancement and operating synergies by (1) creating the broadest and most integrated product line in the lottery industry, which will enable us to provide "one-stop shopping" to lottery customers (who typically offer both on-line and instant ticket games); (2) increasing our market scale and scope, which should enhance our ability to compete for domestic and international lottery contracts and pursue our Internet strategy; and (3) reducing duplicative marketing costs and general corporate overhead and expenses.

    In conjunction with the Scientific Games acquisition and the repayment of substantially all of the existing debt of both companies, we issued $110.0 million of new convertible preferred stock, $102.0 million of which was purchased by an affiliated entity of Olivetti S.p.A. As a result the Olivetti group became our largest equity investor, owning approximately 32% of our common stock on a fully converted basis. Olivetti's affiliated entities include Telecom Italia S.p.A., one of the world's largest telecommunications service providers, as well as Lottomatica S.p.A., which manages the Italian national lottery and provides lottery operation services in other countries. We believe that the expertise and international presence of Olivetti and its affiliated entities can be particularly valuable to us as we attempt to pursue international growth opportunities.

    With the combined operations of Autotote and Scientific Games, we are engaged primarily in the following businesses:

    - LOTTERY GROUP (53% of pro forma LTM revenue, 22% of pro forma LTM operating income and 45% of pro forma LTM EBITDA). We believe that we are the world's only fully integrated service provider for both on-line and instant ticket lotteries, the two principal types of lottery games. Our instant ticket and related services business is the industry leader, with approximately 68% of all retail sales in the U.S. instant ticket market. Our instant ticket customers include 26 of the 39 U.S. jurisdictions where lotteries are authorized as well as lotteries in over 50 other

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      countries. In addition to ticket design and manufacturing, we provide lotteries with related value-added services through our branded Cooperative Services Program, including game design, sales and marketing support, inventory management and warehousing and fulfillment services. We have recently introduced our probability instant lottery tickets, which permit every ticket to have the potential to become a winner based on the choices made by the player, and probability ticket validation terminals based on our proprietary security technology. We believe that these innovative products will allow lotteries to increase retail sales of instant tickets while enabling us to generate higher revenues and margins from tickets, terminals and systems. Our instant ticket contracts generally run for one to five years and frequently include renewal options. We typically collect either a fixed fee per thousand instant tickets or a percentage of the instant ticket retail sales of the lottery customer, depending on the nature of the contract and the extent of the cooperative services we provide. Instant tickets and related services accounted for approximately 85% of the pro forma LTM revenue of our Lottery Group.

      Our lottery systems business primarily provides sophisticated, customized computer software, equipment (including state-of-the-art lottery terminals) and data communication services to lotteries for on-line and instant ticket games. To U.S.-based lotteries, we typically provide the necessary equipment, software and maintenance services pursuant to five to seven year contracts, under which we are generally paid a percentage of retail sales. Our U.S. systems contracts frequently include renewal options that have generally been exercised by our customers. Internationally, we typically sell terminals and systems to lotteries outright and provide ongoing fee-based software support under long-term contracts. We provide systems and services to 10 states in the United States and to lotteries in 24 countries internationally. We have recently been selected by the Iowa State lottery to provide a 7-year on-line lottery contract, beginning on July 1, 2001, with an estimated $40.0 million of potential revenue generated over the life of the contract. We also have been selected by the Maine lottery to provide instant tickets and an on-line lottery system, beginning July 2001, with an estimated $45.0 million of potential revenue generated over the six-year life of the contract.

    - PARI-MUTUEL GROUP (25% of pro forma LTM revenue, 26% of pro forma LTM operating income and 29% of pro forma LTM EBIDTA) We are the leading worldwide supplier of technologically advanced computerized wagering systems and related equipment. We provide technology, software, equipment and services for pari-mutuel wagering conducted at thoroughbred, harness and greyhound racetracks and OTBs worldwide. We have approximately 65% of the market for pari-mutuel services in North America based on total Handle, and have benefited from the growth in remote wagering over the past ten years in the markets we serve. We also provide simulcasting and telecommunications services, video gaming terminals, and telephone and Internet account wagering. Based on Handle, our customers include 10 of the 15 largest thoroughbred racetracks in North America and 10 of the 12 largest North American OTB networks, among the more than 800 OTBs we service. We typically provide, install and maintain the necessary pari-mutuel systems and equipment for these customers pursuant to five-year contracts under which we receive a weighted average of approximately 0.35% of the Handle wagered.

    - VENUE MANAGEMENT GROUP (14% of pro forma LTM revenue, 21% of pro forma LTM operating income and 12% pro forma LTM EBITDA) We own and, subject to our compliance with certain licensing requirements, have the right to operate in perpetuity substantially all off-track pari-mutuel wagering in Connecticut. Our operations include 12 stand-alone OTBs state-wide, including two simulcasting teletheaters and three simulcasting raceview centers, and telephone account wagering to customers in 31 states. We are also the exclusive licensed operator for all pari-mutuel wagering in The Netherlands, with five racetracks and 39 OTBs under a contract with an initial term continuing through June 2003. In addition, we are a 50% participant in a

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      joint venture to operate up to approximately 2,500 OTBs in Germany. Our revenues are based on a percentage of the Handle wagered at our OTB venues, which ranges from 20% to 32%. We also provide facilities management services to the Mohegan Sun Casino racebook.

    - TELECOMMUNICATIONS PRODUCTS GROUP (8% of pro forma LTM revenue, 31% of pro forma LTM operating income and 14% of pro forma LTM EBITDA) In Europe we are a leading manufacturer of prepaid scratch-off phone cards, which entitle cellular phone users to a defined value of airtime. In 1999, approximately 47% of all European cellular phone subscribers used prepaid calling services. While less common in the U.S., prepaid phone cards offer consumers worldwide a cost-effective way to purchase cellular airtime while avoiding credit checks, connection fees and contract commitments. We estimate that we have approximately 14% of the fragmented European market for prepaid cellular phone cards and are the largest supplier to Vodafone Limited and Orange Personal Communications, two of Europe's leading cellular companies. To prevent fraud, our phone cards incorporate proprietary security technology originally developed for our lottery ticket operations. We expect to participate in the anticipated continued growth in the cellular market (which in Europe alone is projected to grow from approximately 154 million cellular subscribers in 1999 to approximately 304 million cellular subscribers by 2003), and we expect the number of prepaid phone card users to grow faster than traditional cellular subscribers. We are investing approximately $25.0 million in our U.K. operations, including approximately $9.0 million to increase our annual prepaid phone card manufacturing capacity from 120 million cards in early 1999 to an estimated one billion cards by early 2001. For the six months ended June 30, 2000, we generated $20.0 million of revenue in this segment compared to $6.7 million for the comparable period in 1999.

RECENT DEVELOPMENTS

    On December 21, 2000, Autotote announced results for its fiscal fourth quarter and year ended October 31, 2000. The results include the operations of Scientific Games since September 6, 2000 when Autotote acquired it.

    Revenues for the fiscal fourth quarter of 2000 were $82.7 million compared to $59.2 million in the fourth quarter of fiscal 1999. EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter before acquisition and other unusual charges and extraordinary items was $11.9 million versus $11.8 million in the fiscal fourth quarter of 1999. Net loss before acquisition and other unusual charges and extraordinary items was $11.3 million or a loss of $0.31 per diluted share in the fiscal fourth quarter of 2000 compared to net income of $346,000 or $0.01 per diluted share in the fiscal fourth quarter of 1999.

    Revenue for fiscal 2000 was $233.3 million compared to $211.1 million in fiscal 1999. EBITDA before acquisition and other unusual charges and extraordinary items was $45.6 million in fiscal 2000 versus $40.5 million for fiscal 1999. Net loss before acquisition and other unusual charges and extraordinary items was $6.9 million or $0.19 per diluted share compared to net income of $379,000 or $0.01 per diluted share in fiscal 1999.

    Including the acquisition and other unusual charges, and extraordinary items, EBITDA was $8.1 million in the fiscal fourth quarter of 2000 and the net loss was $36.4 million or a loss of $0.96 per diluted share. For fiscal 2000, EBITDA was $41.8 million and the net loss was $32.0 million or $0.87 per diluted share in fiscal 2000. These results reflect approximately $23.6 million of costs expensed by Autotote associated with its acquisition of Scientific Games and of the refinancing the debt of both companies.

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    Operating results for the fiscal fourth quarter and fiscal year were impacted by several factors:

    - During the fourth quarter there were two plant shutdowns and two corresponding start-ups in the Scientific Games manufacturing operation--one each in the UK and United States. The combination of the interrupted production and unusually high costs (such as overtime and scrap), coupled with excess costs in their systems business, is estimated to have had a $5.0 million negative impact on EBITDA in the fourth quarter. By calendar year end, both production and manufacturing costs had rebounded to normal levels.

    - As planned, Autotote largely completed the conversion of its satellite network to 8 to 1 compression but was unable to eliminate the resulting excess transponder capacity until late in the year due to market softness. Consequently an annualized saving of $2.0 million that was expected to contribute to fiscal 2000 will not begin until 2001.

    - Year to year comparisons are impacted by Autotote's unusually strong pari-mutuel equipment sales to Sisal S.p.A. and the British Totalizator Board in fiscal 1999 which, as expected, did not continue into the fourth quarter of fiscal 2000.

    - Start up costs for an OTB joint venture in Germany were approximately $1.0 million.

    - The write-off of Autotote's option to purchase Atlantic City Raceway as a result of the New Jersey legislature's failure to pass the necessary legislation to allow OTB expansion in that state resulted in a fiscal fourth quarter charge of approximately $1.1 million.

    On December 20, 2000, Autotote Corporation determined to change its fiscal year from the year ending October 31 to a calendar year, beginning with the year ending December 31, 2001. This change will result in a two-month transition period ending December 31, 2000, with the next fiscal year commencing on January 1, 2001. The Company will file with the SEC a transition report on Form 10-Q covering the transition period from November 1, 2000 to December 31, 2000.

    On September 26, 2000, we announced the signing of a ten year-contract extension with LEIDSA (Loteria Electronica Internacional Dominicana, S.A.) to provide on-line lottery services in the Dominican Republic, as authorized by Loteria Nacional. We have been providing such services to LEIDSA since 1996 in exchange for a percentage of Handle generated. Our revenues in the Dominican Republic are currently just over $1.0 million annually and have been increasing steadily.

    We also have been selected by the Maine state lottery to provide instant tickets and an on-line lottery system, beginning July 2001, with an estimated potential to generate revenues of approximately $45.0 million over the 6-year life of the contract.

    On September 13, 2000, we were selected to enter into a seven-year contract with the Iowa State lottery. Based on 1999 lottery sales in Iowa of $178.0 million, we believe that the seven-year contact, with option to renew, has the potential to generate revenues of approximately $40.0 million over the life of the contract.

    On August 2, 2000, Autotote entered into a contract with the Turkey Jockey Klub (TJK) of Istanbul for the sale of a fully integrated Alpha central computer system featuring Autotote Eclipse-TM- software together with 2,500 MAX-TM- 2000, STAN and walkabout terminals and the related network communications equipment. The total sales price of the system is expected to exceed $11.0 million. The contract also provides for ongoing maintenance and support services to be provided by Autotote at the election of TJK for a period of ten years, from which we may receive revenues totaling up to approximately $10.0 million.

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COMPETITIVE STRENGTHS

    LEADING MARKET POSITIONS. We are the world's leading provider of instant lottery tickets and related services. In 1999, we enjoyed a 68% share of total U.S. instant lottery ticket retail sales. We are also the leading supplier of pari-mutuel wagering systems worldwide and processed approximately 65% of the estimated $20.0 billion of Handle in North America during 1999. In addition, we are a leading provider of prepaid phone cards in Europe. We attribute our leadership positions in each of these businesses primarily to our technological expertise, well-established customer relationships, high levels of customer service, low-cost manufacturing capabilities and ability to offer a broad array of products and value-added services.

    SUBSTANTIAL RECURRING REVENUE. We typically provide our pari-mutuel, lottery and venue management services pursuant to long-term contracts. Our pari-mutuel and lottery system contracts typically run for five years, and our domestic instant ticket contracts typically run for one to five years, and, in each case, generally contain additional renewal options that have usually been exercised. Subject to our compliance with certain licensing and operational requirements, we own the Connecticut OTB system operations in perpetuity and our contract to operate The Netherlands OTBs runs until 2003. As a result of our contractual arrangements and the relative historic stability of the markets we serve, we believe that revenues from these sources are recurring. In addition, we have long-standing relationships with our international instant ticket customers. Collectively, these contracts and customers generated 76% of our pro forma LTM revenue, 55% of our pro forma LTM operating income and 84% of our pro forma LTM EBITDA.

    BROADEST PRODUCT LINE. We believe that we offer our customers the broadest array of lottery and pari-mutuel capabilities.

    - We believe our lottery group is the only fully integrated competitor in the lottery market providing instant tickets, lottery systems and a cooperative services program. We offer both traditional instant tickets and our recently introduced secure probability tickets, as well as on-line systems and secure instant ticket validation systems and terminals, both in the U.S. and internationally. We also offer our value-added Cooperative Services Program which allows lottery authorities to outsource many of the game design, sales, marketing, training, fulfillment and inventory management aspects of their lottery operations.

    - Our pari-mutuel group offers the broadest array of technologically advanced computerized wagering systems and related equipment to racetracks, including teller-operated and self-service terminals, hand-held and mobile wireless terminals, interactive voice response systems and telephone account wagering products. We also provide telecommunications and simulcasting services, which include broadcasting live video racing events via satellite to more than 200 racetracks and 1,100 OTBs, and we operate NASRIN-TM-, a national voice/data telecommunications network that serves more than 50 racetracks. In addition, we are a participant in a joint venture which has developed the TrackPlay-TM- Internet-based interactive wagering product, which incorporates video streaming and handicapping data and will be available, to the extent permitted by law, both to our racetrack customers and through the venues we operate.

    ESTABLISHED PARI-MUTUEL WAGERING NETWORKS. We have invested over $150.0 million since 1993 to develop, build and install state-of-the-art pari-mutuel wagering and communications networks and simulcasting systems throughout North America and internationally. This investment includes over 25,000 wagering terminals installed at our customer locations throughout North America at a total original cost of approximately $80.0 million. Our networks have led the industry in providing technological support for the trend toward remote wagering by linking multiple racetracks, OTBs, and regional networks of racetracks and OTBs to one another via dedicated, high-speed communications

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channels, using sophisticated centralized processing centers to efficiently provide services for the entire network, thereby substantially increasing wagering opportunities at every participating location. Our networks provide a competitive advantage by enabling us to spread the cost of our terminals and centralized processing centers among many customers. A competitor seeking to provide substitute services to an individual customer would incur significant expenditures for the necessary terminals, and would need a substantial base of existing customers over which to spread processing costs in order to provide such services on a cost-effective basis.

    SUPERIOR TECHNOLOGY. We believe that we are the technology leader in our core businesses, contributing to our leading positions in the markets we serve.

    - In our instant ticket business, we believe that we are the technology leader in the development of new products. We are the first company to successfully commercialize secure probability tickets, which had not been viable until the recent introduction of our patented Winner's Choice-TM-ticket format, which has an electronic circuit printed in the ticket to facilitate secure validation. Our proprietary SciScan Technology-Registered Trademark- terminals can read and securely validate our probability tickets as well as validate the bar codes of traditional instant tickets. We believe that our integrated probability ticket validation technologies are more secure than those offered by the limited number of competitors in this market.

    - Our on-line lottery systems were recently upgraded and utilize the latest system development technologies. Our systems have received the highest technical evaluations in recent lottery procurements.

    - In our pari-mutuel group, we believe that we are the technological leader in computerized wagering systems and related equipment. Our recently upgraded Eclipse-TM- pari-mutuel wagering software supports our regional networking strategy of using fewer central processing "hubs." Our sophisticated line of wagering terminals was the first to offer the versatility of teller operation and self-service capabilities in the same unit, and also includes innovative hand-held mobile terminals and other dedicated self-service units. We have also added our own Internet-based account wagering service to our range of advanced phone betting and interactive voice response wagering products, all of which enable end-users to wager from remote locations and expand the distribution channels for pari-mutuel wagering.

    - In our prepaid phone card business, we believe that our lottery-based security procedures and technology give us a substantial advantage over our competition. Our leadership in security technology is important to our large telecommunication services customers, who place their brand names on phone cards and bear the risks of access number theft and activation problems.

BUSINESS STRATEGY

    DEVELOP PROBABILITY TICKETS MARKET. Our strategy is to aggressively develop U.S. and international markets for probability tickets. We believe we will benefit from the higher margins we realize on sales of probability tickets, and indirectly increase our lottery systems business because validation of our probability tickets requires our proprietary SciScan Technology-Registered Trademark- terminals. In markets where we have introduced probability game tickets, total instant ticket sales have initially grown by up to 15% without the benefit of mass media advertising (although there can be no assurance that such growth will be sustained or will be experienced in all markets). We have installed or are installing, in seven jurisdictions worldwide, more than 26,000 SciScan Technology-Registered Trademark- terminals capable of validating probability tickets. We are also including our probability tickets and secure validation technologies as part of our on-line systems bids and, when requested, as part of the on-line systems bids of other vendors, and incorporating these tickets and associated systems in our cooperative services agreements. In addition to new terminal installations in the U.S. and abroad, we believe that there are over 130,000

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
existing on-line lottery terminals in the U.S. which present potential SciScan Technology-Registered Trademark- upgrade opportunities.

    DEVELOP INTERNET CAPABILITIES. Internet wagering is permitted in many jurisdictions outside the U.S. and a number of U.S. jurisdictions are considering laws relating to interstate and intrastate Internet wagering. Several states already have existing regulations enabling intrastate Internet wagering. Our strategy is to build our Internet wagering business internationally and to rapidly take advantage of opportunities in the U.S. as they become available. We are developing Internet pari-mutuel wagering services for international and selected intrastate markets, and believe this technology could be adapted for the lottery industry to enable Internet wagering for on-line and instant lotteries. An increase in Internet or other interactive wagering would allow us to benefit from: (1) profits from Handle wagered on our proprietary web site as a venue operator; (2) fees based on Handle, wagered on our customers' web sites, that flow through our pari-mutuel systems; and (3) the higher fees we would derive from Handle wagered on our customers' web sites for which we provide the Internet platform.

    PURSUE INTERNATIONAL GROWTH OPPORTUNITIES. We believe that significant growth opportunities for all our product and service lines exist in international markets. Our largest equity investor is an affiliated entity of Olivetti S.p.A. Olivetti's affiliated entities include Telecom Italia S.p.A., one of the world's largest telecommunications services providers with a substantial presence in Europe and South America. Telecom Italia is estimated to have purchased 150 million phone cards in 1999. Another of Olivetti's affiliated entities is Lottomatica S.p.A., which manages the Italian national lottery, owns 22,000 terminals in 15,000 betting shops throughout Italy, and provides lottery operation services in other countries. We believe that the expertise and international presence of Olivetti and its affiliated entities can be particularly valuable to us as we attempt to pursue international growth opportunities. We will seek to increase our share of the high-margin European prepaid cellular phone card market by pursuing new telecommunications customers such as Telecom Italia, and develop prepaid phone card sales in South America, East Asia and other rapidly growing cellular phone markets. In addition, we also plan to introduce instant tickets to new international markets, including established on-line markets such as Spain, and increase penetration of existing international instant ticket markets. We also plan to pursue lottery ticket and systems business from newly introduced national lotteries, as well as lotteries that have recently converted from off-line to on-line operations in East Asia and elsewhere. We will seek to expand our sales coverage in South America and Europe to offer our complete line of products, and also plan to continue moving beyond international pari-mutuel sales into pari-mutuel services and venue management as the international market for those services matures.

    DEVELOP ADDITIONAL VENUES. We will seek to expand our venue management business. We believe that we are the only company to successfully privatize a government-operated off-track betting system and that this experience, together with our expertise in pari-mutuel technology and related services, gives us a significant competitive advantage as we pursue the rights to operate other state-run or private OTB networks or racetracks both in the U.S. and internationally. We anticipate that new domestic legislation, European opportunities and potential future acquisitions will provide opportunities for continued growth in this area. Pending legislation in New Jersey may allow OTBs and account wagering, and we are negotiating for an extension of our option to purchase the Atlantic City Racetrack. In Germany, our joint venture will operate up to 2,500 OTBs as the racing industry expands wagering into sports bars and restaurants.

    SELECTIVELY EXPAND ON-LINE LOTTERY BUSINESS. We believe our leadership position in the instant ticket lottery business positions us to leverage our long-term customer relationships with state lottery authorities to increase our share of the on-line lottery market and emphasize the one-stop shopping opportunities we can offer to lottery customers. Prior to the acquisition of Scientific Games, Autotote was awarded four of the last seven domestic on-line lottery contracts on which it bid. Over the next three years, seven on-line contracts currently held by our competitors, representing approximately 21%

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of 1999 U.S. on-line retail lottery revenues, will be up for renewal in competitive bidding processes. During that period, only one of our own existing on-line lottery contracts will be subject to renewal.

    IMPLEMENT COST SAVINGS INITIATIVES. We have closed our instant ticket manufacturing facility in Gilroy, California and have added state-of-the-art printing equipment to our facility in Alpharetta, Georgia which began production on August 16, 2000. The expansion of the Alpharetta facility represents an investment of approximately $16.3 million, of which $6.0 million was spent in 1999 and $8.4 million was spent in the first six months of 2000, and the balance of which is expected to be expended by December 2000. This investment will increase annual production capacity by approximately 3.5 billion tickets while generating annual cost savings estimated at $5.1 million based on 1999 volume levels. We are also in the process of investing approximately $25.0 million, of which $8.3 million was expended in 1999 and $8.4 million was expended through the first six months of 2000, to close two small plants and complete construction of a new printing facility in the United Kingdom to serve anticipated growth in the European phone card business. We expect this to substantially lower our unit production costs for phone cards. In addition, we believe the Scientific Games acquisition will enable us to eliminate duplicative administrative, executive staff and marketing expenses and save at least $2.0 million annually in corporate overhead on an adjusted pro forma combined basis.

INDUSTRY OVERVIEW

    LOTTERY MARKET. Lotteries are operated by domestic and foreign governmental authorities and their licensees in approximately 200 jurisdictions throughout the world. Currently, 39 jurisdictions in the United States sell instant and on-line lottery tickets. Governments typically authorize lotteries as a means of generating revenues without the imposition of additional taxes. Lottery revenues are frequently set aside for particular public purposes, such as education, aid to the elderly, conservation, transportation and economic development. As lottery ticket sales have become a significant source of funding for such programs, many jurisdictions have come to rely on the revenues generated by such sales.

    Although there are many types of lottery games worldwide, governmentally authorized lotteries may generally be categorized into three principal groups: instant lotteries, on-line lotteries and the traditional draw-type lotteries. An instant ticket lottery is typically played by removing a coating from a preprinted ticket to determine whether it is a winner. On-line lotteries, such as Powerball, are based on a random selection of a series of numbers selected by the player. On-line lotteries are generally pari-mutuel in nature in that the prize is based on Handle and the number of winners who share the prize pool, comprised of Handle less a predefined commission (although fixed prizes are also offered). On-line lotteries are conducted through a computerized lottery system in which lottery terminals are connected to a central computer, usually by dedicated telephone lines. On-line lottery systems may also be used to validate instant tickets to confirm large prize levels and prevent duplicate payments, or separate instant ticket validation systems may be installed. Internationally, the older form of traditional draw-type lottery games, in which players purchase tickets which are manually processed for a future drawing for prizes of a fixed amount, is a popular form of play. In addition, lotteries may offer keno, video lottery, sports and other lottery games. Quick draw keno is typically played every 5 minutes in restricted social settings such as bars and is usually offered as an extension of on-line lottery systems. There are video lotteries played on video lottery terminals ("VLTs") featuring "line-up" and card games, typically targeted to locations such as horse and dog racing tracks, athletic arenas, certain bars, clubs and similar establishments. Video lotteries generally use a system different from an on-line system for accounting, security and control of VLTs. In addition, in Oregon, several provinces in Canada and several countries outside the U.S., lotteries offer pari-mutuel or fixed odds wagers on various sports.

    Instant and on-line lottery retail sales comprise 92.7% of the U.S. market for lotteries. Based on industry information, it is estimated that 1999 U.S. and international on-line lottery retail sales totaled approximately $19.0 billion and $56.6 billion, respectively, and 1999 U.S. and international instant ticket

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lottery sales totaled approximately $14.8 billion and $27.5 billion, respectively. The U.S. instant ticket market grew at a compound annual growth rate of 8.2% from 1994 to 1999. Industry data indicates that instant ticket retail sales have been growing faster than on-line games because of "instant" rewards, marketing promotions and game interactivity compared to the delayed rewards of on-line games with periodic or weekly drawings.

    PARI-MUTUEL MARKET. Pari-mutuel wagering is currently authorized in 43 states in the United States, Puerto Rico, all provinces in Canada and approximately 100 other countries around the world. We estimate that total worldwide Handle in the pari-mutuel business was approximately $116.0 billion in 1999. According to the most recent industry statistics, pari-mutuel thoroughbred wagering Handle in the United States grew from $9.9 billion in 1994 to $13.7 billion in 1999, a compound annual growth rate of 6.7%.

    Similar to on-line lotteries, pari-mutuel wagering patrons place specific types of wagers (e.g., on a specified horse to win) and a patron's winnings are "pari-mutuelly" determined based on dividing the total Handle wagered, less a set commission, among the winners. Wagering is generally conducted at horse racetracks, greyhound dog races, jai alai frontons and OTBs. Licenses to conduct races and/or offer pari-mutuel wagering are granted by governments to private enterprises, non-profit racing associations and occasionally government organizations including lotteries.

    The increases in remote Handle (i.e. Handle generated where customers place wagers on location at one racetrack or OTB on races held at another racetrack) have more than offset declines in live Handle (i.e., Handle at the race or event itself). Remote wagering has increased its share of total Handle from 15% in 1986 to 83% of the U.S. thoroughbred pari-mutuel racing industry Handle in 1999. The dollar volume of remote wagering in North America on thoroughbred racing has grown from $5.4 billion in 1993 to $11.8 billion in 1999, a compound annual growth rate of nearly 13.5%. A number of factors have led to this increase, including simulcasting of live races on private satellite video networks, public broadcasting and Internet video streaming, changes in pari-mutuel wagering regulations enabling simulcasting and the expansion of distribution channels including wagering at OTBs and by telephone and other interactive devices including personal computers. Remote wagering has resulted in increased Handle by facilitating virtually around the clock wagering availability, year-round racing events upon which to wager (previously impracticable because of the seasonal nature of regional racing activity) as well as the consolidation of "live" racing.

    PREPAID PHONE CARDS MARKET. Prepaid phone cards offer consumers convenient and less expensive cellular airtime purchases without credit checks, connection fees or contract commitments. We believe that the further growth of cellular phone penetration will expand the prepaid phone card business. In 1999, approximately 47% of all European cellular phone subscribers used prepaid calling services. While less common in the U.S., prepaid phone cards offer consumers worldwide a cost-effective way to purchase cellular airtime while avoiding credit checks, connection fees and contract commitments. Because card access number theft is common, the security of the card is critical. Phone cards are expected to grow to 41% of the fast growing global cellular phone market by 2003. The number of cellular subscribers in Europe was 154 million in 1999 and is projected to grow to 199 million in 2000, 239 million in 2001, 273 million in 2002 and 304 million in 2003.

OPERATIONAL OVERVIEW

    LOTTERY GROUP

    Our Lottery Group provides two product lines: Instant Tickets and Related Services ("ITRS") and Lottery Systems. Our Cooperative Services Program is the branded marketing name we have given to the combination of any of the products and services offered by both the Instant Ticket and Related Services and the Systems product lines when bundled under one customer contract.

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
    INSTANT TICKETS AND RELATED SERVICES. We are a leading provider of game design, instant ticket manufacturing and the associated logistics and marketing of instant tickets. We market instant tickets and related services to domestic lottery jurisdictions, foreign lottery jurisdictions and commercial customers. We presently have contracts with 26 of the 39 jurisdictions in the U.S. which currently sell instant lottery tickets. These U.S. Instant Ticket and Related Services contracts typically pay us a fixed price per thousand tickets or a percentage of lottery sales to the public and typically range from one to five years in duration, although they usually include one or more extension options which our customers generally exercise. Our U.S. based customers have typically exercised these extension options. In addition, we have instant lottery customers in over 50 countries internationally. In most international markets, lotteries typically purchase tickets and systems in an unbundled fashion. Of the approximately 8.4 billion instant tickets (12.3 billion 2x4 equivalent card size) we sold in 1999, approximately 20% were sold outside the United States. Some international customers purchase instant tickets as needed rather than through supply contracts. Central computer systems, terminals and associated software are typically purchased in the U.S. through facilities management contracts and internationally through outright sales, often from different vendors.

    In 1974, we introduced the first secure instant game ticket. Today, the instant tickets we manufacture are typically printed on recyclable ticket stock by a series of computer controlled presses and ink-jet imagers, which we believe incorporate the most advanced technology and security currently available in the industry. Instant tickets generally range in size from 2 inches by 3 inches to ticket sizes as large as some greeting cards; instant tickets are normally played by removing a coating to determine if they are winning tickets.

    The increased application of computer-based and communications technologies (including proprietary technologies) to the manufacturing and servicing of instant tickets continues to separate the instant ticket from conventional forms of printing. We are generally recognized within the lottery industry as the leader in applying these technologies to the manufacturing and sale of instant tickets. In order to maintain our position as a leading innovator within the lottery industry, we intend to continue to explore and develop new technologies and their application to instant lottery tickets and systems. However, we also expect continued price-based competition in the instant ticket segment.

    We also manufacture instant tickets for promotional games and sell pull-tab tickets to our lottery customers through a marketing agreement with International Gamco, Inc.

    In addition, we pioneered the idea of privatizing lottery functions, branded as the Cooperative Services Program, as a means of reducing the operating costs of lotteries while increasing lottery revenues and are the only instant ticket manufacturer which offers separate lottery ticket cooperative support services to supplement its manufacturing operations. Cooperative service contracts bundle instant tickets, systems facilities management and/or other cooperative services, including designing and installing game management software, telemarketing, field sales, accounting, instant ticket distribution, sales staff training, estimating ticket needs, managing staff, advising with respect to security, maintenance, communication network and sales agent hot-line service for lottery jurisdictions. While the majority of lottery jurisdictions to date have chosen to control the distribution and sales of tickets, we have been successful in demonstrating to a number of jurisdictions that we can perform these functions effectively and at a low cost. We expect that more state or foreign governments will decide to privatize or outsource various lottery operations. We have significant experience in these services for lotteries and pari-mutuel operations and are well-positioned to offer this privatization or outsourcing option to lotteries.

    We now have contracts for expanded or cooperative services with the states of Delaware, Florida, Georgia, Kentucky, Maine, Nebraska, New York, and Pennsylvania. Under such contracts, we are paid a percentage of the lottery's total instant ticket revenues. Customers select those services which they desire to privatize from a menu of cooperative services offered. Replacement of these agreements may be associated with large conversion costs incurred by the lottery to hire and/or retrain staff and redesign and install a software system and other protocols to manage its instant ticket business.

    LOTTERY SYSTEMS. We are a leading provider of sophisticated, customized computer software, equipment and data communication services to government-sponsored and privately operated lotteries in the United States and internationally. This business includes the sale of on-line systems, instant ticket validation systems and terminals. Our lottery systems utilize proprietary technology that is similar to that used for pari-mutuel wagering, but is specialized for lottery operations. Our systems facilitate high speed processing of on-line wagers as well as validation of winning on-line and instant play tickets, including probability tickets. Our lottery business includes the supply of transaction processing software that accommodates instant ticket accounting and validation and on-line lottery games, point-of-sale terminal hardware which connects to these systems, central site computers and communication hardware which run these systems, and on-going operation support and maintenance services. We also provide software, hardware and support for sports betting and credit card processing systems for non-lottery customers.

    In the U.S., we currently provide on-line systems and services to the Connecticut, Montana, Vermont and New Hampshire state lotteries. We also provide instant ticket validation systems to Nebraska, Maine, New York, Missouri and Kentucky. Virginia purchased SciScan Technology-Registered Trademark- terminals from us and continues to receive ongoing support. Recent on-line lottery system procurements have requested the capability to support the secure validation of probability tickets and we have both bid our on-line systems with SciScan Technology-Registered Trademark- terminals and bid SciScan Technology-Registered Trademark- terminals through other on-line lottery system providers.

    Internationally, we have systems in France, The Netherlands, Switzerland, Spain, Greece, Australia, Canada, Mexico, nine states in Germany and other countries, and provide on-line system facilities management services to nationwide lotteries in Barbados and the Dominican Republic.

    The lottery systems segment includes the sale of standalone terminals for lottery applications. This includes the EXTREMA-TM- on-line lottery terminals and SciScan Technology-Registered Trademark- terminals. Our EXTREMA-TM- on-line terminals utilize a standard PC architecture, graphical interface touch screens for teller input without a keyboard and high speed thermal printers. Beginning in the fourth quarter of 1998 and throughout fiscal 1999, we shipped approximately 12,500 terminals to Sisal Sport Italia S.p.A. pursuant to a contract to deliver a total of 20,000 EXTREMA-TM- lottery terminals by August 2000. SciScan Technology-Registered Trademark- is a keyless validation system for retailers which significantly reduces the time required for ticket validation while at the same time improving security of the game. Utilizing optical bar code technology, SciScan Technology-Registered Trademark- terminals can be operated standalone or attached to an on-line lottery terminal to validate traditional instant tickets or our proprietary Winner's Choice-TM-probability tickets. Through our joint venture agreement with La Francaise des Jeux, the operator of the French National Lottery, we are developing a new generation of integrated on-line terminals with SciScan Technology-Registered Trademark-.

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
UNITED STATES LOTTERY CONTRACTS

    The table below lists the United States lottery contracts for which we had executed agreements as of November 28, 2000 and certain information with respect thereto. We are the primary provider of systems and services unless otherwise noted. The table also includes 1999 instant ticket or on-line retail sales, as applicable, for each state or district.

                            1999 INSTANT
                             TICKET/ON-
                            LINE RETAIL     COMMENCEMENT
                               SALES          DATE OF       EXPIRATION DATE          CURRENT
                              (DOLLARS        CURRENT         OF CURRENT         RENEWAL OPTIONS
STATE/DISTRICT              IN MILLIONS)      CONTRACT         CONTRACT             REMAINING         TYPE OF CONTRACT
--------------              ------------   --------------   ---------------   ---------------------   -----------------
Arizona...................    $  125.0      January 1998      January 2001               2 one-year               ITRS
Colorado..................       240.4         July 2000         June 2004               1 one-year               ITRS
Connecticut...............       503.3       August 1998       August 2001               1 one-year               ITRS
Connecticut...............       326.9          May 1998          May 2003               5 one-year            On-line
Delaware(1)...............        19.7         July 1995     December 2000                     none               ITRS
District of Columbia......        31.5          May 1996          May 2001                     none               ITRS
Florida...................       664.6        April 1997    September 2002                     none               ITRS
Georgia...................       900.7          May 1993        April 2003                     none               ITRS
Idaho.....................        56.9      October 1999      October 2001               2 one-year               ITRS(2)
Illinois..................       549.4         July 1996         June 2001               1 one-year               ITRS
Indiana...................       337.1     December 1997     December 2001                     none               ITRS
Kentucky(3)...............       252.4      October 1997      October 2002                     none   ITRS and Systems
Maine.....................       107.7         July 1990         June 2001                     none   ITRS and Systems
Massachusetts.............     2,305.4       August 1999       August 2001               3 one-year               ITRS
Minnesota.................       280.0      January 2000      January 2002               3 one-year               ITRS(2)
Missouri..................       259.6         July 1993         June 2001                     none               ITRS
Montana...................        19.6        March 1999          May 2006                     none            On-line
Nebraska..................        36.1         July 1993         June 2001                     none   ITRS and Systems
New Hampshire.............        62.8         July 2000         June 2006               2 two-year            On-line
New Jersey................       547.1     November 1996      October 2000               1 one-year               ITRS
New Mexico................        58.2        March 1997        March 2001               2 one-year               ITRS(2)
New York(4)...............       937.5        April 1996        April 2001                     none               ITRS
New York(4)...............     2,634.0      January 2000        March 2002                     none   ITRS and Systems
Oregon....................       143.7        April 1998        April 2001               3 one-year               ITRS(2)
Pennsylvania..............       457.0        April 1997        April 2002               5 one-year               ITRS
Rhode Island..............        59.5        April 1998        April 2001               2 one-year               ITRS(2)
South Dakota..............        13.1         June 2000         June 2003               2 one-year               ITRS
Texas.....................     1,426.0        March 1999    September 2002                     none               ITRS
Vermont...................        13.7         July 2000         June 2006               2 two-year            On-line
Virginia..................       576.7      January 1997         July 2002    1 three- or five-year            Systems(4)
Washington................       261.3     February 2000     February 2003               3 one-year               ITRS
W. Virginia...............        77.0          May 2000         June 2003               2 one-year               ITRS

------------------------------

(1) 2 year contract awarded with 3 one-year renewals executed

(2) Secondary supplier

(3) Support of previously sold lottery system; fee not based on Handle

(4) There are separate contracts for the supply of instant tickets and the supply of warehousing, distribution, telemarketing and systems.

ITRS = Instant Ticket and Related Services
Systems = Instant ticket validation systems

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
    PARI-MUTUEL GROUP

    We are the leading worldwide supplier of technologically advanced computerized wagering systems and related equipment. We also provide simulcasting and telecommunications services, video gaming terminals and telephone and Internet account wagering.

    NORTH AMERICAN PARI-MUTUEL OPERATIONS. We processed approximately 65% of the estimated $20 billion of pari-mutuel wagering Handle in North America during 1999, and have benefited from the growth in remote wagering over the past ten years in the markets we serve. Based on Handle, our customers include 10 of the 15 largest thoroughbred racetracks in North America and 10 of the 12 largest North American OTB networks, among the more than 800 OTBs we service. We typically provide, install and maintain the necessary pari-mutuel systems and equipment for our customers.

    The pari-mutuel wagering systems we provide in North America typically include the terminals that issue the wagering tickets, the central processing unit which calculates the betting odds of a particular event and tabulates and accounts for the Handle, the display board which indicates the betting odds of a particular event and the communication equipment necessary for additional wagering from sources outside the wagering facility. These systems utilize high volume, real-time transaction and data processing networks managed by central computers, communications equipment, special purpose microcomputer-based terminals, peripheral and display equipment and operations and applications software. The type of central processing unit and the number of ticket-issuing terminals used in a system are generally determined by physical layout and amount of wagering at, each facility. We also provide additional software and other support functions.

    In recent years, we have focused on the creation of regional networks of large and medium sized racetracks and OTB networks, rather than single facilities at smaller racetracks. These networks allow achievement of economies of scale by centralizing our computer system operations into hubs. Additionally, when linked to our other regional and national pari-mutuel wagering networks, these networks provide our customers with access to new markets and revenue sources by increasing the number and variety of wagering opportunities that customers can offer to their patrons. We believe our established wagering networks will give us a competitive advantage in renewing existing contracts and winning new contracts in regions where such networks exist because of our ability to offer customers greater services more efficiently than our competitors. We currently operate regional pari-mutuel wagering networks in California, Connecticut, Florida, Illinois, New Jersey, New York, Oregon, Pennsylvania, Texas, Washington, West Virginia, Puerto Rico, British Columbia and Ontario.

    Our pari-mutuel wagering system contracts typically run five years and contain certain warranties regarding implementation, operation, performance, and reliability of our wagering systems relating to, among other things, data accuracy, repairs and validation procedures. The particulars of our warranties vary from contract to contract, depending on the outcome of negotiations. We also provide the operations, maintenance and supervisory personnel necessary to operate the pari-mutuel wagering system. We maintain ownership of the pari-mutuel wagering systems, which enables us to employ such equipment in more than one racetrack at different times during the year if a given customer does not operate wagering all year long.

    We typically receive revenue for our services in North America as a varying percentage of Handle, generally ranging up to approximately 0.55% of the Handle on a particular event (with a weighted average of approximately 0.31% of the Handle), subject, in many instances, to minimum fees which are usually exceeded under normal operating conditions. Minimum fees under our service contracts are generally based on the number of days the facility operates, as well as other factors, including the type of system and number of terminals installed at the facility. In addition to the Handle-based fees and minimums, fees for extra equipment and services may be charged, particularly for new terminal models and equipment levels which exceed those originally contracted.

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
    As part of our Handle-based fees, we may also receive an "interface fee" of 0.125% of Handle for combining these wagers into the "combined pools" of host tracks that we operate. This interface fee is collected from all tracks and OTBs htat bet into host tracks, regardless whether we or another vendor provides wagering services for on-track wagering. We hold contracts with most of the U.S.'s premier thoroughbred venues which typically attract the greatest levels of simulcast and remote wagering, and therefore generate the highest interface revenues.

    INTERNATIONAL PARI-MUTUEL OPERATIONS. In Europe, we provide and operate pari-mutuel wagering systems at all of the racetracks in Germany, Ireland, The Netherlands, Turkey and Austria, as well as all of the OTBs in The Netherlands and Germany. In France, we provide these systems and services to approximately 30% of the racetracks in the provinces. Our high volume, real-time data processing systems are comparable to those deployed in North America, and include computer software, ticket terminals, a central processing unit, display boards and communication equipment. Our European services are provided under long-term contracts of five to ten years.

    In Germany, we have been providing pari-mutuel wagering systems and services to the nine major harness racetracks since 1994, and simulcasting services since January 1998. In September 1999, we began providing both pari-mutuel and simulcasting services to the 16 major thoroughbred racetracks, approximately 50 OTBs and approximately 120 bookmaker shops as a result of our acquisition of selected pari-mutuel assets of Datasport Toto Dienstleistung GmbH & Co KG. In April 1999 we sold a pari-mutuel wagering system and began to provide ongoing maintenance and operating services for the next 10 years to Tote Ireland Ltd., a wholly-owned subsidiary of the Irish Horseracing Authority. In Turkey, we have been providing a pari-mutuel system and associated maintenance services since 1995 for five racetracks and approximately 1,250 OTBs.

    In other international markets, we generally sell, deliver and install pari-mutuel wagering systems in racetracks and OTBs rather than operating them pursuant to service contracts. We have sold systems in approximately 25 countries. Each of these systems is customized to meet the unique needs of each customer, including game designs, regulatory requirements, language preferences, network communication standards and other key elements. The sale of a pari-mutuel wagering system includes a license for use of our proprietary system software, as well as installation, training, technical assistance, support, accessories and limited spare parts.

    OTHER PARI-MUTUEL OPERATIONS

    - SIMULCASTING. We are one of the leading providers of simulcasts of live horse and greyhound racing and jai alai events to racing facilities, OTBs and casinos in North America and Europe. We simulcast racing events from over 60 racetracks and jai alai frontons to more than 200 racetracks and more than 1,100 OTBs throughout North America. We provide similar services in Europe, particularly in The Netherlands and Germany, where we service all 29 racetracks and more than 250 OTBs and bookmaker shops.

      In general, we receive a daily event fee from the racetracks for up-linking the video and audio signals and a monthly fee from racetracks, OTBs and casinos for the use of our decoders which are needed to unscramble the simulcast transmission. In addition, we sell any excess satellite transponder capacity to other users of satellite communications outside the racing industry, generally for short periods, but, from time to time, under long-term contracts.

    - NASRIN-TM-. In conjunction with our 70% interest in a joint venture with Churchill Downs, we operate a national voice/data telecommunications network, known as the North American Simulcast Racing Information Network ("NASRIN-TM-"), that serves more than 50 racetracks. In 1997, Autotote was selected by the Thoroughbred Racing Association to implement this telecommunication system in partnership with AT&T, our primary telecommunications service

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
      provider. The system is designed to link all racing and simulcasting locations in North America and to be a platform for future technology developments. Built around AT&T's international frame relay network, NASRIN-TM-securely transmits betting data at a fraction of the cost previously paid by the racetracks and other facilities, allowing racetracks and OTBs to expand their simulcast wagering opportunities. In exchange for our services, we are paid certain fees based on bandwidth and level of service.

    - VIDEO GAMING MACHINES. We have developed a proprietary line of progressive video gaming machines for use at racetracks in North America, which combine full gaming functionality, such as video poker, blackjack, simulated spinning reels and keno, with full race betting functionality, including picture-in-picture capabilities. As a result, our video gaming machines allow patrons to wager on horse races and watch simulcasted races or other televised programs on a picture-in-picture video window, while continuing to wager on selected video games. We typically collect a flat fee per terminal plus fees for software upgrades and maintenance.

    VENUE MANAGEMENT GROUP

    Subject to certain licensing and operational requirements, we own and have the right to operate in perpetuity substantially all off-track pari-mutuel wagering in Connecticut. Our operations include 12 stand-alone OTBs state-wide, including two simulcasting teletheaters and three simulcasting raceview centers, and telephone account wagering to customers in 31 states. We are also the exclusive licensed operator for all pari-mutuel wagering in The Netherlands, with five racetracks and 39 OTBs under a contract whose initial term continues through June 2003. In addition, we are a 50% participant in a joint venture to operate up to 2,500 OTBs in Germany. Our revenues are based on a percentage of the Handle wagered at our OTB venues, which ranges from 20% to 32%. We also provide facilities management services to the Mohegan Sun Casino racebook.

    In Connecticut, approximately $214.0 million was wagered in fiscal 1999 on more than 60 U.S. based thoroughbred, harness and greyhound racetracks and jai alai frontons at or through our facilities. Since we commenced operations in 1993, we have implemented several important product and service enhancements, including expanded simulcasting from across the country, common-pool wagering, seven day per week operations at nine locations and expanded telephone betting. In addition, our teletheaters and raceview centers feature large screen televisions and numerous other televisions throughout the facility to enhance the customer's entertainment experience. In September 1998, we began providing an extension of our OTB services, including pari-mutuel wagering and simulcasting services, to the Mohegan Tribal Gaming Authority for its new racebook located at the Mohegan Sun Casino in Uncasville, Connecticut under a seven-year agreement. We believe this racebook is a state-of-the-art facility which incorporates the latest wagering technology and the most advanced audio and video simulcasting signals. Since our license permits us to add an additional teletheater location to our operations, we have undertaken to explore new and upgraded site locations around the state.

    Our revenues are based on an allowed percentage of Handle wagered through the Connecticut OTB. The percentage of the total Handle, or commission, which we may receive is determined by the track where the event is held and varies by type of wager. Our weighted average commission, based on Handle is approximately 22%.

    In July 1998, we acquired the rights to and began operating, all on-track and off-track pari-mutuel wagering in The Netherlands under a license granted by the Dutch Ministry of Agriculture which extends through June 30, 2003. We received additional license approvals to allow us to modernize and expand pari-mutuel wagering in The Netherlands. These approvals allow us to open up to 10 teletheaters, increase the number of OTBs, expand into arcade shops, implement interactive account wagering, and expand national and international simulcasting of racing.

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
    In fiscal 1999, approximately $42 million was wagered in The Netherlands primarily on racing from The Netherlands, UK, and Germany. This is the first year since 1991 that Handle in The Netherlands has increased over the previous year. This improvement was possible because, in fiscal 1999, we provided simulcasting of Dutch racing to all of the OTBs throughout the entire year, and, in August 1999, we added simulcasting of French racing. We currently operate 33 OTB locations countrywide, including three sports cafes, and four on-track OTBs, as well as four on-track wagering systems. We are planning to add additional outlets by the end of fiscal 2000. Our weighted average commission, based on Handle, for our Dutch operations is approximately 32%.

    TELECOMMUNICATIONS PRODUCTS GROUP

    In Europe we are a leading manufacturer of prepaid scratch-off phone cards, which entitle cellular phone users to a defined value of airtime. In 1999, approximately 47% of all European cellular phone subscribers used prepaid calling services. While less common in the U.S., prepaid phone cards offer consumers worldwide a cost-effective way to purchase cellular airtime while avoiding credit checks, connection fees and contract commitments. We estimate that we have approximately 14% of the fragmented European market for prepaid cellular phone cards and are the largest supplier to Vodafone Limited and Orange Personal Communications, two of Europe's leading cellular companies. To prevent fraud, our phone cards incorporate proprietary security technology originally developed for our lottery ticket operations. We expect to participate in the anticipated continued growth in the cellular market (which in Europe alone is projected to grow from approximately 154 million cellular subscribers in 1999 to approximately 304 million cellular subscribers by 2003), and we expect the number of prepaid phone card users to grow faster than traditional cellular subscribers. We are investing approximately $25 million in our U.K. operations, including approximately $9 million to increase our annual prepaid phone card manufacturing capacity from 120 million cards in early 1999 to an estimated one billion cards by early 2001. For the six months ended June 30, 2000, we generated $20.0 million of revenue in this segment compared to $6.7 million for the comparable period in 1999.

CONTRACT PROCUREMENT

    LOTTERY GROUP

    Government operated lotteries in the United States typically operate under state mandated public procurement regulations. Lotteries select an instant ticket or on-line supplier by issuing a Request for Proposal ("RFP") which outlines contractual obligations as well as products and services to be delivered. An evaluation committee frequently comprised of key lottery staff evaluates responses based on various criteria. These criteria usually include quality of product, security plan and features, experience in the industry, quality of personnel and services to be delivered and price. We believe that our product functionality, the quality of our personnel, our technical expertise and our manufacturing efficiency give us many advantages relative to the competition when responding to state lottery RFPs. However, many lotteries still award the contract to the qualified vendor with the lowest price, regardless of factors other than price. Contract awards by lottery authorities in the United States are sometimes challenged by unsuccessful competitors which can result in protracted legal proceedings. Internationally, lottery authorities do not always utilize such a formal bidding process, but rather negotiate with one or more potential vendors.

    Our contracts periodically expire and/or reach optional extension dates. Upon the expiration of a contract (including any extensions thereof), lottery authorities may award new contracts through the competitive procurement process described above. There can be no assurance that our current contracts will be extended or that we will be awarded new contracts as a result of competitive procurement processes in the future. Lottery contracts typically permit a lottery authority to terminate the contract at any time for failure to perform and other specified reasons, and many of such contracts permit the lottery authority to terminate the contract at will without penalty. Depending upon, among

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
other factors, the amount of revenue derived thereunder, the termination, expiration or failure to renew one or more instant lottery contracts could have a material adverse effect on our results of operation, business or prospects. U.S. instant ticket lottery contracts typically have an initial term of from one to five years and usually provide the customer with options to extend the contract one or more times under the same or mutually agreeable terms and conditions for additional periods generally ranging from one to five years. The average term of a U.S. systems contract is five to ten years, with additional extension options, which limits the number of contracts available for bidding in any given year.

    PARI-MUTUEL GROUP

    Contract awards by owners of horse and greyhound racetracks, OTBs and casinos and jai alai frontons, and from state and foreign governments, often involve a lengthy competitive bid process, spanning from specification development to contract negotiation and award. Our contracts for the provision of pari-mutuel services in North America are typically for terms of five years. We have historically been successful in renewing our largest contracts as they have come due for renewal. However, there can be no assurance that we will continue to be able to renew our pari-mutuel systems contracts with our largest customers or our lottery contracts or our other major agreements. If we are unable to renew these contracts, there would be a material adverse effect on us.

    VENUE MANAGEMENT GROUP

    Subject to certain licensing and operational requirements, we own and have the right to operate in perpetuity substantially all off-track pari-mutuel wagering in Connecticut. Our license to provide on-track and off-track services in The Netherlands expires in the year 2003. New venue management opportunities generally occur via the privatization of existing government operated OTBs, as in the case of Connecticut and The Netherlands, the acquisition or outsourcing of an existing private racetrack or OTB operations, or new legislation or regulation enabling new distribution channels. These opportunities occur infrequently and may be subject to public procurement bidding requirements.

    TELECOMMUNICATIONS PRODUCTS GROUP

    We currently have contracts with customers representing approximately 25% of our telecommunications products revenues for the first half of calendar year 2000. The remaining customers issue purchase orders with agreed upon terms and conditions. In addition, certain customer purchase orders contain numerous orders for varying periods of time.

RESEARCH AND PRODUCT DEVELOPMENT

    We believe that our ability to attract new lottery and wagering system customers and retain existing customers depends in part on our ability to continue to incorporate technological advances into, and to improve, our systems and related equipment. We maintain a development program directed toward systems development as well as toward the improvement and refinement of our present products and the expansion of their uses and applications. Many of our product developments and innovations have quickly become industry standards.

INTELLECTUAL PROPERTY

    Certain technology associated with our pari-mutuel wagering and lottery products is the subject of issued patents and patent applications currently pending with the United States and selected other countries. Most notable are our patents for the secure printing and validation of probability tickets. We have a number of registered trademarks and other common law trademark rights for certain of our products, including Winner's Choice-TM-, Terra 2000-Registered, SciScan Technology-Registered Trademark-, PROBE-Registered Trademark-,

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EXTREMA-TM-, SGI-NET-TM-, ECLIPSE-TM-, SAM-Registered Trademark-, MAX-TM-, TINY
TIM-Registered Trademark- and others. The software and control systems for our wagering systems are also the subject of copyright and/or trade secret laws. We are not aware of any pending claims of infringement or other challenges to our right to use our patents, trademarks or other intellectual property in any of our current businesses in the United States.

PRODUCTION PROCESSES

    Our instant lottery ticket production process uses a series of dedicated computer-controlled printing presses and ink-jet imagers. We believe that our tickets incorporate the most advanced technology and security methodology available in the industry. Our facilities are designed for efficient, secure production of instant game tickets and support ink-jet image tape generation, printing, packaging and storage of instant game tickets.

    Our dedicated computer-controlled printing process is specifically designed for producing instant lottery game tickets for governmentally sanctioned lotteries and promotional games as well as prepaid phone cards. Our specialized equipment contributes to the underlying superior manufacturing and product quality. Instant ticket games are delivered finished and ready for distribution by the lottery, or by us in the jurisdictions which are part of an instant ticket contract with cooperative services provided by us.

    Paper and ink are the principal raw materials consumed in our ticket manufacturing operations. We have a variety of sources for both paper and ink and should, therefore, not be dependent on any particular supplier.

    Production of our systems and related component products primarily involve the assembly of electronic components into more complex systems and products. We produce our terminal products primarily at our manufacturing facility in Ballymahon, Ireland, or on a limited basis at our Newark, Delaware administration and development facility. Other manufacturing may be contracted out to third-party vendors, as needed.

    We normally have sufficient lead-time between reaching an agreement to provide a system and the commencement of operations so that we are able to provide the customer with a fully functioning system, customized to meet their requirements. In the event that current suppliers of central processing units were no longer available, we believe we would be able to adapt our application software to run on the then available hardware in time to allow us to meet new contractual obligations, although the price competitiveness of our products might diminish. The lead-time for obtaining most of the electronic components we use is approximately 90 days. We believe that this is consistent with our competitors' lead-times and is also consistent with the needs of our customers.

COMPETITION

    LOTTERY GROUP

    The instant and on-line lottery businesses are highly competitive, and we face competition from a number of domestic and foreign instant ticket manufacturers, on-line lottery system providers and other competitors.

    We currently have two primary instant lottery ticket competitors in the
U.S.: Pollard Banknote Limited ("Pollard") and Oberthur Gaming Technologies ("OGT", a subsidiary of Group Francois-Charles Oberthur of France). In addition, Creative Games International, Inc. ("Creative Games", a subsidiary of Canadian Bank Note Company, Ltd.) is a competitor in the U.S. We estimate that the retail sales value of our U.S. customer base was approximately 68% of total U.S. instant ticket retail sales in 1999--approximately twice as large as our next largest competitor. Except as permitted by the applicable provisions of the North American Free Trade Act with respect to Canada and Mexico, it is currently illegal to import lottery tickets into the United States from a foreign country. Our business

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
could be adversely affected should additional foreign competitors in Canada or Mexico export their lottery products to the U.S. or should other foreign competitors establish printing facilities in the U.S., Canada or Mexico to supply the U.S. market. Internationally, there are many lottery instant ticket vendors which compete with us including, among others, OGT, Pollard, Creative Games, GPS Honsel and various other vendors.

    Our principal competitors in the on-line lottery systems business are GTECH Holdings Corporation ("GTECH") (our major competitor in the on-line market with approximately 72% of the U.S. market based on retail sales) and Automated Wagering International Inc. ("AWI"), a subsidiary of Anchor Gaming. GTECH is also our major competitor in the international on-line market with the balance of the market being served by AWI, EssNet AB, International Lottery and Totalizator Systems, Inc. and a few other companies.

    The market for our products is affected by changing technology, new legislation and evolving industry standards. Our ability to anticipate such changes and to develop and introduce new and enhanced products on a timely basis will be significant factors in our ability to expand, remain competitive, attract new customers and retain existing contracts. There can be no assurance that we will have the financial or other resources to respond to such changes or to develop and introduce new products on a timely basis.

    PARI-MUTUEL GROUP

    The market for pari-mutuel wagering systems is also highly competitive. We compete primarily on the basis of design, performance, reliability and pricing of our products as well as customer service.

    To effectively compete, we expect to make continued investments in product development and/or acquisitions of technology.

    Our two principal competitors in the North American pari-mutuel wagering systems business are AmTote International, Inc. and Anchor Gaming, Inc., which operates its pari-mutuel wagering systems business through its subsidiary United Tote. Our competition outside of North America is more fragmented, with competition being provided by several international and regional companies. Competition in the video and data simulcasting business is highly fragmented with ourselves and Roberts Communications Network, LLC having achieved among the most significant market shares in North America. Current and future competitors in Internet-based wagering include YouBet.com and TVG.

    VENUE MANAGEMENT GROUP

    While we have exclusive licenses for the operation of our Connecticut and Dutch OTB operations, our revenues may be adversely affected by competition for the consumer's wagering dollar. Other pari-mutuel operations compete with us in Connecticut as well as other gaming entertainment including the lottery, two casinos in Connecticut as well as surrounding states and illegal gambling. Any new non-gaming products in a given market may result in increased competition for wagering dollars. Competition for wagers comes from casinos, lotteries and other forms of legal and illegal gambling. In addition, there are other entertainment options for the consumer's recreational time and dollars.

    TELECOMMUNICATIONS PRODUCTS GROUP

    The market for prepaid phone cards is highly fragmented but competition comes from other instant ticket lottery printers utilizing similar lottery security and printing technologies, as well as alternative printing and non-printing technologies. In addition, there are alternative technologies such as smart cards or alternative means to provide the funding of telephone services. We are investing in new higher speed and higher capacity printing and packaging technologies that we believe, in

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combination with our lottery security and logistics expertise, will provide us a competitive advantage in this market. Our competitors in this area include OGT, Schlumberger Limited and Gemplus S.A.

SECURITY

    We recognize that security and integrity are the foundation of successful lottery organizations. As the incidence and severity of publicly reported cases of physical and computer crime continue, major lotteries periodically reassess key security questions concerning the vulnerability of lottery games. Attempts to penetrate security measures may come from various combinations of customers, retailers, vendors, lottery employees and others. Because the integrity of a lottery is believed essential to its successful operation, both the vendor and lottery must guard their systems against unauthorized actions. We are not aware of any practical, economically feasible way to breach the security of our instant lottery tickets or on-line games which could result in a material loss to any of our customers, nor are we aware of any breach thereof which has resulted in any material loss to any of our lottery customers.

    We constantly assess the adequacy of our security systems, incorporating various improvements, such as bar coding and additional layers of protection in our instant tickets. There must be well-planned security measures in place at every stage of the lottery operation. We have pioneered and effected security safeguards in areas of ticket specifications, production, packaging, delivery, distribution and accounting. Also, computer function safeguards, including secure ticket data, control number encryption, winner file data, and ticket stock control have been incorporated in our data processing and the computer operations phase. We also retain a major public accounting firm to perform agreed upon procedures for each game produced before it is sent to the customer.

EMPLOYEES

    As of September 30, 2000, we employed approximately 2,550 persons. Most of Autotote's North American pari-mutuel employees involved in field operations and repairs are represented by the International Brotherhood of Electrical Workers under two separate contracts, extending through October 2001 and May 2004, respectively. Two of Scientific Games' employee groups are represented by a labor union. SG Austria's employees are represented by a Worker's Council, which is typical in many European companies. At the Leeds and Bradford facilities in the United Kingdom, approximately 328 employees are members of the Graphic Print and Media Union.

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PROPERTIES

    The following is a list of facilities that we use in the operation of our business.

BUSINESS                               LOCATION            SQUARE FEET   OWNED/LEASED                PURPOSED
--------                      ---------------------------  -----------   -------------   --------------------------------
Corporate...................  New York, NY                    12,000     Leased          Corporate Headquarters

Pari-Mutuel.................  Newark, DE                      45,000     Leased          Administration, operations and
                                                                                         manufacturing
                              Gelsenkirchen, Germany           2,000        Leased       Operations
                              Various                         28,500        Leased       Warehouse space
                              Cedex, France                   10,000        Owned        Administration and operations

Venue Management............  Various cities, CT              44,000     Leased          OTB facilities
                              New Haven, CT                    2,000        Leased       Administration
                              Netherlands                     16,000        Leased       Administration and operations
                              Various cities, Netherlands     44,000        Leased       OTB facilities
                              Windsor Locks, CT               39,000        Owned        OTB facility
                              New Haven, CT                   55,000        Owned        OTB facility, administration and
                                                                                         operations

Lottery.....................  Rocky Hill, CT                  17,000     Leased          Administration and operations
                              Barre, VT                        3,100        Leased       Administration
                              Concord, NH                      5,600        Leased       Administration and operations
                              Helena, MT                       4,000        Leased       Administration and operations
                              Urbandale, IA                    7,500        Leased       Administration and operations
                              Gardner, ME                     10,000        Leased       Administration and operations
                              Ballymahon, Ireland             10,000        Leased       Manufacturing
                              Bradford, England               30,000        Leased       Manufacturing
                              Vienna, Austria                 10,000        Leased       Administration and operations
                              Paris, France                   12,000        Leased       Administration and operations
                              Various                        200,000        Leased       Warehouse space
                              Alpharetta, GA (1)             245,000        Owned        Manufacturing
Telecommunication
  Products..................  Leeds, England                 112,000     Leased          Manufacturing

------------------------------

(1) We have expanded the Alpharetta, Georgia facility by 60,000 square feet to accommodate additional manufacturing and office space. We commenced manufacturing operations in our expanded manufacturing facility in December of 2000 and expect to achieve full operational capacity by March 2001.

LEGAL PROCEEDINGS

    Autotote's subsidiary, Scientific Games Inc. ("SGI"), owns a minority interest in Wintech de Colombia S.A. ("Wintech"), which formerly operated the Colombian national lottery under contract with Empresa Colombiana de Recursos para la Salud, S.A. ("Ecosalud"), an agency of the Colombian government. The contract projected that certain levels of lottery ticket sales would be attained and provided a penalty against Wintech, SGI and the other shareholders of Wintech of up to $5.0 million if such performance levels were not achieved. In addition, with respect to a further guarantee of performance under the contract with Ecosalud, SGI delivered to Ecosalud a $4.0 million bond issued by a Colombian surety, Seguros del Estado ("Seguros"). Wintech started the instant lottery in Colombia, but, due to difficulties beyond its control, including, among other factors, social and political unrest in Colombia, frequently interrupted telephone service and power outages, and competition from another lottery being operated in a province of Colombia in violation of Wintech's exclusive license from Ecosalud, the projected sales level was not met for the year ended June 1993. On July 1, 1993, Ecosalud adopted resolutions declaring, among other things, that the contract was in default and asserted various claims for compensation and penalties against Wintech, SGI and other shareholders of Wintech. Litigation is pending in Colombia concerning various claims among Ecosalud, Wintech and SGI, relating to the termination of the contracts with Ecosalud (the "Colombian Litigation").

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
Ecosalud's claims in the Colombian Litigation were for, among other things, realization on the full amount of the penalty, plus interest and costs of the bond.

    SGI has been advised by Colombian counsel that SGI has various legal defenses to Ecosalud's claims. SGI also has certain cross indemnities and undertakings from the two other privately held shareholders of Wintech for their respective shares of any liability to Ecosalud. That obligation is secured in part by a $1.5 million confirmed letter of credit in favor of SGI.

    The Colombian surety, Seguros, paid $2.4 million to Ecosalud under its $4.0 million bond, and made demand upon SGI for that amount under the indemnity agreement between the surety and SGI. SGI declined to make or authorize any such payment and notified the surety that any payment in response to Ecosalud's demand on the bond was at the surety's risk. No assurance can be given that the other shareholders of Wintech will, or have sufficient assets to, honor their indemnity undertakings to SGI when the claims by Ecosalud against SGI and Wintech are finally resolved, in the event such claims result in any final liability.

    On April 2, 1998, Seguros brought suit against SGI in the District Court for the Northern District of Georgia, Atlanta Division, Civil Action No. 1:98-CV-968-CAM seeking $2.4 million for sums paid by Seguros to Ecosalud under the surety bond on November 1, 1994, plus interest at the Colombian bank rate of interest. SGI filed a motion to dismiss based on the Colombian statute of limitations of two years and, alternatively, sought that the case be dismissed on other grounds. Seguros filed a motion for summary judgment with the Court on May 6, 1998 seeking summary judgment on its claim in the amount of $2.4 million, plus interest.

    On September 29, 1999, the District Court denied various motions of SGI, including a motion to dismiss, granted Seguros' motion for summary judgment, and entered judgment for Seguros in the amount of $2.4 million or the equivalent in Colombian pesos as of the judgment date, plus pre-judgment interest at a rate of 38.76% per annum, equivalent to approximately $4.6 million.

    SGI has appealed the District Court's order and judgment and posted a $7.0 million appeal bond. SGI continues to believe that it has meritorious defenses, including that the amount paid by Seguros was improperly paid because of the default by Ecosalud of its obligations to SGI, which claims remain the subject of separate litigation in Colombia.

    In addition to vigorously prosecuting its appeal of the District Court's order and judgment, SGI continues to vigorously defend the Colombian Litigation and has been advised by Columbian counsel that SGI has various defenses on the merits as well as procedural defenses to the litigation (which it has asserted). Nevertheless, it is not possible to determine the ultimate outcome of the appeal of the order and judgment granted to Seguros or the outcome of any litigation in Colombia. While it is not feasible to predict or determine the final outcome of these proceedings, management, based on the knowledge of the related facts and circumstances, believes that any potential losses will not result in a materially adverse effect on our financial position, results of operations, liquidity or capital resources.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Certain information concerning Autotote Corporation's directors and executive officers is set forth below:

NAME                               AGE                                POSITION
----                             --------   ------------------------------------------------------------
A. Lorne Weil..................     54      Chairman of the Board, President and Chief Executive
                                            Officer(1)(4)
Larry J. Lawrence..............     58      Vice Chairman of the Board(1)(2)(3)
Sir Brian G. Wolfson...........     65      Director(2)
Alan J. Zakon..................     64      Director(1)(3)(4)
DeWayne E. Laird...............     52      Vice President, Chief Financial Officer and Controller
Gerald Lawrence................     61      Executive Vice President
Martin E. Schloss..............     54      Vice President, General Counsel and Secretary
William G. Malloy..............     54      Director
Peter A. Cohen.................     54      Director(1)
Colin J. O'Brien...............     62      Director(2)
Luciano La Noce................     51      Director(2)(3)(4)
Michael S. Immordino...........     39      Director
Roberto Sgambati...............     45      Director
William J. Huntley.............     51      President, Scientific Games Systems Division
Cliff O. Bickell...............     57      President, Printed Products Division of Scientific Games

------------------------

(1) Member of Executive Committee

(2) Member of Audit Committee

(3) Member of Compensation Committee

(4) Member of Nominating Committee

    All of our directors hold office until the next annual meeting of stockholders and thereafter until their successors have been elected and qualified. Our officers hold office for an indefinite term, subject to the discretion of our Board of Directors.

    Following consummation of the transactions, we expanded our Board of Directors from five members to ten members. We entered into a consulting agreement with William G. Malloy, the former Chairman, President and Chief Executive Officer of Scientific Games, effective upon the closing of the Scientific Games acquisition, which provided for, among other things, Mr. Malloy's appointment to our Board, and resignation from his positions with Scientific Games. In addition, the holders of our new convertible preferred stock have the right to designate four members of our Board (or a lesser number in the event that their ownership level declines). The purchasers of the convertible preferred stock have designated as directors Messrs. Peter Cohen, Luciano La Noce, Roberto Sgambati and Michael Immordino.

    MR. A. LORNE WEIL has been an Autotote director since December 1989, Chairman of the Board since October 31, 1991, Chief Executive Officer since April 1992 and President since August 1997. Mr. Weil held various senior management positions with us and our subsidiaries from October 1990 to April 1992 and was a director and consultant to Autotote Systems, Incorporated from 1982 until we acquired it in 1989. Mr. Weil was President of Lorne Weil, Inc., a firm providing strategic planning and corporate development services to high technology industries, from 1979 to November 1992. Mr. Weil is currently a director of Fruit of the Loom, Inc., General Growth Properties, Inc. and XESystems Inc., a subsidiary of XEROX Corporation.

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
    MR. LARRY J. LAWRENCE has been an Autotote director since December 1989 and Vice Chairman of the Board since August 1997. Mr. Lawrence is co-founder and since 1985 has been managing partner of Lawrence Venture Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith, a private equity fund manager. He has been managing partner of LTOS II Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith II, since 1990 and has been the general partner of Allegra Partners III, L.P., the general partner of Allegra Capital Partners III, L.P., since May 1995 and has been managing partner of Allegra Partners IV, L.P., the general partner of Capital Partners IV, L.P., since January 2000.
Mr. Lawrence served as a director of Autotote Systems, Incorporated until we acquired it in 1989. Mr. Lawrence is currently a director of several private companies.

    SIR BRIAN G. WOLFSON has been an Autotote director since 1988. Sir Brian served as Vice Chairman of our Board of Directors from May 1995 to August 1997 and Acting President and Chief Executive Officer from June 1991 to October 1991. Sir Brian served as Chairman from 1987 to May 1995, and as Deputy Chairman from May 1995 to September 1995, of Wembley plc, a United Kingdom corporation. Sir Brian is currently Chairman of the Board of Fruit of the Loom, Inc. and a director of Playboy Enterprises, Inc.

    MR. ALAN J. ZAKON has been an Autotote director since 1993 and Chairman of the Executive Committee of the Board since August 1997. Mr. Zakon served as Vice Chairman of Autotote's Board of Directors from May 1995 to August 1997.
Mr. Zakon served as a managing director of Bankers Trust Corporation from 1989 to April 1995, and as Chairman of the Strategic Policy Committee of Bankers Trust Corporation from 1989 to 1990. Mr. Zakon served as Chairman of the Board of Boston Consulting Group from 1986 until 1989. Mr. Zakon is currently a director of MicroFinancial Inc. and Arkansas Best Corporation.

    MR. COLIN J. O'BRIEN has been an Autotote director since September 2000.
Mr. O'Brien joined Xerox Corporation in 1992 as a Vice President and President of the newly formed Document Production Systems Division. In 1996 Mr. O'Brien became the Chief Executive Officer of Xerox's New Enterprise Board. Mr. O'Brien is currently the Executive Chairman of XESystems, Inc. In 1986, Mr. O'Brien formed an investment company with E.M. Warburg Pincus & Co. Inc., making a number of acquisitions in defense electronics. Prior to that time, Colin O'Brien served as Chief Executive of Times Fiber Communications, Inc. and President of General Instrument's cable television operations. He has held management positions with Union Carbide in both Canada and Europe. Mr. O'Brien is a member of the Board of Directors of Document Sciences Corporation and several privately held companies.

    MR. WILLIAM G. MALLOY has been an Autotote director since September 2000. Mr. Malloy served as President and Chief Executive Officer of Scientific Games (since 1990) and a Director and Chairman of the Board of Scientific Games (since
1991) until the acquisition of Scientific Games by Autotote on September 6, 2000. Mr. Malloy previously served as Vice President, Treasurer and Chief Financial Officer of Scientific Games. He joined Scientific Games in 1987 when he transferred from the corporate staff of Bally Manufacturing Company.
Mr. Malloy has over twenty-five years of experience in the coin-operated amusement and gaming industry. Mr. Malloy currently serves on the Board of Directors of MDI Entertainment, Inc.

    MR. PETER A. COHEN has been an Autotote director since September 2000.
Mr. Cohen is a principal of Ramius Capital Group, LLC, a private investment firm. From November 1992 until May 1994, Mr. Cohen was Vice Chairman and a director of Republic New York Corporation, as well as a member of its management executive committee. Mr. Cohen was also the Chairman of Republic New York Corporation's wholly-owned subsidiary, Republic New York Securities Corporation. From February 1990 to November 1992, Mr. Cohen was a private investor and an advisor to several industrial and financial companies. From 1983 to 1990, Mr. Cohen was Chairman of the Board and Chief Executive Officer of Shearson Lehman Brothers. Over his career, Mr. Cohen has served on a number of corporate, industry and philanthropic boards, including The New York Stock Exchange, The American Express Company, The Federal Reserve Capital Market Advisory Board, The Depository Trust Company, Olivetti S.p.A., Ohio State University Foundation and The New York City Opera. Mr. Cohen currently serves as a director of Presidential Life Corporation, The Mount Sinai-NYU Medical Center and Health System and Telecom Italia S.p.A.

    MR. LUCIANO LA NOCE has been an Autotote director since September 2000.
Mr. La Noce is the Chief Financial Officer and Director of Corporate Finance of Olivetti S.p.A. in Ivrea, Italy. He is also a member of the Board of Directors of Lottomatica, S.p.A., Olivetti Lexikon S.p.A., Olivetti Systems Technology Corporation, Olteco Fin and Olivetti International S.A., as well as managing director of Texnost International N.V. Mr. La Noce has served as a managing director of Tecnosti International Finance N.V., Olivetti International N.V. and Olivetti Holdings BV. He is a former director of Olteco Fin, Hughes Olivetti Telecom Ltd., Hughes Olivetti Telecom N.V., Omnitel Pronto Italia, Infostrada S.p.A., Olivetti Finanziaria Industriale S.p.A., Olivetti International (Service) S.A., CIR Services S.A., Sasib S.p.A., Rejna S.p.A., Gruppo Editoriale l'Espresso, Medinvest Ltd, and CIR International S.A. Before joining Olivetti, Mr. La Noce was the deputy general manager in charge of finance at CIR S.p.A. With a background in banking, Mr. La Noce has been an officer at Continental Bank, Chase Manhattan Bank and Banca Nazionale del Lavoro (BNL).

    MR. MICHAEL S. IMMORDINO has been an Autotote director since September 2000. Mr. Immordino is currently a partner in the London office of the worldwide law firm of Latham & Watkins. Prior to joining Latham & Watkins, Mr. Immordino was a partner in the firm of Rogers & Wells. He was formerly associated with the law firm of Wilkie Farr & Gallagher in New York.

    MR. ROBERTO SGAMBATI has been an Autotote director since September 2000.
Mr. Sgambati is the Chief Financial Officer of Lottomatica S.p.A. Prior to joining Lottomatica, he was an associate director of investment banking at Mediocredito Centrale, an investment bank owned by the Italian Treasury. He also served as the head of corporate finance for Barclays Bank in Italy and was employed by PriceWaterhouse in Rome, Milan and London.

    MR. WILLIAM J. HUNTLEY joined Autotote in 1973 and has served as President of Autotote Lottery Corporation, Autotote's lottery subsidiary, since November 1997. Mr. Huntley served as Vice President of Autotote Systems, Inc. from June 1989 to November 1997 and as Vice President of Operations from 1991 to 1994. In September, 2000, after the Scientific Games acquisition, Mr. Huntley was named President of Scientific Games' Systems division.

    MR. MARTIN E. SCHLOSS has been Autotote's Vice President and General Counsel since December 1992 and Secretary since May 1995. Mr. Schloss also serves as a Vice President and Secretary of most of our subsidiaries. From 1976 to 1992, Mr. Schloss served in various positions in the legal department of General Instrument Corporation, with the exception of a hiatus of approximately one and one-half years.

    MR. GERALD LAWRENCE has been Autotote's Executive Vice President and President of Autotote Enterprises, Inc., the Autotote subsidiary that operates the Connecticut OTB, since June 1998. Mr. Lawrence served as President of Autotote Systems, Inc., Autotote's principal pari-mutuel subsidiary, from March 1996 to June 1998 and as Vice President from November 1994 to June 1998. From January 1991 to August 1994, Mr. Lawrence held the position of Executive Vice President of The New York Racing Association, Inc. From November 1984 through December 1990, he served as Executive Vice President and Chief Operating Officer of Churchill Downs Incorporated.

    MR. DEWAYNE E. LAIRD has been Autotote's Vice President and Chief Financial Officer since November 1998 and our Corporate Controller since April 1996. From January 1992 to March 1996, Mr. Laird was President of Laird Associates, PC, a CPA firm providing financial consulting services to

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
a variety of industries. From April 1984 to December 1991, he held various senior positions with Philadelphia Suburban Corporation, including Chief Financial Officer and Treasurer.

    MR. CLIFF O. BICKELL became President-Printed Products Division of Scientific Games Inc. in September, 2000 after Scientific Games acquisition. Having joined Scientific Games in 1995, he previously served as Vice President, Treasurer and Chief Financial Officer. Prior to joining Scientific Games,
Mr. Bickell was Vice President, Chief Financial Officer and Treasurer of Paragon Trade Brands, a multi-national consumer products manufacturer. In addition, Mr. Bickell has held positions as Senior Vice President, Corporate Administration--Chief Financial Officer of W.A. Krueger Co., a commercial printing company, and Treasurer of Dataproducts Corporation, a multinational electronics manufacturer.

COMPENSATION OF DIRECTORS AND OFFICERS

    Certain other information concerning the compensation paid to, or earned by, our President and Chief Executive Officer, our four most highly compensated executive officers and our directors, including information concerning cash and non-cash compensation for our fiscal years ended 1997, 1998 and 1999, as well as certain information regarding employment agreements we have entered into with such persons, is set forth in our Definitive Proxy Statement filed with the Securities and Exchange Commission on February 25, 2000.

    Since the date of that Definitive Proxy Statement, we have entered into an amendment to our employment agreement with A. Lorne Weil, effective as of September 1, 2000, which increased his annual salary to $750,000 and provided for his participation in the proposed Supplemental Executive Retirement Plan, or "SERP" recently authorized to be implemented by the Board (including provision for a lump sum payment to Mr. Weil in lieu of potential benefits under the SERP under certain specified circumstances).

                              CERTAIN TRANSACTIONS

    Mr. William G. Malloy, is a party to a consulting agreement with us under which Mr. Malloy resigned as an officer and director of Scientific Games, became our consultant for a term of two years, will be nominated as a director during the term of his consulting agreement and will receive cash compensation of $16,667 per month as well as certain other benefits, including certain life, medical and other benefits. Mr. Malloy also received other payments, including a lump sum payment of $2.0 million in lieu of estimated and potential benefits under the Scientific Games Supplemental Executive Retirement Plan and $200,000 for the extension of the coverage of his non-compete and other restrictive agreements to cover Autotote in addition to Scientific Games.

    Peter A. Cohen, who became a director upon consummation of the transactions is a principal of Ramius Capital Group, LLC. In connection with the issuance of the convertible preferred stock we agreed to pay Ramius, as placement agent, a fee in the amount of 5% of the total gross proceeds received from the issuance of the convertible preferred stock. The fee was paid one half in cash and one half in convertible preferred stock. As of October 2, 2000, in connection with the acquisition of Scientific Games, we issued to Ramius a warrant to purchase an additional 250,000 shares of Autotote common stock at a price of $3.58 per share (the closing price of our common stock on October 2, 2000), expiring October 2, 2004, and otherwise on terms substantially similar to those of the warrants previously issued to affiliates of Donaldson Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as to the security ownership of those persons known to us to be the beneficial owners of more than five percent of our outstanding common stock, each of our directors, each of our executive officers, and all of our directors and executive officers as a group, as of October 31, 2000. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

                         SHARES OF CLASS A COMMON STOCK

NAME                                                          NUMBER(1)        PERCENT(1)
----                                                          ----------       ----------
Cirmatica Gaming S.A. (an affiliated entity of Olivetti       19,861,330(2)       33.22%
  S.p.A.)...................................................
Rambla de Catalunya 16, 4E2a
Barcelona, Spain 08007

Oaktree Capital Management, LLC.............................   6,369,300(3)       15.95%
333 South Grand Avenue
Los Angeles, CA 90071

Donaldson, Lufkin & Jenrette Securities Corporation.........   2,340,000(4)        5.86%
277 Park Avenue
New York, NY 10172

Ramius Capital Group, LLC...................................   2,080,659(5)        5.03%
666 Third Avenue
New York, NY 10017

A. Lorne Weil...............................................   3,475,167(6)        8.12%
c/o Autotote Corporation
750 Lexington Avenue, 25th Floor
New York, New York 10022

Larry J. Lawrence...........................................   2,577,888(7)        6.34%
c/o Allegra Partners
515 Madison Avenue, 29th Floor
New York, New York 10022

Peter A. Cohen..............................................   2,080,659(8)        5.03%
c/o Ramius Capital Group, LLC
666 Third Avenue
New York, NY 10017

Michael S. Immordino........................................         -0-              *

Luciano La Noce.............................................         -0-              *

William G. Malloy...........................................         -0-              *

Colin J. O'Brien............................................      10,000              *

Roberto Sgambati............................................         -0-              *

Sir Brian G. Wolfson........................................     260,000(9)           *

Alan J. Zakon...............................................   1,440,031(10)       3.55%

Cliff O. Bickell............................................         -0-              *

William J. Huntley..........................................     258,828(11)          *

DeWayne E. Laird............................................     175,250(12)          *

NAME                                                          NUMBER(1)        PERCENT(1)
----                                                          ----------       ----------
Gerald Lawrence.............................................     331,750(13)          *

Martin E. Schloss...........................................     312,000(14)          *

All directors and executive officers as a group (consisting   10,921,573(15)      23.31%
  of 15 persons)(6)(7)(8)(9)(10)(12)(13)(14)................

------------------------

*   Represents less than 1% of the outstanding shares of Common Stock.

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Owners of options, warrants, the new series of preferred stock or other convertible securities exercisable or convertible within 60 days are deemed to be the beneficial owners of the securities which may be acquired. The percentage of outstanding securities reported for each person assumes that only such person has exercised or converted such person's options, warrants, preferred stock or other convertible securities.

(2) Includes 18,055,755 shares issuable upon conversion of preferred stock held by Cirmatica Gaming S.A. ("Cirmatica"), representing 31.14% of our outstanding Common Stock. Also includes (a) 361,115 shares issuable upon conversion of preferred stock held by Olivetti International S.A. ("Olivetti"), (b) 722,230 shares issuable upon conversion of preferred stock held by The Oak Fund ("Oak") and (c) 722,230 shares issuable upon conversion of preferred stock held by Peconic Fund Ltd ("Peconic"), all of which shares are subject to a voting agreement between Cirmatica, Olivetti, Oak and Peconic. Pursuant to such agreement, Cirmatica has the power to direct the voting of all of such shares with respect to designating and electing the persons who the holders of the preferred stock have the right to elect to our Board of Directors pursuant to such shares certificate of designations. In addition, the voting agreement provides that Olivetti has agreed to vote all of its shares as directed by Cirmatica on all matters.

(3) Based on a Form 13F filed with the SEC on November 13, 2000 for the quarter ended September 30, 2000.

(4) Consists of 2,320,000 shares issued in redemption of a warrant and 20,000 shares indicated as owned on a Form 13F filed with the SEC on November 14, 2000 for the quarter ended September 30, 2000.

(5) Includes 172,600 shares, 496,529 shares issuable upon conversion of preferred stock and 250,000 shares issuable upon exercise of a warrant held by Ramius Securities, LLC ("Ramius Securities"). Also includes the shares held by Peconic (see footnote 2) and 439,300 shares held by certain third parties. Ramius Securities is investment advisor to Peconic, and Ramius Capital Group, LLC ("Ramius Capital") is investment advisor to the third parties. Ramius Capital, as the parent company of Ramius Securities and the investment advisor to the third parties, may be deemed to beneficially own all of the shares held by Ramius Securities, Peconic and the third parties. Ramius Capital disclaims beneficial ownership of such securities.

(6) Includes (a) 1,903,500 shares issuable upon exercise of stock options and
    (b) 982,605 shares issuable upon exercise of a warrant. Also includes 26,945 shares held (for Mr. Weil's deferred compensation account) by a grantor trust established in connection with Autotote's Deferred Compensation Plan. Excludes 216,644 shares, and 98,146 shares issuable upon exercise of a warrant, held by The Lorne Weil 1989 Trust, John Novogrod, Trustee (the "Weil Trust"). Mr. Weil disclaims beneficial ownership of the securities held by the Weil Trust.

(7) Includes (a) 175,000 shares issuable upon exercise of a stock option and
    (b) 594,914 shares issuable upon exercise of a warrant.

(8) Solely for purposes of disclosure in this table with respect to beneficial ownership by directors, such as Mr. Cohen, includes all of the shares referred to in footnote 5 above, as to which Mr. Cohen disclaims beneficial ownership. Mr. Cohen is one of three managing members of C4S & Co., LLC, the managing member of Ramius Capital, and, accordingly, may be deemed to beneficially own the shares which may be deemed to be beneficially owned by Ramius Capital.

(9) Includes (a) 120,000 shares issuable upon exercise of stock options and
    (b) 25,000 shares held by Millco Limited as nominee.

(10) Includes (a) 170,000 shares issuable upon exercise of stock options and
    (b) 491,881 shares issuable upon exercise of a warrant.

(11) Includes 234,750 shares issuable upon exercise of stock options.

(12) Includes 173,750 shares issuable upon exercise of stock options.

(13) Includes 320,750 shares issuable upon exercise of stock options.

(14) Includes 297,000 shares issuable upon exercise of stock options.

(15) Includes (a) 3,394,750 shares issuable upon exercise of stock options, (b) 2,319,400 shares issuable upon exercise of warrants and (c) 1,218,759 shares issuable upon conversion of preferred stock.

                                   REGULATION

    GENERAL

    Lotteries, pari-mutuel wagering, sports wagering, and video gaming may be lawfully conducted only in jurisdictions that have enacted enabling legislation. In jurisdictions that currently permit various wagering activities, regulation is extensive and evolving but customarily includes some form of licensing of a company and its subsidiaries. Regulators in those jurisdictions review many facets of an applicant for or holder of a license including, among other items, financial stability, integrity and business experience. We believe that we are currently in substantial compliance with all regulatory requirements in the jurisdictions where we operate. Any failure to receive a material license or the loss of a material license that we currently hold could have a material adverse effect on our overall operations and financial condition.

    In 1996, the United States Congress passed legislation authorizing a comprehensive study of gaming, including segments of the gaming industry served by us. That study was completed and released in 1999. In part, as a result of this study, legislation further regulating various forms of wagering on the Internet and telephone wagering on pari-mutuel events is pending in the United States Congress. We are unable to predict whether such legislation would impose regulations on gaming industry operators, including us, or whether such legislation, if any, would have a material adverse effect on us. Current legislation before the U.S. Congress known as the Kyl Bill would generally ban Internet wagering except for, subject to any contrary state law, pari-mutuel wagering and intrastate lotteries. Various proposed amendments to the Kyl Bill may impact intrastate Internet lotteries or inter-state pari-mutuel wagering.

    Furthermore, law enforcement in certain jurisdictions have aggressively opposed the expansion of wagering via the Internet and telecommunications facilities through criminal prosecutions and civil actions. While we believe that our current and planned business activities comply with all applicable laws, and we have not been materially challenged, there can be no assurance that that such activities might not be challenged in the future or that such challenges would not have a material adverse impact on us or our business plans.

    We have developed and implemented an extensive internal compliance program in an effort to assure that we comply with legal requirements imposed in connection with our wagering-related activities, as well as legal requirements generally applicable to all publicly traded corporations. The compliance program is run on a day-to-day basis by a full-time compliance officer, and is overseen by the Compliance Committee authorized by our Board of Directors. While we are firmly committed to full compliance with all applicable laws, there can be no assurance that such steps will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of our licenses.

    LOTTERY OPERATIONS

    At the present time, 37 states, the District of Columbia, Puerto Rico, all the Canadian provinces, Mexico and many other foreign countries authorize lotteries. Lottery contracts and ongoing operations of lotteries both domestically and abroad are subject to extensive regulation. Although certain of the features of a lottery, such as the percentage of gross revenues which must be paid back to players in prize money, are usually fixed by legislation, the various lottery regulatory authorities generally exercise significant discretion, including the determination of the types of games played, the price of each wager, the manner in which the lottery is marketed and the selection of the vendors of equipment and services and retailers of lottery products. Furthermore, laws and regulations applicable to lotteries in the United States and foreign jurisdictions are subject to change and the effect of such changes on our ongoing and potential operations cannot be predicted with certainty.

    To ensure the integrity of the contract award and wagering process, most jurisdictions require detailed background disclosure on a continuous basis from, and conduct background investigations of, the vendor, its subsidiaries and affiliates and its principal shareholders. Background investigations of the vendor's employees who will be directly responsible for the operation of the system are also generally conducted, and most states reserve the right to require the removal of employees whom they deem to be unsuitable or whose presence they believe may adversely affect the operational security or integrity of the lottery. Certain jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage (typically five percent or more) of a company's securities. The failure of beneficial owners of our securities to submit to background checks and provide such disclosure could result in the imposition of penalties upon these beneficial owners and could jeopardize the award of a lottery contract to us or provide grounds for termination of an existing lottery contract.

    We from time to time retain governmental affairs representatives in various states of the United States to advise legislators and the public concerning our views on lottery legislation, to monitor such legislation and to advise us in our relations with lottery authorities. We also makes campaign contributions to various state political parties and state political candidates. We believe we have complied with applicable laws and regulations concerning campaign contributions and lobbying disclosures.

    The award of lottery contracts and ongoing operations of lotteries in international jurisdictions also are extensively regulated, although this regulation usually varies from that prevailing in the United States. Restrictions are frequently imposed on foreign corporations seeking to do business in such jurisdictions and, as a consequence, we have, in a number of instances, allied ourselves with a local company when seeking foreign lottery contracts. Laws and regulations applicable to lotteries in the United States and foreign jurisdictions are subject to change and the effect of such changes on our ongoing and potential operations cannot be predicted with certainty.

    PARI-MUTUEL WAGERING

    Forty-three states, Puerto Rico, all of the Canadian provinces, Mexico and many other foreign countries have authorized pari-mutuel wagering on horse races, and nineteen states and many foreign countries, including Mexico, have authorized pari-mutuel wagering on dog races. In addition, Connecticut, Rhode Island, Nevada, Florida and Mexico also allow pari-mutuel betting on jai alai matches.

    Companies that manufacture, distribute and operate pari-mutuel wagering systems in these jurisdictions are subject to the regulations of the applicable regulatory authorities there. These authorities generally require a company, as well as its directors, officers, certain employees and holders of 5% or more of the company's common stock, to obtain various licenses, permits and approvals. Regulatory authorities may also conduct background investigations of the company and its key personnel and stockholders in order to ensure the integrity of the wagering system. These authorities have the power to refuse, revoke or restrict a license for any cause they deem reasonable. The loss of a license in one jurisdiction may cause the company's licensing status to come under review in other jurisdictions as well.

    In order for our subsidiary to provide pari-mutuel wagering equipment and/or services to certain casinos located in Atlantic City, New Jersey, it must be licensed by the New Jersey Casino Control Commission ("New Jersey Commission") as a gaming related casino service industry and by the New Jersey Racing Commission in accordance with the New Jersey Casino Control Act ("Casino Control Act"). An applicant for a gaming related casino service industry license is required to establish, by clear and convincing evidence, financial stability, integrity and responsibility; good character, honesty and integrity; and sufficient business ability and experience to conduct a successful operation. We must also qualify under the standards of the Casino Control Act. We and our subsidiary may also be required to produce such information, documentation and assurances as required by the regulators to establish the integrity of all our directors, officers and financial backers, who may be required to seek qualification or waiver of qualification. For casino holding companies, the New Jersey Commission traditionally has waived the qualification requirement for non-institutional investors holding less than 15% of a debt issue and for institutional investors holding less than 50% of a debt issue and less than 20% of the issuer's overall debt.

    The New Jersey Commission has broad discretion in licensing matters and may at any time condition a license or suspend or revoke a license or impose fines upon a finding of disqualification or non-compliance. The New Jersey Commission may require that persons holding five percent or more of our Class A Common Stock qualify under the Casino Control Act. Under the Casino Control Act, a security holder is rebuttably presumed to control a publicly traded corporation if the holder owns at least five percent of the corporation's equity securities; however, for passive institutional investors, qualification is generally not required for a position of less than 10%, and upon a showing of good cause, qualification may be excused for a position of 10% or more. Failure to qualify could jeopardize our license. In addition, the New Jersey Racing Commission also licenses our subsidiary and retains concurrent regulatory oversight over this subsidiary with the New Jersey Commission.

    As a consequence of the sale of our new convertible preferred stock, the Casino Control Act required our subsidiary that held a casino service industry license to relinquish said license upon the closing of that sale and apply anew for licensure. We obtained preliminary approval from the New Jersey Racing Commission and a transactional waiver from the New Jersey Commission that allows us to continue providing services to Atlantic City casinos pending investigation of the new application that we filed and until our subsidiary is relicensed and our directors, officers and certain security holders are qualified. The prospective purchasers of the convertible preferred stock and certain of their directors and officers will be required to seek qualification, and to seek waiver of qualification, of their directors, officers and shareholders. We believe that all the foregoing actions will be satisfactorily concluded in due course. However, there can be no assurance that this will be the case, and our failure to obtain any of the foregoing approvals could have a material adverse effect on us or our business plans.

    Our rights to operate the Connecticut OTB system are conditioned on our continuing to hold all licenses required for the operation of the system. In addition, our officers and directors and certain other employees must be licensed. Licensees are generally required to submit to background investigations and provide required disclosures. The Division of Special Revenue of the State of Connecticut (the "Division") may revoke the license to operate the system under certain circumstances, including a false statement in the licensing disclosure materials, a transfer of ownership of the licensed entity without Division approval and failure to meet financial obligations. The approval of the Connecticut regulatory authorities is required before any off-track betting facility is closed or relocated or any new branch or simulcast facility is established. Our telephone wagering operations, based in Connecticut, are subject to the Division's regulation. Pending legislation in the United States Congress may, if enacted, also subject these operations to regulation by states in which patrons reside. We are unable to predict whether such legislation will be enacted or the effect on our telephone wagering operations. We have begun to expand the market for our "business-to-consumer" On the Wire-TM- account wagering business through our Connecticut OTB from 13 states to over 30.

    While in the past and at present we have been the subject of enforcement proceedings instituted by one or more regulatory bodies, we have been able to consensually resolve any such proceedings upon the implementation of remedial measures and/or the payment of settlements or monetary fines to such bodies. We do not believe that any of these proceedings, past or pending, will have a material adverse effect on us. However, there can be no assurance that similar proceedings in the future will be

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similarly resolved, or that such proceedings will not have a material adverse impact on our ability to retain and renew existing licenses or to obtain new licenses in other jurisdictions.

    VIDEO GAMING

    Coin or voucher operated gambling devices offering electronic, video versions of spinning reels, poker, blackjack and similar games are known as VGMs or video lottery terminals ("VLTs"), depending on the jurisdiction. These devices represent a growing area in the wagering industry. We or our subsidiaries manufacture and supply terminals and wagering systems designed for use as VGMs or VLTs.

    Twenty-four states and Puerto Rico authorize wagering on VGMs or VLTs at casinos, riverboats, racetracks and/or other licensed facilities. Although some states, such as Rhode Island and West Virginia, currently restrict VGMs or VLTs to already existing wagering facilities, others permit these devices to be placed at bars and restaurants as well. Several Indian tribes throughout the United States are also authorized to operate these devices on reservation lands. In addition, all of the Canadian provinces and various foreign countries have authorized their use.

    From time to time, government officials in other states are considering proposals to legalize or expand video gaming, or video lottery in their states. Many legislators have been enthusiastic about the potential of video gaming to raise significant additional revenues. Some officials, however, are reluctant to expand gaming industry opportunities or have expressed a desire to limit video gaming to established wagering facilities if video gaming is authorized in their jurisdiction at all.

    Companies that manufacture, sell or distribute VGMs or VLTs are subject to various provincial, state, county and municipal laws and regulations. The primary purposes of these rules are (i) to ensure the responsibility, financial stability and character of equipment manufacturers and their key personnel and stockholders through licensing requirements, (ii) to ensure the integrity and randomness of the machines, and (iii) to prohibit the use of VGMs or VLTs at unauthorized locations or for the benefit of undesirable individuals or entities. The regulations governing VGMs and VLTs generally resemble the pari-mutuel and sports wagering regulations in all the basic elements described above.

    However, every jurisdiction has differing terminal design and operational requirements, and terminals generally must be certified by local regulatory authorities before being distributed in any particular jurisdiction. These requirements may require us or our subsidiaries to modify our terminals to some degree in order to achieve certification in particular locales. In addition, the intrastate movement of such devices in a jurisdiction where they will be used by the general public is usually allowed only upon prior notification and/or approval of the relevant regulatory authorities.

    The West Virginia Lottery Commission has licensed us or our subsidiaries to supply VLTs to authorized pari-mutuel racing facilities in that state in accordance with the Racetrack Video Lottery Act.

    In Canada, one of our subsidiaries has been granted registration as a casino gaming related supplier by the Alcohol and Gaming Commission of Ontario in accordance with the Gaming Control Act, 1992 of Ontario and the Alberta Gaming and Liquor Commission in accordance with the Gaming and Liquor Act of Alberta. Another subsidiary has been granted interim registration as a gaming related supplier to the Manitoba Lottery Commission by the Manitoba Gaming Control Commission. The gaming laws of Ontario, Alberta and Manitoba primarily deal with the responsibility, honesty, integrity and financial stability of gaming equipment manufacturers, distributors and operators as well as persons financially interested or involved in gaming operations. To ensure the integrity of manufacturers and suppliers of gaming supplies, gaming regulators in Ontario, Alberta and Manitoba have the authority to conduct thorough background investigations of us, our officers, directors, key personnel and significant stockholders who are required to file applications detailing their personal and financial information. The gaming regulators may at any time revoke, suspend, condition or restrict a registration for an appropriate cause as determined under the applicable gaming legislation. We believe that we are in compliance with the terms and conditions of its registrations in Ontario, Alberta and Manitoba.

    We may apply for all necessary licenses in other jurisdictions that may now or in the future authorize video gaming or video lottery operations. We cannot predict the nature of the regulatory schemes or the terminal requirements that will be adopted in any of these jurisdictions, nor whether we or any of our subsidiaries can obtain any required licenses and equipment certifications or will be found suitable.

    Federal law also affects our video gaming industry activities. The Federal Gambling Devices Act of 1962 (the "Devices Act") makes it unlawful for any person to manufacture, deliver or receive gambling devices, including VGMs and VLTs, across interstate lines unless that person has first registered with the Attorney General of the United States, or to transport such devices into jurisdictions where their possession is not specifically authorized by state law. The Devices Act permits states to exempt themselves from its prohibition on transportation, and several states that authorize the manufacture or use of such devices within their jurisdictions have done so. Certain of our products, such as the PROBE-Registered Trademark- XLC terminal, are gaming devices subject to the Devices Act and state laws governing such devices. The Devices Act does not apply to machines designed for pari-mutuel betting at a racetrack, such as our pari-mutuel wagering terminals. We have registered under the Devices Act, and believe that we are substantially in compliance with all of the Devices Act's record-keeping and equipment identification requirements.

    SIMULCASTING

    The Federal Communications Commission (the "FCC") regulates the use and transfer of earth station licenses used to operate our domestic simulcasting operations.

    At present, 43 states, Puerto Rico, all of the Canadian provinces, Mexico and many other foreign countries authorize interstate and/or intrastate pari-mutuel wagering, which may involve the simulcasting of the races in question. Licensing and other regulatory requirements associated with such simulcasting activities are similar to those governing pari-mutuel wagering, and are generally enforced by pari-mutuel regulators. In addition, contracts with host tracks whose races are simulcast by us to other facilities within or outside the jurisdictions in which such races are held may be subject to approval by regulatory authorities in the jurisdictions from and/or to which the races are simulcast. We believe that we are in substantial compliance with applicable regulations and that we, and/or the appropriate third parties, have entered into contracts and obtained the necessary regulatory approvals to lawfully conduct current simulcast operations.

    NEVADA REGULATORY MATTERS

    We and certain of our wholly-owned subsidiaries are applicants or will be applicants for certain registrations, approvals, findings of suitability and licenses in the State of Nevada (collectively, the "Applications"). There can be no assurances that the pending Applications by us and our Nevada Operating Subsidiaries will be approved or that if approved, they will be approved on a timely basis or without conditions or limitations.

    The manufacture, sale and distribution of gaming devices for use or play in Nevada or for distribution outside of Nevada, the manufacture and distribution of associated equipment for use in Nevada, the operation of an off-track pari-mutuel wagering system in Nevada, the operation an off-track pari-mutuel sports wagering system in Nevada and the operation of slot machine routes in Nevada are subject to: (i) The Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, "Nevada Act"); and (ii) various local ordinances and regulations. Such

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activities are subject to the licensing and regulatory control of the Nevada
Gaming Commission ("Nevada Commission"), the Nevada State Gaming Control Board ("Nevada Board"), and various local, city and county regulatory agencies (collectively referred to as the "Nevada Gaming Authorities").

    The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming, or manufacturing or distribution of gaming devices at any time or in any capacity; (ii) the strict regulation of all persons, locations, practices, associations and activities related to the operation of licensed gaming establishments and the manufacture or distribution of gaming devices and equipment; (iii) the establishment and maintenance of responsible accounting practices and procedures; (iv) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;
(v) the prevention of cheating and fraudulent practices; and (vi) to provide a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on our various Applications in the event they are granted. No assurances can be given that the Applications will be granted by the Nevada Gaming Authorities. The grant or denial of the Applications is within the discretion of the Nevada Gaming Authorities.

    We are an applicant for registration by the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and are or will be an applicant to be found suitable to own the stock, both directly and indirectly of various wholly-owned subsidiaries which are or will be applicants for approvals and licensing as a manufacturer, distributor an operator of a slot machine route, an operator of an off-track pari-mutuel wagering system and an operator of an off-track pari-mutuel sports wagering system (our "Nevada Operating Subsidiaries"). As a Registered Corporation, we will be required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from, our Nevada Operating Subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities. We and our Nevada Operating Subsidiaries have or will apply to the Nevada Gaming Authorities for the various registrations, approvals, permits, findings of suitability and licenses (collectively "Gaming Licenses") in order to engage in manufacturing, distribution, slot route activities, and off-track pari-mutuel wagering systems operations in Nevada. The following regulatory requirements will apply to us and our Nevada Operating Subsidiaries if they are approved and licensed. All gaming devices and cashless wagering systems that are manufactured, sold or distributed for use or play in Nevada, or for distribution outside of Nevada, must be manufactured by licensed manufacturers and distributed or sold by licensed distributors. All gaming devices manufactured for use or play in Nevada must be approved by the Nevada Commission before distribution or exposure for play. The approval process for gaming devices includes rigorous testing by the Nevada Board, a field trial and a determination as to whether the gaming device meets strict technical standards that are set forth in the regulations of the Nevada Commission. Associated equipment must be administratively approved by the Chairman of the Nevada Board before it is distributed for use in Nevada.

    The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us or our Nevada Operating Subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of our Nevada Operating Subsidiaries are required to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, directors and key employees who are actively and directly involved in the licensed activities of our Nevada Operating Subsidiaries may be required to be

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
licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The entity with which the applicant is employed or for which the applicant serves must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

    If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or our Nevada Operating Subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require us and our Nevada Operating Subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

    We and our Nevada Operating Subsidiaries will be required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by our Nevada Operating Subsidiaries will be required to be reported to or approved by the Nevada Commission. If we are licensed by the Nevada Gaming Authorities, any (i) guarantees issued by our Nevada Operating Subsidiaries in connection with any financing; (ii) hypothecation of the assets of our Nevada Operating Subsidiaries as security in connection with any financing; and/or
(iii) pledges of the equity securities of our Nevada Operating Subsidiaries as security in connection with any financing will require the approval of the Nevada Commission to remain effective. If it were determined that the Nevada Act was violated by us or any of our Nevada Operating Subsidiaries, the licenses we or they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, any of our Nevada Operating Subsidiaries, us and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Limitation, conditioning or suspension of the licenses held by us and our Nevada Operating Subsidiaries could (and revocation of any license would) materially adversely affect our manufacturing, distribution and system operations in Nevada.

    Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability determined as a beneficial holder of our voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the state of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation. The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation's corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action

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which the Nevada Commission finds to be inconsistent with holding the Registered
Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders;
(ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

    Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, our Nevada Operating Subsidiaries or we (i) pay that person any dividend or interest upon our voting securities, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

    The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Nevada Commission has reason to believe that his acquisition of such debt security would otherwise be inconsistent with the declared policy of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

    We and our Nevada Operating Subsidiaries will be required to maintain a current stock ledger in Nevada, which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada Act.

    After becoming a Registered Corporation, we may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or proceeds from that sale are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. While we are not yet subject to the provisions of the Nevada Act or the regulations of the Nevada Commission, such regulations also provide that any entity that is not an "affiliated company," as such term is defined in the Nevada Act, or which is not otherwise subject to

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
the Nevada Act or such regulations, which plans to make a public offering of securities intending to use such securities, or the proceeds from the sale thereof, for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Commission for prior approval of such offering. The Nevada Commission may find an applicant unsuitable based solely on the fact that it did not submit such an application, unless upon a written request for a ruling, the Nevada Board Chairman has ruled that it is not necessary to submit an application. The exchange offer to exchange publicly registered notes for the notes offered hereby may constitute such a public offering. In response to our request for a ruling from the Nevada Board Chairman that it is not necessary to submit the exchange offer for the Nevada Commission's prior approval, the Nevada Board Chairman ruled that the exchange offer is not subject to the prior approval requirement.

    Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and the Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

    The Nevada Legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

    License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which gaming operations are to be conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; or (ii) the number of gaming devices operated. Annual fees are also payable to the State of Nevada for renewal of licenses as a manufacturer, distributor, operator of a slot machine route and operator of an off-track pari-mutuel wagering system.

    Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if it knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fails to conduct the foreign gaming operation in

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accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities that are harmful to the state of Nevada or its ability to collect gaming taxes and fees, or employs a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

    APPLICATION OF ADDITIONAL OR FUTURE REGULATORY REQUIREMENTS

    In the future, we intend to seek the necessary licenses, approvals and findings of suitability for us, our personnel and products in other jurisdictions throughout the world wherever significant sales are anticipated to be made. There can be no assurance, however, that such licenses, approvals or findings of suitability will be obtained or, if obtained, will not be conditioned, suspended or revoked or that we will be able to obtain the necessary approvals for any future products as they are developed. If a license, approval or a finding of suitability is required by a regulatory authority and we fail to obtain the necessary license, we may be prohibited from selling our products for use in the respective jurisdiction or may be required to sell our products through other licensed entities at a reduced profit.

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
                  DESCRIPTION OF NEW SENIOR CREDIT FACILITIES

    On September 6, 2000, simultaneously with the consummation of the Scientific Games acquisition, we entered into new senior secured credit facilities with DLJ Capital Funding, Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc. (collectively, the "agents"), under which the agents and the lenders (as defined below) agreed to provide new senior secured credit facilities to us in an aggregate amount of up to $345.0 million. The credit agreement and the other loan documentation entered into on September 6, 2000 were amended and restated as of October 6, 2000 without change in the material terms (such documentation, the "loan documents"), and thereafter certain other financial institutions joined the credit agreement by executing an assignment agreement (collectively with the agents, the "lenders"). For a full understanding of the terms of the new senior credit facilities it is necessary to read the amended and restated credit agreement (the "credit agreement") and the other loan documents, however, the description below summarizes the principal terms:

    THE FACILITIES. The new senior credit facilities provide for (i) a six-year revolving loan of up to $65.0 million, subject to the satisfaction of certain conditions set forth in the credit agreement and the provisions of the indenture governing the notes, at the mutual discretion of Autotote and DLJ Capital Funding, Inc., we may make one request that the revolving credit facility be increased by up to $35.0 million; (ii) a six year term A loan in the principal amount of up to $60.0 million; and (iii) a seven-year term B loan in the principal amount of up to $220.0 million.

    REVOLVING CREDIT FACILITY. A portion of the revolving loan commitment can be used to fund swing line loans in an amount not to exceed $10.0 million and an amount, not to exceed $25.0 million, is available for the issuance of commercial letters of credit for the purchase of materials, goods and services and standby letters of credit for certain business purposes.

    INTEREST RATES. At our option, the interest rates per annum applicable to the revolving credit facility, term A loan and term B loan will be a fluctuating rate of interest determined by reference to (a) the London Interbank Offered Rate, or LIBOR, plus the applicable margin, or (b) the greater of the prime rate and the rate which is 1/2 of 1% in excess of the rates on overnight Federal funds transactions as published by the Federal Reserve Bank of New York, or base rate, plus the applicable margin. The (a) Applicable Base Rate Margin means, at any date of determination, (i) with respect to term B loans, 3.00% per annum, and (ii) with respect to term A loans and revolving loans, a percentage per annum as set forth below opposite the applicable Consolidated Leverage Ratio calculated on a pro forma basis:

CONSOLIDATED LEVERAGE RATIO                                   APPLICABLE BASE RATE MARGIN
---------------------------                                   ---------------------------
greater than or equal to 5.00:1.00..........................              2.50%
less than 5.00:1.00 but greater than or equal to
  4.50:1.00.................................................              2.25%
less than 4.50:1.00 but greater than or equal to
  4.00:1.00.................................................              2.00%
less than 4.00:1.00 but greater than or equal to
  3.50:1.00.................................................              1.75%
less than 3.50:1.00 but greater than or equal to
  3.00:1.00.................................................              1.50%
less than 3.00:1.00.........................................              1.25%

    ; and (b) the Applicable LIBO Rate Margin means, at any date of determination, (i) with respect to term B loans, 4.25% per annum, and (ii) with respect to term A loans and revolving loans, a

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
percentage per annum as set forth below opposite the applicable Consolidated Leverage Ratio calculated on a pro forma basis:

CONSOLIDATED LEVERAGE RATIO                                   APPLICABLE LIBO RATE MARGIN
---------------------------                                   ---------------------------
greater than or equal to 5.00:1.00..........................             3.75%
less than 5.00:1.00 but greater than or equal to
  4.50:1.00.................................................             3.50%
less than 4.50:1.00 but greater than or equal to
  4.00:1.00.................................................             3.25%
less than 4.00:1.00 but greater than or equal to
  3.50:1.00.................................................             3.00%
less than 3.50:1.00 but greater than or equal to
  3.00:1.00.................................................             2.75%
less than 3.00:1.00.........................................             2.50%

    ; PROVIDED that until we deliver the first Margin Determination Certificate to DLJ Capital Funding, Inc. pursuant to subsection 6.1 (xviii) of the credit agreement after the six-month anniversary of the closing date, the Applicable Base Rate Margin and the Applicable LIBO Rate Margin for term A loans and revolving loans shall be 2.25% and 3.50% per annum respectively.

    We cannot have more than ten LIBOR loans outstanding at one time.

    AMORTIZATION. The term loans mature in quarterly installments. The term A loan has aggregate annual amortization payments as a percentage of the initial principal amount of 5.0% in the first year after closing, 10.0% in the second year after closing, 15.0% in the third year after closing, 20.0% in the fourth year after closing and 25.0% in each of the fifth and sixth years after closing. The term B loan has aggregate annual amortization payments as a percentage of the initial principal amount of 1.0% in each of the first through sixth years after closing and 94.0% in the seventh year after closing.

    USE OF PROCEEDS. (i) If unpaid from cash in hand, proceeds of the senior subordinated notes or convertible preferred stock, the proceeds of the term loans shall be applied by us to pay certain acquisition financing requirements on the closing date; (ii) after the application of the proceeds of the term loans, then approximately $3.0 million of the proceeds of the revolving loans and any swing line loans may be applied to pay any remaining acquisition financing requirements to be paid on the closing date and the remaining proceeds of the revolving loans and swing line loans will be applied by us for working capital and general corporate purposes, which may include the making of interest payments on the loans, certain permitted acquisitions, the payment of any remaining acquisition financing requirements to be paid after the closing date, the making of intercompany loans to any of our subsidiaries in accordance with subsection 7.1(iv) of the credit agreement for their own working capital purposes, and letters of credit may be issued for defined purposes.

    FEES. We must pay certain fees under the new senior credit facilities as follows:

    - COMMITMENT FEES: A commitment fee, payable quarterly, on the unused portion of the revolving credit facility equal to (x) the average of the daily excess of the revolving loan facility over the total utilization of revolving loans (but not including any outstanding swing line loans) MULTIPLIED BY (y) the applicable Commitment Fee Percentage, being, a percentage per annum as set forth below opposite the applicable Consolidated Leverage Ratio calculated on a pro forma basis:

                                                              COMMITMENT FEE
CONSOLIDATED LEVERAGE RATIO                                     PERCENTAGE
---------------------------                                   --------------
greater than or.............................................       0.50%
equal to 3.50:1.00 less than 3.50:1.00......................      0.375%

    ; PROVIDED that until the delivery of the first Margin Determination Certificate the Commitment Fee Percentage shall be 0.50% per annum.

    - LETTER OF CREDIT FEES. (i)With respect to each letter of credit, (a) a fronting fee, payable directly to the applicable issuing lender for its own account, equal to the greater of (x) $500 and (y) 0.25% per annum of the daily amount available to be drawn under such letter of credit and
      (b) a letter of credit fee equal to (x) the Applicable LIBO Rate Margin for revolving loans (as defined above) MULTIPLIED BY (y) the daily maximum amount available from time to time to be drawn under such letter of credit, each such fronting fee or letter of credit fee to be payable quarterly in arrears; and (ii) with respect to the issuance, amendment or transfer of each letter of credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause
      (i) above), documentary and processing charges payable directly to the applicable issuing lender.

    - OTHER FEES. Such other fees in the amounts and at the times separately agreed upon between Autotote and DLJ Capital Funding, Inc.

    We also paid up-front arrangement fees and we are required to pay annual administrative agency fees.

    COLLATERAL. The new senior credit facilities are secured by a first priority lien in favor of the lenders (subject to customary exceptions) on: (i) substantially all of our property and assets and substantially all of the property and assets of our subsidiaries, other than foreign subsidiaries; (ii) all capital stock (or similar equity interests) of all of our direct and indirect subsidiaries, provided that no more than 65% of the capital stock (or similar equity interests) of our foreign subsidiaries directly held by us or one of our non-foreign subsidiaries is required to be pledged and no capital stock (or similar equity interests) of our foreign subsidiaries held by our foreign subsidiaries is required to be pledged; and (iii) all intercompany notes.

    GUARANTEES. The new senior credit facilities are guaranteed on a senior secured basis by all of our direct and indirect wholly-owned domestic subsidiaries.

    COVENANTS. The loan documents contain a number of covenants that, among other things, restrict our ability to:

    - incur additional indebtedness;

    - grant liens;

    - make investments or joint ventures;

    - become liable with respect to certain contingent obligations;

    - merge or consolidate with other companies;

    - change the nature of its business;

    - dispose of assets;

    - make certain restricted payments; and

    - engage in transactions with affiliates.

    In addition, the loan documents limit capital expenditures and computer software and systems expenditures to specified maximum amounts each year during the term of the new senior credit facilities. We are also required to meet certain financial covenants, including a fixed charge ratio, a consolidated leverage ratio and an interest coverage ratio and to maintain minimum consolidated net worth.

    EVENTS OF DEFAULT. The new senior credit facilities contain customary events of default, including events of default relating to:

    - non-payment of principal, interest or fees;

    - violation of covenants;

    - inaccuracy of representations and warranties;

    - defaults on other indebtedness;

    - certain events of bankruptcy or insolvency; and

    - change in control.

                              DESCRIPTION OF NOTES

    The series A notes were, and the series B notes will be, issued under an indenture, dated as of August 14, 2000, by and among Autotote, the guarantors and The Bank of New York, as trustee. The terms of the series B notes are identical in all material respects to the series A notes, except that the series B notes have been registered under the Securities Act, and, therefore, will not bear legends restricting their transfer and will not contain certain provisions providing for an increase in the interest rate on the series A notes under certain circumstances relating to the Registration Rights Agreement, which provisions will terminate upon consummation of the exchange offer. The following summary of certain provisions of the indenture is not complete and is qualified in its entirety by reference to the Trust Indenture Act of 1939 and the indenture. A copy of the indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms used in the following summary are set forth below under "--Definitions." For purposes of this section, references to "Autotote" include only Autotote Corporation and not its subsidiaries. Unless the context otherwise requires, references to notes shall include the series B notes.

    The series A notes were, and the series B notes will be, issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the trustee will act as paying agent and registrar for the notes. The notes may be registered or transferred and exchanged at the offices of the registrar, which initially will be the trustee's corporate trust office. Autotote may change any paying agent and registrar without notice to holders of the notes. Autotote will pay principal and premium, if any, on the notes at the trustee's corporate trust office in New York, New York. At Autotote's option, interest may be paid at the trustee's corporate trust office in New York, New York or by check mailed to the registered address of holders.

PRINCIPAL, MATURITY AND INTEREST

    The notes are limited in aggregate principal amount to $150.0 million and will mature on August 15, 2010. Interest on the notes will accrue at the rate of 12 1/2% per annum and will be payable semi-annually in cash on each February 15 and August 15, commencing on February 15, 2001, to the persons who are registered holders at the close of business on the February 1 and August 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.

REDEMPTION

    OPTIONAL REDEMPTION. The notes will be redeemable, at Autotote's option, in whole at any time or in part from time to time, on and after August 15, 2005, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on August 15 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................   106.250%
2006........................................................   104.167%
2007........................................................   102.083%
2008 and thereafter.........................................   100.000%

    OPTIONAL REDEMPTION UPON EQUITY OFFERING. At any time, or from time to time, on or prior to August 15, 2003, Autotote may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the original principal amount of the notes at a redemption price equal to 112.5% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; PROVIDED, HOWEVER, that at least 65% of the original principal amount of notes remains outstanding immediately after any such redemption.

SELECTION AND NOTICE

    In case of a partial redemption, selection of the notes or portions thereof for redemption shall be made by the trustee by lot, PRO RATA or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable requirements of the principal national securities exchange, if any, on which the notes are listed; PROVIDED, HOWEVER, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the notes or portion thereof for redemption shall be made by the trustee only on a PRO RATA basis, unless such method is otherwise prohibited. Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each holder whose notes are to be redeemed at the last address for such holder then shown on the registry books. In order to effect a redemption with the proceeds of an Equity Offering, Autotote shall make such redemption not more than 120 days after the consummation of any such Equity Offering. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after any redemption date, interest will cease to accrue on the notes or parts thereof called for redemption as long as Autotote has deposited with the paying agent funds in satisfaction of the redemption price pursuant to the indenture.

SUBORDINATION

    The payment of principal of and premium, interest and liquidated damages, if any, on the notes will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full of all Senior Debt, whether outstanding on the Issue Date or thereafter incurred. The indenture permits the incurrence of additional Senior Debt in the future.

    Upon any distribution to creditors of Autotote in a liquidation or dissolution of Autotote or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to

    Autotote or its property, an assignment for the benefit of creditors or any marshaling of the assets and liabilities of Autotote, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due with respect to such Senior Debt, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, before the holders of notes will be entitled to receive any payment with respect to the notes, and until the Obligations with respect to Senior Debt are paid in full, any distribution to which the holders of notes would be entitled shall be made to the holders of Senior Debt (except that holders of notes may receive and retain (a) Permitted Junior Securities, (b) payments made from the trust described under "--Defeasance" and (c) payments made from the escrow account or from letters of credit issued to the trustee to support Autotote's potential obligation to make a special mandatory redemption of the notes).

    Autotote may not make any payments on the notes (except that holders of notes may receive and retain (a) payments made from the trust described under "--Defeasance" and (b) payments made from the escrow account or from letters of credit issued to the trustee to support Autotote's potential obligation to make a special mandatory redemption of the notes) if:

    - a default in the payment of the principal of or premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace; or

    - any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt to which such default relates to accelerate its maturity and the trustee receives a payment blockage notice of such other default from (1) the holders of any Designated Senior Debt (with a copy to Autotote) or (2) directly from Autotote.

    Payments on the notes shall be resumed

    - in the case of a payment default, upon the date on which such default is cured or waived; and

    - in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable notice is received by the trustee, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of receipt by the trustee of the payment blockage notice.

    No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice.

    The indenture further requires that Autotote promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of liquidation or insolvency, holders of notes may recover less ratably than creditors of Autotote who are holders of Senior Debt. On a pro forma basis at July 31, 2000, after giving effect to the Transactions, the aggregate principal amount of Senior Debt outstanding would have been approximately $289.1 million (excluding approximately $3.9 million of undrawn letters of credit). In addition, the notes would have ranked effectively junior to $46.6 million of liabilities of the non-guarantor subsidiaries of Autotote and Scientific Games. The indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that Autotote and its subsidiaries can incur. See "--Covenants--Limitation on Incurrence of Indebtedness."

GUARANTEES

    The notes and Autotote's performance of its obligations thereunder and under the indenture, including the payment of principal with respect to the notes, are guaranteed on a senior subordinated basis, jointly and severally, by all of Autotote's wholly-owned domestic subsidiaries.

    The guarantees are subordinated to Guarantor Senior Debt on the same basis as the notes are subordinated to Senior Debt. The obligations of each guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such guarantor and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each guarantor that makes a payment or distribution under a guarantee shall be entitled to a contribution from each other guarantor in an amount PRO RATA, based on the net assets of each guarantor, determined in accordance with GAAP.

    Each guarantor may consolidate with or merge into or sell its assets to Autotote or another guarantor without limitation, or with other persons upon the terms and conditions set forth in the indenture. See "--Covenants--Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a guarantor is sold or otherwise disposed of, by merger or otherwise, by Autotote or any of its subsidiaries and the sale or disposition is otherwise in compliance with the provisions set forth in "--Covenants--Limitation on Asset Sales," the guarantor's guarantee will be released and such guarantor shall be relieved of all of its obligations and duties under the indenture and the notes. A guarantor's guarantee will also be released and such guarantor will also be released from all obligations and duties under the indenture and the notes if such guarantor (1) is released from any and all guarantees of Indebtedness of Autotote and (2) has no other outstanding Indebtedness other than Indebtedness which could be incurred by a Restricted Subsidiary that is not a guarantor of the notes on the date of the proposed release of such guarantor's guarantee.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder will have the right to require that Autotote repurchase all or a portion of such holder's notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

    Prior to the mailing of the notice described in the next paragraph below, but in any event within 30 days following any Change of Control, Autotote covenants to

       (a) repay in full and terminate all commitments under Indebtedness under the New Credit Agreement and all other Senior Debt, the terms of which require repayment upon a Change of Control or offer to repay in full, and terminate all commitments under all Indebtedness under the New Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer, or

       (b) obtain the requisite consents under the New Credit Agreement and all such other Senior Debt to permit the purchase of the notes as provided below.

    Autotote shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase notes pursuant to the provisions described below. Autotote's failure to comply with this covenant shall constitute an Event of Default described in clause (3) and not in clause
(2) under "Events of Default" below.

    Within 30 days following the date upon which the Change of Control occurred, Autotote must send, by first class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control offer to purchase (the "Change of Control Offer"). Such notice shall state, among other things, the payment date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law. Holders electing to have a note repurchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control payment date.

    If a Change of Control Offer is made, there can be no assurance that Autotote will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event Autotote is required to repurchase outstanding notes pursuant to a Change of Control Offer, Autotote expects that it would seek third party financing to the extent it does not have available funds to meet its repurchase obligations. However, there can be no assurance that Autotote would be able to obtain such financing. In addition, the terms of Autotote's new senior credit facilities limit the ability to purchase notes upon a Change of Control. Any of Autotote's future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require Autotote to repurchase all of the notes upon a Change of Control, the financial effect of this repurchase could cause a default under Autotote's other debt, even if the Change of Control itself would not cause a default. Accordingly, it is possible that Autotote will not have sufficient funds at the time of the Change of Control to make the required repurchase of notes or that restrictions in Autotote's new senior credit facilities will not allow such repurchases.

    Autotote will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, Autotote shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the indenture by virtue thereof.

COVENANTS

    LIMITATION ON RESTRICTED PAYMENTS. Autotote will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

       (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of Autotote or in warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock of Autotote) on or in respect of shares of Autotote's Capital Stock to holders of such Capital Stock,

       (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Autotote or any warrants, rights or options (other than debt securities or Disqualified Capital Stock) to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock, warrants, rights or options for Qualified Capital Stock and/or for warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, or

       (c) make any Restricted Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment, or immediately after giving effect thereto,

    (1) a Default or an Event of Default shall have occurred and be continuing,

    (2) Autotote is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant,

    (3) the aggregate amount of Restricted Payments made subsequent to the Issue Date (without duplication and excluding Restricted Payments permitted by clauses (2)(a), (4) and (5) of the following paragraph) shall exceed the sum of

           (x) 50% of the cumulative Consolidated Net Income, or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss, of Autotote earned subsequent to November 1, 2000 and on or prior to the last day of the most recent fiscal quarter for which financial statements are available and have been delivered to the trustee as provided under "Additional Information," treating such period as a single accounting period, plus

           (y) 100% of the aggregate net cash proceeds in excess of $35 million received by Autotote from any person (other than a subsidiary of Autotote) from the issuance and sale subsequent to the Acquisition Closing Date and on or prior to the date the Restricted Payment occurs of Qualified Capital Stock, or in respect of warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, including Qualified Capital Stock issued upon the conversion of convertible Indebtedness; PROVIDED that for the purposes of this clause (y), the retirement and cancellation of Autotote's 5.5% Convertible Subordinated Debentures due 2001 in exchange for the issuance of Additional Capital Stock shall be deemed to constitute net cash proceeds from the issuance and sale of Qualified Capital Stock to the extent of the aggregate principal amount of Autotote's 5.5% Convertible Subordinated Debentures due 2001 so retired and canceled, plus

           (z) with respect to Restricted Investments made after the Issue Date, the net reduction of such Restricted Investments as a result of (without duplication with respect to any item below as among such items or any item listed in clause (3) of the next paragraph)

       (a) any disposition of any such Restricted Investments sold or otherwise liquidated or repaid, to the extent of the net cash proceeds received by Autotote or a Restricted Subsidiary,

       (b) cash dividends or repayments of loans or advances in cash to Autotote or any Restricted Subsidiary or, to the extent that a guarantee issued by Autotote or a Restricted Subsidiary constitutes a Restricted Investment, the release of such guarantee, or

       (c) a person becoming a Restricted Subsidiary, to the extent of Autotote's portion (proportionate to Autotote's equity interest in such person) of the fair market value of the net assets of such person;

PROVIDED, THAT in no event shall the net reduction in Restricted Investments attributable to any particular Restricted Investment exceed the amount of such Restricted Investment on the date originally made; provided, further, that any net reduction in Restricted Investments pursuant to this clause (z) shall only be included in the calculation required by clause (3) above to the extent that such net reduction in Restricted Investments is not included in Autotote's Consolidated Net Income.

    Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit

    (1) the payment of any dividend or distribution or the redemption of any securities within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice by Autotote of such redemption, if the dividend or distribution would have been permitted on the date of declaration or the redemption would have been permitted on the date of the giving of the formal notice thereof;

    (2) so long as no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of Autotote or the making of a Restricted Investment, either

       (a) in exchange for shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, or

       (b) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a subsidiary of Autotote) of shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock;

    (3) so long as no Default or Event of Default shall have occurred and be continuing, any other Restricted Payment by Autotote; PROVIDED, HOWEVER, that the aggregate amount of cash expended by Autotote pursuant to this clause (3) does not exceed $5 million plus, to the extent that any Restricted Payment made pursuant to this clause (3) is in the form of a Restricted Investment, the net reduction of such Restricted Investments as a result of (without duplication with respect to any item below as among such items or any item listed in clause (3)(z) of the previous paragraph)

       (a) any disposition of any such Restricted Investments sold or otherwise liquidated or repaid, to the extent of the net cash proceeds received by Autotote or a Restricted Subsidiary,

       (b) cash dividends or repayments of loans or advances in cash to Autotote or any Restricted Subsidiary or, to the extent that a guarantee issued by Autotote or a Restricted Subsidiary constitutes a Restricted Investment, the release of such guarantee, or

       (c) a person becoming a Restricted Subsidiary, to the extent of Autotote's portion (proportionate to Autotote's equity interest in such person) of the fair market value of the net assets of such person;

    PROVIDED, THAT in no event shall the net reduction in Restricted Investments attributable to any particular Restricted Investment exceed the amount of such Restricted Investment on the date originally made; PROVIDED, FURTHER, that any net reduction in Restricted Investments pursuant to this clause (3) shall only be included in the calculation required by this clause (3) to the extent that such net reduction in Restricted Investments is not included in Autotote's Consolidated Net

        Income;

    (4) the repurchase of any Capital Stock of Autotote or any warrants, rights or options to purchase or acquire shares of any such Capital Stock deemed to occur upon the exercise of stock options to acquire Qualified Capital Stock or other similar arrangements to acquire Qualified Capital Stock if such repurchased Capital Stock or warrants, rights or options to acquire shares of any such Capital Stock represent a portion of the exercise price thereof; and

    (5) the acquisition of Restricted Investments of Scientific Games outstanding on the Acquisition Closing Date upon consummation of the Scientific Games acquisition in connection therewith.

    In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the immediately preceding paragraph, amounts expended (to the extent such expenditure is in the form of cash) pursuant to clauses (1), (2)(b) and (3) of this paragraph shall be included in such calculation.

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. Autotote will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness, other than Permitted Indebtedness; PROVIDED, HOWEVER, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, Autotote or any guarantor may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Autotote is equal to or greater than 2.0 to 1.0 prior to August 15, 2002 and 2.25 to 1.0 thereafter.

    Neither Autotote nor any guarantor will, directly or indirectly, in any event incur any Indebtedness which, by its terms or by the terms of any agreement governing such Indebtedness, is both subordinated pursuant to its terms in right of payment to any other Indebtedness of Autotote or such guarantor, as the case may be, and senior in right of payment to the notes or any such guarantor's guarantee, as the case may be.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. Autotote will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with any of its Affiliates (an "Affiliate Transaction"), other than

           (x) Affiliate Transactions permitted under the next paragraph and

           (y) Affiliate Transactions on terms that are no less favorable to Autotote or such Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a person that is not an Affiliate;

    PROVIDED, HOWEVER, that for a transaction or series of related transactions with an aggregate value of $2 million or more

    (1) such determination shall be made in good faith by a majority of the disinterested members of the Board of the Directors of Autotote or

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    (2) the board of directors of Autotote shall have received an opinion from an independent nationally recognized investment banking firm selected by Autotote, that such transaction or series of related transactions is on terms which are fair, from a financial point of view, to Autotote or such Restricted Subsidiary;

and PROVIDED, FURTHER, that for a transaction or series of related transactions with an aggregate value of $10 million or more,

    (1) such determination shall be made in good faith by a majority of the disinterested members of the board of directors of Autotote and

    (2) the board of directors of Autotote shall have received an opinion from an independent nationally recognized investment banking firm selected by Autotote, that such transaction or series of related transactions is on terms which are fair, from a financial point of view, to Autotote or such Restricted Subsidiary.

The foregoing restrictions shall not apply to

    (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Autotote or any subsidiary as determined in good faith by Autotote's board of directors or senior management;

    (2) transactions between or among Autotote and any of its Restricted Subsidiaries so long as no portion of the minority interest in such Restricted Subsidiary is owned by an Affiliate of Autotote (other than a Wholly-Owned Subsidiary of Autotote or directors or officers of such subsidiary that hold stock of such subsidiary to the extent that local law requires a resident of such jurisdiction to own stock of such company) or between or among such Restricted Subsidiaries; PROVIDED such transactions are not otherwise prohibited by the indenture;

    (3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

    (4) Permitted Investments and Restricted Payments permitted by the indenture;

    (5) commercially reasonable transactions between Autotote or a Restricted Subsidiary and any Joint Venture in the ordinary course of business that have been determined by the board of directors of Autotote to comply with clause (y) of the first paragraph above; and

    (6) any agreement of Scientific Games or its subsidiaries as in effect on the Acquisition Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Acquisition Closing Date.

    LIMITATION ON LIENS. Autotote will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; PROVIDED, HOWEVER, that in addition to creating Permitted Liens on their properties or assets, Autotote and any of its Restricted Subsidiaries may create any Lien securing Indebtedness upon any of their properties or assets (including, but not limited to, any Capital Stock of its subsidiaries) if the notes are equally and ratably secured.

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    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING
SUBSIDIARIES. Autotote will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

       (a) pay dividends or make any other distributions on or in respect of its Capital Stock;

       (b) make loans or advances to or pay any Indebtedness or other obligation owed to Autotote or any other Restricted Subsidiary of Autotote; or

       (c) transfer any of its property or assets to Autotote or any other Restricted Subsidiary of Autotote,

except for such encumbrances or restrictions existing under or by reason of:

    (1) applicable law and agreements with governmental authorities with respect to assets located in their jurisdiction,

    (2) the notes, the indenture or any guarantee thereof,

    (3) (A) customary provisions restricting (1) the subletting or assignment of any lease or (2) the transfer of copyrighted or patented materials,
       (B) provisions in agreements that restrict the assignment of such agreements or rights thereunder or (C) provisions of a customary nature contained in the terms of Capital Stock restricting the payment of dividends and the making of distributions on Capital Stock,

    (4) any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than (a) the person or the properties or assets of the person so acquired (including the Capital Stock of such person), or (b) any Restricted Subsidiary having no assets other than (i) the person or the properties or assets of the person so acquired (including the Capital Stock of such person) and (ii) other assets having a fair market value not in excess of $50,000, and, in each case, the monetary proceeds thereof,

    (5) any agreement or instrument governing Senior Debt or Guarantor Senior Debt, including the New Credit Agreement,

    (6) any agreement or instrument governing Indebtedness incurred pursuant to clause (9), (13) or (16) of the definition of Permitted Indebtedness,

    (7) restrictions on the transfer of assets subject to any Lien permitted under the indenture,

    (8) restrictions imposed by any agreement to sell assets not in violation of the indenture to any person pending the closing of such sale,

    (9) customary rights of first refusal with respect to Autotote's and its Restricted Subsidiaries' interests in their respective Restricted Subsidiaries and joint ventures,

    (10) Indebtedness of a person that was a Restricted Subsidiary at the time of incurrence and the incurrence of which Indebtedness is permitted by the provisions described under "--Limitation on Incurrence of Additional Indebtedness"; PROVIDED that such encumbrances and restrictions apply only to such Restricted Subsidiary and its assets; and PROVIDED, FURTHER, that the board of directors of Autotote has determined in good faith, at the time of creation of each such encumbrance or restriction, that such encumbrances and restrictions would not singly or in the aggregate have a materially adverse effect on the holders of the notes,

    (11) the subordination of any Indebtedness owed by Autotote or any of its Restricted Subsidiaries to Autotote or any other Restricted Subsidiary to any other Indebtedness of Autotote or any

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       of its Restricted Subsidiaries; PROVIDED (A) such other Indebtedness is permitted under the indenture and (B) the board of directors of Autotote has determined in good faith, at the time of creation of each such encumbrance or restriction, that such encumbrances and restrictions would not singly or in the aggregate have a materially adverse effect on the holders of the notes, or

    (12) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (2), (4) and (5) above or any other agreement evidencing Indebtedness permitted under the indenture; PROVIDED, HOWEVER, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are not less favorable to Autotote in any material respect as determined by the board of directors of Autotote than the provisions of the Indebtedness being refinanced.

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. Autotote will not permit any of its Restricted Subsidiaries that are not guarantors of the notes to issue any Preferred Stock (other than to Autotote or to a Wholly-owned Restricted Subsidiary of Autotote) or permit any person (other than Autotote or a Wholly-owned Restricted Subsidiary of Autotote) to own any Preferred Stock of any Restricted Subsidiary of Autotote that is not a guarantor of the notes.

    MERGER, CONSOLIDATION AND SALE OF ASSETS. Autotote will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Autotote to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Autotote's assets (determined on a consolidated basis for Autotote and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any person unless:

    (1) either (A) Autotote or a Restricted Subsidiary of Autotote shall be the surviving or continuing corporation or (B) the person, if other than Autotote or a Restricted Subsidiary of Autotote, formed by such consolidation or into which Autotote is merged or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of Autotote's assets determined on a consolidated basis for Autotote and its Restricted Subsidiaries (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture, in form satisfactory to the trustee, executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture and the registration rights agreement on the part of Autotote to be performed or observed;

    (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1) (B) (y) above, including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction, Autotote or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Autotote immediately prior to such transaction and (2) shall be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant;

    (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1) (B) (y) above, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred and be continuing; and

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    (4) Autotote or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture shall comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to the execution of such supplemental indenture have been satisfied.

    For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Autotote, other than to a Wholly-owned Subsidiary that is a guarantor, the Capital Stock of which constitutes all or substantially all of the properties and assets of Autotote, shall be deemed to be the transfer of all or substantially all of the properties and assets of Autotote.

    The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Autotote in accordance with the foregoing, in which Autotote is not the continuing corporation, the successor person formed by such consolidation or into which Autotote is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Autotote under the indenture and the notes with the same effect as if such surviving entity had been named as such and Autotote shall be relieved of all of its obligations and duties under the indenture and the notes.

    Each guarantor, other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture, will not, and Autotote will not cause or permit any guarantor to, consolidate with or merge with or into any person other than Autotote or any other guarantor unless:

    (1) the entity formed by or surviving any such consolidation or merger, if other than the guarantor, or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

    (2) such entity assumes by supplemental indenture all of the obligations of the guarantor on the guarantee;

    (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

    (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Autotote could satisfy the provisions of clause (2) of the first paragraph of this covenant.

    Any merger or consolidation of a guarantor with and into Autotote, with Autotote being the surviving entity, or another guarantor that is a Wholly-owned Restricted Subsidiary of Autotote need not comply with this covenant.

    LIMITATION ON ASSET SALES. Autotote will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) Autotote or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of, as determined in good faith by Autotote's board of directors;

    (2) at least 75% of the consideration received by Autotote or such Restricted Subsidiary exclusive of indemnities, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; PROVIDED that the amount of (a) any liabilities of Autotote or any such Restricted Subsidiary, as shown on Autotote's or such Restricted

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       Subsidiary's most recent balance sheet, that are assumed by the transferee of any such assets, (b) any notes or other obligations received by Autotote or any such Restricted Subsidiary from such transferee that are converted by Autotote or such Restricted Subsidiary into cash or Cash Equivalents within 60 days of the time of such disposition, to the extent of the cash or Cash Equivalents received and
       (c) any Designated Non-cash Consideration received by Autotote or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c), not to exceed $5 million, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for the purposes of this clause (2); and

    (3) upon the consummation of an Asset Sale, Autotote shall apply directly or through a Restricted Subsidiary, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (A) to repay Senior Debt (and in the case of any Indebtedness outstanding under a revolving credit facility, to permanently reduce the amounts that may be reborrowed thereunder by an equivalent amount), with the Net Cash Proceeds received in respect thereof, (B) to reinvest in Productive Assets, or (C) a combination of prepayment, reduction and investment permitted by the foregoing clauses
       (3)(A) and (3)(B);

PROVIDED that the 75% limitation referred to above shall not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation. On the 361st day after an Asset Sale or such earlier date, if any, as the board of directors of Autotote or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of the preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been so applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and
(3)(C) of the preceding sentence (each, a "Net Proceeds Offer Amount") shall be applied by Autotote to make an offer to repurchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis that amount of notes equal to the Net Proceeds Offer Amount multiplied by a fraction, the numerator of which is the aggregate principal amount of notes then outstanding and the denominator of which is the sum of the aggregate principal amount of notes and Pari Passu Indebtedness then outstanding (the "Pro Rata Share"), at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued interest to the date of repurchase.

    Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by Autotote and its Restricted Subsidiaries aggregates at least $10 million, at which time Autotote shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer, the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10 million or more being deemed to be a Net Proceeds Offer Trigger Date. To the extent that the aggregate purchase price of notes tendered pursuant to any Net Proceeds Offer is less than the Pro Rata Share, Autotote or any guarantor may use such amount for general corporate purposes. Upon completion of any Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero.

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    The New Credit Agreement restricts the ability of Autotote to repurchase the notes. Accordingly, if required to make a Net Proceeds Offer, Autotote would need the consent of the lenders under the New Credit Agreement. The failure of Autotote to make a required Net Proceeds Offer and repurchase notes subject thereto would be an Event of Default.

    Notwithstanding the first two paragraphs of this covenant, Autotote and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent

    (1) at least 75% of the consideration for such Asset Sale constitutes Productive Assets and

    (2) such Asset Sale is for fair market value, as determined in good faith by Autotote's board of directors; PROVIDED that the fair market value of any consideration not constituting Productive Assets received by Autotote or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

    In the event of the transfer of substantially all, but not all, of the property and assets of Autotote and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under the "--Merger, Consolidation and Sale of Assets" covenant, the successor corporation shall be deemed to have sold the properties and assets of Autotote and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Autotote or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

    Notice of a Net Proceeds Offer will be mailed to the holders as shown on the register of holders not less than 30 days nor more than 60 days before the payment date for the Net Proceeds Offer, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 principal amount at maturity in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be repurchased on a PRO RATA basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

    If an offer is made to repurchase the notes pursuant to a Net Proceeds Offer, Autotote will and will cause its Restricted Subsidiaries to comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

    LIMITATION OF GUARANTEES BY RESTRICTED SUBSIDIARIES. Autotote will not permit any Restricted Subsidiary that is not a guarantor, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Autotote, other than

           (A) Indebtedness incurred in reliance on clauses (12) (to the extent the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was permitted to be guaranteed by Restricted Subsidiaries) and
       (13) of the definition of Permitted Indebtedness or under Currency Agreements in reliance on clause (5) of the definition of Permitted Indebtedness, or

           (B) Interest Swap Obligations incurred in reliance on clause (4) of the definition of Permitted Indebtedness,

unless, in any such case

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       (a) such Restricted Subsidiary has executed and delivered or executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary in the form required by the indenture and

       (b) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinate Indebtedness shall be similarly subordinated to the guarantee of the notes.

    Any guarantee of the notes by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:

    (1) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such guarantee of the notes was executed and delivered pursuant to the preceding paragraph; or

    (2) any sale or other disposition (by merger or otherwise) to any person which is not a Restricted Subsidiary of Autotote, of all of Autotote's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; PROVIDED, HOWEVER, that

       (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the indenture and

       (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. Autotote will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; PROVIDED that Autotote and any guarantor may enter into a Sale and Leaseback Transaction if

    (1) Autotote or such guarantor could have

       (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant and

       (b) incurred a Lien to secure such Indebtedness pursuant to the "--Limitation on Liens" covenant,

    (2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the board of directors and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of such Sale and Leaseback Transaction and

    (3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and Autotote or the applicable guarantor applies the proceeds of such transaction with, the "--Limitation on Asset Sales" covenant.

EVENTS OF DEFAULT

    The following events are defined in the indenture as "Events of Default":

    (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days; or

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    (2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to repurchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer; or

    (3) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 45 days after Autotote receives written notice specifying the default, and demanding that such default be remedied, from the trustee or the holders of at least 25% of the outstanding principal amount of the notes; or

    (4) the failure to pay at final maturity, giving effect to any extensions thereof, the principal amount of any Indebtedness of Autotote or any Restricted Subsidiary of Autotote that is a Significant Subsidiary, other than intercompany Indebtedness, and such failure continues for a period of 20 days or more, or the acceleration of the final stated maturity of any such Indebtedness, which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by Autotote or such Restricted Subsidiary of notice of any such acceleration, if, in either case, the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, in each case with respect to which the 20-day period described above has passed, aggregates $10 million or more at any time; or

    (5) one or more judgments in an aggregate amount in excess of $10 million shall have been rendered against Autotote or any of its Restricted Subsidiaries that is a Significant Subsidiary and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

    (6) certain events of bankruptcy affecting Autotote or any of its Restricted Subsidiaries that is a Significant Subsidiary; or

    (7) any of the guarantees ceases to be in full force and effect or any of the guarantees is held in a judicial proceeding to be null and void and unenforceable or any of the guarantees is found to be invalid by a final judgment or order that is not appealable or any of the guarantors denies its liability under its guarantee, other than by reason of a release of a guarantor in accordance with the terms of the indenture; or

    (8) following the consummation of the Scientific Games acquisition and the Transactions to be consummated concurrently therewith, Autotote fails to issue Additional Capital Stock for net cash proceeds of at least $35 million on or before August 15, 2001; PROVIDED that for the purposes of this clause (8), the retirement and cancellation of Autotote's 5.5% Convertible Subordinated Debentures due 2001 in exchange for the issuance of Additional Capital Stock shall be deemed to constitute net cash proceeds from the issuance and sale of Additional Capital Stock to the extent of the aggregate principal amount of Autotote's 5.5% Convertible Subordinated Debentures due 2001 so retired and canceled; or

    (9) the failure to deposit funds into the escrow account pursuant to the terms of the escrow agreement or to obtain irrevocable letters of credit in favor of the trustee, when the same is so required to be deposited or obtained, and the default continues for a period of 10 days.

    During the continuance of any Event of Default specified in the indenture (other than an Event of Default with respect to bankruptcy proceedings of Autotote), the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to Autotote and the trustee specifying the respective Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings of Autotote occurs and is continuing, then such amount shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

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    The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences

    (1) if the rescission would not conflict with any judgment or decree,

    (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,

    (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

    (4) if Autotote has paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances and

    (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an Officers' Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

DEFEASANCE

    The indenture will cease to be of further effect as to all outstanding notes, except as to (1) rights of registration of transfer, substitution and exchange of notes, (2) rights of holders to receive payments of principal of, premium, if any, and interest on the notes and any other rights of the holders with respect to such amounts, (3) the rights, obligations and immunities of the trustee under the indenture and (4) certain other specified provisions in the indenture (the foregoing exceptions (1) through (4) are collectively referred to as the "Reserved Rights") if:

       (a) Autotote irrevocably deposits, or causes to be deposited, with the trustee, in trust for the benefit of the holders pursuant to an irrevocable trust and security agreement in form and substance reasonably satisfactory to the trustee (1) U.S. Legal Tender,
           (2) U.S. Government Obligations or (3) a combination thereof, in an amount sufficient after payment of all Federal, state and local taxes or other charges or assessments in respect thereof payable by the trustee, which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the notes, U.S. Legal Tender in an amount which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof in form and substance reasonably satisfactory to the trustee, delivered to the trustee, is sufficient to pay the principal of, premium, if any, and interest on the notes then outstanding on the dates on which any such payments are due and payable in accordance with the terms of the indenture and of the notes; PROVIDED, HOWEVER, that (1) the trustee of the irrevocable trust shall have been irrevocably instructed to pay such money or the proceeds of such U.S. Government Obligations to the trustee; and (2) the trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of said principal and interest with respect to the notes;

       (b) Autotote shall have delivered to the trustee an Opinion of Counsel from independent counsel reasonably satisfactory to the trustee or a tax ruling from the Internal Revenue Service to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to

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           Federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

       (c) Autotote shall have delivered to the trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, such money or the proceeds of such U.S. Government Obligations will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

       (d) Autotote has delivered to the trustee an Officers' Certificate and an opinion of Counsel each in form and substance reasonably satisfactory to the trustee, each stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been complied with.

    In addition, Autotote may terminate all of its obligations under the indenture, except as to certain of the Reserved Rights, when (1) all outstanding notes theretofore authenticated have been delivered to the trustee for cancellation and Autotote has paid or caused to be paid all sums payable under the indenture by Autotote or (2) Autotote has called for redemption pursuant to the indenture all of the notes under arrangements satisfactory to the trustee, the amounts described in clause (a) above have been deposited as described therein, the conditions in clauses (1) and (2) of the proviso to such clause
(a) have been satisfied and the certificate and opinion described in clause
(d) above have been delivered. Notwithstanding the foregoing, the Opinions of Counsel required by clauses (b) and (c) above need not be delivered if all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable on the maturity date within one year or (3) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Autotote. In addition, Autotote may at its option and at any time elect to terminate its obligations with respect to certain covenants that are set forth in the indenture, some of which are described under "--Covenants" above.

MODIFICATION OF THE INDENTURE

    From time to time, Autotote and the trustee, without the consent of the holders of the notes, may amend the indenture, the notes or the escrow agreement for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel. Other modifications and amendments of the indenture, the notes or the escrow agreement may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder of the notes affected thereby, no amendment may:

    (1) reduce the amount of notes whose holders must consent to an amendment;

    (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

    (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption, or reduce the redemption price therefor;

    (4) make any notes payable in money other than that stated in the notes;

    (5) make any change in provisions of the indenture protecting the right of each holder of a note to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal

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       amount of a class of notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the notes);

    (6) adversely affect the ranking of the notes or the guarantees; or

    (7) make any change to the provisions of the indenture or the escrow agreement relating to the special mandatory redemption which would adversely affect the rights of any of the holders of the notes.

    In addition, following the occurrence of a Change of Control or an Asset Sale (if the Company is obligated to make and consummate a Net Proceeds Offer as a result of such Asset Sale), as the case may be, without the consent of holders of at least 75% of the outstanding aggregate principal amount of notes, an amendment or waiver may not make any change to Autotote's obligations to make and consummate the required Change of Control Offer or Net Proceeds Offer, as the case may be, or modify any of the provisions or definitions with respect thereto.

ADDITIONAL INFORMATION

    The indenture provides that Autotote promptly will deliver to the trustee, but in any event no later than 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which Autotote is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The indenture further provides that, notwithstanding that Autotote may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Autotote will file with the SEC, to the extent permitted, and provide the trustee and holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. Autotote will also comply with the other provisions of TIA Section 314(a).

GOVERNING LAW

    The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of Autotote, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; PROVIDED, HOWEVER, that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

BOOK-ENTRY, DELIVERY AND FORM

    The series B notes initially will be in the form of one or more registered Global Note without interest coupons (collectively, the "Global Note"). Upon issuance, the Global Note will be deposited with the trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, for credit to the accounts of DTC's direct and indirect participants (as described below).

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    Transfer of beneficial interests in any Global Note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

    The Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Note may be exchanged for notes in certificated form in certain limited circumstances. See "--Transfers of Interests in a Global Note for Certificated Notes."

    Initially, the trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

    DEPOSITARY PROCEDURES

    DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "direct participants") and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of direct participants. The direct participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Clearstream. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a direct participant (collectively, the "indirect participants"). DTC may hold securities beneficially owned by other persons only through the direct participants or indirect participants and such other persons' ownership interests and transfer of ownership interests will be recorded only on the records of the direct participants and/or indirect participants, and not on the records maintained by DTC.

    DTC has also advised us that, pursuant to DTC's procedures,

    - upon deposit of the Global Note, DTC will credit the accounts of the direct participants designated by the initial purchasers with portions of the principal amount of the Global Note allocated by the initial purchasers to such direct participants, and

    - DTC will maintain records of the ownership interests of such direct participants in the Global Note and the transfer of ownership interests by and between direct participants.

    DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the Global Note. Direct participants and indirect participants must maintain their own records of the ownership interests of and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the Global Note.

    The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in the Global Note to such persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in the Global Note to pledge such interest to persons or entities that are not direct participants in DTC, or otherwise to take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the notes see "--Transfers of Interests in a Global Note for Certificated Notes."

    EXCEPT AS DESCRIBED IN "--TRANSFERS OF INTERESTS IN A GLOBAL NOTE FOR CERTIFICATED NOTES," OWNERS OF BENEFICIAL INTERESTS IN A GLOBAL NOTE WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

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    Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes are registered (including notes represented by the Global Note) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, if any, liquidated damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the indenture. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for

    - any aspect of DTC's records or any direct participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any of DTC's records or any direct participant's or indirect participant's records relating to the beneficial ownership interests in such Global Note, or

    - any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants.

    DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant direct participants with such payment on the payment date in amounts proportionate to such direct participants' respective ownership interests in a Global Note as shown on DTC's records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

    The Global Note will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between direct participants in DTC will be effected in accordance with DTC's procedures and will be settled in immediately available funds. Transfers between indirect participants (other than indirect participants who hold an interest in the notes through Euroclear or Clearstream) who hold an interest through a direct participant will be effected in accordance with the procedures of such direct participant but generally will settle in immediately available funds. Transfers between and among indirect participants who hold interests in the notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between direct participants in DTC, on the one hand, and indirect participants who hold interests in the notes through Euroclear and Clearstream, on the other hand, will be effected by Euroclear and Clearstream's respective nominees through DTC in accordance with DTC's rules on behalf of Euroclear and Clearstream; PROVIDED, HOWEVER, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or Clearstream, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Clearstream and within their established deadlines (Brussels time for Euroclear and U.K. time for Clearstream). Indirect participants who hold interests in the notes through Euroclear and Clearstream may not deliver instructions directly to Euroclear's or Clearstream's nominee. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its nominee to deliver or receive interests on Euroclear's or Clearstream's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

    Because of time zone differences, the securities accounts of an indirect participant who holds an interest in the notes through Euroclear or Clearstream purchasing an interest in a Global Note from a direct participant in DTC will be credited, and any such crediting will be reported to Euroclear or Clearstream during the European business day immediately following the settlement date of DTC in

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New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in the Global Note to a DTC participant until the European business day for Euroclear or Clearstream immediately following DTC's settlement date.

    DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct participants to whose account interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such direct participant or direct participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Note (without the direction of one or more of its direct participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its direct participants. See "--Transfers of Interests in the Global Note for Certificated Notes."

    None of us, the initial purchasers or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct participants and indirect participants of their respective obligations under the rules and procedures governing any of their operations.

    The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

    TRANSFERS OF INTERESTS IN A GLOBAL NOTE FOR CERTIFICATED NOTES

    An entire Global Note may be exchanged for definitive notes in registered, certificated form without interest coupons ("Certificated Notes") if:

    DTC (x) notifies us that it is unwilling or unable to continue as depositary for the Global Note and we thereupon fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended;

    we, at our option, notify the trustee in writing that we elect to cause the issuance of Certificated Notes; or

    there shall have occurred and be continuing a Default or an Event of Default with respect to the notes.

    In any such case, we will notify the trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in a Global Note, Certificated Notes will be issued to each person that such direct participants and indirect participants and the DTC identify as being the beneficial owner of the related notes.

    Beneficial interests in a Global Note held by any direct participant or indirect participant may be exchanged for Certificated Notes upon request to DTC, by such direct participant (for itself or on behalf of an indirect participant), to the trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in a Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct participants or indirect participants (in accordance with DTC's customary procedures).

    Neither we nor the trustee will be liable for any delay by the holder of a Global Note or DTC in identifying the beneficial owners of notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a Global Note or DTC for all purposes.

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    SAME-DAY SETTLEMENT AND PAYMENT

    The indenture requires that payments in respect of the notes represented by a Global Note (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available same-day funds to the accounts specified by the holder of interests in a Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same-day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a person or any of its Restricted Subsidiaries existing at the time such person becomes a Restricted Subsidiary of Autotote or at the time it merges or consolidates with Autotote or any of its subsidiaries or is assumed in connection with the acquisition of assets from such person and not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of Autotote or such acquisition, merger or consolidation.

    "ACQUISITION CLOSING DATE" means the date upon which the consummation of the Scientific Games acquisition occurs.

    "ADDITIONAL CAPITAL STOCK" means (1) the Olivetti Preferred Stock issued on or about the Acquisition Closing Date and (2) any other Qualified Capital Stock (including Olivetti Preferred Stock) having terms not materially less favorable to Autotote than the Olivetti Preferred Stock as determined by the board of directors of Autotote in good faith.

    An "Affiliate" of a person means a person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such person; PROVIDED, HOWEVER, that with respect to Autotote the term Affiliate shall not include Autotote or any subsidiary of Autotote so long as no Affiliate of Autotote has any direct or indirect interest therein, except through Autotote or its subsidiaries. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

    "ASSET ACQUISITION" means

       (a) an Investment by Autotote or any Restricted Subsidiary of Autotote in any other person pursuant to which such person shall become a Restricted Subsidiary of Autotote or any Restricted Subsidiary of Autotote, or shall be merged with or into Autotote or any Restricted Subsidiary of Autotote, or

       (b) the acquisition by Autotote or any Restricted Subsidiary of Autotote of the assets of any person which constitute all or substantially all of the assets of such person, any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

    "ASSET SALE" means any direct or indirect sale, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Autotote or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction that does

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not give rise to a Capitalized Lease Obligation, to any person other than
Autotote or a Restricted Subsidiary of Autotote of

       (a) any Capital Stock of any Restricted Subsidiary of Autotote; or

       (b) any other property or assets, other than cash or Cash Equivalents, of Autotote or any Restricted Subsidiary of Autotote other than in the ordinary course of business;

PROVIDED, HOWEVER, that Asset Sales shall not include

    (1) a transaction or series of related transactions for which Autotote or its Restricted Subsidiaries receive aggregate consideration, exclusive of indemnities, of less than $1 million,

    (2) the sale of accounts receivable,

    (3) the sale, lease, conveyance, disposition or other transfer of assets in the ordinary course of business,

    (4) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Autotote and its Restricted Subsidiaries or any guarantor as permitted under "--Merger, Consolidation and Sale of Assets,"

    (5) sales, transfers or other dispositions of assets resulting from the creation, incurrence or assumption of (but not any foreclosure with respect to) any Lien not prohibited by the provisions described under "--Limitation on Liens,"

    (6) sales, transfers or other dispositions of assets in a transaction constituting a Permitted Investment or a Restricted Payment permitted by the provisions described under "--Limitation on Restricted Payments," and

    (7) the grant of licenses to third parties in respect of intellectual property in the ordinary course of business of Autotote or any of its Restricted Subsidiaries.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction consummated subsequent to the Issue Date means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

    "CAPITAL STOCK" means (1) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents, however designated, of corporate stock, including each class of common stock and preferred stock of such person and (2) with respect to any person that is not a corporation, any and all partnership or other equity interests of such other person.

    "CAPITALIZED LEASE OBLIGATIONS" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "CASH EQUIVALENTS" means

    (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

    (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within

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       one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

    (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

    (4) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million;

    (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause
       (4) above; and

    (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
       (5) above.

    "CHANGE OF CONTROL" means the occurrence of one or more of the following events:

    (1) any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of Autotote to any person or group of related persons for purposes of
       Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the indenture), other than a Permitted Holder or Holders;

    (2) the approval by the holders of Capital Stock of Autotote of any plan or proposal for the liquidation or dissolution of Autotote (whether or not otherwise in compliance with the provisions of the indenture);

    (3) any person or Group, other than a Permitted Holder or Holders shall become the owner, directly or indirectly, beneficially, of shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Capital Stock of Autotote entitled under ordinary circumstances to elect a majority of the directors of Autotote; or

    (4) the replacement of a majority of the board of directors of Autotote over a two-year period from the directors who constituted the board of directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors then still in office who either were members of the board of directors at the beginning of such period or whose election as a member of the board of directors was previously so approved.

    "CONSOLIDATED EBITDA" means, with respect to any person, for any period, the sum (without duplication) of

    (1) Consolidated Net Income,

    (2) to the extent Consolidated Net Income has been reduced thereby, all losses (x) from Asset Sales or abandonments or reserves relating thereto, all items classified as extraordinary losses and all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses) and (y) resulting from plant closure costs arising out of the closure of Scientific Games' printing facility in Gilroy, California,

    (3) Consolidated Interest Expense and

    (4) Consolidated Non-cash Charges.

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    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a PRO FORMA basis for the period of such calculation to

    (1) the incurrence or repayment of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment or retirement of other Indebtedness (and the application of the proceeds thereof) at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities), as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and

    (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any PRO FORMA expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

    If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

    (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

    (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

    (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

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    "CONSOLIDATED FIXED CHARGES" means, with respect to any person for any period, the sum, without duplication, of

    (1) Consolidated Interest Expense, plus

    (2) the product of

           (x) the amount of all dividend payments on any series of Preferred Stock of such person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times

           (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such person expressed as a decimal.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any person for any period, the sum of, without duplication,

    (1) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, capitalized interest, and imputed interest with respect to Attributable Debt (but excluding (a) the write-off of deferred financing costs associated with the Transactions and (b) the amortization of deferred financing charges associated with the issuance of the notes and the New Credit Agreement or other Indebtedness outstanding on the Issue Date or refinanced in connection with the Transactions), for such period determined on a consolidated basis in conformity with GAAP; and

    (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; PROVIDED, HOWEVER, that there shall be excluded therefrom

       (a) after tax gains but not losses from Asset Sales (without regard to the $1 million threshold in clause (1) of the definition of Asset Sales) or abandonments or reserves relating thereto,

       (b) items classified as extraordinary gains but not losses, and the related tax effects according to GAAP,

       (c) the net income (or loss) of any person acquired in a pooling of interests transaction accrued prior to the date it becomes a subsidiary of such first person or is merged or consolidated with it or any subsidiary,

       (d) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that subsidiary of that income is restricted by contract, operation of law or otherwise,

       (e) the net loss of any person, other than a Restricted Subsidiary of Autotote,

       (f) the net income of any person, other than a Restricted Subsidiary, in which such person has an interest, except to the extent of cash dividends or distributions paid to such person or a Restricted Subsidiary of such person,

       (g) gains from retirement of debt, and

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       (h) amounts attributable to dividends paid in respect of Qualified
           Capital Stock to the extent such dividends are paid in shares of Qualified Capital Stock.

    "CONSOLIDATED NET WORTH" of any person means the consolidated stockholders' equity of such person, determined on a consolidated basis in accordance with GAAP less (to the extent otherwise included in accordance with GAAP) amounts attributable to Disqualified Capital Stock.

    "CONSOLIDATED NON-CASH CHARGES" means, with respect to any person for any period, the aggregate depreciation, amortization and other non-cash expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Autotote or any Restricted Subsidiary against fluctuations in currency values.

    "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "DESIGNATED NON-CASH CONSIDERATION" means the fair market value of non-cash consideration received by Autotote or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of Autotote or such Restricted Subsidiary.

    "DESIGNATED SENIOR DEBT" means (1) any Indebtedness outstanding under the New Credit Agreement and (2) any other Senior Debt permitted under this indenture the principal amount of which is $25 million or more and that has been designated by Autotote as Designated Senior Debt in the instrument creating such Indebtedness.

    "DISQUALIFIED CAPITAL STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the notes.

    "EQUITY OFFERING" means any private or public offering of Qualified Capital Stock of Autotote.

    "FAIR MARKET VALUE" or "FAIR VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Fair market value shall be determined by the board of directors of Autotote acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the trustee.

    "GAAP" is defined to mean generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

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    "GUARANTOR SENIOR DEBT" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of any guarantor of the notes, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the guarantee of the notes. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, all monetary obligations (including guarantees thereof) of every nature of any guarantor of the notes under the New Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities. "Guarantor Senior Debt" shall not include

    (1) Indebtedness evidenced by a guarantee of the notes;

    (2) any Indebtedness of such guarantor of the notes owing to Autotote or to a subsidiary of Autotote;

    (3) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of Autotote or any subsidiary of Autotote or Affiliate of Autotote (including, without limitation, amounts owed for compensation);

    (4) trade payables and other current liabilities arising in the ordinary course of business in connection with obtaining goods, materials or services;

    (5) Indebtedness represented by Disqualified Stock;

    (6) any liability for federal, state, local or other taxes owed or owing by such guarantor of the notes;

    (7) that portion of any Indebtedness incurred in violation of the indenture;

    (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such guarantor of the notes; and

    (9) any Indebtedness which, when incurred and without respect to any other election under Section 1111(b) of Title 11, United States Code, is without recourse to such guarantor of the notes.

    "INCUR" means, with respect to any Indebtedness, to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise with respect to, or otherwise become responsible for payment of such Indebtedness.

    "INDEBTEDNESS" means with respect to any person, without duplication,

    (1) the principal amount of all obligations of such person for borrowed money,

    (2) the principal amount of all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

    (3) all Capitalized Lease Obligations of such person,

    (4) all obligations of such person to pay the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding accounts payable and other current liabilities arising in the ordinary course of business),

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    (5) all obligations of such person for the reimbursement of any obligor on any letter of credit or banker's acceptance,

    (6) guarantees and other contingent obligations of such person in respect of Indebtedness referred to in clauses (1) through (5) above and clause
       (8) below,

    (7) all Indebtedness of any other person of the type referred to in clauses
       (1) through (6) above which are secured by any Lien on any property or asset of such person, the amount of such obligation being deemed to be the lesser of the fair market value at such date of any asset subject to any Lien securing the Indebtedness of others and the amount of the Indebtedness secured,

    (8) all obligations under currency agreements relating to currency swap agreements and interest swap agreements of such person, and

    (9) all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

    For purposes hereof, (1) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock, and (2) accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "--Limitation on Incurrence of Additional Indebtedness" covenant. The amount of Indebtedness of any person at any date shall be the amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such person for any contingent obligations described above.

    "INTEREST SWAP OBLIGATIONS" means the obligations of any person, pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount.

    "INVESTMENT" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any person. "Investment" shall exclude extensions of trade credit by Autotote and its subsidiaries on commercially reasonable terms. For the purposes of the "--Limitation on Restricted Payments" covenant,

    (1) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and

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    (2) the amount of any Investment shall be the original cost of such
       Investment plus the cost of all additional Investments by Autotote or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment.

    If Autotote or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary, Autotote shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such subsidiary not sold or disposed.

    "ISSUE DATE" means the original date of issuance of the series A notes.

    "JOINT VENTURE" means any person (other than a subsidiary of Autotote) engaged in a Related Business with respect to which at least 35% of such person's outstanding Capital Stock is owned directly or indirectly by Autotote.

    "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

    "MOODY'S" means Moody's Investor Service, Inc. and its successors.

    "NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Autotote or any of its Restricted Subsidiaries from such Asset Sale net of

       (a) all out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions),

       (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

       (c) the amounts of

           (x) any repayments of debt secured, directly or indirectly, by Liens on the assets which are the subject of such Asset Sale and

           (y) any repayments of debt associated with such assets which is due by reason of such Asset Sale (I.E., such disposition is permitted by the terms of the instruments evidencing or applicable to such debt, or by the terms of a consent granted thereunder, on the condition the proceeds (or portion thereof) of such disposition be applied to such debt), and other fees, expenses and other expenditures, in each case, reasonably incurred as a consequence of such repayment of debt (whether or not such fees, expenses or expenditures are then due and payable or made, as the case may be);

       (d) any portion of cash proceeds which Autotote determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by Autotote or any of its Restricted Subsidiaries shall constitute Net Cash Proceeds on such date;

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       (e) all amounts deemed appropriate by Autotote (as evidenced by a signed certificate of the Chief Financial Officer of Autotote delivered to the trustee) to be provided as a reserve, in accordance with GAAP ("GAAP Reserves"), against any liabilities associated with such assets which are the subject of such Asset Sale;

       (f) all foreign, federal, state and local taxes payable (including taxes reasonably estimated to the payable) in connection with or as a result of such Asset Sale; and

       (g) with respect to Asset Sales by Restricted Subsidiaries of Autotote, the portion of such cash payments attributable to persons holding a minority interest in such Restricted Subsidiary.

    Notwithstanding the foregoing, Net Cash Proceeds shall not include proceeds received in a foreign jurisdiction from an Asset Sale of an asset located outside the United States to the extent

    (1) such proceeds cannot under applicable law be transferred to the United States or

    (2) such transfer would result (in the good faith determination of the board of directors of Autotote set forth in a Board Resolution) in a foreign tax liability that would be materially greater than if such Asset Sale occurred in the United States;

PROVIDED that if, as, and to the extent that any of such proceeds may lawfully be in the case of clause (1) or are in the case of clause (2) transferred to the United States, such proceeds shall be deemed to be cash payments that are subject to the terms of this definition of Net Cash Proceeds.

    "NEW CREDIT AGREEMENT" means the Credit Agreement to be dated on or about the Acquisition Closing Date between Autotote and the lenders thereto including all related notes, collateral documents and guarantees in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the total commitment under, refinancing, replacing or otherwise restructuring (including adding subsidiaries of Autotote as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "OBLIGATIONS" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness.

    "OLIVETTI LETTER AGREEMENT" means the Letter Agreement, dated as of May 18, 2000, between Olivetti S.p.A. and Autotote.

    "OLIVETTI PREFERRED STOCK" means up to $112.8 million aggregate liquidation preference of Autotote's Series A Convertible Preferred Stock or any other Qualified Capital Stock issued pursuant to or in satisfaction of (1) the commitments under the Olivetti Letter Agreement and the Letter Agreement, dated as of May 18, 2000, between Tote Holdings, L.P. and Autotote Corporation, and
(2) fees and expenses payable to Ramius Capital Group, LLC in connection with the issuance of Olivetti Preferred Stock contemplated by the agreements set forth in the foregoing clause (1).

    "PARI PASSU INDEBTEDNESS" means any Indebtedness of Autotote or a guarantor of the notes ranking PARI PASSU with the notes or a guarantee of the notes, as the case may be, that the obligor thereon is required to offer to repurchase or repay on a permanent basis in connection with an Asset Sale.

    "PERMITTED HOLDERS" means Olivetti S.p.A. and its Affiliates.

    "PERMITTED INDEBTEDNESS" means, without duplication,

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    (1) the notes and the guarantees thereof and the exchange notes and guarantees thereof,

    (2) Indebtedness incurred pursuant to the New Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $345 million reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder (excluding any such required permanent repayment and corresponding permanent commitment reduction to the extent refinanced at the time of payment under a replaced New Credit Agreement) and less the amount of any prepayment made with the proceeds of an Asset Sale in accordance with the "----Limitation on Asset Sales" covenant,

    (3) other Indebtedness of Autotote and its subsidiaries outstanding on the Acquisition Closing Date,

    (4) Interest Swap Obligations of Autotote or any of its subsidiaries covering

        Indebtedness of Autotote or any of its subsidiaries; PROVIDED, HOWEVER, that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture; PROVIDED, FURTHER, that such Interest Swap Obligations are entered into, in the judgment of Autotote, to protect Autotote or any of its subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness,

    (5) Indebtedness under Currency Agreements,

    (6) Intercompany Indebtedness owed by Autotote to any Wholly-owned Restricted Subsidiary of Autotote or by any Restricted Subsidiary of Autotote to Autotote or any Wholly-owned Restricted Subsidiary of Autotote for so long as such Indebtedness is held by Autotote or a Wholly-owned Restricted Subsidiary of Autotote in each case subject to no Lien held by a person other than Autotote or a Wholly-owned Restricted Subsidiary of Autotote; PROVIDED, HOWEVER, that if as of any date any person other than Autotote or a Wholly-owned Restricted Subsidiary of Autotote owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness under this clause (6),

    (7) Acquired Indebtedness to the extent Autotote could have incurred such Indebtedness in accordance with the "--Limitation on Incurrence of Additional Indebtedness" covenant on the date such Indebtedness became Acquired Indebtedness,

    (8) (A) guarantees by Restricted Subsidiaries pursuant to the "--Limitation of Guarantees by Restricted Subsidiaries" covenant or guarantees by Restricted Subsidiaries of Indebtedness of other Restricted Subsidiaries to the extent that such Indebtedness is otherwise permitted under the indenture and (B) guarantees by Autotote of its Wholly-owned Restricted Subsidiaries' Indebtedness; PROVIDED that such Indebtedness is permitted to be incurred under the indenture,

    (9) Indebtedness incurred by Autotote or any Restricted Subsidiary in connection with the purchase or improvement of property (real or personal) or equipment or other capital expenditures in the ordinary course of business, in aggregate not to exceed $15 million in any fiscal year of Autotote,

    (10) Indebtedness of Autotote or any Restricted Subsidiary evidenced by Capitalized Lease Obligations not to exceed $15 million principal amount at any one time outstanding,

    (11) guarantees, letters of credit and indemnity agreements relating to performance and surety bonds incurred in the ordinary course of business,

    (12) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness

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       incurred in accordance with the "--Limitation on Incurrence of Additional
       Indebtedness" covenant (other than pursuant to clause (2), (6), (9), (10), (11), (13), (14) or (15) of this definition), including any additional Indebtedness incurred to pay premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; PROVIDED, HOWEVER, that any such event shall not
       (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the indenture) of Autotote and its subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold,

    (13) additional Indebtedness of Autotote or any Restricted Subsidiary in an aggregate principal amount not to exceed $20 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the New Credit Agreement),

    (14) Indebtedness of Autotote or any Restricted Subsidiary in respect of the contingent deferred purchase price of any acquired property (including Capital Stock) not to exceed $15 million in aggregate principal amount at any one time outstanding,

    (15) the guarantee of Indebtedness of Joint Ventures to the extent permitted by clause (12) of the definition of Permitted Investments, and

    (16) after the Acquisition Closing Date, Indebtedness of a Restricted Subsidiary, not to exceed $20 million in aggregate principal amount incurred to finance the costs associated with construction of a printing facility in the United Kingdom, the acquisition of assets related to such facility, and fees and expenses relating to such financing; PROVIDED that Autotote applies, or causes a Restricted Subsidiary to apply, an amount equal to the net cash proceeds from the Indebtedness incurred under this clause (16) to the permanent reduction of Indebtedness (including, in the case of any Indebtedness outstanding under a revolving credit facility, the permanent reduction of amounts that may be reborrowed thereunder by an equivalent amount).

    "PERMITTED INVESTMENTS" means

    (1) Investments by Autotote or any Restricted Subsidiary of Autotote in, or for the benefit of, any Restricted Subsidiary of Autotote (whether existing on the Issue Date or created thereafter and including Investments in any person, if after giving effect to such Investment, such person would be a Restricted Subsidiary of Autotote or such person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Autotote or a Restricted Subsidiary of Autotote) and Investments in, or for the benefit of, Autotote by any Restricted Subsidiary of Autotote;

    (2) cash and Cash Equivalents;

    (3) Investments existing on the Issue Date;

    (4) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of or other resolution of claims or disputes, and in each case, extensions, modifications and remands thereof;

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    (5) so long as no Default or Event of Default has occurred and is continuing, loans and advances in the ordinary course of business by Autotote and its Restricted Subsidiaries to their respective employees not to exceed $2.5 million at any one time outstanding;

    (6) so long as no Default or Event of Default has occurred and is continuing, additional Investments in a person or persons principally engaged in a Related Business not to exceed $30 million at any one time outstanding;

    (7) Investments received by Autotote or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; PROVIDED, HOWEVER, in the case of an Asset Sale, such Asset Sale is effected in compliance with the "--Limitation on Asset Sales" covenant;

    (8) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of Autotote's or its Restricted Subsidiaries' business and otherwise in compliance with the indenture;

    (9) Guarantees by Autotote or any of its Restricted Subsidiaries of Indebtedness or other obligations otherwise permitted to be incurred by Autotote or any of its Restricted Subsidiaries under the indenture;

    (10) so long as no Default or Event of Default has occurred and is continuing, Investments in Joint Ventures not to exceed $10 million at any one time outstanding;

    (11) any Investments received in exchange for the issuance of Qualified Capital Stock of Autotote or any warrants, rights or options to purchase or acquire shares of any such Qualified Capital Stock;

    (12) so long as no Default or Event of Default has occurred and is continuing, the guarantee by Autotote of Indebtedness of Joint Ventures not to exceed $10 million in aggregate principal amount at any one time outstanding; and

    (13) so long as no Default or Event of Default has occurred and is continuing, loans to William G. Malloy required to be made by Autotote pursuant to the Consulting Agreement made as of May 18, 2000 between Autotote and William G. Malloy.

    "PERMITTED JUNIOR SECURITIES" means

    (1) Qualified Capital Stock of Autotote or any guarantor; or

    (2) debt securities that are subordinated to (a) all Senior Debt or Guarantor Senior Debt and (b) any debt securities issued in exchange for Senior Debt or Guarantor Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the guarantees of the notes are subordinated to Senior Debt and Guarantor Senior Debt, respectively, under the indenture.

    "PERMITTED LIENS" means

    (1) Liens securing Indebtedness consisting of Capitalized Lease Obligations;

    (2) Liens securing any Senior Debt or Guarantor Senior Debt, including liens securing the New Credit Agreement;

    (3) Liens on property existing at the time of acquisition thereof by Autotote or a Restricted Subsidiary; PROVIDED that such Liens were in existence prior to the contemplation of such acquisition;

    (4) Liens at any time outstanding with respect to assets of Autotote and its Restricted Subsidiaries, the fair market value of which at the time the Lien was imposed does not exceed $1 million;

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    (5) Liens securing Indebtedness incurred pursuant to clauses (9), (11), (13)
       or (14) of the definition of Permitted Indebtedness;

    (6) Liens securing Indebtedness incurred pursuant to clause (16) of the definition of Permitted Indebtedness; and

    (7) Liens created to replace Liens described in clause (3) or (6) above to the extent that such Liens do not extend beyond the originally encumbered property (other than improvements thereto or thereon, attachments and other modifications reasonably required to maintain such property) and are not otherwise materially less favorable to Autotote and its Restricted Subsidiaries than the Liens being replaced, as determined by the board of directors of Autotote in good faith.

    "PREFERRED STOCK" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

    "PRO FORMA" means, with respect to any calculation made or required to be made pursuant to the terms of the indenture, a calculation in accordance with
Article II of Regulation S-X under the Securities Act.

    "PRODUCTIVE ASSETS" means assets of a kind used or usable in the businesses of Autotote and its Restricted Subsidiaries as conducted on the date of the relevant Asset Sale or in a Related Business (including Capital Stock in any such businesses or Related Business and licenses or similar rights to operate); PROVIDED, HOWEVER, that accounts receivable acquired as part of an acquisition of assets of a kind used or usable in such businesses shall be deemed to be Productive Assets.

    "QUALIFIED CAPITAL STOCK" means any stock that is not Disqualified Capital Stock.

    "RELATED BUSINESS" means the businesses of Autotote and its Restricted Subsidiaries as conducted on the Issue Date and similar, complementary or related businesses or reasonable extensions, developments or expansions thereof.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of any person means any subsidiary of such person which at the time of determination is not an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's, A division of the McGraw-Hill Companies, and its successors.

    "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Autotote or a Restricted Subsidiary of any property, whether owned by Autotote or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by Autotote or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such Property; PROVIDED, HOWEVER, that a Sale and Leaseback Transaction shall not include a transaction or series of related transactions for which Autotote or its Restricted Subsidiaries receive aggregate consideration (exclusive of indemnities) of less than $1,000,000 (a "De Minimis Transaction") so long as the aggregate consideration (exclusive of indemnities) received by Autotote or its Restricted Subsidiaries from all De Minimis Transactions does not exceed an aggregate of $10,000,000.

    "SENIOR DEBT" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Autotote, whether outstanding on the Issue Date or thereafter created, incurred or

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assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, all monetary obligations (including guarantees thereof) of every nature of Autotote under the New Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities. "Senior Debt" shall not include

    (1) Indebtedness evidenced by the notes;

    (2) any Indebtedness of Autotote to a subsidiary of Autotote;

    (3) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of Autotote or any subsidiary of Autotote or Affiliate of Autotote (including, without limitation, amounts owed for compensation);

    (4) trade payables and other current liabilities arising in the ordinary course of business in connection with obtaining goods, materials or services;

    (5) Indebtedness represented by Disqualified Stock;

    (6) any liability for federal, state, local or other taxes owed or owing by Autotote;

    (7) that portion of any Indebtedness incurred in violation of the indenture;

    (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of Autotote; and

    (9) any Indebtedness which, when incurred and without respect to any other election under Section 1111(b) of Title 11, United States Code, is without recourse to Autotote.

    "SIGNIFICANT SUBSIDIARY" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

    "TRANSACTIONS" means (1) the acquisition of Scientific Games pursuant to the Agreement and Plan of Merger, dated as of May 18, 2000, by and among Autotote Corporation, ATX Enterprises Inc. and Scientific Games Holdings Corp., (2) the execution and delivery of the New Credit Agreement and the anticipated borrowing of approximately $280 million thereunder in connection with the consummation of the Scientific Games acquisition, (3) the issuance of Olivetti Preferred Stock for aggregate net cash proceeds of approximately $110 million, (4) the issuance of Olivetti Preferred Stock to Affiliates of Ramius Capital Group, LLC in satisfaction of up to $5.5 million of fees and expenses payable in connection with the issuance and sale of the Olivetti Preferred Stock, and (5) the application of approximately $213 million to the repayment of existing Indebtedness of Autotote and Scientific Games.

    "UNRESTRICTED SUBSIDIARY" of any person means

    (1) any subsidiary of such person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the board of directors of such person in the manner provided below; and

    (2) any subsidiary of an Unrestricted Subsidiary.

    The board of directors may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any Capital Stock of,

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or owns or holds any Lien on any property of, Autotote or any other subsidiary of Autotote that is not a subsidiary of the subsidiary to be so designated; PROVIDED, HOWEVER, that

           (x) Autotote certifies to the trustee that such designation complies with the "--Limitation on Restricted Payments" covenant and

           (y) each subsidiary to be so designated and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Autotote or any of its Restricted Subsidiaries except to the extent permitted by the provisions of the "--Limitation on Incurrence of Additional Indebtedness" covenant and the "--Limitation on Restricted Payments" covenant.

    The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if

           (x) immediately after giving effect to such designation, Autotote is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "--Limitation on Incurrence of Additional Indebtedness" covenant and

           (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

    Any such designation by the board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

       (a) the then outstanding aggregate principal amount of such Indebtedness into

       (b) the sum of the total of the products obtained by multiplying

    (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

    (2) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "WHOLLY-OWNED RESTRICTED SUBSIDIARY" of any person means any Restricted Subsidiary of such person of which all the outstanding voting securities (other than directors' qualifying shares) are owned by such person or any Wholly-owned Restricted Subsidiary of such person.

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                          DESCRIPTION OF CAPITAL STOCK

CONVERTIBLE PREFERRED STOCK

    As of September 6, 2000, we sold $75 million of our new class of Series A Convertible Preferred Stock, of which approximately 93% was sold to Cirmatica S.A. and Olivetti International S.A., affiliated entities of Olivetti, S.p.A., in order to refinance Autotote's outstanding public senior notes and sold an additional $35 million of convertible preferred stock to the same purchasers, the proceeds of which were applied to retire Autotote's outstanding convertible debentures. The convertible preferred stock is governed by a Certificate of Designation filed on September 6, 2000 with the Secretary of State of Delaware. In addition, Autotote and the purchasers of the convertible preferred stock entered into a shareholders agreement dated as of September 6, 2000 with respect to certain voting matters, rights of first refusal, registration rights and other matters.

    Some of the key terms of the convertible preferred stock are as follows:

    - The convertible preferred stock ranks senior to all future preferred stock and all existing and future common equity.

    - The convertible preferred stock pays dividends at a rate equal to 6% per annum, which will be payable quarterly in-kind until the ninth dividend payment, at which time we may elect to pay such dividends in cash, and may also have certain rights to participate in common stock dividends, if any, on an as-converted basis.

    - The holders of the convertible preferred stock will vote as a class to elect four directors out of a Board of ten directors.

    - The holders of convertible preferred stock are entitled to vote along with the common stock, on an as-converted basis, on all matters on which common stockholders are entitled to vote.

    - Majority consent of the holders of convertible preferred stock will be required for actions such as increasing the size of the Board, issuing new classes of stock and amending the terms of the convertible preferred stock.

    - If we fail to comply with certain of our obligations, then as long as such failure continues the Board shall be increased to 13 members, and the holders of convertible preferred stock, voting as a class, can elect the three new directors.

    - The convertible preferred stock is redeemable, in whole but not in part, at our option at any time at least three years after issuance at a purchase price of 105% of the outstanding issue amount plus accrued and unpaid dividends, subject to certain requirements.

    - The convertible preferred stock will automatically convert into common stock after five years from the date of issuance at the conversion price then in effect.

    - The holders of convertible preferred stock will initially be able to convert the convertible preferred stock into common stock at any time at the adjusted conversion price of $5.56 per share, subject to potential adjustment for certain dilutive issuances of our common stock and further subject to reset to no less than $5.00 per share based on possible future common stock market price minimums.

    - The holders of convertible preferred stock will be entitled to pro rata rights of first refusal in connection with new equity issuances.

    - The holders of convertible preferred stock are subject for a period of time to maximum limitations on their purchase of additional stock.

    - The holders of convertible preferred stock will have certain rights to request that shares of common stock issued on conversion of their convertible preferred stock be registered under the Securities Act.

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                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of anticipated U.S. federal income tax consequences of the ownership and disposition of the notes and the exchange of series A notes for series B notes pursuant to the exchange offer. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change at any time, possibly with retroactive effect. Moreover, it deals only with purchasers who hold notes as "capital assets" within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax-exempt investors, dealers in securities or currencies, U.S. expatriates, persons holding notes as a hedge against currency risk or as a position in a "straddle," "hedge," "conversion" or another integrated transaction for tax purposes or U.S. Holders, as defined below, whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. federal estate or gift tax laws or the laws of any U.S. state or locality.

    Holders of series A notes are urged to consult their own tax advisors concerning the consequences, in their particular circumstances, of the ownership and disposition of the notes and the exchange of the series A notes for series B notes pursuant to the exchange offer under the U.S. federal tax laws and the laws of any relevant state, local or non-U.S. taxing jurisdiction.

    As used in this section, the term "U.S. Holder" means a beneficial owner of notes that is, for U.S. federal income tax purposes:

    - a citizen or resident of the United States,

    - a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the United States or of any political subdivision thereof, other than a partnership that is not treated as a U.S. person under any applicable U.S. Treasury regulations,

    - an estate whose income is subject to U.S. federal income tax regardless of its source, or

    - a trust (x) if, in general, a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions or
      (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

    As used in this section, the term "non-U.S. Holder" means a beneficial owner of notes that is not a U.S. Holder for U.S. federal income tax purposes.

THE EXCHANGE OFFER

    An exchange of series A notes for series B notes pursuant to the exchange offer should not be treated as an exchange or other taxable event for United States federal income tax purposes. Accordingly, there should be no United States federal income tax consequences to holders of series A notes who exchange series A notes for series B notes pursuant to the exchange offer, and any holder should have the same adjusted tax basis and holding period in the series B notes as it had in the series A notes immediately before the exchange.

U.S. HOLDERS

    INTEREST AND DISPOSITION GENERALLY

    The gross amount of interest paid on the notes will be taxable as ordinary income for U.S. federal income tax purposes when received or accrued by a U.S. Holder in accordance with such U.S. Holder's method of tax accounting.

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    Upon the sale, redemption or other taxable disposition of a note, a U.S.
Holder will recognize capital gain or loss equal to the difference between the amount realized (excluding any amount attributable to accrued interest, which will be taxable as ordinary interest income as described above, or accrued market discount, which is discussed below) and the U.S. Holder's tax basis in the notes, which is generally the U.S. Holder's cost. Such gain or loss will be long-term capital gain or loss if the notes are held for more than one year. The deductibility of capital losses is subject to certain limitations.

    Special rules apply to notes acquired at a market discount or premium, which are discussed below.

    BOND PREMIUM

    If a U.S. Holder purchased notes for an amount in excess of the amount payable at the maturity date of the notes, the U.S. Holder may deduct such excess as amortizable bond premium over the term of the notes under a yield-to-maturity formula. The deduction is available only if an election is made by the purchaser or if such purchaser has an election in effect. This election is revocable only with the consent of the Internal Revenue Service and applies to all obligations owned or subsequently acquired by the U.S. Holder. The U.S. Holder's adjusted tax basis in the notes will be reduced to the extent of the deduction of amortizable bond premium. The amortizable bond premium is treated as an offset to interest income on the notes rather than as a separate deduction item.

    MARKET DISCOUNT

    A U.S. Holder that acquires notes, other than in an original issue, at a market discount (other than market discount that is less than 1/4 of 1% of the stated redemption price of the notes at maturity multiplied by the number of remaining complete years to maturity) must include as ordinary income upon a subsequent disposition, redemption or gift of the notes, the lesser of:

    - the gain realized upon the disposition or redemption or, in the case of a gift, the appreciation in the notes, and

    - the portion of the market discount which accrued on a straight line basis, or, if the U.S. Holder so elects, on a constant interest rate basis, while the notes were held by such U.S. Holder.

    For these purposes, market discount means the excess, if any, of the stated redemption price at maturity of the notes (i.e., their principal amount) over the U.S. Holder's tax basis in such notes immediately after their acquisition by the U.S. Holder. A U.S. Holder may elect to include accrued market discount in income currently, which would increase the U.S. Holder's basis in the notes, rather than upon disposition of the notes. This election once made applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

    A U.S. Holder of notes acquired at a market discount generally will be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such notes until the market discount is recognized upon a subsequent disposition of such notes. Such a deferral is not required, however, if the U.S. Holder elects to include accrued market discount in income currently.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    Non-exempt U.S. Holders will be subject to information reporting with respect to payments of interest on, and, perhaps, the proceeds of the disposition of, notes. Non-exempt U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at a 31% rate. U.S. Holders should consult their tax advisors.

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NON-U.S. HOLDERS

    INTEREST AND DISPOSITION

    In general, payments of interest received by a non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that the non-U.S. Holder (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) is not a controlled foreign corporation that is related to us actually or constructively through stock ownership, and (c) provides, to us or our agent, under penalties of perjury (either directly or through a financial institution that holds the note on behalf of the non-U.S. Holder and that holds customers' securities in the ordinary course of its trade or business or through an intermediary or other entity as provided in the applicable Treasury regulations) with the non-U.S. Holder's (or, if different, the beneficial owner's) name and address and certifies, under penalties of perjury, that it is not a U.S. Holder. Payments of interest not exempt from United States federal withholding tax as described above will be subject to withholding tax at the rate of 30% unless (i) the interest received on the note is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States and the non-U.S. Holder complies with certain reporting requirements (see "Effectively Connected Income" below); or (ii) the non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. withholding tax or the rate is reduced and the non-U.S. Holder complies with certain reporting requirements.

    A non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain realized on the disposition of a note, unless (i) the gain is effectively connected with a U.S. trade or business conducted by the non-U.S. Holder (see "Effectively Connected Income" below) or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and certain other requirements are satisfied.

    EFFECTIVELY CONNECTED INCOME

    If interest or other payments received by a non-U.S. Holder with respect to the notes (including proceeds from the disposition of the notes) are effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States (or the non-U.S. Holder is otherwise subject to U.S. federal income taxation on a net basis with respect to such holder's ownership of notes), such non-U.S. Holder will generally be subject to the rules described above under "U.S. Holders" (subject to any modification provided under an applicable income tax treaty). Non-U.S. corporate holders may also be subject to the U.S. "branch profits tax" at a rate of 30%, or a lower rate provided by an applicable income tax treaty.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    If the notes are held by a non-U.S. Holder through a non-U.S., and non-U.S. related, broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding, may apply if the notes are held by a non-U.S. Holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. Holder fails to provide appropriate information. Non-U.S. Holders should consult their tax advisors.

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                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives series B notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the series B notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of series B notes received in exchange for series A notes where the series A notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year from the expiration date, we will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until February 18, 2001, all broker-dealers effecting transactions in the series B notes may be required to deliver a prospectus.

    We will not receive any proceeds from any sale of series B notes by broker-dealers. Series B notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the series B notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any series B notes. Any broker-dealer that resells series B notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the series B notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any resale of series B notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it an "underwriter" within the meaning of the Securities Act.

    For a period of one year from the expiration of the exchange offer, we will send a reasonable number of copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests those documents in the Letter of Transmittal.

                                 LEGAL MATTERS

    Certain legal matters relating to the series B notes and certain series B note guarantees will be passed upon on our behalf by Kramer Levin Naftalis & Frankel LLP, New York, New York. Certain legal matters relating to the Autotote Enterprises, Inc. series B guarantee will be passed upon on our behalf by Tobin, Carberry, O'Malley, Reiley and Selinger, P.C., Connecticut. Certain legal matters relating to the Acra Acquisition Corp. series B guarantee will be passed upon on our behalf by Sills, Cummis, Raclin, Tischman, Epstein & Gross, P.A., New Jersey. Certain legal matters relating to the Autotote Gaming, Inc.
series B guarantee will be passed upon on our behalf by Schreck Brigrane Godfrey, Nevada.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated balance sheets of Autotote as of October 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended October 31, 1999, together with the related notes, financial statement schedule and report of KPMG LLP, independent auditors, all contained in Autotote's 1999 Annual Report on Form 10-K, are included herein.

    The consolidated financial statements of Scientific Games as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, included in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
AUTOTOTE CORPORATION

  Independent Auditors' Report..............................     F-2

  Audited Consolidated Financial Statements:

    Balance Sheets as of October 31, 1998 and 1999..........     F-3

    Statements of Operations for the years ended October 31,
     1997, 1998 and 1999....................................     F-4

    Statements of Stockholders' Equity (Deficit) and
     Comprehensive Loss for the years ended October 31,
     1997, 1998 and 1999....................................     F-5

    Statements of Cash Flows for the years ended October 31,
     1997, 1998 and 1999....................................     F-6

  Notes to Audited Consolidated Financial Statements........     F-8

  Schedule II:

    Valuation and Qualifying Accounts.......................    F-40

  Unaudited Consolidated Financial Statements:

    Balance Sheet as of July 31, 2000.......................    F-41

    Statements of Operations for the three months ended July
     31, 1999 and 2000......................................    F-42

    Statements of Operations for the nine months ended July
     31, 1999 and 2000......................................    F-43

    Statements of Cash Flows for the nine months ended July
     31, 1999 and 2000......................................    F-44

  Notes to Unaudited Consolidated Financial Statements......    F-45

SCIENTIFIC GAMES HOLDINGS CORP.

  Report of Independent Auditors............................    F-58

  Audited Consolidated Financial Statements:

    Balance Sheets as of December 31, 1998 and 1999.........    F-59

    Statements of Income for the years ended December 31,
     1997, 1998 and 1999....................................    F-60

    Statements of Cash Flows for the years ended December
     31, 1997, 1998 and 1999................................    F-61

    Statements of Shareholders' Equity for the years ended
     December 31, 1997,
      1998 and 1999.........................................    F-62

  Notes to Audited Consolidated Financial Statements........    F-63

  Unaudited Consolidated Condensed Financial Statements:

    Balance Sheet as of June 30, 2000.......................    F-86

    Statements of Income for the three-month and six-month
     period ended June 30, 1999 and 2000....................    F-87

    Statements of Cash Flows for the six-month period ended
     June 30, 1999 and 2000.................................    F-88

  Notes to Unaudited Consolidated Condensed Financial
    Statements..............................................    F-89

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Autotote Corporation:

    We have audited the consolidated financial statements of Autotote Corporation and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Autotote Corporation and subsidiaries as of October 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 1999, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Short Hills, New Jersey
December 15, 1999

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           OCTOBER 31, 1998 AND 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1998        1999
                                                              ---------   --------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $   6,809      5,067
  Restricted cash...........................................        638        771
  Accounts receivable, net of allowance for doubtful
    accounts of $1,811 and $2,789 in 1998 and 1999,
    respectively............................................     21,752     25,755
  Inventories...............................................     11,295     14,636
  Prepaid expenses, deposits and other current assets.......      1,932      2,319
                                                              ---------   --------
      Total current assets..................................     42,426     48,548
                                                              ---------   --------
Property and equipment, at cost.............................    196,748    199,767
  Less accumulated depreciation.............................    118,315    123,039
                                                              ---------   --------
      Net property and equipment............................     78,433     76,728
                                                              ---------   --------
Goodwill, net of amortization...............................      3,614      5,237
Operating right, net of amortization........................     14,848     13,848
Other assets and investments................................     17,179     21,198
                                                              ---------   --------
                                                              $ 156,500    165,559
                                                              =========   ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current installments of long-term debt....................  $   2,992      4,253
  Accounts payable..........................................     13,610     20,102
  Accrued liabilities.......................................     24,996     28,015
  Interest payable..........................................      3,706      3,898
                                                              ---------   --------
      Total current liabilities.............................     45,304     56,268
                                                              ---------   --------
Deferred income taxes.......................................      1,832      1,656
Other long-term liabilities.................................      2,124      2,963
Long-term debt, excluding current installments..............    120,878    117,891
Long-term debt, convertible subordinated debentures.........     35,000     35,000
                                                              ---------   --------
      Total liabilities.....................................    205,138    213,778
                                                              ---------   --------
Stockholders' equity (deficit):
  Preferred stock, par value $1.00 per share, 2,000 shares
    authorized, none outstanding............................         --         --
  Class A common stock, par value $0.01 per share, 99,300
    shares authorized, 35,943 and 36,268 shares outstanding
    at October 31, 1998 and 1999, respectively..............        360        364
  Class B non-voting common stock, par value $0.01 per
    share, 700 shares authorized, none outstanding..........         --         --
  Additional paid-in capital................................    149,119    149,622
  Accumulated losses........................................   (197,231)  (196,852)
  Treasury stock, at cost...................................       (102)      (102)
  Accumulated other comprehensive loss......................       (784)    (1,251)
                                                              ---------   --------
      Total stockholders' equity (deficit)..................    (48,638)   (48,219)
                                                              ---------   --------
Commitments and contingencies (Notes 8, 10, 13 and 14)......  $ 156,500    165,559
                                                              =========   ========

          See accompanying notes to consolidated financial statements.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED OCTOBER 31, 1997, 1998 AND 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1997       1998       1999
                                                              --------   --------   --------
Operating revenues:
    Services................................................  $132,989   135,790    148,660
    Sales...................................................    24,343    23,523     62,488
                                                              --------   -------    -------
                                                               157,332   159,313    211,148
                                                              --------   -------    -------
Operating expenses (exclusive of depreciation and
  amortization shown below):
    Services................................................    80,496    88,916     99,496
    Sales...................................................    15,396    15,739     43,937
                                                              --------   -------    -------
                                                                95,892   104,655    143,433
                                                              --------   -------    -------
      Total gross profit....................................    61,440    54,658     67,715
Selling, general and administrative expenses................    28,444    26,205     27,178
(Gain) loss on sale of businesses...........................    (1,823)       66      1,600
Depreciation and amortization...............................    36,728    29,489     22,189
                                                              --------   -------    -------
      Operating income (loss)...............................    (1,909)   (1,102)    16,748
Other (income) deductions:
    Interest expense........................................    14,367    15,521     16,177
    Other (income) expense..................................        79    (1,064)        15
                                                              --------   -------    -------
                                                                14,446    14,457     16,192
                                                              --------   -------    -------
    Income (loss) before income tax expense and
      extraordinary item....................................   (16,355)  (15,559)       556
Income tax expense..........................................       906       321        177
                                                              --------   -------    -------
    Income (loss) before extraordinary item.................   (17,261)  (15,880)       379
Extraordinary item--write-off of deferred financing fees and expenses, net of gain on early retirement of subordinated
  debt......................................................      (426)       --         --
                                                              --------   -------    -------
    Net income (loss).......................................  $(17,687)  (15,880)       379
                                                              ========   =======    =======
Net income (loss) per common share:
    Net income (loss) per basic share and diluted share
      before extraordinary item.............................     (0.50)    (0.44)      0.01
    Extraordinary loss per basic share and diluted share....     (0.01)       --         --
                                                              --------   -------    -------
    Net income (loss) per basic share and diluted share.....  $  (0.51)    (0.44)      0.01
                                                              ========   =======    =======
Weighted average number of shares used in per share
  calculations:
    Basic shares............................................    34,469    35,696     36,118
    Diluted shares..........................................    34,469    35,696     38,343
                                                              ========   =======    =======

          See accompanying notes to consolidated financial statements.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             AND COMPREHENSIVE LOSS
                  YEARS ENDED OCTOBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                                                1997        1998       1999
                                                              ---------   --------   --------
COMMON STOCK:
Beginning balance...........................................  $     315        354        360
  Issuance of Class A common stock, net of issuance
    expenses................................................          9          6          4
  Issuance of 2,964 shares of Class A common stock in
    litigation settlement...................................         30         --         --
                                                              ---------   --------   --------
Ending balance..............................................        354        360        364
                                                              ---------   --------   --------

ADDITIONAL PAID-IN CAPITAL:
Beginning balance...........................................    143,369    148,238    149,119
  Issuance of Class A common stock, net of issuance
    expenses................................................        952        511        233
  Issuance of Class A common stock in litigation
    settlement..............................................      3,470         --         --
  Deferred compensation.....................................        447        370        270
                                                              ---------   --------   --------
Ending balance..............................................    148,238    149,119    149,622
                                                              ---------   --------   --------

ACCUMULATED LOSSES:
Beginning balance...........................................   (163,664)  (181,351)  (197,231)
  Net income (loss).........................................    (17,687)   (15,880)       379
                                                              ---------   --------   --------
Ending balance..............................................   (181,351)  (197,231)  (196,852)
                                                              ---------   --------   --------

TREASURY STOCK..............................................       (102)      (102)      (102)
                                                              ---------   --------   --------

ACCUMULATED OTHER COMPREHENSIVE LOSS:
Beginning balance...........................................       (114)      (379)      (784)
  Other comprehensive loss..................................       (265)      (405)      (467)
                                                              ---------   --------   --------
Ending balance..............................................       (379)      (784)    (1,251)
                                                              ---------   --------   --------

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)........................  $ (33,240)   (48,638)   (48,219)
                                                              =========   ========   ========

COMPREHENSIVE LOSS:
Net income (loss)...........................................  $ (17,687)   (15,880)       379
Other comprehensive loss:
  Minimum pension liability adjustment......................         --       (495)      (107)
  Foreign currency translation adjustment...................       (265)        90       (360)
                                                              ---------   --------   --------
Other comprehensive loss....................................       (265)      (405)      (467)
                                                              ---------   --------   --------

COMPREHENSIVE LOSS..........................................  $ (17,952)   (16,285)       (88)
                                                              =========   ========   ========

          See accompanying notes to consolidated financial statements.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED OCTOBER 31, 1997, 1998 AND 1999

                                 (IN THOUSANDS)

                                                                1997        1998       1999
                                                              ---------   --------   --------
Cash flows from operating activities:
    Net income (loss).......................................  $ (17,687)  (15,880)       379
                                                              ---------   -------    -------
    Adjustments to reconcile net income (loss) to cash
      provided by operating activities:
        Depreciation and amortization.......................     36,728    29,489     22,189
        Change in deferred income taxes, net of effects of
          businesses sold...................................       (784)     (592)        54
        (Gain) loss on sale of businesses...................     (1,823)       66      1,600
        Non-cash extraordinary items........................        426        --         --
        Changes in operating assets and liabilities, net of
          effects of acquisitions/dispositions of
          subsidiaries:
            Restricted cash.................................         99        57       (150)
            Accounts receivable.............................      1,339    (7,841)    (4,826)
            Inventories.....................................     (1,585)   (4,600)    (3,314)
            Unbilled receivables............................      2,553        --         --
            Accounts payable................................     (3,314)    2,909      7,494
            Accrued liabilities.............................      5,125     2,762      2,034
        Other...............................................      2,641     1,790      1,089
                                                              ---------   -------    -------
            Total adjustments...............................     41,405    24,040     26,170
                                                              ---------   -------    -------
Net cash provided by operating activities...................     23,718     8,160     26,549
                                                              ---------   -------    -------

Cash flows from investing activities:
    Capital expenditures....................................     (2,262)   (2,773)    (2,069)
    Wagering systems expenditures...........................     (5,226)  (21,287)   (12,865)
    Increase in other assets and investments................     (2,336)   (7,277)    (9,035)
    Business acquisitions, net of cash acquired.............         --     2,177     (2,333)
    Proceeds from sale of business and assets, net of cash
      transferred...........................................     21,056        --         --
    Other...................................................       (351)      (63)       759
                                                              ---------   -------    -------
Net cash provided by (used in) investing activities.........     10,881   (29,223)   (25,543)
                                                              ---------   -------    -------

Cash flows from financing activities:
    Net repayments under revolving credit facility..........    (71,890)       --         --
    Proceeds from issuance of long-term debt, net of
      financing fees........................................    106,334    12,059         --
    Payments on long-term debt..............................    (57,395)   (3,072)    (3,154)
    Net proceeds from issuance of common stock..............        961       516        237
                                                              ---------   -------    -------
Net cash provided by (used in) financing activities.........    (21,990)    9,503     (2,917)
                                                              ---------   -------    -------
Effect of exchange rate changes on cash.....................       (390)      162        169
                                                              ---------   -------    -------
Increase (decrease) in cash and cash equivalents............     12,219   (11,398)    (1,742)
Cash and cash equivalents, beginning of year................      5,988    18,207      6,809
                                                              ---------   -------    -------
Cash and cash equivalents, end of year......................  $  18,207     6,809      5,067
                                                              =========   =======    =======

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                  YEARS ENDED OCTOBER 31, 1997, 1998 AND 1999

                                 (IN THOUSANDS)

NON-CASH INVESTING AND FINANCING ACTIVITIES

    1997, 1998 AND 1999

    See Notes 9 and 10 for a description of the write-off of deferred financing fees, and capital lease transactions; and also in 1997 see Notes 9 and 12 for a description of the gain on early retirement of subordinated debt and the issuance of common stock in settlement of a stockholder litigation.

    SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid during the year for:

                                                              OCTOBER 31,
                                                     ------------------------------
                                                       1997       1998       1999
                                                     --------   --------   --------
Interest...........................................  $10,199     14,786     15,077
Income taxes.......................................  $   938        630        710

          See accompanying notes to consolidated financial statements.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           OCTOBER 31, 1998 AND 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) DESCRIPTION OF THE BUSINESS

    Autotote Corporation (the "Company") operates primarily in three business segments, Pari-mutuel Operations, Venue Management and Lottery Operations.

    Pari-mutuel Operations--include all aspects of our pari-mutuel service business, which encompass our North American and international on-track, off-track and inter-track pari-mutuel services, simulcasting and communications services, video gaming, and sales of pari-mutuel systems and equipment. We are the leading provider of computerized pari-mutuel wagering systems to the North American Racing Industry and are also a leading provider of such systems worldwide. We are one of the leading providers of simulcasting services to the racing industry in the United States and Europe. Additionally, we provide technologically advanced VGMs to the North American Racing Industry for use at racetracks. Venue Management--we own and operate the Connecticut off-track betting operations ("OTBs") and we are the exclusive licensed operator of all on-track and off-track pari-mutuel wagering operations in The Netherlands. Lottery Operations--include both domestic and international lottery service operations. We provide lottery systems and services to three states in the United States, Latin America and we sell lottery systems and equipment internationally.

    (B) PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and subsidiaries in which the Company's ownership is greater than 50%. Investments in other entities where the Company has the ability to exercise significant influence over the investee are accounted for on the equity basis. Under the equity method, investments are stated at cost plus the Company's equity in undistributed earnings after acquisition. All significant inter-company balances and transactions have been eliminated in consolidation.

    (C) CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments with an original maturity at the date of purchase of three months or less to be cash equivalents.

    (D) RESTRICTED CASH

    Restricted cash represents amounts on deposit by customers for TeleBet wagering. State regulations require the Company to maintain such balances until deposited amounts are wagered or returned to the customer.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    (E) INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined as follows:

ITEM                                            COST METHOD
----                                            -----------
Parts....................  First-in, first-out or weighted moving average.
Work-in-process &
  finished goods.........  Specific identification or weighted moving average for direct material and labor; other fixed and
                           variable production costs are allocated as a
                           percentage of direct labor cost.
Ticket paper.............  First-in, first-out

    The Company adjusts inventory accounts on a periodic basis to reflect the impact of potential obsolescence.

    (F) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

                                                              ESTIMATED LIFE
ITEM                                                             IN YEARS
----                                                          --------------
Machinery and equipment.....................................      3-10
Transportation equipment....................................      3-7
Furniture and fixtures......................................      5-10
Buildings and leasehold improvements........................      5-40

    Depreciation expense includes the amortization of capital leased assets. Due to the large number of service contract renewals in fiscal 1998 and the realized durability of the equipment, the Company lengthened the depreciable lives of its pari-mutuel terminals from seven to ten years commencing November 1, 1998. As a result of the change in depreciable lives, depreciation expense was reduced by approximately $4,400 annually. Additionally, in fiscal 1998, the Company completed the installation of new lottery terminals for the Connecticut State Lottery under a contract with an initial five-year term plus five one-year options to extend the contract through May 2008. Based on industry practice of lottery contracts and the Company's historical relationship with the Connecticut State Lottery for the past ten years, the Company is depreciating the terminals and installation costs on a straight-line method over their estimated useful lives of ten years.

    (G) DEFERRED INSTALLATION COSTS

    Certain installation costs consisting of installation materials, customer contracted software and installation labor associated with leased systems are deferred and amortized over the lives of the leases unless such costs are reimbursed by the lessee, in which case such amounts are included in revenue and cost of sales. Deferred installation costs, net of accumulated depreciation, included in property and equipment were approximately $5,517 and $5,807 at October 31, 1998 and 1999, respectively.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    (H) GOODWILL

    Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies. Goodwill acquired arising from the Company's acquisition of its simulcasting operation is being amortized on a straight-line basis over five years; for its German pari-mutuel wagering business, goodwill is being amortized on a straight-line basis over 10 to 15 years; for its French pari-mutuel wagering business, goodwill was fully amortized in fiscal 1998 due to the loss of a major service contract; for its SJC Video business, goodwill was fully written-off in fiscal 1999 in connection with the loss on disposition of that business. Total goodwill amounted to $3,614 and $5,237, net of accumulated amortization of $10,648 and $12,503 as of October 31, 1998 and 1999, respectively.

    The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future cash flows of the acquired operation and other considerations. The amount of impairment of goodwill, if any, is measured based on projected discounted future cash flows.

    (I) OPERATING RIGHT

    On July 1, 1993, the Company acquired the exclusive right to operate the Connecticut off-track betting system. This operating asset is being amortized on a straight-line basis over twenty years and amounted to $14,848 and $13,848 net of accumulated amortization of $5,357 and $6,357 at October 31, 1998 and 1999, respectively.

    (J) OTHER ASSETS AND INVESTMENTS

    The Company capitalizes costs associated with internally developed and/or purchased software systems for new products and enhancements to existing products that meet technological feasibility and recoverability tests. The Company also capitalizes costs associated with the procurement of long-term financing, and costs attributable to transponder leases, patents, trademarks, marketing rights, and non-competition and employment agreements arising primarily from business acquisitions. These capitalized costs are amortized on the straight-line basis over their useful lives.

    (K) REVENUE RECOGNITION

    Revenues from wagering system, simulcast and lottery service contracts are recognized over the contract period pursuant to the terms of the contracts. Costs of providing operating services under contracts are charged to operations in the period incurred. Revenue from the operation of off-track betting concerns is recognized based on a percentage of amounts wagered.

    Revenues from major contracts for the sale of wagering systems and revenues for contracted software development are recognized on the percentage of completion method of accounting based on the ratio of costs incurred to the total estimated costs. Any anticipated losses on fixed price contracts are charged to operations when such losses can be estimated. The Company recognizes revenue from software licenses upon shipment if post-delivery obligations are insignificant and if the terms of the agreement are such that the payment obligation is non-cancelable and non-refundable. Revenue arising from the sale of component equipment and supplies is recognized when shipped.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    (L) INCOME TAXES

    Income taxes are calculated using the asset and liability method under Statement of Financial Accounting Standard (SFAS) No. 109. Under this method, deferred income taxes are calculated by applying enacted statutory tax rates to cumulative temporary differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

    (M) FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of foreign operations are translated at year-end rates of exchange and operations are translated at the average rates of exchange for the year. Gains or losses resulting from translating the foreign currency financial statements are accumulated as a separate component of accumulated other comprehensive loss in stockholders' equity (deficit). Gains or losses resulting from foreign currency transactions are included in other income deductions in the consolidated statements of operations.

    (N) STOCK-BASED COMPENSATION

    Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes (see Note 13), pro forma net income (loss) and income (loss) per share data are provided in accordance with Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" as if the fair value method had been applied.

    (O) FINANCIAL STATEMENT PREPARATION

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates being made involve percentage of completion for contracted software development projects, capitalization of software development costs, evaluation of the recoverability of assets and assessment of litigation and contingencies, including income and other taxes. Actual results could differ from those estimates.

    (P) COMPREHENSIVE INCOME (LOSS)

    On November 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income
(loss) and its components in a full set of financial statements. SFAS 130 requires that unrealized losses from the Company's foreign currency translation adjustments and unrecognized minimum pension liability, which prior to adoption were reported separately in stockholders' equity (deficit), to be included in other comprehensive income (loss). Prior year consolidated financial statements have been reclassified to conform to the requirements of SFAS 130.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    (Q) RECLASSIFICATION

    Certain reclassifications have been made to the prior years consolidated financial statements to conform to the current presentation.

2. BASIC NET INCOME (LOSS) PER COMMON SHARE AND DILUTED NET INCOME (LOSS) PER COMMON SHARE

    Basic net income (loss) per common share is computed by dividing net income
(loss) by the weighted average number of common shares outstanding during the period. Diluted net income per share gives effect to all dilutive potential common shares that were outstanding during the period. Potential common shares are not included in the calculation of the dilutive net loss per share in the applicable years presented, since their inclusion would be anti-dilutive. Basic and diluted net loss per common share for the applicable years presented, therefore, are the same. At October 31, 1999, the Company had outstanding stock options, warrants, convertible subordinated debentures, Performance Accelerated Restricted Stock Units and deferred shares which could potentially dilute basic earnings per share in the future (see Notes 12 and 13).

    The following represents a reconciliation of the numerator and denominator used in computing basic and diluted net income per share for the years ended October 31, 1997, 1998 and 1999:

                                                    YEARS ENDED OCTOBER 31,
                                                 ------------------------------
                                                   1997       1998       1999
                                                 --------   --------   --------
INCOME (NUMERATOR)
Net income (loss)..............................  $(17,687)   (15,880)       379
                                                 ========   ========   ========
SHARES (DENOMINATOR)
Basic weighted average common shares
  outstanding..................................    34,469     35,696     36,118
Effect of diluted securities-stock options,
  warrants, and deferred shares................        --         --      2,225
                                                 --------   --------   --------
Diluted weighted average common shares
  outstanding..................................    34,469     35,696     38,343
                                                 ========   ========   ========
PER SHARE AMOUNT
Basic net income (loss) per share..............  $  (0.51)     (0.44)      0.01
                                                 ========   ========   ========
Diluted net income (loss) per share............  $  (0.51)     (0.44)      0.01
                                                 ========   ========   ========

3.  ACQUISITIONS AND DISPOSITIONS

ACQUISITION OF DATASPORT ASSETS AND INTEREST IN DATEK

    On September 1, 1999, the Company completed the purchase of selected assets and the assumption of certain liabilities, from Datasport Toto Dienstleistung GmbH & Co KG ("Datasport"). As a result of this purchase, the Company is the sole provider of totalisator and simulcasting services to the 14 thoroughbred racetracks in Germany. The transaction also increased the Company's ownership and control of Datek GmbH ("Datek"), the primary provider of pari-mutuel wagering to OTBs and bookmakers in Germany. The purchase, which included approximately $2,333 in cash and the assumption of certain liabilities, was recorded using the purchase method of accounting, and the acquired assets and liabilities have been recorded at their estimated fair value at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. ACQUISITIONS AND DISPOSITIONS (CONTINUED) approximately $3,200 and has been recorded as goodwill which is being amortized over 15 years. The operating results of the Datasport and Datek businesses have been included in the consolidated statements of operations since the date of acquisition. Had the operating results of the Datasport and Datek businesses been included as if the transaction had been consummated on November 1, 1998, the pro forma operating results of the Company would not have been materially different.

ACQUISITION OF NETHERLANDS SUBSIDIARY

    On July 1, 1998, the Company completed the purchase of Hippo Toto B.V., which was renamed Autotote Nederland B.V. This wholly owned subsidiary holds an exclusive five-year license to operate all on-track and off-track pari-mutuel wagering in The Netherlands. The initial license, granted by the Dutch Ministry of Agriculture, extends through June 30, 2003. The purchase was for nominal consideration and the acquisition was recorded using the purchase method of accounting and, accordingly, the assets and liabilities of the acquired entities have been recorded at their estimated fair value at the date of acquisition. The operating results of Autotote Nederland B.V. have been included in the consolidated statements of operations since the date of acquisition.

DISPOSITION OF BUSINESSES

    In the fourth quarter of fiscal 1999, the Company commenced negotiations to sell its SJC Video business. The Company expects to incur a loss on the sale of approximately $1,600 and, accordingly, has recorded this anticipated loss in fiscal 1999.

    On April 15, 1997, the Company completed the sale of its European lottery business through the sale of its stock ownership of Tele Control Kommunikations und Computersysteme Aktien Gesellschaft ("Tele Control") for cash consideration of approximately $26,600, including contingent consideration of approximately $1,600. The results of operations of Tele Control were included in the Company's Lottery operations segment.

    At closing, the Company provided the purchaser with a letter of credit to secure certain obligations under the sales agreement. The letter of credit, which had an outstanding balance of $1,500 at October 31, 1997, expired in October 1998. The Company recorded gains on the sale of its European lottery business in the amount of $1,823 in fiscal 1997 and $1,184 in fiscal 1998.

    The following unaudited information shows the revenues, expenses and operating income of the European lottery business that were included in the Company's consolidated statements of operations for the fiscal year ended October 31, 1997. Interest and income tax expenses have not been included in the table below.

                                                                1997
                                                              --------
Operating revenue...........................................   $6,119
Operating expenses, including selling, general and
  administrative expenses, and depreciation and amortization
  expenses..................................................    6,181
                                                               ------
Operating loss..............................................   $  (62)
                                                               ======

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4.  INVENTORIES

    Inventories consist of the following:

                                                                 OCTOBER 31,
                                                             -------------------
                                                               1998       1999
                                                             --------   --------
Parts and work-in-process..................................  $10,082     13,735
Finished goods.............................................      448        344
Ticket paper...............................................      765        557
                                                             -------     ------
                                                             $11,295     14,636
                                                             =======     ======

    Terminals manufactured by the Company may be sold to customers or included as part of a long-term wagering system contract. Parts and work-in-process includes costs for equipment expected to be sold. Costs incurred for equipment associated with specific wagering system contracts not yet placed in service are classified as construction in progress in property and equipment (see Note 5).

5.  PROPERTY AND EQUIPMENT

    Property and equipment, including assets under capital leases, consist of the following:

                                                               OCTOBER 31,
                                                           -------------------
                                                             1998       1999
                                                           --------   --------
Machinery, equipment and deferred installation costs.....  $167,914   169,334
Land and buildings.......................................    14,455    14,251
Transportation equipment.................................       509       722
Furniture and fixtures...................................     3,629     3,971
Leasehold improvements...................................     4,941     5,886
Construction in progress.................................     5,300     5,603
                                                           --------   -------
                                                           $196,748   199,767
                                                           ========   =======

    Depreciation expense for the years ended October 31, 1997, 1998, and 1999 amounted to $21,790, $19,310, and $14,158, respectively.

    Costs for equipment associated with specific wagering systems contracts not yet placed in service are recorded as construction in progress. When the equipment is placed in service at wagering facilities, the related costs are transferred from construction in progress to machinery and equipment, and the Company commences depreciation of the costs.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6.  OTHER ASSETS AND INVESTMENTS

    Other assets and investments (net) consist of the following:

                                                                 OCTOBER 31,
                                                             -------------------
                                                               1998       1999
                                                             --------   --------
Software systems development costs.........................  $ 5,978      8,718
Deferred financing costs...................................    4,293      3,351
Customer notes.............................................    2,014      3,031
Other intangible assets....................................      911        862
Other assets...............................................    3,983      5,236
                                                             -------     ------
                                                             $17,179     21,198
                                                             =======     ======

    In fiscal 1998 and 1999, the Company capitalized $3,700 and $5,246, respectively, of software systems development costs related primarily to video gaming, pari-mutuel wagering and domestic lottery applications. Capitalized costs are amortized on a straight-line basis over a period of five years. Amortization of capitalized software systems development costs was $4,962, $2,318 and $2,506 for the years ended October 31, 1997, 1998 and 1999, respectively.

    Deferred financing costs relate to those costs associated with the procurement of long term financing by the Company. Such costs are amortized over the life of the financing agreements. In fiscal 1998, the Company capitalized $363 in deferred financing fees. Amortization of deferred financing costs amounted to $1,268, $893 and $942 for the fiscal years ended October 31, 1997, 1998 and 1999, respectively.

    Other assets in fiscal 1998 and 1999 includes $750 loaned by the Company to Atlantic City Racing Association ("ACRA"). The loan is secured by a mortgage on certain real estate owned by ACRA. In consideration for this loan, the Company has the right to acquire ACRA for an additional $6,250 subject to certain other adjustments. The Company's decision to acquire ACRA will depend on whether or not several State of New Jersey legislative and regulatory approvals, and actions by ACRA have a favorable outcome. The Company expects to recover the loan, however, under certain conditions, should the Company decide not to purchase ACRA or if the Company's option is extended, the loan will be forgiven.

    Deferred transponder costs arose in connection with the acquisition of the Company's simulcasting business and were being amortized over a four-year period. In fiscal 1998, as the result of the Galaxy satellite failure, the remaining balance of deferred transponders was fully amortized. Amortization expense amounted to $1,125 and $1,406 for the years ended October 31, 1997 and 1998, respectively.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                                 OCTOBER 31,
                                                             -------------------
                                                               1998       1999
                                                             --------   --------
Compensation and benefits..................................  $ 8,825      8,830
Customer advances..........................................    2,402      3,760
Taxes, other than income...................................    1,861      2,043
Income taxes payable.......................................      861        244
Other......................................................   11,047     13,138
                                                             -------     ------
                                                             $24,996     28,015
                                                             =======     ======

8.  LONG-TERM DEBT

    Long-term debt consists of the following:

                                                               OCTOBER 31,
                                                           -------------------
                                                             1998       1999
                                                           --------   --------
10 7/8% Series B Senior Notes Due 2004...................  $110,000   110,000
5.5% convertible subordinated debentures due August
  2001...................................................    35,000    35,000
8.87% Term Loan Due February 2001........................    11,400     9,000
Term Loan due in November 1999...........................     1,250     1,250
Capital lease obligations, payable monthly through May
  2003 Interest from 5.9% to 13.0%.......................       362     1,453
Various loans and bank facilities, interest from 4.3% to
  13%....................................................       858       441
                                                           --------   -------
    Total long-term debt.................................   158,870   157,144
    Less current installments............................     2,992     4,253
                                                           --------   -------
    Long-term debt, excluding current installments.......  $155,878   152,891
                                                           ========   =======

    On May 22, 1998, the Company and Autotote Lottery Corporation entered into a $12,000, three-year term loan arrangement (the "Term Loan") to partially finance the development and installation of a lottery system for the Connecticut State Lottery, including the manufacture of approximately three thousand new lottery terminals. The Term Loan bears interest at a fixed rate of 8.87% payable quarterly and at maturity on February 15, 2001, with principal payments of $600 due quarterly through January 31, 2001 with a final principal payment of $6,000 due at maturity.

    In addition to scheduled principal payments, the Term Loan requires mandatory principal prepayments upon the occurrence of certain events, including asset sales, the incurrence of certain indebtedness, Recovery Events (as defined), and Autotote Lottery Corporation Excess Cash Flow (as defined), in each case, in excess of specified thresholds. The Term Loan was extended in conjunction with the July 28, 1997 revolving credit facility (the "Facility") and is subject to certain restrictive and financial covenants contained in the Facility. Obligations under the Facility and Term Loan are jointly and severally guaranteed by substantially all of the Company's U.S. subsidiaries and are secured by (i) first priority security interests in substantially all tangible and intangible assets of the Company and its U.S. subsidiaries, and (ii) a first priority lien on all of the capital stock of the Company's U.S. subsidiaries and on 65% of the capital stock of the Company's non-U.S. subsidiaries. In addition, the Term Loan is secured by a first priority security interest in substantially all of the Company's

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8.  LONG-TERM DEBT (CONTINUED)
Connecticut lottery assets now owned or hereafter acquired. Also, under the terms of the Request for Proposal for the development and installation of the lottery system for the Connecticut State Lottery, the Company provided a Performance Bond in the initial amount of $8,000, which was automatically increased to $10,000 upon the effective date of the agreement, May 9, 1998.

    On July 28, 1997, the Company issued $110,000 of 10 7/8% Series A Senior Notes due August 1, 2004, which were exchanged for $110,000 of 10 7/8% Series B Notes due August 1, 2004 (the "Notes") in connection with the Company's exchange offer in October 1997. The Notes bear interest at a rate of 10 7/8% per annum payable semi-annually on each February 1 and August 1. The Notes are senior, unsecured obligations of the Company, ranking senior in right and priority of payment to all indebtedness of the Company that by its terms is expressly subordinated to the Notes. The Notes are jointly and severally guaranteed by substantially all of the Company's wholly owned U.S. subsidiaries (see
Note 23). The Notes will be redeemable, in whole or in part, at the option of the Company, at any time on or after August 1, 2001, at redemption prices of 105.438% in fiscal year 2001, 102.719% in fiscal year 2002, and 100.000% in fiscal year 2003 and thereafter, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to August 1, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more public equity offerings, as defined, at a redemption price equal to 110.875% of the principal amount to be redeemed plus accrued and unpaid interest to the date of redemption, if any, provided, however, that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after any such redemption. The indenture governing the Notes contains certain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries, as defined, to incur additional indebtedness, create certain liens, pay dividends, consummate certain asset sales, enter into certain transactions with affiliates and merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The net proceeds from the offering, after deducting fees and expenses of approximately $4,900 were approximately $105,100, of which approximately $93,590 was used to repay $91,390 of indebtedness and approximately $2,200 of accrued interest under the Company's previously existing bank credit facility. In addition, approximately $4,050 of the net proceeds was used to repurchase, at a discount, Subordinated Debentures plus accrued interest and fees. The balance of the net proceeds was used for general corporate purposes.

    In connection with the issuance of the Notes, the Company also entered into a new revolving credit facility (the "Facility") with certain lenders which matures in February 2001. The Facility provides, subject to certain terms and conditions, for borrowings of up to $25,000 with a $15,000 sublimit for letters of credit. The Facility requires mandatory commitment reductions upon the occurrence of certain events, including asset sales and the incurrence of certain indebtedness, in each case, in excess of specified thresholds. In addition, the Company may make optional prepayments and commitment reductions.

    Borrowings under the Facility are available for working capital and general corporate purposes and will bear interest at the Base Rate (as defined) plus a margin ranging from 1.00% to 1.75% per annum, or the Eurodollar Rate (as defined) plus a margin ranging from 2.00% to 2.75% per annum, in each case depending on the Company's performance as measured by the ratio of net debt (as defined) to EBITDA (as defined). Fees will be payable on outstanding letters of credit equal to the applicable Eurodollar Rate margin (2.25% as of October 31, 1999), plus a facing fee of 1/8% per annum. A commitment fee of 1/2% per annum is payable on the unused amount of the Facility. Obligations under

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8.  LONG-TERM DEBT (CONTINUED)
the Facility are jointly and severally guaranteed by substantially all of the Company's U.S. subsidiaries. In addition, the Facility is secured by (i) first priority security interests in substantially all tangible and intangible assets of the Company and its U.S. subsidiaries, and (ii) a first priority lien on all of the capital stock of the Company's U.S subsidiaries and on 65% of the capital stock of the Company's non-U.S. subsidiaries.

    The Facility contains certain covenants which limit the ability of the Company to incur additional indebtedness; create liens; make restricted payments, including dividends; engage in mergers, consolidations and asset sales; make acquisitions, investments and capital expenditures; and engage in certain transactions with certain subsidiaries and affiliates, in each case beyond certain thresholds. The Facility also requires compliance with certain financial covenants, including maintenance of minimum EBITDA and interest coverage levels, and a maximum net debt to EBITDA ratio. In December 1998, the Company and its lenders amended certain covenants contained in the Notes and the Facility agreements to permit the Company to incur additional debt, and to utilize working capital in order to complete business expansions in Europe. Although there were no borrowings outstanding under the Facility at October 31, 1999, approximately $1,040 of letters of credit were guaranteed under the Facility. As of October 31, 1999, the Company had approximately $23,960 available for borrowing under the Facility.

    The 5.5% convertible subordinated debentures due 2001 (the "Debentures") are convertible into 1,750 shares of Class A Common Stock at a conversion price of $20.00 per share.

9.  EXTRAORDINARY ITEMS

    In connection with the fiscal 1997 issuance of the Notes and the subsequent repayment of all amounts outstanding under the Company's previously existing bank credit facility (see Note 8), the Company wrote-off $1,376 of deferred financing fees associated with the Senior Facility. Also in fiscal 1997, the Company used a portion of the net proceeds from the offering of the Notes to repurchase $5,000 of its Subordinated Debt for $4,050, resulting in a $950 gain on the early retirement of this debt. There were no tax benefits recognized on the net extraordinary loss because the Company is currently in a tax loss carryforward position.

10.  LEASES

    At October 31, 1999, the Company was obligated under operating leases covering office equipment, office space, transponders and transportation equipment expiring at various dates through 2006. Future minimum lease payments required under these leasing arrangements at October 31, 1999 are as follows:
2000, $7,937; 2001, $7,319; 2002, $7,173; 2003, $7,100; 2004, $6,920; and
thereafter $1,659. The Company also leases equipment as needed under various month-to-month lease agreements. Total rental expense under these operating leases was $8,890, $9,109 and $8,155 in the years ended October 31, 1997, 1998 and 1999, respectively.

    The Company entered into capital leases obligations of $141 in the year ended October 31, 1997, and acquired $59 of capitalized leases with the acquisition of the Netherlands operations in the year ended October 31, 1998. During the year ended October 31, 1999, the Company entered into capital lease obligations of $201 and acquired $1,426 of capitalized leases with the acquisition of the Datasport and Datek businesses.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of financial instruments is determined by reference to market data and other valuation techniques as appropriate. The Company believes the fair value of its financial instruments, principally cash and cash equivalents, restricted cash, accounts receivable, other current assets, accounts payable, and accrued liabilities approximates their recorded values.

    The Company believes that the fair value of the Notes approximated $106,000 at October 31, 1998 and $112,200 at October 31, 1999, based on reference to dealer markets and quoted market prices. The Company was, however, unable to determine the fair value of the Debentures in fiscal years 1998 and 1999.

12.  CAPITAL STOCK

    The Company has two classes of common stock consisting of Class A Common Stock and Class B Non-voting Common Stock (Class B Common Stock). All shares of Class A Common Stock and Class B Common Stock entitle holders to the same rights and privileges except that the Class B Common Stock is non-voting. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

    During fiscal 1998, warrants to purchase an aggregate of 467 unregistered shares (the "Shares") of the Company's Class A Common Stock were exercised at the aggregate price of $583. The warrants, which were scheduled to expire in April 1998, were issued by the Company in January 1996 to various banks that were party to the Company's prior senior bank credit facility, in connection with the Company entering into an amendment to such facility as of January 26, 1996. In addition, in fiscal 1998, the Company repurchased warrants to purchase an aggregate of 58 Shares at a cost of approximately $79.

    During fiscal 1997, the Company issued 2,964 shares of Class A Common Stock in settlement of its stockholder litigation and issued 798 shares of Class A Common Stock under an employee stock purchase offer.

    On April 1, 1999, the Company issued 14 shares of Class A Common Stock due to the vesting, in connection with an employee's retirement, of certain PARS issued May 1995 (see Note 13 for a description of PARS).

WARRANTS

    At October 31, 1999, the Company had the following warrants outstanding, after giving effect to adjustments made in accordance with certain anti-dilution provisions:

                                                                        EXERCISE
                                                              SHARES     PRICE        EXPIRATION
                                                             --------   --------   ----------------
Warrants to purchase Class A Common Stock:
  1998 Warrants............................................   2,298      $1.69     October 31, 2002
  1995 Warrants............................................     387      $2.98     April 30, 2000
                                                              -----
  Total Class A Common Stock Warrants......................   2,685
                                                              =====

Warrants to purchase Class B Common Stock..................     147      $3.83     October 30, 2003
                                                              =====

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12.  CAPITAL STOCK (CONTINUED)
    On November 2, 1998, the Company amended and restated certain 1991 Warrants to adjust the exercise price and expiration date (the "1998 Warrants"). The warrants were priced at no less than the fair market value of the Company's Class A Common Stock on the amendment date.

13.  STOCK OPTIONS

    The Company has four stock option plans under which shares of Class A Common Stock have been authorized for issuance to employees, officers and directors: the 1984 Stock Option Plan (the "1984 Plan")--1,350 shares; the 1992 Equity Incentive Plan (the "1992 Plan")--3,000 shares; the 1995 Equity Incentive Plan (the "1995 Plan")--4,000 shares, and the 1997 Incentive Compensation Plan (the "1997 Plan")--1,600 shares.

    In May 1995, the Company offered holders of stock options with exercise prices above market value as of May 26, 1995 the right to cancel such options in exchange for Performance Accelerated Restricted Stock Units (the "PARS"). The PARS represent deferred shares of Class A Common Stock which vest in 20% increments on the sixth, seventh, eighth, ninth and tenth anniversaries of the date of grant, or, in certain circumstances, on an accelerated basis based on the Company's stock trading at certain per share prices, or at the discretion of the Board of Directors. Options to purchase 1,976 shares were exchanged for 504 PARS. Additionally, restricted shares and deferred shares with a three year vesting schedule were granted to certain non-employee directors under the 1992 Plan as follows: a total of 110 deferred shares at a fair market value of $4.1250 per share were granted in fiscal 1995, a total of 50 deferred shares at a fair market value of $3.1875 per share were granted in fiscal 1996, a total of 135 deferred shares at a fair market value of $1.3125 per share were granted in fiscal 1997, a total of 40 restricted shares at a fair market value of $2.4375 per share were granted in fiscal 1998 and a total of 40 restricted shares at a fair market value of $2.000 per share were granted in fiscal 1999. Accordingly, the Company has recorded compensation expense of $499, $371 and $272 in fiscal 1997, 1998 and 1999, respectively. Additional compensation expense aggregating $852 will be charged to expense through fiscal 2002 as the restricted shares become fully vested.

    Stock options granted under the Company's equity incentive plans are exercisable at not less than the fair market value of the stock at the date of grant, and none may be exercised more than 10 years from the date of grant. Options are generally exercisable in four equal installments on the first, second, third and fourth anniversaries of the date of grant. The Board of Directors may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting period of any award under the plans. From time to time, the Company grants additional stock options to individuals outside of the 1992, 1995 and 1997 Plans in recognition of contributions made to the Company.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13.  STOCK OPTIONS (CONTINUED)
    Information with respect to the Company's stock options is as follows:

                                                                         AVERAGE
STOCK OPTIONS                                                  SHARES    PRICE(1)
-------------                                                 --------   --------
Outstanding at October 31, 1996.............................   3,718      $3.60
  Granted...................................................   2,508       1.20
  Canceled..................................................     457       2.59
                                                               -----      -----
Outstanding at October 31, 1997.............................   5,769       2.63
  Granted...................................................     732       2.65
  Canceled..................................................     397       1.83
  Exercised.................................................      10       1.26
                                                               -----      -----
Outstanding at October 31, 1998.............................   6,094       2.69
  Granted...................................................   1,860       2.24
  Canceled..................................................     365       2.40
  Exercised.................................................     216       1.09
                                                               -----      -----
Outstanding at October 31, 1999.............................   7,373      $2.63
                                                               =====      =====

--------------------------

(1) Weighted average exercise price.

    Summarized information about stock options outstanding and exercisable at October 31, 1999 is as follows:

                                                                  OUTSTANDING                        EXERCISABLE
                                                      ------------------------------------      ----------------------
EXERCISABLE                                                         AVERAGE       AVERAGE                     AVERAGE
PRICE RANGE                                            SHARES       LIFE(1)       PRICE(2)       SHARES       PRICE(2)
-----------                                           --------      --------      --------      --------      --------
$1.00 to 2.00...................................       2,637          7.18         $1.33           996         $1.19
$2.01 to 3.00...................................       3,367          7.14          2.66         1,566          2.68
$3.01 to 4.00...................................       1,009          3.28          3.40           937          3.41
over $4.00......................................         360          3.63          9.73           360          9.73
                                                       -----                                     -----
                                                       7,373                                     3,859
                                                       =====                                     =====

------------------------

(1) Weighted average contractual life remaining in years.

(2) Weighted average exercise price.

    The number of shares and weighted average exercise price per share of options exercisable at October 31, 1997, 1998, and 1999 were 2,301 shares at $3.90, 3,185 shares at $3.36 and 3,859 shares at $3.13, respectively. At October 31, 1997, 1998 and 1999, 3,677 shares, 3,302 shares and 1,797 shares, respectively, were available for future grants under the terms of these plans. Outstanding options expire prior to July 7, 2009 and are exercisable at prices ranging from $1.06 to $17.00 per share.

    Effective November 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This statement defines a fair value method of accounting for an employee stock option or similar equity instrument. However, it allows an entity to continue to measure compensation cost for those instruments using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" provided it discloses the effect of SFAS 123 in footnotes to the financial statements. The Company has chosen to continue to account for

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13.  STOCK OPTIONS (CONTINUED)
stock-based compensation using the intrinsic value method. Accordingly, no stock option related compensation expense has been recognized for its stock-based compensation plans.

    Had the Company, however, elected to recognize compensation cost based on fair value of the stock options at the date of grant under SFAS 123, such costs would have been recognized ratably over the vesting period of the underlying instruments and the Company's net income (loss) and net income (loss) per share would have changed to the pro forma amounts indicated in the table below.

    Pro forma net income (loss) and income (loss) per basic and diluted share for the years ended:

                                                             OCTOBER 31,
                                                    ------------------------------
                                                      1997       1998       1999
                                                    --------   --------   --------
Net income (loss):
  As reported.....................................  $(17,687)  (15,880)       379
  Pro forma.......................................   (19,182)  (17,605)    (1,597)
Net income (loss) per basic and diluted share:
  As reported.....................................     (0.51)    (0.44)      0.01
  Pro forma.......................................     (0.56)    (0.49)     (0.04)

    The fair value of the options granted was estimated using the Black-Scholes option-pricing model based on the weighted average market price at date of grant of $1.20 in fiscal 1997, $2.65 in fiscal 1998 and $2.24 in fiscal 1999 and the following weighted average assumptions: risk-free interest rate of 6.1% for fiscal 1997, 4.5% for fiscal 1998 and 5.8% for fiscal 1999; expected option life of 7.0 years for fiscal 1997, 1998 and 1999; volatility of 81% for fiscal 1997, 75% fiscal 1998 and 59% for 1999; and no dividend yield in any year. The average fair values of options granted during fiscal years 1997, 1998 and 1999 were $0.93, $1.93 and $1.45 respectively.

14.  SERVICE CONTRACT ARRANGEMENTS

    Service contracts for wagering systems in North America generally cover a five-year period and provide for substantial related services such as software, maintenance personnel, computer operators and certain operating supplies. Under such contracts, the Company retains ownership of all equipment located at the wagering facilities. The service contracts also provide for certain warranties covering operation of the equipment, machines, display equipment and central computing equipment. The breach of such warranties could result in significant liquidated damages. The equipment is placed at customer facilities under contracts generally providing for revenue based on the greater of a percentage of total amounts wagered or, if appropriate, a specified minimum.

    Minimum annual payments expected to be received under service contracts in effect as of October 31, 1999 with specified minimums are as follows: 2000, $18,931; 2001, $7,014; 2002, $15,974; 2003, $14,804; 2004, $13,120 and
thereafter $10,593.

15.  EXPORT SALES AND MAJOR CUSTOMERS

    Sales to foreign customers amounted to $14,230, $9,717 and $49,939 in fiscal years 1997, 1998 and 1999, respectively. No single customer represented more than 10% of revenues in fiscal 1997 and 1998. In fiscal 1999, one customer in the Lottery operations segment represented $35,969 or 17% of revenues.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16.  PENSION PLANS

    The Company has a defined benefit plan for union employees. Retirement benefits under the plan are based upon the number of years of credited service up to a maximum of thirty years for the majority of the employees. The Company's policy is to fund the minimum contribution permissible by the Internal Revenue Service.

    The net cost for the Company's defined benefit plan for union employees consisted of the following components:

                                                               PENSION BENEFITS
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................   $1,499     1,802
Service cost................................................       63        88
Loss due to census change...................................       29        --
Interest cost...............................................      108       116
Actuarial gain..............................................       --       (49)
Benefits paid...............................................      (53)     (129)
Revaluation loss............................................      156        --
                                                               ------      ----
Benefit obligation at end of year...........................    1,802     1,828
                                                               ------      ----

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............    1,419     1,600
Actual return on plan assets................................      108       (45)
Employer contribution.......................................      126       129
Benefits paid...............................................      (53)     (129)
                                                               ------      ----
Fair value of plan assets at end of year....................    1,600     1,555
                                                               ------      ----

Funded status...............................................     (202)     (273)
Unrecognized actuarial loss.................................      454       567
Unrecognized prior service cost.............................       88        79
Unrecognized net transition obligation......................       16        35
                                                               ------      ----
Net amount recognized.......................................   $  356       408
                                                               ======      ====

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16.  PENSION PLANS (CONTINUED)

                                                               PENSION BENEFITS
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Amounts recognized in the statement of financial position
  consist of:
Accrued benefit liability...................................   $ (583)     (681)
Intangible asset............................................       88        79
Accumulated other comprehensive income......................      495       602
Prepaid pension cost........................................      356       408
                                                               ------      ----
Net amount recognized.......................................   $  356       408
                                                               ======      ====

WEIGHTED-AVERAGE ASSUMPTIONS AS OF OCTOBER 31:
Discount rate...............................................    6.750%    6.750%
Expected return on plan assets..............................    8.000%    8.000%
Rate of compensation........................................     None      None

                                                                     PENSION BENEFITS
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost................................................    $ 67         63         88
Interest cost...............................................      97        108        116
Expected return on plan assets..............................     (85)      (114)      (129)
Net amortization and deferral...............................      (8)        23         27
                                                                ----       ----       ----
Net periodic cost...........................................    $ 71         80        102
                                                                ====       ====       ====

    The accumulated benefit obligation represents the actuarial present value of benefits based upon the benefit multiplied by the participants' historical years of service.

    The plan assets are invested in insurance company general accounts guaranteed as to principal.

    As required by Financial Accounting Standards Board Statement No. 87 ("SFAS 87"), "Employers' Accounting for Pensions" for pension plans where the accumulated benefit obligation exceeds the fair value of plan assets, the Company has recognized in the consolidated balance sheet at October 31, 1998 and 1999 the additional minimum liability of the unfunded accumulated benefit obligation of $583 and $681, respectively, as a long-term liability, with a partially offsetting intangible asset and equity adjustment.

    In connection with its collective bargaining agreements, the Company participates with other companies in a defined benefit pension plan covering union employees. Payments made to the multi-employer plan were approximately $403, $280 and $469 during the years ended October 31, 1997, 1998 and 1999, respectively.

    The Company has a 401K plan covering all employees who are not covered by a collective bargaining agreement. Company contributions to the plan are at the discretion of the Board of Directors. Pension expense for the years ended October 31, 1997, 1998 and 1999 amounted to approximately $760, $926 and $1,015, respectively. The Company has a 401K plan for all union employees which does not provide for Company contributions.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17.  MANAGEMENT INCENTIVE COMPENSATION

    The Company has an incentive compensation plan for key management personnel based on business unit performance, overall performance of the Company and individual performance. Management incentive compensation expense amounted to $1,707, $1,686 and $2,000 in fiscal years 1997, 1998 and 1999, respectively.

18.  INCOME TAX EXPENSE (BENEFIT)

    The consolidated income (loss) before income tax expense (benefit) and extraordinary item, by domestic and foreign source, is as follows:

                                                    YEARS ENDED OCTOBER 31,
                                                 ------------------------------
                                                   1997       1998       1999
                                                 --------   --------   --------
Domestic.......................................  $(14,367)   (14,371)       128
Foreign........................................    (1,988)    (1,188)       428
                                                 --------   --------   --------
Consolidated income (loss) before income tax
  expense (benefit) and extraordinary item.....  $(16,355)   (15,559)       556
                                                 ========   ========   ========

Income tax expense (benefit) consists of:

                                                    CURRENT    DEFERRED    TOTAL
                                                    --------   --------   --------
1997- Foreign.....................................  $   938        (32)       906
                                                    =======     ======    =======
1998- Foreign.....................................  $ 1,040       (719)       321
                                                    =======     ======    =======
1999- Federal.....................................  $   (33)       (15)       (48)
    - Foreign.....................................      137       (161)       (24)
    - State.......................................      249         --        249
                                                    -------     ------    -------
    - Total.......................................  $   353       (176)       177
                                                    =======     ======    =======

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

18.  INCOME TAX EXPENSE (BENEFIT) (CONTINUED)
    Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant portions of the deferred tax liability (asset) relate to the following:

                                                                OCTOBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
  NET DEFERRED TAX LIABILITY
    Accrued vacation......................................  $  (815)      (767)
    Inventory reserve.....................................     (704)      (532)
    Accrued litigation expenses...........................     (120)      (612)
    Accrued loss on disposition of business...............       --       (600)
    Other accrued liabilities.............................      (74)      (942)
    Reserve for doubtful accounts.........................     (569)      (959)
    Accrued downsizing costs..............................     (761)        --
                                                            -------    -------
      Current deferred tax asset..........................   (3,043)    (4,412)
                                                            -------    -------
    Intangible assets-difference in amortization
      periods.............................................    1,159      1,298
    Property and equipment differences in depreciation
      methods.............................................    5,493      4,747
    Other, net............................................       54         58
    Interest charge, Domestic International Sales Corp....    5,290      5,927
                                                            -------    -------
      Noncurrent deferred tax liability, net..............   11,996     12,030
                                                            -------    -------
    Net operating loss carryforward.......................  (52,476)   (48,746)
    Deferred compensation.................................     (615)      (627)
    Partnership investments...............................     (343)      (354)
    Alternative minimum tax credits.......................     (184)      (335)
    Research and experimentation credits..................      (51)       (34)
                                                            -------    -------

      Noncurrent deferred tax asset.......................  (53,669)   (50,096)
      Valuation allowance.................................   46,548     44,134
                                                            -------    -------
      Noncurrent deferred tax asset, net..................   (7,121)    (5,962)
                                                            -------    -------
      Noncurrent deferred tax liability...................    4,875      6,068
                                                            -------    -------
      Net deferred tax liability on balance sheet.........  $ 1,832      1,656
                                                            =======    =======

    The aggregate deferred tax assets before valuation allowance at October 31, 1998 and 1999 were $56,712 and $54,508, respectively. The aggregate deferred tax liabilities at October 31, 1998 and 1999 were $11,996 and $12,030, respectively.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

18.  INCOME TAX EXPENSE (BENEFIT) (CONTINUED)
    The actual tax expense differs from the "expected" tax expense (benefit) (computed by applying the U.S. Federal corporate rate of 34% to income (loss) before income tax expense and extraordinary item) as follows:

                                                             OCTOBER 31,
                                                    ------------------------------
                                                      1997       1998       1999
                                                    --------   --------   --------
Computed "expected" tax expense (benefit).........  $(5,561)    (5,290)       189
Increase (reduction) in income taxes resulting
  from:
  Unused net operating loss.......................    4,155      4,788         --
  Foreign tax differential........................    1,782        725       (201)
  Other, net......................................      530         98        189
                                                    -------    -------    -------
                                                    $   906        321        177
                                                    =======    =======    =======

    The Company has regular tax net operating loss carryforwards of approximately $35,116 that expire in 2009, $40,777 that expire in 2010, $25,406 that expire in 2011, $11,074 that expire in 2012 and $10,150 that expire in 2018.

    The Company has minimum tax credit carryforwards (which can be carried forward indefinitely) of approximately $335 and research and experimentation credit carryforwards of approximately $34. The research and experimentation credits expire from 2000 to 2003.

    The net changes in the valuation allowance for deferred tax assets for the years ended October 31, 1998 and 1999 were an increase of $4,375 and a decrease of $2,414, respectively.

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Because of tax losses in recent years, no deferred tax assets have been recorded.

    Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of October 31, 1999 will be allocated as follows:

Income tax benefit that would be reported in the
  consolidated statements of operations.....................  $41,284
Additional capital (benefit from exercise of stock
  options)..................................................    2,850
                                                              -------
                                                              $44,134
                                                              =======

19.  BUSINESS AND GEOGRAPHIC SEGMENTS

    The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information"
("SFAS 131") in fiscal 1999. Business segments are defined by SFAS 131 as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker assessing performance and making operating and capital decisions.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

19.  BUSINESS AND GEOGRAPHIC SEGMENTS (CONTINUED)
    The following tables represent revenues, profits, depreciation and assets by business and geographic segments for the years ended October 31, 1997, 1998 and 1999. Service revenues and product sales are allocated among business and geographic segments based on where the customer is located. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1. Corporate expenses are allocated among business and geographic segments. Interest expense and other (income) deductions are not allocated to business segments. Prior year's segment information has been restated to conform to the requirements of SFAS 131.

                                                     YEARS ENDED OCTOBER 31,
                                                  ------------------------------
                                                    1997       1998       1999
                                                  --------   --------   --------
BUSINESS SEGMENTS

Service revenue and product sales
    Pari-mutuel operations......................  $ 88,390    88,864     99,174
    Venue management operations.................    43,732    50,525     61,562
    Lottery operations..........................    23,106    18,047     49,340
    SJC Video operations........................     2,104     1,877      1,072
                                                  --------   -------    -------
                                                  $157,332   159,313    211,148
                                                  ========   =======    =======
Gross profit
    Pari-mutuel operations......................  $ 37,823    35,317     39,612
    Venue management operations.................    12,903    13,569     15,121
    Lottery operations..........................     9,731     5,313     12,672
    SJC Video operations........................       983       459        310
                                                  --------   -------    -------
                                                  $ 61,440    54,658     67,715
                                                  ========   =======    =======
Operating income (loss)
    Pari-mutuel operations......................  $ (7,745)   (6,410)     5,383
    Venue management operations.................     4,998     5,570      5,839
    Lottery operations..........................       625       321      7,999
    SJC Video operations........................       213      (583)    (2,473)
                                                  --------   -------    -------
                                                  $ (1,909)   (1,102)    16,748
                                                  ========   =======    =======
Included in operating income (loss)
  Depreciation and amortization
    Pari-mutuel operations......................  $ 26,382    23,912     16,386
    Venue management operations.................     2,483     2,633      2,778
    Lottery operations..........................     7,205     2,100      2,297
    SJC Video operations........................       658       844        728
                                                  --------   -------    -------
                                                  $ 36,728    29,489     22,189
                                                  ========   =======    =======
  (Gain) loss on sale/disposition of businesses
    Lottery operations..........................    (1,823)   (1,184)        --
    SJC Video operations........................        --     1,250      1,600
                                                  --------   -------    -------
                                                  $ (1,823)       66      1,600
                                                  ========   =======    =======

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

19.  BUSINESS AND GEOGRAPHIC SEGMENTS (CONTINUED)

                                                                 YEARS ENDED OCTOBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
BUSINESS SEGMENTS
A reconciliation of total segment operating income to
consolidated income (loss) before income tax expense and
extraordinary item is as follows:
  Total reported segments...................................  $ (1,909)   (1,102)    16,748
  Interest expense..........................................    14,367    15,521     15,941
  Other (income) expense....................................        79    (1,064)       251
                                                              --------   -------    -------
                                                              $(16,355)  (15,559)       556
                                                              ========   =======    =======

Assets
    Pari-mutuel operations..................................  $111,957    99,946    110,598
    Venue management operations.............................    35,358    36,537     34,613
    Lottery operations......................................     3,512    17,380     20,348
    SJC Video operations....................................     2,714     2,637         --
                                                              --------   -------    -------
                                                              $153,541   156,500    165,559
                                                              ========   =======    =======

Capital and wagering systems expenditures
    Pari-mutuel operations..................................  $  5,262     9,217     10,714
    Venue management operations.............................       446     1,368      1,492
    Lottery operations......................................       102    13,312      2,615
    SJC Video operations....................................     1,678       163        113
                                                              --------   -------    -------
                                                              $  7,488    24,060     14,934
                                                              ========   =======    =======

                                                                 YEARS ENDED OCTOBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
GEOGRAPHIC SEGMENTS
Service revenue and product sales
    North America...........................................  $125,402   126,726    135,299
    Italy...................................................     3,632    11,298     36,331
    Other...................................................    28,298    21,289     39,518
                                                              --------   -------    -------
                                                              $157,332   159,313    211,148
                                                              ========   =======    =======
Long-lived assets
    North America...........................................  $ 72,648    73,270     70,576
    Europe..................................................     2,925     4,252      5,629
    Other...................................................       816       911        523
                                                              --------   -------    -------
                                                              $ 76,389    78,433     76,728
                                                              ========   =======    =======

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

20.  SELECTED QUARTERLY FINANCIAL DATA--(UNAUDITED)

    Selected quarterly financial data for the years ended October 31, 1998 and 1999 is as follows:

                                                                    YEAR ENDED OCTOBER 31, 1998
                                                             -----------------------------------------
                                                              FIRST      SECOND     THIRD      FOURTH
                                                             QUARTER    QUARTER    QUARTER    QUARTER
                                                             --------   --------   --------   --------
Total operating revenues...................................  $34,431     36,215     38,795     49,872
Gross profit...............................................   12,933     13,946     13,170     14,609
Net loss...................................................   (5,194)    (2,066)    (4,413)    (4,207)
Net loss per basic share and diluted share.................  $ (0.15)     (0.06)     (0.12)     (0.12)
                                                             =======     ======     ======     ======
Weighted average number of shares used in per share
  calculation:
  Basic and diluted shares.................................   35,389     35,504     35,916     35,941
                                                             =======     ======     ======     ======

                                                                    YEAR ENDED OCTOBER 31, 1999
                                                             -----------------------------------------
                                                              FIRST      SECOND     THIRD      FOURTH
                                                             QUARTER    QUARTER    QUARTER    QUARTER
                                                             --------   --------   --------   --------
Total operating revenues...................................  $45,652     53,079     53,170     59,247
Gross profit...............................................   14,333     16,631     17,631     19,120
Net income (loss)..........................................   (2,434)       572      1,895        346
Net income (loss) per basic share and diluted share........  $ (0.07)      0.02       0.05       0.01
                                                             =======     ======     ======     ======
Weighted average number of shares used in per share
  calculation:
  Basic share..............................................   35,998     36,032     36,169     36,246
  Diluted share............................................   35,998     37,371     38,699     39,465
                                                             =======     ======     ======     ======

21.  UNUSUAL ITEMS

    In fiscal 1998, the Company recognized unusual charges of $1,500 for severance and downsizing costs, primarily in the Company's French pari-mutuel operations, and accelerated the amortization of related goodwill due to the loss of a major service contract. In addition, in fiscal 1998, the Company reversed reserves of $1,300 in connection with the collection of receivables previously reserved due to concerns about their recoverability and for cost savings related to the refurbishment of certain terminals.

22.  LITIGATION

    Although the Company is a party to various claims and legal actions arising in the ordinary course of business, management believes, on the basis of information presently available to it, that the ultimate disposition of these matters will not likely have a material adverse effect on the financial position or results of operations of the Company.

23. FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES

    The Company conducts substantially all of its business through its domestic and foreign subsidiaries. On July 28, 1997, the Company issued $110,000 aggregate principal amount of Notes bearing interest at a rate of 10 7/8%. The proceeds from the issuance of the Notes were used to repay all amounts outstanding under the Senior Facility (see Note 8). The Notes are jointly and severally

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

23. FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES (CONTINUED) guaranteed by substantially all of the Company's wholly owned domestic subsidiaries (the "Guarantor Subsidiaries").

    In August 2000, the Company expects to issue $150,000 of Senior Subordinated Notes due 2010. Such notes will be jointly and severally guaranteed by all of the Guarantor Subsidiaries.

    Presented below is condensed consolidating financial information for
(i) Autotote Corporation (the "Parent Company") which includes the activities of Autotote Management Corporation, (ii) the Guarantor Subsidiaries and (iii) the wholly owned foreign subsidiaries and the non-wholly owned domestic and foreign subsidiaries (the "Non-Guarantor Subsidiaries") as of October 31, 1998 and October 31, 1999 and for the fiscal years ended October 31, 1997, 1998 and 1999. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations and cash flows of the Parent Company, Guarantor Subsidiaries and Non-Guarantor Subsidiaries assuming the guarantee structure of the Notes was in effect at the beginning of the periods presented. Separate financial statements for Guarantor Subsidiaries are not presented based on management's determination that they would not provide additional information that is material to investors.

    The condensed consolidating financial information reflects the investments of the Parent Company in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting. In addition, corporate interest and administrative expenses have not been allocated to the subsidiaries.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                                OCTOBER 31, 1998
                                 (IN THOUSANDS)

                                                PARENT      GUARANTOR     NON-GUARANTOR    ELIMINATING
                                                COMPANY    SUBSIDIARIES    SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ---------   ------------   --------------   -----------   ------------
ASSETS
  Cash and cash equivalents..................  $   2,054         260           4,495              --         6,809
  Accounts receivable, net...................         --      18,559           3,193              --        21,752
  Other current assets.......................         39      10,245           4,058            (477)       13,865
  Property and equipment, net................        389      70,897           7,437            (290)       78,433
  Investment in subsidiaries.................     62,826          --              --         (62,826)           --
  Goodwill...................................        204       1,686           1,724              --         3,614
  Other assets...............................      6,090      26,748             692          (1,503)       32,027
                                               ---------     -------          ------         -------       -------
      Total assets...........................  $  71,602     128,395          21,599         (65,096)      156,500
                                               =========     =======          ======         =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
  Current liabilities........................  $  12,463      21,668           8,103              78        42,312
  Current installments of long-term debt.....         --       2,679             326             (13)        2,992
  Long-term debt, excluding current
    installments.............................    146,250       9,056             572              --       155,878
  Other non-current liabilities..............      1,535       1,192           1,229              --         3,956
  Intercompany balances......................    (40,008)     42,900          (2,892)             --            --
  Stockholders' equity (deficit).............    (48,638)     50,900          14,261         (65,161)      (48,638)
                                               ---------     -------          ------         -------       -------
      Total liabilities and stockholders'
        equity (deficit).....................  $  71,602     128,395          21,599         (65,096)      156,500
                                               =========     =======          ======         =======       =======

                     AUTOTOTE CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                                OCTOBER 31, 1999
                                 (IN THOUSANDS)

                                                PARENT      GUARANTOR     NON-GUARANTOR    ELIMINATING
                                                COMPANY    SUBSIDIARIES    SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ---------   ------------   --------------   -----------   ------------
ASSETS
  Cash and cash equivalents..................  $   1,598         506           2,963              --         5,067
  Accounts receivable, net...................         --      21,083           4,672              --        25,755
  Other current assets.......................         30      14,143           4,017            (464)       17,726
  Property and equipment, net................        298      66,973           9,708            (251)       76,728
  Investment in subsidiaries.................     58,214          --              --         (58,214)           --
  Goodwill...................................        198         353           4,686              --         5,237
  Other assets...............................      6,199      30,385             659          (2,197)       35,046
                                               ---------     -------          ------         -------       -------
      Total assets...........................  $  66,537     133,443          26,705         (61,126)      165,559
                                               =========     =======          ======         =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
  Current liabilities........................  $  12,219      29,546          10,922            (672)       52,015
  Current installments of long-term debt.....      1,250       2,429             574              --         4,253
  Long-term debt, excluding current
    installments.............................    145,000       6,627           1,264              --       152,891
  Other non-current liabilities..............      2,193       1,233           1,766            (573)        4,619
  Intercompany balances......................    (45,906)     43,214           1,942             750            --
  Stockholders' equity (deficit).............    (48,219)     50,394          10,237         (60,631)      (48,219)
                                               ---------     -------          ------         -------       -------
      Total liabilities and stockholders'
        equity (deficit).....................  $  66,537     133,443          26,705         (61,126)      165,559
                                               =========     =======          ======         =======       =======

                      AUTOTOTE CORPORATON AND SUBSIDIARIES

                 SUPPLEMENTAL CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED OCTOBER 31, 1997

                                 (IN THOUSANDS)

                                                       PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                      --------   ------------   -------------   -----------   ------------
Operating revenues..................................  $     --      129,130        30,614           (2,412)      157,332
Operating expenses..................................        --       80,303        17,915           (2,326)       95,892
                                                      --------      -------        ------        ---------       -------
  Gross profit......................................        --       48,827        12,699              (86)       61,440
Selling, general and administrative expenses........    10,963       12,696         4,686               99        28,444
Gain on sale/disposition of business................    (1,823)          --            --               --        (1,823)
Depreciation and amortization.......................        69       28,423         8,578             (342)       36,728
                                                      --------      -------        ------        ---------       -------
  Operating income (loss)...........................    (9,209)       7,708          (565)             157        (1,909)
Interest expense....................................    14,269         (228)          497             (171)       14,367
Other (income) deductions...........................      (326)        (413)          746               72            79
                                                      --------      -------        ------        ---------       -------
  Income (loss) before equity in income of
    subsidiaries, income taxes and extraordinary
    items...........................................   (23,152)       8,349        (1,808)             256       (16,355)
Equity in income of subsidiaries....................     4,716           --            --           (4,716)           --
Income tax expense..................................       201          113           592               --           906
                                                      --------      -------        ------        ---------       -------
  Net income (loss) before extraordinary items......   (18,637)       8,236        (2,400)          (4,460)      (17,261)
Extraordinary items:
(Write-off) of deferred financing fees and expenses,
  net of gain on early retirement of debt...........       950       (1,376)           --               --          (426)
                                                      --------      -------        ------        ---------       -------
  Net income (loss).................................  $(17,687)       6,860        (2,400)          (4,460)      (17,687)
                                                      ========      =======        ======        =========       =======

                      AUTOTOTE CORPORATON AND SUBSIDIARIES

                 SUPPLEMENTAL CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED OCTOBER 31, 1998

                                 (IN THOUSANDS)

                                                       PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                      --------   ------------   -------------   -----------   ------------
Operating revenues..................................  $     --      140,327        30,247         (11,261)       159,313
Operating expenses..................................        --       92,086        23,191         (10,622)       104,655
                                                      --------      -------        ------         -------        -------
  Gross profit......................................        --       48,241         7,056            (639)        54,658
Selling, general and administrative expenses........     9,179       13,247         3,779              --         26,205
Gain on sale/disposition of business................        66           --            --              --             66
Depreciation and amortization.......................       140       25,674         3,963            (288)        29,489
                                                      --------      -------        ------         -------        -------
  Operating income (loss)...........................    (9,385)       9,320          (686)           (351)        (1,102)
Interest expense....................................    14,985          340           274             (78)        15,521
Other (income) deductions...........................      (610)        (110)         (422)             78         (1,064)
                                                      --------      -------        ------         -------        -------
  Income (loss) before equity in income of
    subsidiaries and income taxes...................   (23,760)       9,090          (538)           (351)       (15,559)
Equity in income of subsidiaries....................     8,055           --            --          (8,055)            --
Income tax expense..................................       175           53            93              --            321
                                                      --------      -------        ------         -------        -------
  Net income (loss).................................  $(15,880)       9,037          (631)         (8,406)       (15,880)
                                                      ========      =======        ======         =======        =======

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                 SUPPLEMENTAL CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED OCTOBER 31, 1999

                                 (IN THOUSANDS)

                                                       PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                      --------   ------------   -------------   -----------   ------------
Operating revenues..................................  $    --       181,387        48,660         (18,899)       211,148
Operating expenses..................................       --       119,324        42,994         (18,885)       143,433
                                                      -------       -------        ------         -------        -------
  Gross profit......................................       --        62,063         5,666             (14)        67,715
Selling, general and administrative expenses........    9,170        13,515         4,511             (18)        27,178
Loss on sale/disposition of businesses..............       --         1,600            --              --          1,600
Depreciation and amortization.......................      196        18,981         3,115            (103)        22,189
                                                      -------       -------        ------         -------        -------
  Operating income (loss)...........................   (9,366)       27,967        (1,960)            107         16,748
Interest expense....................................   14,893           883           401            (236)        15,941
Other (income) deductions...........................   (1,839)         (690)           36           2,744            251
                                                      -------       -------        ------         -------        -------
  Income (loss) before equity in income of
    subsidiaries, and income taxes..................  (22,420)       27,774        (2,397)         (2,401)           556
Equity in income of subsidiaries....................   23,031            --            --         (23,031)            --
Income tax expense (benefit)........................      232           252          (307)             --            177
                                                      -------       -------        ------         -------        -------
  Net income (loss).................................  $   379        27,522        (2,090)        (25,432)           379
                                                      =======       =======        ======         =======        =======

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                 SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS

                          YEAR ENDED OCTOBER 31, 1997

                                 (IN THOUSANDS)

                                                PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               --------   ------------   -------------   -----------   ------------
Net income (loss)............................  $(17,687)      6,860          (2,400)        (4,460)      (17,687)
  Depreciation and amortization..............        69      28,423           8,578           (342)       36,728
  Equity in income of subsidiaries...........    (4,716)         --              --          4,716            --
  Gain on sale of business...................    (1,823)         --              --             --        (1,823)
  Non-cash extraordinary items...............      (950)      1,376              --             --           426
  Other non-cash adjustments.................     3,264          40            (658)            --         2,646
  Changes in working capital.................     5,004      (4,531)          2,942             13         3,428
                                               --------     -------          ------        -------       -------
Net cash provided by (used in) operating
  activities.................................   (16,839)     32,168           8,462            (73)       23,718
                                               --------     -------          ------        -------       -------
Cash flows from investing activities:
  Capital and wagering systems
    expenditures.............................       (49)     (5,415)         (2,062)            38        (7,488)
  Proceeds from sale of business and assets
    disposals................................    23,216         260          (2,420)            --        21,056
  Other assets and investments...............      (442)     (1,463)           (642)          (140)       (2,687)
                                               --------     -------          ------        -------       -------
Net cash provided by (used in) investing
  activities.................................    22,725      (6,618)         (5,124)          (102)       10,881
                                               --------     -------          ------        -------       -------
Cash flows from financing activities:
  Net repayments under revolving credit
    facility.................................        --     (71,890)             --             --       (71,890)
  Net proceeds from issuance of long
    term-debt................................   105,100          --           1,234             --       106,334
  Payments on long-term debt.................    (4,350)    (52,224)           (846)            25       (57,395)
  Other, principally intercompany balances...   (94,432)     98,631          (3,401)           163           961
                                               --------     -------          ------        -------       -------
Net cash provided by (used in) financing
  activities.................................     6,318     (25,483)         (3,013)           188       (21,990)
                                               --------     -------          ------        -------       -------
Effect of exchange rate changes on cash......         2          --            (379)           (13)         (390)
                                               --------     -------          ------        -------       -------
Increase/(decrease) in cash and cash
  equivalents................................    12,206          67             (54)            --        12,219
Cash and cash equivalents, beginning of
  year.......................................     3,376         261           2,351             --         5,988
                                               --------     -------          ------        -------       -------
Cash and cash equivalents, end of year.......  $ 15,582         328           2,297             --        18,207
                                               ========     =======          ======        =======       =======

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                 SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS

                          YEAR ENDED OCTOBER 31, 1998

                                 (IN THOUSANDS)

                                                 PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                --------   ------------   -------------   -----------   ------------
Net income (loss).............................  $(15,880)      9,037            (631)       (8,406)       (15,880)
  Depreciation and amortization...............       140      25,674           3,963          (288)        29,489
  Equity in income of subsidiaries............    (8,055)         --              --         8,055             --
  Loss on sale/disposition of businesses......        66          --              --            --             66
  Other non-cash adjustments..................     1,234         (77)           (414)           --            743
  Changes in working capital..................    (1,957)     (4,404)            (51)          154         (6,258)
                                                --------     -------          ------        ------        -------
Net cash provided by (used in) operating
  activities..................................   (24,452)     30,230           2,867          (485)         8,160
                                                --------     -------          ------        ------        -------
Cash flows from investing activities:
  Capital and wagering systems expenditures...      (316)    (21,620)         (2,557)          433        (24,060)
  Cash acquired with business acquisition.....        --          --           2,177            --          2,177
  Other assets and investments................      (973)     (6,059)           (479)          171         (7,340)
                                                --------     -------          ------        ------        -------
Net cash provided by (used in) investing
  activities..................................    (1,289)    (27,679)           (859)          604        (29,223)
                                                --------     -------          ------        ------        -------
Cash flows from financing activities:
  Net proceeds from issuance of long
    term-debt.................................        --      12,084             (25)           --         12,059
  Payments on long-term debt..................        --      (2,774)           (310)           12         (3,072)
  Other, principally intercompany balances....    12,208     (11,930)            274           (36)           516
                                                --------     -------          ------        ------        -------
Net cash provided by (used in) financing
  activities..................................    12,208      (2,620)            (61)          (24)         9,503
                                                --------     -------          ------        ------        -------
Effect of exchange rate changes on cash.......         5           1             251           (95)           162
                                                --------     -------          ------        ------        -------
Increase/(decrease) in cash and cash
  equivalents.................................   (13,528)        (68)          2,198            --        (11,398)
Cash and cash equivalents, beginning of
  year........................................    15,582         328           2,297            --         18,207
                                                --------     -------          ------        ------        -------
Cash and cash equivalents, end of year........  $  2,054         260           4,495            --          6,809
                                                ========     =======          ======        ======        =======

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                 SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS

                          YEAR ENDED OCTOBER 31, 1999

                                 (IN THOUSANDS)

                                                 PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                --------   ------------   -------------   -----------   ------------
Net income (loss).............................  $    379      27,522          (2,090)       (25,432)          379
  Depreciation and amortization...............       196      18,981           3,115           (103)       22,189
  Equity in income of subsidiaries............   (23,031)         --              --         23,031            --
  Loss on sale/disposition of businesses......        --       1,600              --             --         1,600
  Other non-cash adjustments..................     1,081         109              25             --         1,215
  Changes in working capital..................      (235)        924             568            (91)        1,166
                                                --------     -------          ------        -------       -------
Net cash provided by (used in) operating
  activities..................................   (21,610)     49,136           1,618         (2,595)       26,549
                                                --------     -------          ------        -------       -------
Cash flows from investing activities:
  Capital and wagering systems expenditures...       (41)    (11,835)         (3,054)            (4)      (14,934)
  Business acquisition, net of cash
    acquired..................................      (512)         --          (2,333)           512        (2,333)
                                                --------     -------          ------        -------       -------
  Other assets and investments................      (631)     (6,559)           (699)          (387)       (8,276)
                                                --------     -------          ------        -------       -------
Net cash provided by (used in) investing
  activities..................................    (1,184)    (18,394)         (6,086)           121       (25,543)
                                                --------     -------          ------        -------       -------
Cash flows from financing activities:
  Net proceeds from issuance of long
    term-debt.................................        --          60              26            (86)           --
  Payments on long-term debt..................        --      (2,739)           (514)            99        (3,154)
  Other, principally intercompany balances....    22,286     (27,450)          3,141          2,260           237
                                                --------     -------          ------        -------       -------
Net cash provided by (used in) financing
  activities..................................    22,286     (30,129)          2,653          2,273        (2,917)
                                                --------     -------          ------        -------       -------
Effect of exchange rate changes on cash.......        52        (367)            283            201           169
                                                --------     -------          ------        -------       -------
Increase/(decrease) in cash and cash
  equivalents.................................      (456)        246          (1,532)            --        (1,742)
Cash and cash equivalents, beginning of
  year........................................     2,054         260           4,495             --         6,809
                                                --------     -------          ------        -------       -------
Cash and cash equivalents, end of year........  $  1,598         506           2,963             --         5,067
                                                ========     =======          ======        =======       =======

                                                                     SCHEDULE II

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                       THREE YEARS ENDED OCTOBER 31, 1999

                                 (IN THOUSANDS)

                                                                ADDITIONS
                                                           --------------------
                                                            CHARGED                               BALANCE
                                              BALANCE AT      TO       CHARGED                       AT
                                              BEGINNING    COSTS AND   TO OTHER                    END OF
                                              OF PERIOD    EXPENSES    ACCOUNTS   DEDUCTIONS(1)    PERIOD
                                              ----------   ---------   --------   -------------   --------
YEAR ENDED OCTOBER 31, 1997
Allowance for doubtful accounts.............    $2,053       1,070        --          1,147        1,976
Reserve for inventory obsolescence..........    $2,328         185       187            462        2,238

YEAR ENDED OCTOBER 31, 1998
Allowance for doubtful accounts.............    $1,976         888        --          1,053        1,811
Reserve for inventory obsolescence..........    $2,238         296        50            247        2,337

YEAR ENDED OCTOBER 31, 1999
Allowance for doubtful accounts.............    $1,811       1,140        --            162        2,789
Reserve for inventory obsolescence..........    $2,337         221        --            712        1,846

------------------------

(1) Amounts written off or collected.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              OCTOBER 31,    JULY 31,
                                                                 1999          2000
                                                              -----------   -----------
                                                                            (UNAUDITED)
                                 ASSETS
Current assets:
  Cash and cash equivalents.................................   $   5,067         3,181
  Restricted cash...........................................         771           795
  Accounts receivable, net..................................      25,755        23,645
  Inventories...............................................      14,636         8,452
  Prepaid expenses, deposits and other current assets.......       2,319         3,138
                                                               ---------     ---------
    Total current assets....................................      48,548        39,211
                                                               ---------     ---------
Property and equipment, at cost.............................     199,767       223,791
  Less accumulated depreciation.............................     123,039       132,424
                                                               ---------     ---------
    Net property and equipment..............................      76,728        91,367
                                                               ---------     ---------
Goodwill, net of amortization...............................       5,237         3,992
Operating right, net of amortization........................      13,848        13,098
Other assets and investments................................      21,198        27,036
                                                               ---------     ---------
                                                               $ 165,559       174,704
                                                               =========     =========
             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current installments of long-term debt....................   $   4,253           877
  Accounts payable..........................................      20,102        13,456
  Accrued liabilities.......................................      28,015        20,770
  Interest payable..........................................       3,898         7,588
                                                               ---------     ---------
    Total current liabilities...............................      56,268        42,691
                                                               ---------     ---------
Deferred income taxes.......................................       1,656         1,642
Other long-term liabilities.................................       2,963         3,702
Long-term debt, excluding current installments..............     117,891       134,882
Long-term debt, convertible subordinated debentures.........      35,000        35,000
                                                               ---------     ---------
    Total liabilities.......................................     213,778       217,917
                                                               ---------     ---------
Stockholders' equity (deficit):
  Preferred stock, par value $1.00 per share, 2,000 shares
    authorized, none outstanding............................          --            --
  Class A common stock, par value $0.01 per share, 99,300
    shares authorized, 36,268 and 36,909 shares outstanding
    at October 31, 1999 and July 31, 2000 , respectively....         364           370
  Class B non-voting common stock, par value $0.01 per
    share, 700 shares authorized, none outstanding..........          --            --
  Additional paid-in capital................................     149,622       151,289
  Accumulated losses........................................    (196,852)     (192,421)
  Accumulated other comprehensive loss......................      (1,251)       (2,349)
  Treasury stock, at cost...................................        (102)         (102)
                                                               ---------     ---------
    Total stockholders' equity (deficit)....................     (48,219)      (43,213)
                                                               ---------     ---------
                                                               $ 165,559       174,704
                                                               =========     =========

     See accompanying notes to unaudited consolidated financial statements.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   THREE MONTHS ENDED JULY 31, 1999 AND 2000

              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1999       2000
                                                              --------   --------
Operating revenues:
  Services..................................................  $38,883     40,840
  Sales.....................................................   14,287      9,139
                                                              -------     ------
                                                               53,170     49,979
                                                              -------     ------
Operating expenses (exclusive of depreciation and
  amortization shown below):
  Services..................................................   25,908     26,164
  Sales.....................................................    9,631      5,563
                                                              -------     ------
                                                               35,539     31,727
                                                              -------     ------
    Total gross profit......................................   17,631     18,252
Selling, general and administrative expenses................    6,641      6,662
Depreciation and amortization...............................    5,352      5,308
                                                              -------     ------
    Operating income........................................    5,638      6,282
                                                              -------     ------
Other deductions:
  Interest expense..........................................    4,011      4,413
  Other income..............................................     (163)       (67)
                                                              -------     ------
                                                                3,848      4,346
                                                              -------     ------
Income before income tax expense (benefit)..................    1,790      1,936
Income tax expense (benefit)................................     (105)       275
                                                              -------     ------
    Net income..............................................  $ 1,895      1,661
                                                              =======     ======
    Net income per basic share..............................  $  0.05       0.05
                                                              =======     ======
    Net income per diluted share............................  $  0.05       0.04
                                                              =======     ======
Weighted average number of shares used in per share
  calculation:
    Basic shares............................................   36,169     36,886
                                                              =======     ======
    Diluted shares..........................................   38,699     41,430
                                                              =======     ======

     See accompanying notes to unaudited consolidated financial statements.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    NINE MONTHS ENDED JULY 31, 1999 AND 2000

              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1999       2000
                                                              --------   --------
Operating revenues:
  Services..................................................  $109,608   115,458
  Sales.....................................................    42,293    35,147
                                                              --------   -------
                                                               151,901   150,605
                                                              --------   -------
Operating expenses (exclusive of depreciation and
  amortization shown below):
  Services..................................................    72,801    75,091
  Sales.....................................................    30,505    21,916
                                                              --------   -------
                                                               103,306    97,007
                                                              --------   -------
    Total gross profit......................................    48,595    53,598
Selling, general and administrative expenses................    19,854    19,909
Depreciation and amortization...............................    16,363    15,960
                                                              --------   -------
    Operating income........................................    12,378    17,729
                                                              --------   -------
Other deductions:
  Interest expense..........................................    12,181    12,850
  Other (income) expense....................................        77      (138)
                                                              --------   -------
                                                                12,258    12,712
                                                              --------   -------
Income before income tax expense............................       120     5,017
Income tax expense..........................................        87       586
                                                              --------   -------
    Net income..............................................  $     33     4,431
                                                              ========   =======
    Net income per basic share..............................  $     --      0.12
                                                              ========   =======
    Net income per diluted share............................  $     --      0.11
                                                              ========   =======
Weighted average number of shares used in per share
  calculation:
    Basic shares............................................    36,075    36,632
                                                              ========   =======
    Diluted shares..........................................    38,004    41,250
                                                              ========   =======

     See accompanying notes to unaudited consolidated financial statements.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    NINE MONTHS ENDED JULY 31, 1999 AND 2000

                           (UNAUDITED, IN THOUSANDS)

                                                                1999       2000
                                                              --------   --------
Cash flows from operating activities:
  Net income................................................  $     33     4,431
                                                              --------   -------
  Adjustments to reconcile net income to cash provided by
    operating activities:
    Depreciation and amortization...........................    16,363    15,960
    Changes in operating assets and liabilities.............     8,797    (2,564)
    Other...................................................       946     1,170
                                                              --------   -------
                  Total adjustments.........................    26,106    14,566
                                                              --------   -------
Net cash provided by operating activities...................    26,139    18,997
                                                              --------   -------
Cash flows from investing activities:
  Capital expenditures......................................    (1,306)   (3,225)
  Wagering systems expenditures.............................    (9,971)  (24,490)
  Increase in other assets and investments..................    (5,034)   (8,176)
                                                              --------   -------
Net cash used in investing activities.......................   (16,311)  (35,891)
                                                              --------   -------
Cash flows from financing activities:
  Net borrowings under revolving credit facility............        --     6,420
  Proceeds from the issuance of long-term debt..............        60    11,021
  Payments on long-term debt................................    (2,356)   (3,575)
  Net proceeds from issuance of common stock................       146     1,450
                                                              --------   -------
Net cash provided (used) by financing activities............    (2,150)   15,316
                                                              --------   -------
Effect of exchange rate changes on cash.....................       (22)     (308)
                                                              --------   -------
Increase (decrease) in cash and cash equivalents............     7,656    (1,886)
Cash and cash equivalents, beginning of period..............     6,809     5,067
                                                              --------   -------
Cash and cash equivalents, end of period....................  $ 14,465     3,181
                                                              ========   =======
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest................................................  $  7,843     8,500
                                                              ========   =======
  Income taxes..............................................  $    579       586
                                                              ========   =======

     See accompanying notes to unaudited consolidated financial statements.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

    The consolidated balance sheet as of July 31, 2000 and the consolidated statements of operations for the three and nine months ended July 31, 1999 and 2000, and the consolidated statements of cash flows for the nine months then ended, have been prepared by the Company without audit. In the opinion of management, all adjustments necessary to present fairly the financial position of the Company at July 31, 2000 and the results of its operations for the three and nine months ended July 31, 1999 and 2000 and its cash flows for the nine months ended July 31, 1999 and 2000 have been made.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended October 31, 1999. The results of operations for the nine months ended July 31, 2000 are not necessarily indicative of the operating results for the full year.

    Certain items in the prior year's financial statements have been reclassified to conform with the current year presentation.

BASIC NET INCOME PER SHARE AND DILUTED NET INCOME PER SHARE

    The following represents a reconciliation of the numerator and denominator used in computing basic and diluted net income per share for the three and nine month periods ended July 31, 1999 and 2000:

                                                          THREE MONTHS ENDED     NINE MONTHS ENDED
                                                               JULY 31,              JULY 31,
                                                          -------------------   -------------------
                                                            1999       2000       1999       2000
                                                          --------   --------   --------   --------
INCOME (NUMERATOR)
Net income..............................................  $ 1,895    $ 1,661    $    33    $ 4,431
                                                          =======    =======    =======    =======
SHARES (DENOMINATOR)
Basic weighted average common shares outstanding........   36,169     36,886     36,075     36,632
Effect of diluted securities-stock options, warrants,
  and deferred shares...................................    2,530      4,544      1,929      4,618
                                                          -------    -------    -------    -------
Diluted weighted average common shares outstanding......   38,699     41,430     38,004     41,250
                                                          =======    =======    =======    =======
PER SHARE AMOUNT
Basic net income per share..............................  $  0.05    $  0.05    $    --    $  0.12
                                                          =======    =======    =======    =======
Diluted net income per share............................  $  0.05    $  0.04    $    --    $  0.11
                                                          =======    =======    =======    =======

    At July 31, 2000, the Company had outstanding stock options, warrants, convertible subordinated debentures and deferred shares which could potentially dilute basic earnings per share in the future. (See Notes 12 and 13 to the Consolidated Financial Statements for the year ended October 31, 1999 in the Company's 1999 Annual Report on Form 10-K.)

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  ACQUISITION OF DATASPORT ASSETS AND INTEREST IN DATEK

    On September 1, 1999, the Company completed the purchase of selected assets and the assumption of certain liabilities from Datasport Toto Dienstleistung GmbH & Co KG ("Datasport"). As a result of this purchase, the Company is the sole provider of totalisator and simulcasting services to the 14 thoroughbred racetracks in Germany. The transaction also increased the Company's ownership and control of Datek GmbH ("Datek"), the primary provider of pari-mutuel wagering to off-track betting establishments ("OTBs") and bookmakers in Germany. The purchase, which included a cash payment of approximately $2,333 and the assumption of certain liabilities, was recorded using the purchase method of accounting, and the acquired assets and liabilities have been recorded at their estimated fair value at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was approximately $3.2 million and has been recorded as goodwill which is being amortized over 15 years. The operating results of the Datasport and Datek businesses have been included in the consolidated statements of operations since the date of acquisition. Had the operating results of the Datasport and Datek businesses been included as if the transaction had been consummated on November 1, 1998, the pro forma operating results of the Company for the three and nine month periods ended July 31, 1999 would not have been materially different.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3.  BUSINESS SEGMENTS

    The following tables represent revenues and profits by business segments for the three and nine month periods ended July 31, 1999 and 2000. Corporate expenses are allocated among business segments. Interest expense and other (income) deductions are not allocated to business segments.

                                                        THREE MONTHS ENDED     NINE MONTHS ENDED
                                                             JULY 31,              JULY 31,
                                                        -------------------   -------------------
                                                          1999       2000       1999       2000
                                                        --------   --------   --------   --------
Service revenue and product sales:
  Pari-mutuel operations..............................  $27,597    $22,185    $ 69,082   $ 73,525
  Venue management operations.........................   16,277     16,139      46,023     46,208
  Lottery operations..................................    9,282     11,655      36,196     30,545
  SJC Video operations................................       14         --         600        327
                                                        -------    -------    --------   --------
                                                        $53,170    $49,979    $151,901   $150,605
                                                        =======    =======    ========   ========
Gross profit:
  Pari-mutuel operations..............................  $10,928     10,050      27,761     31,579
  Venue management operations.........................    4,163      4,525      11,500     12,840
  Lottery operations..................................    2,679      3,677       9,268      9,179
  SJC Video operations................................     (139)        --          66         --
                                                        -------    -------    --------   --------
    Total gross profit................................  $17,631    $18,252    $ 48,595   $ 53,598
                                                        =======    =======    ========   ========
Operating income (loss):
  Pari-mutuel operations..............................  $ 2,825      1,945       2,909      6,639
  Venue management operations.........................    1,784      2,204       4,498      6,048
  Lottery operations..................................    1,459      2,133       5,843      5,042
  SJC Video operations................................     (430)        --        (872)        --
                                                        -------    -------    --------   --------
                                                          5,638      6,282      12,378     17,729
Other deductions:
  Interest expense....................................    4,011      4,413      12,181     12,850
  Other (income) expense..............................     (163)       (67)         77       (138)
                                                        -------    -------    --------   --------
Income before income tax expense......................  $ 1,790    $ 1,936    $    120   $  5,017
                                                        =======    =======    ========   ========

                                                              OCTOBER 31,   JULY 31,
                                                                 1999         2000
                                                              -----------   --------
Assets
  Pari-mutuel operations....................................    $110,598    $111,293
  Venue management operations...............................      34,613      34,832
  Lottery operations........................................      20,348      28,579
  SJC Video operations......................................          --          --
                                                                --------    --------
                                                                $165,559    $174,704
                                                                ========    ========

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3.  BUSINESS SEGMENTS (CONTINUED)

                                                               NINE MONTHS ENDED
                                                                   JULY 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Capital and wagering systems expenditures
  Pari-mutuel operations....................................  $ 7,749    $16,981
  Venue management operations...............................    1,016      1,479
  Lottery operations........................................    2,428      9,255
  SJC Video operations......................................       84         --
                                                              -------    -------
                                                              $11,277    $27,715
                                                              =======    =======

4.  COMPREHENSIVE INCOME (LOSS)

    The following presents a reconciliation of net income to comprehensive income (loss) for the three and nine months ended July 31, 1999 and 2000:

                                                                 THREE MONTHS           NINE MONTHS
                                                                     ENDED                 ENDED
                                                                   JULY 31,              JULY 31,
                                                              -------------------   -------------------
                                                                1999       2000       1999       2000
                                                              --------   --------   --------   --------
Net income..................................................   $1,895     $1,661     $  33     $ 4,431
Other comprehensive income (loss):
  Foreign currency translation..............................       50         78      (287)     (1,098)
                                                               ------     ------     -----     -------
Comprehensive income (loss).................................   $1,945     $1,739     $(254)    $ 3,333
                                                               ======     ======     =====     =======

5.  INVENTORIES

    Inventories consist of the following:

                                                              OCTOBER 31,   JULY 31,
                                                                 1999         2000
                                                              -----------   --------
Parts and work-in-process...................................    $13,735      $7,429
Finished goods..............................................        344         189
Ticket paper................................................        557         834
                                                                -------      ------
                                                                $14,636      $8,452
                                                                =======      ======

    Work-in-process includes costs for equipment expected to be sold. Costs incurred for equipment associated with specific wagering system service contracts not yet placed in service are classified as construction in progress in property and equipment.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6.  OTHER ASSETS AND INVESTMENTS

    Other assets at July 31, 2000 includes $750 loaned by the Company to Atlantic City Racing Association ("ACRA"). The loan is secured by a mortgage on certain real estate owned by ACRA. In consideration for this loan, the Company had the right to acquire ACRA for an additional $6,250 subject to certain other adjustments. The Company had extended its option to acquire the ACRA until August 31, 2000. The extension period expired without the Company exercising its option. The Company is currently evaluating its ability to extend the option and determining what portion, if any, of the loan will be recovered. If the Company decides in the fourth quarter of fiscal 2000 not to pursue the acquisition of ACRA, the Company will charge to expense deferred acquisition costs of approximately $350, and may charge $750 to expense if the Company decides that the loan is not recoverable.

7.  DEBT

    On June 19, 2000, the Company entered into a $10,000 term loan (the "2000 Term Loan") which matures on February 15, 2001. The 2000 Term Loan bears interest at a rate of prime plus 2.50% per annum or LIBOR plus 3.50% per annum, and such interest is paid quarterly. Loan repayments of $100 were due August 15 and November 15, 2000, with a final principal payment of $9,800 due at maturity.

    At July 31, 2000, the Company had approximately $17,806 available for borrowing under the Company's then existing revolving credit facility (the "Old Facility"). There were $6,420 in borrowings outstanding under the Old Facility at July 31, 2000, approximately $774 in letters of credit were issued under the Old Facility, and $110,000 was outstanding under the 10 7/8%, Series B Senior Notes due 2004 (the "10 7/8% Notes"). All borrowings outstanding under the Old Facility, the 2000 Term Loan, the 1998 Term Loan, the 10 7/8% Notes and $35,000 of convertible subordinated debentures were repaid on September 6, 2000 at the time of the Scientific Games acquisition and approximately $450 in letters of credit were collateralized by funds deposited into escrow. (See below.)

8. ACQUISITION OF SCIENTIFIC GAMES HOLDINGS CORP. AND NEW DEBT AND EQUITY FINANCING

    On September 6, 2000, the Company completed the acquisition of Scientific Games Holdings Corp. ("Scientific Games"), a world leading supplier of lottery products, integrated lottery systems and support services, and pre-paid telephone cards. The acquisition was completed through a merger in which Scientific Games became a wholly-owned subsidiary of the Company, at a cost of approximately $308,000 in aggregate merger consideration to Scientific Games stockholders, plus related fees and expenses. The acquisition will be recorded using the purchase method of accounting, the acquired assets and liabilities will be recorded at their estimated fair value at the date of acquisition and the operating results of Scientific Games' businesses will be included in the consolidated statements of operations from the date of the acquisition.

    The Scientific Games acquisition and the refinancing of substantially all existing debt of both the Company (see Note 7) and Scientific Games, along with the payment of certain related fees and expenses, was completed with funds provided by: (1) proceeds from the issuance of $150,000 principal amount of the Company's 12 1/2% Senior Subordinated Notes due August 15, 2010 (the "Notes");
(2) $280,000 of term loan borrowings under the terms of a new senior credit facility (the "New Facility"); (3) $2,987 of borrowings under the revolving credit facility of the New Facility; (4) $4,805 of

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. ACQUISITION OF SCIENTIFIC GAMES HOLDINGS CORP. AND NEW DEBT AND EQUITY FINANCING (CONTINUED) cash on hand; and (5) $110,000 of gross proceeds from the sale of new convertible preferred stock, principally to an affiliated entity of Olivetti S.p.A. (collectively, the "Transactions").

    The Notes were originally issued on August 14, 2000, in anticipation of the completion of the pending Scientific Games acquisition, with the proceeds of the
Note issuance being held in escrow for the redemption of the Notes if the consummation of the Scientific Games acquisition and other Transactions did not occur. The process was completed and the escrow released on September 6, 2000. The Notes bear interest at the rate of 12 1/2% per annum payable semi-annually on each February 15 and August 15, commencing February 15, 2001. The Notes are senior subordinated, unsecured obligations of the Company, ranking junior to all existing and future senior debt including obligations under the New Facility. The Notes are fully and unconditionally guaranteed on a senior subordinated basis by all of the Company's wholly-owned U.S. subsidiaries.

    The Notes will be redeemable, at the option of the Company, at any time on or after August 15, 2005, in whole or in part. In addition, on or before August 15, 2003, the Company may, at its option, redeem up to 35% of the Notes at 112% of the principal amount thereof, plus accrued and unpaid interest, with the net proceeds of equity offerings, provided at least 65% of the original aggregate principal amount of the Company's new Notes remains outstanding immediately after such redemption.

    In addition to the issuance of the Notes, the Company also entered into a New Facility with certain lenders, providing for borrowings of up to $345,000. The New Facility, consists of: (a) a $65,000 revolving credit facility (the "Revolver") which matures in September 2006 with interest at the Base Rate (as defined) plus a margin of 2.25% per annum, or at the rate of LIBOR plus a margin of 3.50% per annum, plus a commitment fee on the unused portion of 0.05% per annum for the first six months and thereafter as determined by reference to a leverage-based pricing grid; (b) a $60,000 term loan (the "Term A Loan") which matures in September 2006 with interest at the Base Rate plus a margin of 2.25% per annum, or at the rate of LIBOR plus 3.50% per annum for the first six months and thereafter as determined by reference to a leverage-based pricing grid; and
(c) a $220,000 term loan (the "Term B Loan") which matures in September 2007 with interest at the Base Rate plus a margin of 3.00% per annum, or at the rate of LIBOR plus 4.25% per annum. The New Facility is secured by a first-priority, perfected lien on: (i) substantially all the property and assets (real and personal, tangible and intangible) of the Company and its domestic subsidiaries,
(ii) 100% of the capital stock of all of the direct and indirect domestic subsidiaries and 65% of the capital stock of the foreign subsidiaries of the Company and (iii) all inter-company indebtedness owing to the Company and its material subsidiaries. The New Facility will also be supported by guarantees provided by all of the Company's direct and indirect, wholly-owned domestic subsidiaries. The New Facility will be subject to the following mandatory prepayments with certain customary exceptions, to the extent of: (i) 100% of the net cash proceeds from the sale or issuance of debt securities; (ii) 100% of the net proceeds from the sale of assets and casualty insurance proceeds; (iii) 50% of the Company's excess cash flow (as defined), or if the leverage ratio is less than 3.00 to 1.00, 25% of the Company's excess cash flow; and (iv) 50% of the net cash proceeds from the sale or issuance of equity (except for the issuance of the Company's new convertible preferred stock).

    The indenture governing the Notes and the agreement governing the New Facility contain certain covenants that, among other things, limit the Company's ability and the ability of certain of the Company's restricted subsidiaries, to incur additional indebtedness, pay dividends or distributions or

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. ACQUISITION OF SCIENTIFIC GAMES HOLDINGS CORP. AND NEW DEBT AND EQUITY FINANCING (CONTINUED) make certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, engage in sale-leaseback transactions, consummate certain asset sales, effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all assets, and create certain liens and other encumbrances on new assets. Additionally, the agreement governing the New Facility contains the following financial covenants which will be computed quarterly on a rolling four-quarter basis as applicable: (i) minimum Interest Coverage ratio, (ii) minimum Fixed Charge Coverage ratio; (iii) maximum Leverage ratio; and (iv) minimum Net Worth.

    On September 6, 2000, the Company issued, for gross proceeds of $110,000, 1,100 shares of new Series A Convertible Preferred Stock (the "Preferred Stock"), including $100,000 to Cirmatica Gaming, S.A., an affiliate of Lottomatica S.p.A. (the state concessionaire for the Italian Lotto game and an affiliate of Olivetti S.p.A. and Telecom Italia S.p.A.), and $10,000 to other investors through Ramius Securities, LLC ("Ramius"), which acted as placement agent.

    The Preferred Stock is convertible into Company common stock at a price of $6.00 per share (subject to potential reset to no less than $5.00 per share based on possible future market price minimums), will mature and become mandatorily convertible into common stock after five years and will pay dividends at the rate of 6% per annum (payable in kind in additional shares or, at the Company's option beginning with the ninth quarterly dividend date, in cash). The holders of Preferred Stock also have the right to participate on an as-converted basis in any dividends with respect to the common stock. The holders of Preferred Stock have the right to vote along with the holders of common stock on all matters on which the holders of common stock are entitled to vote, are entitled to vote separately as a class with respect to certain matters, and are also entitled to certain rights of first refusal with respect to future financings. The Preferred Stock is also subject to certain customary anti-dilution provisions. In addition, the holders of Preferred Stock have the right to designate, initially, four members of the Company's Board of Directors (and to elect three additional Directors in the event of certain defaults by the Company). The Preferred Stock has preference over common stock with regard to the distribution of assets upon a liquidation, dissolution or other winding up of the Company.

    In connection with the Transactions, the Company also issued 27.5 shares of Preferred Stock to Ramius, which acted as placement agent in connection with the sale of the Preferred Stock, and issued warrants to purchase at a nominal price 2,900 shares of the Company's common stock to Donaldson, Lufkin & Jenrette Securities Corporation and LBI Group, Inc. (an affiliate of Lehman Brothers), the Company's financial advisors in connection with their services to the Company in obtaining certain financing commitments.

    In the fourth quarter of fiscal 2000, the Company expects to take charges in connection with the refinancing which could aggregate approximately $23,000 for the write-off of deferred financing fees related to the Old Facility, to record the premium paid to repurchase the 10 7/8% Notes and expenses associated with certain bridge loans.

    Further information regarding aspects of the Scientific Games acquisition and financing can be found in the Current Reports on Form 8-K filed by the Company on May 19, 2000 and May 26, 2000 and certain Exhibits to this Quarterly Report previously filed on Form 10-Q.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES

              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9.  FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR
SUBSIDIARIES

    The Company conducts substantially all of its business through its domestic and foreign subsidiaries. In July 1997, the Company issued $110,000 aggregate principal amount of 10 7/8% Notes. On May 22, 1998, the Company and Autotote Lottery Corporation entered into a $12,000 three-year term loan arrangement that bears interest at a fixed annual rate of 8.87% (the "1998 Term Loan"). On June 19, 2000, the Company entered into a $10,000 term loan (the "2000 Term Loan") which bears interest at a rate of prime plus 2.50% per annum or LIBOR plus 3.50% per annum and matures on February 15, 2001. The 1998 Term Loan and the 2000 Term Loan were extended in conjunction with the Old Facility and are subject to certain restrictive and financial covenants contained in the Old Facility. Obligations under the Old Facility and the 10 7/8% Notes are jointly and severally guaranteed by substantially all of the Company's wholly-owned domestic subsidiaries (the "Guarantor Subsidiaries"). (See Note 8 to the Consolidated Financial Statements for the year ended October 31, 1999 in the Company's 1999 Annual Report on Form 10-K.)

    On August 14, 2000, in connection with the Transactions, the Company issued $150,000 aggregate principal amount of its new Notes, with the proceeds being held in escrow, and on September 6, 2000 the escrow was released and the Company entered into its New Facility with certain lenders for borrowings of up to $345,000. Obligations under the New Facility and the Notes are fully and unconditionally guaranteed by all of the Company's Guarantor Subsidiaries. (See
Note 8).

    Presented below is condensed consolidating financial information for (i) Autotote Corporation (the "Parent Company") which includes the activities of Autotote Management Corporation, (ii) the Guarantor Subsidiaries and (iii) the wholly-owned foreign subsidiaries and the non-wholly owned domestic and foreign subsidiaries (the "Non-Guarantor Subsidiaries") as of October 31, 1999 (audited) and July 31, 2000 (unaudited) and for the three and nine month periods ended July 31, 1999 and 2000 (unaudited). The condensed consolidating financial information has been presented to show the nature of assets held, results of operations and cash flows of the Parent Company, Guarantor Subsidiaries and Non-Guarantor Subsidiaries assuming the guarantee structure of the Notes and the New Facility were in effect at the beginning of the periods presented. Separate financial statements for Guarantor Subsidiaries are not presented based on management's determination that they would not provide additional information that is material to investors.

    The condensed consolidating financial information reflects the investments of the Parent Company in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting. In addition, corporate interest and administrative expenses have not been allocated to the subsidiaries.

                     AUTOTOTE CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                                OCTOBER 31, 1999
                                 (IN THOUSANDS)

                                           PARENT     GUARANTOR     NON-UARANTOR   ELIMINATING
                                          COMPANY    SUBSIDIARIES   SUBSIDIARIES     ENTRIES     CONSOLIDATED
                                          --------   ------------   ------------   -----------   ------------
ASSETS
  Cash and cash equivalents.............  $ 1,598      $    506       $ 2,963       $     --       $  5,067
  Accounts receivable, net..............       --        21,083         4,672             --         25,755
  Other current assets..................       30        14,143         4,017           (464)        17,726
  Property and equipment, net...........      298        66,973         9,708           (251)        76,728
  Investment in subsidiaries............   58,214            --            --        (58,214)            --
  Goodwill..............................      198           353         4,686             --          5,237
  Other assets..........................    6,199        30,385           659         (2,197)        35,046
                                          --------     --------       -------       --------       --------
    Total assets........................  $66,537      $133,443       $26,705       $(61,126)      $165,559
                                          ========     ========       =======       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
  Current installments of long-term
    debt................................  $ 1,250      $  2,429       $   574       $     --       $  4,253
  Current liabilities...................   12,219        29,546        10,922           (672)        52,015
  Long-term debt, excluding current
    installments........................  145,000         6,627         1,264             --        152,891
  Other non-current liabilities.........    2,193         1,233         1,766           (573)         4,619
  Intercompany balances.................  (45,906)       43,214         1,942            750             --
  Stockholders' equity (deficit)........  (48,219)       50,394        10,237        (60,631)       (48,219)
                                          --------     --------       -------       --------       --------
    Total liabilities and stockholders'
      equity (deficit)..................  $66,537      $133,443       $26,705       $(61,126)      $165,559
                                          ========     ========       =======       ========       ========

                     AUTOTOTE CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                                 JULY 31, 2000
                           (UNAUDITED, IN THOUSANDS)

                                           PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                          COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                          --------   ------------   -------------   -----------   ------------
ASSETS
  Cash and cash equivalents.............  $    35      $  1,147        $ 1,998       $      1       $  3,181
  Accounts receivable, net..............       --        18,473          5,172             --         23,645
  Other current assets..................       17         8,933          3,686           (251)        12,385
  Property and equipment, net...........      272        80,343         11,019           (267)        91,367
  Investment in subsidiaries............   81,938            --             --        (81,938)            --
  Goodwill..............................      193            --          3,799             --          3,992
  Other assets..........................    9,440        31,669          1,387         (2,362)        40,134
                                          --------     --------        -------       --------       --------
    Total assets........................  $91,895      $140,565        $27,061       $(84,817)      $174,704
                                          ========     ========        =======       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
  Current installments of long-term
    debt................................  $   100      $      7        $   770       $     --       $    877
  Current liabilities...................   14,427        20,058          7,631           (302)        41,814
  Long-term debt, excluding current
    installments........................  161,320         7,222          1,340             --        169,882
  Other non-current liabilities.........    3,086           648          2,183           (573)         5,344
  Intercompany balances.................  (43,825)       39,657          3,783            385             --
  Stockholders' equity (deficit)........  (43,213)       72,973         11,354        (84,327)       (43,213)
                                          --------     --------        -------       --------       --------
  Total liabilities and stockholders'
    equity (deficit)....................  $91,895      $140,565        $27,061       $(84,817)      $174,704
                                          ========     ========        =======       ========       ========

                     AUTOTOTE CORPORATION AND SUBSIDIARIES
          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED JULY 31, 1999
                           (UNAUDITED, IN THOUSANDS)

                                       PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                      --------   ------------   -------------   -----------   ------------
Operating revenues..................  $    --      $46,250         $13,351        $(6,431)       $53,170
Operating expenses..................       --       29,284          12,682         (6,427)        35,539
                                      -------      -------         -------        -------        -------
  Gross profit......................       --       16,966             669             (4)        17,631
Selling, general and administrative
  expenses..........................    2,387        3,286             972             (4)         6,641
Depreciation and amortization.......       46        4,578             753            (25)         5,352
                                      -------      -------         -------        -------        -------
  Operating income (loss)...........   (2,433)       9,102          (1,056)            25          5,638
Interest expense....................    3,679          221             111             --          4,011
Other (income) expense..............      (50)         (28)            (85)            --           (163)
                                      -------      -------         -------        -------        -------
Income (loss) before equity in
  income of subsidiaries, and income
  taxes.............................   (6,062)       8,909          (1,082)            25          1,790
Equity in income of subsidiaries....    8,008           --              --         (8,008)            --
Income tax expense (benefit)........       51           57            (213)            --           (105)
                                      -------      -------         -------        -------        -------
Net income (loss)...................  $ 1,895      $ 8,852         $  (869)       $(7,983)       $ 1,895
                                      =======      =======         =======        =======        =======

                     AUTOTOTE CORPORATION AND SUBSIDIARIES
          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED JULY 31, 2000
                           (UNAUDITED, IN THOUSANDS)

                                       PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                      --------   ------------   -------------   -----------   ------------
Operating revenues..................  $    --      $40,384         $13,539        $(3,944)       $49,979
Operating expenses..................       --       25,893           9,745         (3,911)        31,727
                                      -------      -------         -------        -------        -------
  Gross profit......................       --       14,491           3,794            (33)        18,252
Selling, general and administrative
  expenses..........................    2,735        3,017             913             (3)         6,662
Depreciation and amortization.......       69        4,489             775            (25)         5,308
                                      -------      -------         -------        -------        -------
  Operating income (loss)...........   (2,804)       6,985           2,106             (5)         6,282
Interest expense....................    4,199          141             267           (194)         4,413
Other (income) expense..............     (146)          (9)           (106)           194            (67)
                                      -------      -------         -------        -------        -------
Income (loss) before equity in
  income of subsidiaries, and income
  taxes.............................   (6,857)       6,853           1,945             (5)         1,936
Equity in income of subsidiaries....    8,539           --              --         (8,539)            --
Income tax expense..................       21           69             185             --            275
                                      -------      -------         -------        -------        -------
Net income..........................  $ 1,661      $ 6,784         $ 1,760        $(8,544)       $ 1,661
                                      =======      =======         =======        =======        =======

                     AUTOTOTE CORPORATION AND SUBSIDIARIES
          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JULY 31, 1999
                           (UNAUDITED, IN THOUSANDS)

                                       PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                      --------   ------------   -------------   -----------   ------------
Operating revenues..................  $     --     $131,715        $34,239        $(14,053)     $151,901
Operating expenses..................        --       86,694         30,654         (14,042)      103,306
                                      --------     --------        -------        --------      --------
  Gross profit......................        --       45,021          3,585             (11)       48,595
Selling, general and administrative
  expenses..........................     6,852        9,859          3,159             (16)       19,854
Depreciation and amortization.......       136       14,105          2,199             (77)       16,363
                                      --------     --------        -------        --------      --------
  Operating income (loss)...........    (6,988)      21,057         (1,773)             82        12,378
Interest expense....................    11,232          727            222              --        12,181
Other (income) expense..............    (1,825)          52              2           1,848            77
                                      --------     --------        -------        --------      --------
Income (loss) before equity in
  income of subsidiaries, and income
  taxes.............................   (16,395)      20,278         (1,997)         (1,766)          120
Equity in income of subsidiaries....    16,597           --             --         (16,597)           --
Income tax expense (benefit)........       169          102           (184)             --            87
                                      --------     --------        -------        --------      --------
Net income (loss)...................  $     33     $ 20,176        $(1,813)       $(18,363)     $     33
                                      ========     ========        =======        ========      ========

                     AUTOTOTE CORPORATION AND SUBSIDIARIES
          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JULY 31, 2000
                           (UNAUDITED, IN THOUSANDS)

                                       PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                      --------   ------------   -------------   -----------   ------------
Operating revenues..................  $     --     $125,464        $37,904        $(12,763)     $150,605
Operating expenses..................        --       79,074         30,658         (12,725)       97,007
                                      --------     --------        -------        --------      --------
  Gross profit......................        --       46,390          7,246             (38)       53,598
Selling, general and administrative
  expenses..........................     7,297        9,481          3,139              (8)       19,909
Depreciation and amortization.......       213       13,336          2,488             (77)       15,960
                                      --------     --------        -------        --------      --------
  Operating income (loss)...........    (7,510)      23,573          1,619              47        17,729
Interest expense....................    12,106          580            578            (414)       12,850
Other (income) expense..............      (369)        (168)           (15)            414          (138)
                                      --------     --------        -------        --------      --------
Income (loss) before equity in
  income of subsidiaries, and income
  taxes.............................   (19,247)      23,161          1,056              47         5,017
Equity in income of subsidiaries....    23,785           --             --         (23,785)           --
Income tax expense..................       107          384             95              --           586
                                      --------     --------        -------        --------      --------
Net income..........................  $  4,431     $ 22,777        $   961        $(23,738)     $  4,431
                                      ========     ========        =======        ========      ========

                     AUTOTOTE CORPORATION AND SUBSIDIARIES
          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                        NINE MONTHS ENDED JULY 31, 1999
                           (UNAUDITED, IN THOUSANDS)

                                       PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                      --------   ------------   -------------   -----------   ------------
Net income (loss)...................  $     33     $ 20,176        $(1,813)       $(18,363)     $     33
  Depreciation and amortization.....       136       14,105          2,199             (77)       16,363
  Equity in income of
    subsidiaries....................   (16,597)          --             --          16,597            --
  Other non-cash adjustments........       930           15              1              --           946
  Changes in working capital........     2,557        8,343         (1,944)           (159)        8,797
                                      --------     --------        -------        --------      --------
Net cash provided by (used in)
  operating activities..............   (12,941)      42,639         (1,557)         (2,002)       26,139
                                      --------     --------        -------        --------      --------
Cash flows from investing
  activities:
  Capital and wagering systems
    expenditures....................       (26)      (9,467)        (1,780)             (4)      (11,277)
  Other assets and investments......      (504)      (5,447)          (275)          1,192        (5,034)
                                      --------     --------        -------        --------      --------
Net cash provided by (used in)
  investing activities..............      (530)     (14,914)        (2,055)          1,188       (16,311)
                                      --------     --------        -------        --------      --------
Cash flows from financing
  activities:
  Proceeds from issuance of
    long-term debt..................        --           60             --              --            60
  Payments on long-term debt........        --       (2,066)          (290)             --        (2,356)
  Net proceeds from stock issue.....       146           --             --              --           146
  Other, principally intercompany
    balances........................    23,081      (25,316)         1,621             614            --
                                      --------     --------        -------        --------      --------
Net cash provided by (used in)
  financing activities..............    23,227      (27,322)         1,331             614        (2,150)
                                      --------     --------        -------        --------      --------
Effect of exchange rate changes on
  cash..............................        45           --           (267)            200           (22)
                                      --------     --------        -------        --------      --------
Increase/(decrease) in cash and cash
  equivalents.......................     9,801          403         (2,548)             --         7,656
Cash and cash equivalents, beginning
  of period.........................     2,054          193          4,562              --         6,809
                                      --------     --------        -------        --------      --------
Cash and cash equivalents, end of
  period............................  $ 11,855     $    596        $ 2,014        $     --      $ 14,465
                                      ========     ========        =======        ========      ========

                     AUTOTOTE CORPORATION AND SUBSIDIARIES
          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                        NINE MONTHS ENDED JULY 31, 2000
                           (UNAUDITED, IN THOUSANDS)

                                       PARENT     GUARANTOR     NON-GUARANTOR   ELIMINATING
                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                      --------   ------------   -------------   -----------   ------------
Net income (loss)...................  $  4,431     $ 22,777        $   961        $(23,738)     $  4,431
  Depreciation and amortization.....       213       13,336          2,488             (77)       15,960
  Equity in income of
    subsidiaries....................   (23,785)          --             --          23,785            --
  Other non-cash adjustments........       915          369           (114)             --         1,170
  Changes in working capital........     2,260       (1,550)        (3,274)             --        (2,564)
                                      --------     --------        -------        --------      --------
Net cash provided by (used in)
  operating activities..............   (15,966)      34,932             61             (30)       18,997
                                      --------     --------        -------        --------      --------
Cash flows from investing
  activities:
  Capital and wagering systems
    expenditures....................       (68)     (23,735)        (3,942)             30       (27,715)
  Other assets and investments......    (3,188)      (5,040)          (453)            505        (8,176)
                                      --------     --------        -------        --------      --------
Net cash provided by (used in)
  investing activities..............    (3,256)     (28,775)        (4,395)            535       (35,891)
                                      --------     --------        -------        --------      --------
Cash flows from financing
  activities:
  Net proceeds from issuance of
    long-term debt..................    16,420           --          1,021              --        17,441
  Payments on long-term debt........    (1,250)      (1,827)          (498)             --        (3,575)
  Net Proceeds from stock issue.....     1,450           --             --              --         1,450
  Other, principally intercompany
    balances........................     1,039       (3,923)         3,389            (505)           --
                                      --------     --------        -------        --------      --------
Net cash provided by (used in)
  financing.........................    17,659       (5,750)         3,912            (505)       15,316
  activities........................        --           --             --              --
                                      --------     --------        -------        --------      --------
Effect of exchange rate changes on
  cash..............................        --          235           (543)             --          (308)
                                      --------     --------        -------        --------      --------
Increase/(decrease) in cash and cash
  equivalents.......................    (1,563)         642           (965)             --        (1,886)
Cash and cash equivalents, beginning
  of period.........................     1,598          506          2,963              --         5,067
                                      --------     --------        -------        --------      --------
Cash and cash equivalents, end of
  period............................  $     35     $  1,148        $ 1,998        $     --      $  3,181
                                      ========     ========        =======        ========      ========

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Scientific Games Holdings Corp.

We have audited the consolidated balance sheets of Scientific Games Holdings Corp. (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Scientific Games Holdings Corp. at December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Atlanta, Georgia
February 10, 2000, except for
  Note 13, as to which the
  date is July 24, 2000

                        SCIENTIFIC GAMES HOLDINGS CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                              SHARE NUMBERS AND PAR
                                                                     VALUE)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 14,775    $  9,270
  Trade receivables.........................................    48,655      39,445
  Inventories...............................................    15,281      15,090
  Prepaid expenses and other current assets.................     2,706       2,111
  Deferred income tax benefits..............................     1,053       1,032
                                                              --------    --------
Total current assets........................................    82,470      66,948
Property and equipment, at cost:
  Land......................................................     2,404       2,521
  Buildings.................................................    12,535      11,664
  Production and other equipment............................   110,219     101,098
  Construction-in-progress..................................    12,526       2,047
                                                              --------    --------
                                                               137,684     117,330
  Less accumulated depreciation and amortization............   (68,705)    (57,386)
                                                              --------    --------
                                                                68,979      59,944
Goodwill....................................................    31,473      35,282
Other assets................................................    20,711      17,459
                                                              --------    --------
                                                              $203,633    $179,633
                                                              ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 15,912    $ 16,270
  Accrued liabilities.......................................    23,397      17,822
  Credit facility...........................................        --      12,482
  Income taxes payable......................................     1,827       3,932
                                                              --------    --------
Total current liabilities...................................    41,136      50,506
Credit facility.............................................    23,547          --
Other long-term liabilities.................................     5,677       8,221
Deferred income taxes payable...............................     6,727       6,694
Minority interest in consolidated subsidiaries..............     3,004       2,306
Shareholders' equity:
  Preferred stock--3,000,000 shares authorized, no shares
    issued and outstanding..................................        --          --
  Common stock--par value $.001 per share:
    25,750,000 shares authorized; 11,915,702 shares and
      11,875,737 shares issued at December 31, 1999 and
      1998, respectively....................................        12          12
  Additional paid-in capital................................    66,060      65,551
  Accumulated earnings......................................    66,689      46,201
  Accumulated other comprehensive income....................    (1,198)        142
  Treasury stock, at cost--509,200 shares at December 31,
    1999....................................................    (8,021)         --
                                                              --------    --------
Total shareholders' equity..................................   123,542     111,906
                                                              --------    --------
                                                              $203,633    $179,633
                                                              ========    ========

                            See accompanying notes.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                      YEAR ENDED DECEMBER 31
                                                              ---------------------------------------
                                                                 1999          1998          1997
                                                              -----------   -----------   -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues....................................................   $228,573      $213,800      $197,456
Cost of revenues............................................    148,826       138,630       124,718
                                                               --------      --------      --------
                                                                 79,747        75,170        72,738
Selling, general and administrative expenses................     29,031        26,518        25,653
Depreciation and amortization...............................     18,024        16,330        13,229
Pull-tab business write-off.................................         --            --         3,376
In-process technology write-off.............................         --            --        10,102
Interest income.............................................        502           484           354
Other income/(expense)......................................        (37)          147            --
Gain/(loss) on foreign currency.............................        437           (65)          507
Interest expense............................................        588         1,353           911
Minority interest in subsidiaries' (income)/loss............       (531)           85            --
                                                               --------      --------      --------
Income before income taxes..................................     32,475        31,620        20,328
Income tax expense..........................................     11,987        12,211        11,356
                                                               --------      --------      --------
Net income..................................................   $ 20,488      $ 19,409      $  8,972
                                                               ========      ========      ========
Basic net income per common share...........................   $   1.73      $   1.60      $   0.75
                                                               ========      ========      ========
Diluted net income per common share.........................   $   1.72      $   1.58      $   0.72
                                                               ========      ========      ========
Average common shares outstanding--basic....................     11,828        12,108        12,020
Dilutive effect of stock options and non-vested restricted
  stock awards..............................................        116           190           407
                                                               --------      --------      --------
Average common shares outstanding--diluted..................     11,944        12,298        12,427
                                                               ========      ========      ========

                            See accompanying notes.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $ 20,488   $ 19,409   $  8,972
Adjustments to reconcile net income to net cash used in
  operating activities:
  Depreciation..............................................    12,813     12,012     10,361
  Amortization..............................................     5,211      4,318      2,868
  In-process technology write-off...........................        --         --     10,102
  Pull-tab business write-off...............................        --         --      3,376
  Loss (gain) on disposal of property and equipment.........        32         (5)        --
  Deferred income taxes.....................................        12      4,407     (1,513)
  Stock compensation expense................................        64        563      1,313
  Minority interest.........................................       531        (85)        --
Changes in operating assets and liabilities:
  Accounts receivable.......................................    (9,319)    (4,416)       536
  Inventories...............................................      (466)    (3,470)     1,376
  Accounts payable..........................................       298      9,751     (4,256)
  Other.....................................................    (3,384)     3,039    (11,670)
                                                              --------   --------   --------
Net cash provided by operating activities...................    26,280     45,523     21,465
INVESTING ACTIVITIES
Proceeds from sale of assets................................       174        188        800
Payments for property and equipment.........................   (22,470)    (8,359)   (22,280)
Acquisitions of businesses, net of cash acquired............    (1,250)    (6,469)   (24,091)
                                                              --------   --------   --------
Net cash used in investing activities.......................   (23,546)   (14,640)   (45,571)
FINANCING ACTIVITIES
Payments on notes receivable from officers..................        --         71         --
Borrowings under credit facility............................    65,685      3,000     36,060
Payments on credit facility.................................   (54,620)   (21,142)    (9,420)
Repurchase of common stock..................................    (8,021)   (10,461)    (5,787)
Proceeds from the exercise of common stock options..........       417      4,427         57
                                                              --------   --------   --------
Net cash provided by (used in) financing activities.........     3,461    (24,105)    20,910
Effect of exchange rate changes on cash.....................      (690)      (351)      (213)
                                                              --------   --------   --------
Increase (decrease) in cash and cash equivalents............     5,505      6,427     (3,409)
Cash and cash equivalents at beginning of year..............     9,270      2,843      6,252
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $ 14,775   $  9,270   $  2,843
                                                              ========   ========   ========

                            See accompanying notes.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                             NOTES
                                                                                           RECEIVABLE
                                 COMMON STOCK       ADDITIONAL                              FROM THE        OTHER
                              -------------------    PAID-IN     TREASURY   ACCUMULATED     SALE OF     COMPREHENSIVE
                               SHARES     AMOUNT     CAPITAL      STOCK       EARNINGS       STOCK          INCOME        TOTAL
                              --------   --------   ----------   --------   ------------   ----------   --------------   --------
                                                                        (IN THOUSANDS)
Balance at January 1,
  1997......................   12,158      $12       $56,486          --      $ 36,671        $(71)        $   691       $ 93,789
Foreign currency translation
  adjustment................       --       --            --          --            --          --            (310)          (310)
Net income..................       --       --            --          --         8,972          --              --          8,972
                               ------      ---       -------     -------      --------        ----         -------       --------
Comprehensive income........       --       --            --          --            --          --              --          8,662
                               ------      ---       -------     -------      --------        ----         -------       --------
Exercise of stock options,
  including tax benefit.....       20       --           150          --            --          --              --            150
Compensation expense in
  connection with stock
  option plans..............       --       --         1,313          --            --          --              --          1,313
Repurchase and retirement of
  common stock..............     (302)      --            --          --        (5,787)         --              --         (5,787)
                               ------      ---       -------     -------      --------        ----         -------       --------
Balance at December 31,
  1997......................   11,876      $12       $57,949          --      $ 39,856        $(71)        $   381       $ 98,127
Foreign currency translation
  adjustment................       --       --            --          --            --          --              16             16
Additional minimum pension
  liability.................       --       --            --          --            --          --            (255)          (255)
Net income..................       --       --            --          --        19,409          --              --         19,409
                               ------      ---       -------     -------      --------        ----         -------       --------
Comprehensive income........       --       --            --          --            --          --              --         19,170
                               ------      ---       -------     -------      --------        ----         -------       --------
Exercise of stock options,
  including tax benefit.....      659        1         7,039          --            --          --              --          7,040
Compensation expense in
  connection with stock
  option plans..............       --       --           563          --            --          --              --            563
Repurchase and retirement of
  common stock..............     (659)      (1)           --          --       (13,064)         --              --        (13,065)
Repayment of notes
  receivable................       --       --            --          --            --          71              --             71
                               ------      ---       -------     -------      --------        ----         -------       --------
Balance at December 31,
  1998......................   11,876       12        65,551          --        46,201          --             142        111,906
Foreign currency translation
  adjustment................       --       --            --          --            --          --          (1,487)        (1,487)
Unrealized gain on
  investments...............       --       --            --          --            --          --              21             21
Additional minimum pension
  liability.................       --       --            --          --            --          --             126            126
Net income..................       --       --            --          --        20,488          --              --         20,488
                               ------      ---       -------     -------      --------        ----         -------       --------
Comprehensive income........       --       --            --          --            --          --              --         19,148
                               ------      ---       -------     -------      --------        ----         -------       --------
Exercise of stock options,
  including tax benefit.....       24       --           152          --            --          --              --            152
Employee stock purchase
  plan......................       16       --           293          --            --          --              --            293
Compensation expense in
  connection with stock
  option plans..............       --       --            64          --            --          --              --             64
Repurchase and retirement of
  common stock..............       --       --            --          --            --          --              --             --
Purchase of treasury
  stock.....................     (509)      --            --      (8,021)           --          --              --         (8,021)
                               ------      ---       -------     -------      --------        ----         -------       --------
Balance at December 31,
  1999......................   11,407      $12       $66,060     $(8,021)     $ 66,689        $ --         $(1,198)      $123,542
                               ======      ===       =======     =======      ========        ====         =======       ========

                            See accompanying notes.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

1.  CORPORATE ORGANIZATION AND BASIS OF PRESENTATION

    Scientific Games Holdings Corp. ("Company") provides a full range of lottery game consulting and production services, including the manufacturing, warehousing and distribution of instant lottery tickets and related instant-ticket services such as game design, sales and marketing support, retailer telemarketing and field services. The Company also provides lottery systems and systems-related services, including transaction processing software that accommodates instant ticket game accounting and validation and on-line games, point-of-sale terminal hardware which connect to these systems, central site computer and communications hardware which runs these systems and ongoing maintenance for each of these items. These products and services (Instant Ticket and Related Services and Systems) are provided primarily to domestic and international governmentally sanctioned lotteries. The Company enters into short-term and long-term contracts with these lotteries to obtain rights to provide lottery products and services. Non-lottery products and services include the production of prepaid telephone cards. Products and services are provided through the Company's wholly owned subsidiaries and its joint ventures, Alpharetta, Georgia- based Scientific Games Inc. ("SGI"), United Kingdom-based Scientific Games International Limited ("SGIL"), Austria-based Scientific Games International GmbH ("SG Austria") and France-based SciGames France SAS ("SG France"). See Note 3.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

    The following summarizes the Company's principal accounting policies. Consolidated financial statements presented herein include the accounts and operations of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUES AND COST OF REVENUES

    Revenues from the sales of the Company's products and services are recognized based upon shipment and delivery, a percentage of the lottery's instant ticket or on-line sales to the public over a contracted period, as support and maintenance services are provided under related agreements, or the percentage of completion method for development projects, or any combination of the foregoing. All costs related to the design, planning and production of instant ticket segment products are capitalized as inventories and recognized as cost of revenues when the tickets are shipped or when sold to the public. Costs related to the planning and development of the systems and systems-related services may be recorded based upon the percentage of completion method, or if the revenue is recognized based on lottery sales to the public, then the costs may be recognized over the period of the contract. Costs related to the provision of support and maintenance services are recorded in costs of revenues, and revenues are recognized when the service is provided.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist principally of cash and institutional money market funds on deposit with banks. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

TRADE RECEIVABLES

    The Company generally does not require collateral or other security for its receivables. For certain foreign receivables, the Company requires letters of credit backing such amounts. Credit losses have been within management's expectations. The company had unbilled receivables of $14.0 million and $9.6 million on its percentage of completion contracts at December 31, 1999 and 1998 respectively. The unbilled receivables are expected to be collected within one year.

INVENTORIES

    Inventories consist principally of instant lottery tickets, telephone cards, materials related to their production, and certain electronic components related to Systems terminals. Inventories are valued at the lower of cost (first-in, first-out method) or market. Inventories consist of the following:

                                                                DECEMBER 31
                                                           ----------------------
                                                             1999          1998
                                                           --------      --------
                                                               (IN THOUSANDS)
Finished goods...........................................  $ 8,633       $ 7,939
Work-in-process..........................................    2,075         1,087
Raw materials............................................    4,573         6,064
                                                           -------       -------
                                                           $15,281       $15,090
                                                           =======       =======

PROPERTY AND EQUIPMENT

    Leasehold improvements are amortized on the straight-line method over the lives of the respective leases or, where applicable, the related lottery game contracts. Amortization associated with capitalized leases is included in depreciation expense. Production and other equipment and office furniture and equipment are depreciated on the straight-line method, generally over 3 to 14 years. Buildings are depreciated on the straight-line method over 31 years.

GOODWILL

    Goodwill represents the excess purchase price paid over the net assets acquired in connection with business combinations accounted for under the purchase method. Goodwill is being amortized on the straight-line method. Goodwill related to SGIL, SG Austria and SG France is being amortized over periods of 4 to 30 years. Accumulated amortization of goodwill totaled approximately $5.9 million and $3.5 million at December 31, 1999 and 1998, respectively.

    In the event facts and circumstances indicate that goodwill or other long-lived assets may be impaired, an evaluation of recoverability would then be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) carrying amount to determine if a write-down to market value or discounted cash flow value is required.

OTHER ASSETS

    Other assets consist of the following:

                                                                DECEMBER 31
                                                           ----------------------
                                                             1999          1998
                                                           --------      --------
                                                               (IN THOUSANDS)
Cash surrender value of life insurance...................  $ 5,513       $ 3,836
Lottery contract costs...................................    3,721         5,509
Intangible pension asset.................................    2,781         3,138
Other....................................................    8,696         4,976
                                                           -------       -------
                                                           $20,711       $17,459
                                                           =======       =======

ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                                DECEMBER 31
                                                           ----------------------
                                                             1999          1998
                                                           --------      --------
                                                               (IN THOUSANDS)
Potential legal claims and other assessments.............  $   799       $   917
Reserves for defective ticket adjustments................      549           650
Accrued compensation.....................................    4,949         2,920
Due to other entities....................................    4,051         3,283
Accrued contract costs...................................    7,440         7,645
Other....................................................    5,609         2,407
                                                           -------       -------
                                                           $23,397       $17,822
                                                           =======       =======

FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of foreign operations are translated from the local currency into U.S. dollars at the rate of currency exchange at the end of the fiscal period. Translation gains and losses of foreign operations that use local currencies as the functional currency are accumulated and reported as other comprehensive income in shareholders' equity. Revenues and expenses are translated at average monthly exchange rates. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in the results of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount reflected in the consolidated balance sheets for cash, cash equivalents, accounts receivable, accounts payable, and bank debt approximate their respective fair values.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ACCOUNTING POLICIES NOT YET ADOPTED

    In June 1998, the FASB issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND FOR HEDGING ACTIVITIES. Statement 133 provides a comprehensive standard for the recognition and measurement of derivatives and hedging activities. Statement No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for the different types of hedges. Though the accounting treatment and criteria for each type of hedge are unique, they all result in recognizing offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. Changes in fair value of derivatives that do not meet the hedge criteria are included in earnings in the period of the change. The Company does not believe that the adoption of Statement No. 133 in 2001 will have a significant impact on its consolidated financial statements.

3.  ACQUISITIONS AND DISPOSITIONS

    On April 15, 1997, the Company completed its stock acquisition of TeleControl Kommunikations-und Computersysteme Gesellschaft m.b.h., an Austrian corporation which was renamed Scientific Games Kommunikations-und Computersysteme GmbH. ("SG Austria"), an on-line lottery and transaction systems company located in Vienna, Austria, from Autotote Corporation. The purchase price was $26.9 million net of $2.8 million of SG Austria's acquired cash. The purchase was accounted for under the purchase method of accounting. The purchase price was allocated to approximately $5.1 million of net assets and to a one-time write-off of $10.1 million in connection with in-process research and development costs based on an appraisal, with the remainder allocated to goodwill to be amortized over 15 years.

    The accompanying financial statements include the results of operation of SG Austria from the date of such acquisition. The following table summarizes the Company's estimated pro forma unaudited results of operations as if the purchase of SG Austria occurred on January 1, 1996, (in thousands, except per share amounts):

                                                                1997
                                                              --------
Revenues....................................................  $200,225
Net income..................................................    18,841
Earnings per common share--basic............................      1.57
Earnings per common share--diluted..........................      1.51

    The pro forma results presented above include adjustments to reflect interest expense on borrowings for the acquisitions, amortization of assets acquired including intangibles, certain management expenses related to the Company's combined operations and the income tax effect of such pro forma adjustments and income taxes on earnings.

    These pro forma unaudited results of operations do not purport to represent what the Company's actual results of operations would have been if the SG Austria acquisition had occurred on January 1, 1996, and should not serve as a forecast of the Company's operating results for any future periods. The pro forma adjustments are based solely upon certain assumptions that management believes are reasonable under the circumstances at this time. However, the full impact of potential cost savings has not been reflected in the pro forma results presented above, although there can be no assurances such cost savings will be achieved.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

3.  ACQUISITIONS AND DISPOSITIONS (CONTINUED)
    In the fourth quarter of 1998, the Company formed a joint venture with La Francaise des Jeux, the operator of the French National Lottery. The joint venture corporation, ("SG France"), was formed to provide systems maintenance services for the lottery terminal software and hardware of six German provincial lotteries, terminal maintenance for the French National Lottery and to develop a lottery terminal to be used by La Francaise de Jeux in France and by the Company throughout the world. The Company's initial cash contribution to SG France was approximately $1.9 million which resulted in a 55% ownership interest. The Company also advanced to SG France approximately $1.4 million as a loan to acquire inventory to be used in the venture. Goodwill and other intangibles totaling approximately $2.5 million have been recognized in the consolidated financial statements in connection with the joint venture.

    In 1997, the Company discontinued its charity pull-tab ticket business line which was produced and distributed by its then named subsidiary GameTec, Inc. ("GameTec"). A write-off of $3.4 million (pre-tax) was recognized for the disposition of the assets of this business line in 1997. In connection with the disposition, the Company sold substantially all of the assets of GameTec. The Company entered into a three-year extendible marketing agreement with the buyer to provide marketing and related services to state lotteries for pull-tab tickets. The Company will continue to provide pull-tab tickets to its lottery customers through the marketing agreement.

4.  CREDIT FACILITY

    On November 30, 1999 the Company entered into a three-year, $80 million credit facility with four banks (the "$80 Million Credit Facility"). The $80 Million Credit Facility contains provisions for domestic and foreign currency loans whereby, at the request of the Company, funds may be borrowed and repaid in either, US Dollars, British Pounds Sterling, French Francs, Deutsche Marks, or the European currency, Euros. In addition, on the same day, the Company also entered into a separate, 364 day, $25 million credit facility with one of the participating banks (the "$25 Million Credit Facility"). The $25 Million Credit Facility expires on November 29, 2000, and can be renegotiated at the mutual consent of both the bank and the Company, for the subsequent 364 days. The interest-rate options available to the Company under both credit facilities are LIBOR, IBOR and the Base Rate (the higher of the prime rate, or the federal funds rate plus .5%), plus the applicable margin as defined in the Credit Facility. These interest rates options are applicable and available in varying circumstances based upon, among other things, the amount and nature of the borrowings and the Company's leverage ratio at the time such amounts are borrowed. The weighted-average interest rate on the outstanding borrowings under the combined credit facilities, including foreign currency debt, during 1999 and 1998 was 4.9% and 5.0%, respectively. For the $80 Million Credit Facility exclusively, a per annum fee of .20% is payable on the average, daily unused portion of the commitment. At December 31, 1999, outstanding borrowings under the combined credit facilities was $23.5 million. This amount included $10.5 million British pounds sterling, $5.0 million Euros, and the balance of $8.0 million was U.S. dollars.

    Both credit facilities agreements contain covenants that restrict the Company's ability to incur additional debt or create liens on any of its property, except as permitted, and require the Company to maintain a leverage ratio, as defined, at or below 50% and a fixed charge coverage ratio of at least three to one.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

4.  CREDIT FACILITY (CONTINUED)
    For the year ended December 31, 1999 interest paid totaled $770,000, of which $101,000 was capitalized. For the year ended December 31, 1998 interest paid totaled $1.2 million. These amounts include interest on bank debt, interest on capital leases and commitment fees. For the year ended December 31, 1997, total interest paid and incurred totaled $955,000, of which $44,000 was capitalized.

    The outstanding balance under the $80 Million Credit Facility is due on November 30, 2002.

5.  SHAREHOLDERS' EQUITY

    In July 1997, the Company adopted a shareholders' rights plan, which provided for the issuance to each holder of the Company's common stock, certain rights (the "Rights") to purchase shares of the Company's redeemable Series A Participating Cumulative Preferred Stock pursuant to the terms of a Rights Agreement. Such Rights are exercisable after distribution by the holders thereof, other than "Acquiring Persons" as defined in the Rights Agreement, in the event of certain ownership changes and in connection with certain business combinations. The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without a condition to such an offer being that a substantial number of the Rights to be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board of Directors (under some circumstances with the concurrence of the continuing directors, as defined) since the rights may be redeemed by the Company.

6.  STOCK OPTIONS

    The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires use of option valuation models that were not developed for use in valuing employee stock options.

    The Company has stock option plans that provide for the granting of non-qualified options to purchase the Company's common stock to selected key employees, officers and directors. Such options generally have ratable, annual vesting periods ranging from 3 to 7 years from the date of the grant, and maximum terms ranging from 7 to 10 years from the date of the grant.

    A summary of the Company's stock option activity, and related information for the years ended December 31, 1999, 1998 and 1997 follows:

                                             1999                        1998                        1997
                                   -------------------------   -------------------------   -------------------------
                                                WEIGHTED-                   WEIGHTED-                   WEIGHTED-
                                    SHARES       AVERAGE        SHARES       AVERAGE        SHARES       AVERAGE
                                   (000'S)    EXERCISE PRICE   (000'S)    EXERCISE PRICE   (000'S)    EXERCISE PRICE
                                   --------   --------------   --------   --------------   --------   --------------
Outstanding--beginning of year...   1,019         $17.72        1,376         $12.46        1,271         $11.41
Granted..........................     125          17.08          345          19.76          125          20.60
Exercised........................     (25)          5.54         (659)          7.56          (18)          3.17
Forfeited........................     (58)          7.70          (43)         20.68           (2)          3.06
                                    -----         ------        -----         ------        -----         ------
Outstanding--end of year.........   1,061          17.27        1,019          17.72        1,376         $12.46
                                    -----         ------        -----         ------        -----         ------
Exercisable--end of year.........     662         $16.38          558         $15.06          885         $ 9.59
                                    =====         ======        =====         ======        =====         ======

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

6.  STOCK OPTIONS (CONTINUED)
    Exercise prices for options outstanding as of December 31, 1998, ranged from $1.46 to $7.00 for approximately 149,000 options, from $9.44 to $20.00 for approximately 580,000 options, and from $20.00 to $38.00 for approximately 332,000 options. The weighted-average remaining contractual life of those options is 7.3 years.

    The Company charged approximately $64,000, $563,000, and $1.3 million to operations in 1999, 1998 and 1997, respectively, representing the amortization of the difference in the option price and the fair market value of the option shares at the date of grant.

    At December 31, 1999, the Company has reserved approximately 518,000 shares of Common Stock for possible future issuance in connection with its stock option plans.

    Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994, under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997, respectively: risk-free interest rates of 5.4%, 5.2% and 6.7%, a dividend yield of 0.0%; volatility factors of the expected market price of the Company's common stock of .41, .41 and .46; and a weighted-average expected life of the option of 8.0, 8.0 and 8.7 years. The weighted-average fair value of options granted during 1999, 1998, and 1997 were $9.50, $10.94, and $13.16, respectively.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                                      1999       1998       1997
                                                    --------   --------   --------
Pro forma net income..............................  $19,238    $18,352     $7,689
Pro forma earnings per share--diluted.............  $  1.61    $  1.51     $  .62

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

    Because Statement 123 is applicable to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until future years.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

7.  INCOME TAXES

    Income tax expense is composed of the following (in thousands):

                                                       YEAR ENDED DECEMBER 31
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
Current:
Federal..........................................  $ 7,329    $ 5,939    $10,457
State............................................      984        796      2,600
Foreign..........................................    3,662      1,069        842
Deferred:
Federal..........................................       --      2,765     (1,433)
State............................................        1        629       (213)
Foreign..........................................       11      1,013       (897)
                                                   -------    -------    -------
Income tax expense...............................  $11,987    $12,211    $11,356
                                                   =======    =======    =======

    The pre-tax income (loss) attributed to the Company's foreign operations was approximately $9.3 million, $7.7 million, and ($8.5) million for the years ended December 31, 1999, 1998 and 1997 respectively.

    The difference between the provision for income taxes and amounts computed by applying federal statutory rates to income before income taxes is summarized as follows (in thousands):

                                                       YEAR ENDED DECEMBER 31
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
Federal income tax expense at statutory rates....  $11,367    $11,067    $ 7,115
State income taxes net of federal income tax
  effect.........................................      639      1,082      1,551
Non-deductible expenses..........................    1,236      1,139        450
In-process technology write-off..................       --         --      3,535
Tax credits......................................     (115)      (305)      (582)
Other............................................   (1,140)      (772)      (713)
                                                   -------    -------    -------
Income tax provision.............................  $11,987    $12,211    $11,356
                                                   =======    =======    =======

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

7.  INCOME TAXES (CONTINUED)
purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                1999       1998
                                                              --------   --------
Deferred tax liabilities:
Tax over book depreciation..................................   $5,058     $3,897
Other--net..................................................    1,669      2,797
                                                               ------     ------
Total deferred tax liabilities..............................    6,727      6,694
Deferred tax assets:
Accruals and reserves.......................................      150        130
Stock compensation..........................................      903        902
                                                               ------     ------
Total deferred tax assets...................................    1,053      1,032
                                                               ------     ------
Net deferred tax liabilities................................   $5,674     $5,662
                                                               ======     ======

    The Company made federal and state income tax payments of approximately $10.1 million, $7.6 million and $11.7 million, in the years ended December 31, 1999, 1998 and 1997, respectively. The Company made $4.7 million, $580,000, and $750,000 in foreign income tax payments in the years ended December 31, 1999, 1998, and 1997 respectively.

8.  LEASES

    The Company leases certain office and warehouse facilities under operating leases. Lease expense for operating leases totaled approximately $4.0 million, $2.8 million and $2.3 million for the years ended December 31, 1999, 1998 and 1997, respectively. Future minimum lease obligations at December 31, 1999, are summarized as follows (in thousands):

                                                              OPERATING
                                                               LEASES
                                                              ---------
2000........................................................   $ 3,805
2001........................................................     3,066
2002........................................................     1,339
2003........................................................       829
2004........................................................       720
Thereafter..................................................     2,245
                                                               -------
Total lease obligations.....................................   $12,004
                                                               =======

9.  BENEFIT PLANS

    THE COMPANY SPONSORS THE FOLLOWING DEFINED CONTRIBUTION PLANS FOR ITS EMPLOYEES AND DIRECTORS:

    The Company sponsors the Scientific Games Inc. Savings and Investment Plan, a savings plan which covers all SGI employees who elect to participate. Employees are eligible for participation on the enrollment date following six months of service. Prior to 1999, the Company contributed an amount equal to 33% of the portion of the employee's elective deferral contributions which do not exceed 6% of the employee's total pay for each payroll period in which an elective deferral is made, subject to the

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

9.  BENEFIT PLANS (CONTINUED)
limitations of the Internal Revenue Code. Beginning in 1999, the Company contributed an amount equal to 50% of the portion of the employee's elective deferral contributions which do not exceed 6% of the employee's total pay for each payroll period in which an elective deferral is made. The Company's matching portion of employees' contributions is made with the Company's common stock, which is purchased on the open market. Matching contributions of the Company are 100% vested upon receipt. Approximately $581,000, $360,000 and $331,000 was expensed by the Company related to this plan during 1999, 1998 and 1997, respectively.

    On October 1, 1996, the Company established the Scientific Games Inc. Management Deferred Compensation Plan (MDCP) to provide deferred compensation for a select group of management or highly compensated employees. Generally, participants in the MDCP may elect to defer up to 50% of their salary and up to 100% of their annual cash incentive bonus. Assets of the MDCP may be held by a rabbi trust and are accounted for as assets of the Company; therefore all earnings and expenses are recorded in the Company's financial statements. The net amount of the MDCP's earnings and losses is recorded as additional liability to the participants and is an expense of the Company. Assets and liabilities of the MDCP totaled approximately $1.4 million and $1.7 million, respectively, at December 31, 1999. Compensation expense associated with the MDCP was approximately $292,000, $546,000 and $649,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

    Effective July 11, 1996, the Company established Scientific Games Holdings Corp. Directors Deferred Compensation Plan (DDCP) to provide each member of the Board of Directors who is not an employee of the Company (a "Director") an opportunity, on an annual basis, to defer all or any portion of his or her director's fees. Similar to the MDCP discussed above, assets of the DDCP may be held by a rabbi trust. Assets and liabilities of the DDCP totaled approximately $279,000 and $322,000, respectively, at December 31, 1999. Compensation expense associated with the DDCP was approximately $60,000, $133,000 and $71,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

    THE COMPANY ALSO SPONSORS THE FOLLOWING DEFINED BENEFIT PLANS FOR CERTAIN
     EMPLOYEES:

    Certain employees of SGIL are participants in a defined-benefit pension plan administered by SGIL. The benefits are based on an average of the employee's compensation over two years preceding retirement or leave of service.

    The Company also sponsors the Scientific Games Inc. Supplemental Executive Retirement Plan ("SERP") covering certain executives as determined by the Compensation Committee of the Board. All current participants are 100% vested in their benefits. Generally, participants will receive benefits for 15 years in an amount equal to 53% of his or her compensation in the final three calendar years of employment. Such amounts may be reduced based upon length of service and vesting schedules for participants entering the SERP after January 1, 1996.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

9.  BENEFIT PLANS (CONTINUED)
    The following tables summarize the SGIL Plan and the SERP amounts related to the SERP for 1997 have not been presented as such amounts were not significant.

                                                                        DECEMBER 31
                                                    ----------------------------------------------------
                                                                 SGIL                       SERP
                                                    ------------------------------   -------------------
                                                      1999       1998       1997       1999       1998
                                                    --------   --------   --------   --------   --------
                                                                       (IN THOUSANDS)
CHANGES IN BENEFIT OBLIGATION
Net benefit obligation at beginning of year.......  $11,960    $ 9,634     $8,089     $5,506     $5,252
Service cost......................................    1,018        963        775        283        134
Interest cost.....................................      646        631        770        404        394
Actuarial (gain) loss.............................    2,044        732         --        (23)      (152)
Gross benefits paid...............................       --         --         --       (163)      (122)
                                                    -------    -------     ------     ------     ------
Net benefit obligation at end of year.............  $15,668    $11,960     $9,634     $6,007     $5,506
                                                    =======    =======     ======     ======     ======
CHANGES IN PLAN ASSETS
Fair value of plan assets at beginning of year....  $11,777    $ 9,883     $9,059     $   --     $   --
Actual return on plan assets......................    1,647        780         49         --         --
Employer contributions............................      799        963        775         --         --
Plan participants' contribution...................      476        151         --         --         --
Gross benefits paid...............................       --         --         --         --         --
                                                    -------    -------     ------     ------     ------
Fair value of plan assets at end of year..........  $14,699    $11,777     $9,883     $   --     $   --
                                                    =======    =======     ======     ======     ======

                                                                           DECEMBER 31
                                                       ----------------------------------------------------
                                                                    SGIL                       SERP
                                                       ------------------------------   -------------------
                                                         1999       1998       1997       1999       1998
                                                       --------   --------   --------   --------   --------
                                                                          (IN THOUSANDS)
Funded status at end of year.........................   $(969)     $(183)     $ 249     $(6,007)   $(5,506)
Unrecognized net actuarial gain (loss)...............     727       (100)      (396)        595        623
Unrecognized prior service cost......................      --         --         --       2,781      3,139
Additional minimum liability.........................      --         --         --      (2,910)    (3,394)
Intangible asset.....................................      --         --         --       2,781      3,139
Accrued other comprehensive Income...................      --         --         --         129        255
                                                        -----      -----      -----     -------    -------
Net amount recognized at end of year.................   $(242)     $(283)     $(147)    $(2,631)   $(1,744)
                                                        =====      =====      =====     =======    =======

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

9.  BENEFIT PLANS (CONTINUED)

                                                                             DECEMBER 31
                                                         ----------------------------------------------------
                                                                      SGIL                       SERP
                                                         ------------------------------   -------------------
                                                           1999       1998       1997       1999       1998
                                                         --------   --------   --------   --------   --------
                                                                            (IN THOUSANDS)
Service cost...........................................   $1,018     $ 963      $ 775      $  283      $134
Interest cost..........................................      646       631        770         404       394
Expected return on plan assets.........................     (889)     (780)      (819)         --        --
Amortization of unrecognized transition obligation.....       --       (16)        --          --        --
Amortization of prior service cost.....................       --        --         --         358       358
Amortization of actuarial loss (gain)..................       --        --         --           4        29
                                                          ------     -----      -----      ------      ----
Net periodic pension cost..............................   $  775     $ 798      $ 726      $1,049      $915
                                                          ======     =====      =====      ======      ====

    Assumptions used in the accounting for the defined benefit plans are as follows:

                                                                                DECEMBER 31
                                                            ----------------------------------------------------
                                                                         SGIL                       SERP
                                                            ------------------------------   -------------------
                                                              1999       1998       1997       1999       1998
                                                            --------   --------   --------   --------   --------
Weighted-average discount rate............................     6.0%       5.5%       6.5%       7.5%       7.5%
Rate of increase in future compensation levels............     4.5%       4.0%       4.5%       5.0%       5.0%
Expected long term rate of return on plan assets..........     7.5%       7.5%       7.5%        --         --

    The SERP is not a qualified plan and has no plan assets. To provide a funding source for the payment of benefits under the SERP, the Company owns whole-life insurance contracts on the participants. The cash value of these policies was approximately $2.5 million at December 31, 1998 and approximately $3.8 million at December 31, 1999. The Company made cash payments associated with the policies of approximately $787,000 annually during 1999, 1998 and 1997. These policies have been placed in a rabbi trust, which will hold the policies and death benefits as they are received.

10.  CONTINGENCIES

    As initially reported in July 1993 and periodically reported thereafter, the Company's Scientific Games Inc. ("SGI") subsidiary owns a minority interest in Wintech de Colombia S.A. ("Wintech"), which formerly operated the Colombian national lottery under contract with Empresa Colombiana de Recursos para la Salud, S.A. ("Ecosalud"), an agency of the Colombian government. The contract projected that certain levels of lottery ticket sales would be attained and provided a penalty against Wintech, SGI and the other shareholders of Wintech of up to $5.0 million if such performance levels of lottery ticket sales were not achieved. In addition, with respect to a further guarantee of performance under the contract with Ecosalud, SGI delivered to Ecosalud a $4.0 million bond issued by a Colombian surety, Seguros del Estado ("Seguros"). Wintech started the instant lottery in Colombia, but, due to difficulties beyond its control, including, among other factors, social and political unrest in Colombia, frequently interrupted telephone service and power outages, and competition from another lottery being operated in a province of Colombia in violation of Wintech's exclusive license from Ecosalud, the projected sales level was not met for the year ended June 1993. On July 1, 1993, Ecosalud adopted resolutions declaring, among other things, that the contract was in default and

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

10.  CONTINGENCIES (CONTINUED)
asserted various claims for compensation and penalties against Wintech, SGI and other shareholders of Wintech. As the Company has previously disclosed in its filings with the Commission, litigation is pending in Colombia concerning various claims among Ecosalud, Wintech and SGI, relating to the termination of the contracts with Ecosalud (the "Colombian Litigation"). Ecosalud's claims in the Colombian Litigation were for, among other things, realization on the full amount of the penalty, plus interest and costs of the bond.

    SGI has consulted with Colombian counsel and been advised that SGI has various legal defenses to Ecosalud's claims. SGI also has certain cross indemnities and undertakings from the two other privately held shareholders of Wintech for their respective shares of any liability to Ecosalud. That obligation is secured in part by a $1.5 million confirmed letter of credit in favor of SGI.

    The Colombian surety which issued a $4.0 million bond to Ecosalud under the contract paid $2.4 million to Ecosalud under the bond, and made demand upon SGI for that amount under the indemnity agreement entered into by the surety and SGI. SGI declined to make or authorize any such payment and notified the surety that any payment in response to Ecosalud's demand on the bond was at the surety's risk. No assurance can be given that the other shareholders of Wintech will, or have sufficient assets to, honor their indemnity undertakings to SGI when the claims by Ecosalud against SGI and Wintech are finally resolved, in the event such claims result in any final liability.

    On April 2, 1998, Seguros brought suit against SGI in the United States District Court for the Northern District of Georgia, Atlanta Division, Civil Action No. 1:98-CV-968-CAM. The plaintiff sought $2.4 million for sums paid by Seguros to Ecosalud under the surety bond on November 1, 1994, plus interest at the Colombian bank rate of interest. SGI filed a motion to dismiss based on the Colombian statute of limitations of two years and, alternatively, sought that the case be dismissed on other grounds. Seguros filed a motion for summary judgment with the Court on May 6, 1998 seeking summary judgment on its claim in the amount of $2.4 million, plus interest.

    On September 29, 1999, the District Court issued an order in which it denied various motions of SGI, including a motion to dismiss, and granted Seguros' motion for summary judgment. On September 29, 1999, the District Court also entered judgment for Seguros in the amount of $2.4 million or the equivalent in Colombian pesos as of the judgment date, plus pre-judgment interest at a rate of 38.76% per annum, equivalent to approximately $4.6 million.

    SGI has appealed the matters covered by the District Court's order and judgment. SGI has posted an appeal bond in the amount of $7 million through its existing bonding arrangements. SGI continues to believe that it has meritorious defenses, including that the amount paid by Seguros was improperly paid because of the default by Ecosalud of its obligations to SGI, which claims remain the subject of separate litigation in Colombia.

    In addition to vigorously prosecuting its appeal of the District Court's order and judgment, SGI continues to vigorously defend the Colombian litigation and has been advised by counsel that SGI has various defenses on the merits as well as procedural defenses to the litigation (which it has asserted). Nevertheless, it is not possible to determine the exact/ultimate outcome of the appeal of the order and judgment granted to Seguros or the outcome of any litigation in Colombia. While it is not feasible to predict or determine the final outcome of these proceedings, management, based on the knowledge of

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

10.  CONTINGENCIES (CONTINUED)
the related facts and circumstances does not believe that any potential losses will result in a materially adverse effect on the Company's financial position, results of operations, liquidity or capital resources.

    At December 31, 1999 the company has contracts for the completion of the expansions of the Alpharetta and U.K. facilities totaling approximately $17.5 million.

    Scientific Games Holdings Corp. Notes to Consolidated Financial Statements December 31, 1999

11.  SEGMENT INFORMATION

    The Company's primary customers are government sanctioned lotteries worldwide. The two primary products sold by these lotteries are instant ticket games (scratch-off lottery tickets) and online lottery games (lotto-type games). The Company's two reportable segments are organized based on the products and services it supplies to lotteries, Instant Tickets and Related Services and Systems.

    In the Instant Ticket and Related Services segment, the Company primarily supplies game design, sales and marketing support, instant ticket manufacturing and delivery, inventory management and distribution, and retailer telemarketing and field service. In addition, this segment includes the supply of promotional instant tickets and pull-tab tickets, which are sold to both lottery and non-lottery customers as well as prepaid phone cards which are sold to telecommunications companies. These products represent less than 10% of the Company's revenue.

    In the Systems segment, the Company primarily supplies transaction processing software that accommodates instant ticket accounting and validation and online games, point-of-sale terminal hardware which connects to these systems, central site computer and communication hardware which run these systems, and ongoing maintenance services for each of these items. On-line lottery games include lotto, daily pick, keno and other games. The Systems segment also includes software and hardware for sports betting systems and credit card processing systems for non-lottery customers.

    The Company refers to Cooperative Services in various sections of this annual report. Cooperative Services is a branded marketing name given to the combination of any of the products offered by the two segments under one customer contract. The Company believes the Cooperative Services name assists it in promoting greater awareness of its capabilities, but does not treat it as a separate segment. The intersegment sales relate to Systems activity included in Instant ticket and related services customer contracts. The amount of intersegment sales was calculated based on the market value of the

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

11.  SEGMENT INFORMATION (CONTINUED)
product or service provided as if it was sold separately. The Corporate line items in the schedules relate to general and administrative functions which are not allocated to the segments.

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
SEGMENT INFORMATION
Revenue from external customers:
  Instant tickets and related services......................  $188,571   $176,676   $178,923
    Intersegment revenue....................................    (7,306)    (8,098)    (6,353)
  Systems...................................................    39,716     36,810     18,470
    Intersegment revenue....................................     7,306      8,098      6,353
  Corporate.................................................       286        314         63
                                                              --------   --------   --------
Total revenue from external customers.......................  $228,573   $213,800   $197,456
                                                              ========   ========   ========
Depreciation and amortization:
  Instant tickets and related services......................  $  9,186   $  8,887   $  8,868
  Systems...................................................     6,880      6,091      3,406
  Corporate.................................................     1,958      1,352        955
                                                              --------   --------   --------
Total depreciation and amortization.........................  $ 18,024   $ 16,330   $ 13,229
                                                              ========   ========   ========
Operating income (loss):
  Instant tickets and related services......................  $ 38,255   $ 34,343   $ 37,707
    Pull-tab business write-off.............................        --         --     (3,376)
  Systems...................................................     6,152      7,577      5,553
    In-process technology write-off.........................        --         --    (10,102)
  Corporate.................................................   (11,715)    (9,598)    (9,404)
                                                              --------   --------   --------
Total operating income......................................    32,692     32,322     20,378
    Interest expense........................................      (588)    (1,353)      (911)
    Other...................................................       371        651        861
                                                              --------   --------   --------
Income before income taxes..................................  $ 32,475   $ 31,620   $ 20,328
                                                              ========   ========   ========
Assets:
  Instant tickets and related services......................  $131,101   $137,718   $136,470
  Systems...................................................    56,141     26,564     19,485
  Corporate.................................................    16,391     15,351      8,455
                                                              --------   --------   --------
Total assets................................................  $203,633   $179,633   $164,410
                                                              ========   ========   ========

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

11.  SEGMENT INFORMATION (CONTINUED)

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
GEOGRAPHIC INFORMATION
Net revenues(a):
  United States.............................................  $168,147   $169,360   $158,911
  Europe....................................................    60,426     44,440     38,545
                                                              --------   --------   --------
Total net revenues..........................................  $228,573   $213,800   $197,456
                                                              ========   ========   ========
Net revenues(b):
  United States.............................................  $141,392   $138,199   $131,335
  Europe....................................................    69,150     68,250     58,089
  Other.....................................................    18,031      7,351      8,032
                                                              --------   --------   --------
Total net revenues..........................................  $228,573   $213,800   $197,456
                                                              ========   ========   ========
Net long lived assets:
  United States.............................................  $ 74,467   $ 75,062   $ 80,738
  Europe....................................................    25,985     20,164     17,460
                                                              --------   --------   --------
Total long lived assets.....................................  $100,452   $ 95,226   $ 98,198
                                                              ========   ========   ========

------------------------

(a) Based on subsidiaries' countries of domicile

(b) Based on customers' countries of domicile

    During the years ended December 31, 1999 one customer comprised approximately 10% of the Company's total revenues and in 1998 and 1997, respectively, no single customer accounted for over 10% of the Company's total revenues.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

12.  QUARTERLY INFORMATION (UNAUDITED)

                                                           FIRST      SECOND     THIRD      FOURTH
                                                          QUARTER    QUARTER    QUARTER    QUARTER
                                                          --------   --------   --------   --------
                                                             IN THOUSANDS, EXCEPT PER SHARE DATA
1999
Revenues................................................  $52,665    $57,125    $59,511    $59,272
Gross profit............................................   18,947     21,549     20,444     18,807
Income before taxes.....................................    8,081      8,628      7,866      7,900
Net income..............................................    5,006      5,430      5,373      4,679
                                                          -------    -------    -------    -------
Net income per share--basic.............................  $  0.42    $  0.46    $  0.45    $  0.40
                                                          =======    =======    =======    =======
Net income per share--diluted...........................  $  0.42    $  0.45    $  0.45    $  0.40
                                                          =======    =======    =======    =======
1998
Revenues................................................  $48,419    $51,567    $53,928    $59,886
Gross profit............................................   16,862     18,832     20,116     19,360
Income before taxes.....................................    6,229      8,103      9,093      8,195
Net income..............................................    3,777      4,853      5,282      5,497
                                                          -------    -------    -------    -------
Net income per share--basic.............................  $   .32    $   .39    $   .43    $   .46
                                                          =======    =======    =======    =======
Net income per share--diluted...........................  $   .31    $   .39    $   .43    $   .46
                                                          =======    =======    =======    =======

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

13. SUBSEQUENT EVENTS AND FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES

    On May 18, 2000, the Company and Autotote Corporation announced a definitive merger agreement. Autotote will pay $26 per share in cash, or a total of approximately $308 million, to the shareholders of the Company. The merger is subject to approval by Scientific Games' shareholders and certain government entities and agencies. In connection with the merger agreement, certain third parties have issued a commitment letter to provide debt financing for the acquisition and related costs. In connection with the contemplated debt financing, the Company and its wholly-owned domestic subsidiaries (the "Guarantor Subsidiaries") may guarantee the debt financing.

    Presented below is condensed consolidating financial information for the Guarantor Subsidiaries and the Company's wholly owned foreign subsidiaries and the non-wholly owned domestic and foreign subsidiaries (the "Non-Guarantor Subsidiaries") as of December 31, 1998 and December 31, 1999 and for the fiscal years ended December 31, 1997, 1998 and 1999. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations and cash flows of Guarantor Subsidiaries and Non-Guarantor Subsidiaries assuming the guarantee structure of the debt financing was in effect at the beginning of the periods presented. Separate financial statements for Guarantor Subsidiaries are not presented based on the Company's determination that they would not provide additional information that is material to investors. The Company's interest and administrative expenses have not been allocated to the subsidiaries.

                        SCIENTIFIC GAMES HOLDINGS CORP.
               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
ASSETS
  Cash and cash equivalents..................    $  7,276          7,499             --         14,775
  Trade receivable, net......................      41,569         11,883         (4,797)        48,655
  Inventories................................      11,470          3,811             --         15,281
  Other current assets.......................       1,767          1,992             --          3,759
  Property and equipment, net................      53,238         15,741             --         68,979
  Goodwill...................................      21,137         10,336             --         31,473
  Other assets...............................      52,094          2,780        (34,163)        20,711
                                                 --------         ------        -------        -------
      Total assets...........................    $188,551         54,042        (38,960)       203,633
                                                 ========         ======        =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable...........................    $ 12,687          7,369         (4,144)        15,912
  Accrued liabilities........................      14,112         11,764           (652)        25,224
  Credit facility............................      23,547          4,944         (4,944)        23,547
  Other non-current liabilities..............      10,506         14,928        (10,026)        15,408
  Stockholders' equity.......................     127,699         15,037        (19,194)       123,542
                                                 --------         ------        -------        -------
      Total liabilities and stockholders'
        equity...............................    $188,551         54,042        (38,960)       203,633
                                                 ========         ======        =======        =======

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

13. SUBSEQUENT EVENTS AND FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                        SCIENTIFIC GAMES HOLDINGS CORP.
               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                 GURANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES    SUBSIDIAIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
ASSETS
  Cash and cash equivalents..................    $    306          8,964              --         9,270
  Trade receivable, net......................      33,939         22,018         (16,512)       39,445
  Inventories................................      11,256          3,834              --        15,090
  Other current assets.......................       1,018          2,125              --         3,143
  Property and equipment, net................      52,907          7,037              --        59,944
  Goodwill...................................      22,132         13,150              --        35,282
  Other assets...............................      58,422          2,991         (43,954)       17,459
                                                 --------         ------        --------       -------
      Total assets...........................    $179,980         60,119         (60,466)      179,633
                                                 ========         ======        ========       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Credit facility, current portion...........    $ 12,482             --              --        12,482
  Accounts payable...........................      10,826          8,996          (3,552)       16,270
  Accrued liabilities........................      24,983          8,836         (12,065)       21,754
  Credit facility............................          --         18,884         (18,884)           --
  Other non-current liabilities..............      12,015         12,236          (7,030)       17,221
  Stockholders' equity.......................     119,674         11,167         (18,935)      111,906
                                                 --------         ------        --------       -------
      Total liabilities and stockholders'
        equity...............................    $179,980         60,119         (60,466)      179,633
                                                 ========         ======        ========       =======

                        SCIENTIFIC GAMES HOLDINGS CORP.
                   SUPPLEMENTAL CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
Revenues.....................................    $168,451         69,487         (9,365)       228,573
Cost of revenues.............................     113,212         44,658         (9,044)       148,826
                                                 --------         ------         ------        -------
    Gross profit.............................      55,239         24,829           (321)        79,747
Selling, general and administrative
  expenses...................................      18,366         10,665             --         29,031
Depreciation and amortization................      13,613          4,411             --         18,024
Interest expense.............................         703          1,089         (1,204)           588
Other (income) deductions....................      (1,866)          (240)         1,735           (371)
                                                 --------         ------         ------        -------
Income before income taxes...................      24,423          8,904           (852)        32,475
Income tax expense...........................       8,477          3,510             --         11,987
                                                 --------         ------         ------        -------
Net income (loss)............................    $ 15,946          5,394           (852)        20,488
                                                 ========         ======         ======        =======

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

13. SUBSEQUENT EVENTS AND FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                        SCIENTIFIC GAMES HOLDINGS CORP.
                   SUPPLEMENTAL CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
Revenues.....................................    $170,374         49,753         (6,327)       213,800
Cost of revenues.............................     111,657         32,766         (5,793)       138,630
                                                 --------         ------         ------        -------
    Gross profit.............................      58,717         16,987           (534)        75,170
Selling, general and administrative
  expenses...................................      17,501          9,489           (472)        26,518
Depreciation and amortization................      12,441          3,889             --         16,330
Interest expense.............................       1,600          1,389         (1,636)         1,353
Other (income) deductions....................      (1,550)          (652)         1,551           (651)
                                                 --------         ------         ------        -------
Income before income taxes...................      28,725          2,872             23         31,620
Income tax expense...........................      10,214          1,997             --         12,211
                                                 --------         ------         ------        -------
Net income...................................    $ 18,511            875             23         19,409
                                                 ========         ======         ======        =======

                        SCIENTIFIC GAMES HOLDINGS CORP.
                   SUPPLEMENTAL CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
Revenues.....................................    $159,706         38,545          (795)        197,456
Cost of revenues.............................      98,720         26,441          (443)        124,718
                                                 --------         ------          ----         -------
    Gross profit.............................      60,986         12,104          (352)         72,738
Selling, general and administrative
  expenses...................................      18,883          7,122          (352)         25,653
Depreciation and amortization................      10,215          3,014            --          13,229
Pull-tab business write-off..................       3,376             --            --           3,376
In-process technology write-off..............          --         10,102            --          10,102
Interest expense.............................         911            858          (858)            911
Other (income) deductions....................      (1,189)          (530)          858            (861)
                                                 --------         ------          ----         -------
Income (loss) before income taxes............      28,790         (8,462)           --          20,328
Income tax expense...........................      11,411            (55)           --          11,356
                                                 --------         ------          ----         -------
Net income (loss)............................    $ 17,379         (8,407)           --           8,972
                                                 ========         ======          ====         =======

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

13. SUBSEQUENT EVENTS AND FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                        SCIENTIFIC GAMES HOLDINGS CORP.
                 SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
Net income (loss)............................    $15,946           5,394           (852)        20,488
  Depreciation and amortization..............     13,613           4,411             --         18,024
  Other non-cash adjustments.................        131             (23)           531            639
  Changes in working capital.................    (12,446)          9,555         (9,980)       (12,871)
                                                 -------         -------        -------        -------
Net cash provided by (used in) operating
  activities.................................     17,244          19,337        (10,301)        26,280
                                                 -------         -------        -------        -------
Cash flows from investing activities:
  Proceeds from sales of property and
    equipment................................        174              --             --            174
  Purchases of property, systems and
    equipment................................    (11,891)        (10,413)          (166)       (22,470)
  Acquisition of businesses, net of cash
    acquired.................................     (1,791)            541             --         (1,250)
                                                 -------         -------        -------        -------
Net cash provided by (used in) investing
  activities.................................    (13,508)         (9,872)          (166)       (23,546)
                                                 -------         -------        -------        -------
Cash flows from financing activities:
  Borrowings under credit facility...........     65,685           4,000         (4,000)        65,685
  Payments on credit facilities..............    (54,620)        (11,759)        11,759        (54,620)
  Repurchases of common stock................     (8,021)             --             --         (8,021)
  Proceeds of exercise of common stock
    options..................................        417              --             --            417
                                                 -------         -------        -------        -------
Net cash provided by (used in) financing
  activities.................................      3,461          (7,759)         7,759          3,461
                                                 -------         -------        -------        -------
Effect of exchange rate changes on cash......       (227)         (3,171)         2,708           (690)
                                                 -------         -------        -------        -------
Increase/(decrease) in cash and cash
  equivalents................................      6,970          (1,465)            --          5,505
Cash and cash equivalents, beginning of
  period.....................................        306           8,964             --          9,270
                                                 -------         -------        -------        -------
Cash and cash equivalents, end of period.....    $ 7,276           7,499             --         14,775
                                                 =======         =======        =======        =======

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

13. SUBSEQUENT EVENTS AND FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                        SCIENTIFIC GAMES HOLDINGS CORP.
                 SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
Net income...................................    $18,511             875             23         19,409
  Depreciation and amortization..............     12,440           3,890             --         16,330
  Loss (gain) on disposal of property and
    equipment................................         --              (5)            --             (5)
  Other non-cash adjustments.................      4,182             788            (85)         4,885
  Changes in working capital.................      4,281             767           (144)         4,904
                                                 -------          ------         ------        -------
Net cash provided by (used in) operating
  activities.................................     39,414           6,315           (206)        45,523
                                                 -------          ------         ------        -------
Cash flows from investing activities:
  Proceeds from sales of property and
    equipment................................         39             149             --            188
  Purchases of property, systems and
    equipment................................     (5,392)         (2,967)            --         (8,359)
  Acquisitions of businesses, net of cash
    acquired.................................     (8,777)             --          2,308         (6,469)
                                                 -------          ------         ------        -------
Net cash provided by (used in) investing
  activities.................................    (14,130)         (2,818)         2,308        (14,640)
                                                 -------          ------         ------        -------
Cash flows from financing activities:
  Payments on notes receivable from
    officers.................................         71              --             --             71
  Borrowings under credit facility...........      3,000           2,102         (2,102)         3,000
  Payments on credit facilities..............    (21,142)             --             --        (21,142)
  Repurchases of common stock................    (10,461)             --             --        (10,461)
  Proceeds of exercise of common stock
    options..................................      4,427              --             --          4,427
                                                 -------          ------         ------        -------
Net cash provided by (used in) financing
  activities.................................    (24,105)          2,102         (2,102)       (24,105)
                                                 -------          ------         ------        -------
Effect of exchange rate changes on cash......         46            (397)            --           (351)
                                                 -------          ------         ------        -------
Increase/(decrease) in cash and cash
  equivalents................................      1,225           5,202             --          6,427
Cash and cash equivalents, beginning of
  period.....................................       (919)          3,762             --          2,843
                                                 -------          ------         ------        -------
Cash and cash equivalents, end of period.....    $   306           8,964             --          9,270
                                                 =======          ======         ======        =======

                        SCIENTIFIC GAMES HOLDINGS CORP.

                               DECEMBER 31, 1999

13. SUBSEQUENT EVENTS AND FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                        SCIENTIFIC GAMES HOLDINGS CORP.
                 SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
Net income (loss)............................    $ 17,379         (8,407)            --          8,972
  Depreciation and amortization..............      10,215          3,014             --         13,229
  In-process technology write-off............          --         10,102             --         10,102
  Pull-tab business write-off................       3,376             --             --          3,376
  Other non-cash adjustments.................       2,739         (2,939)            --           (200)
  Changes in working capital.................     (18,352)       (12,880)        17,218        (14,014)
                                                 --------        -------        -------        -------
Net cash provided by (used in) operating
  activities.................................      15,357        (11,110)        17,218         21,465
                                                 --------        -------        -------        -------
Cash flows from investing activities:
  Proceeds from sales of assets..............         670            130             --            800
  Purchases of property, systems and
    equipment................................     (18,015)        (4,265)            --        (22,280)
  Acquisitions of businesses, net of cash
    acquired.................................     (24,910)           819             --        (24,091)
                                                 --------        -------        -------        -------
Net cash provided by (used in) investing
  activities.................................     (42,255)        (3,316)            --        (45,571)
                                                 --------        -------        -------        -------
Cash flows from financing activities:
  Borrowings under credit facility...........      36,060         16,782        (16,782)        36,060
  Payments on credit facilities..............      (9,420)            --             --         (9,420)
  Repurchases of common stock................      (5,787)            --             --         (5,787)
  Proceeds of exercise of common stock
    options..................................          57             --             --             57
                                                 --------        -------        -------        -------
Net cash provided by (used in) financing
  activities.................................      20,910         16,782        (16,782)        20,910
                                                 --------        -------        -------        -------
Effect of exchange rate changes on cash......         616           (393)          (436)          (213)
                                                 --------        -------        -------        -------
Increase/(decrease) in cash and cash
  equivalents................................      (5,372)         1,963             --         (3,409)
Cash and cash equivalents, beginning of
  period.....................................       4,453          1,799             --          6,252
                                                 --------        -------        -------        -------
Cash and cash equivalents, end of period.....    $   (919)         3,762             --          2,843
                                                 ========        =======        =======        =======

                        SCIENTIFIC GAMES HOLDINGS CORP.

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                               JUNE 30,    DECEMBER 31,
                                                                 2000          1999
                                                              ----------   ------------
                                                              (UAUDITED)       (1)
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $ 11,296      $ 14,775
  Trade receivables.........................................     46,669        48,655
  Inventories...............................................     15,648        15,281
  Prepaid expenses and other current assets.................      3,500         2,706
  Income taxes receivable...................................         74            --
  Deferred income tax benefits..............................      1,100         1,053
                                                               --------      --------
    Total current assets....................................     78,287        82,470
PROPERTY, SYSTEMS AND EQUIPMENT, AT COST:
  Land......................................................      5,024         2,404
  Buildings.................................................     12,405        12,535
  Leasehold improvements....................................      3,016         2,367
  Production, systems and other equipment...................    115,650       112,884
  Construction-in-progress..................................     25,759        12,089
                                                               --------      --------
                                                                161,854       142,279
Less accumulated depreciation and amortization..............    (75,407)      (69,324)
                                                               --------      --------
                                                                 86,447        72,955
OTHER ASSETS:
  Goodwill, net of amortization.............................     29,819        31,473
  Other assets..............................................     18,462        16,735
                                                               --------      --------
                                                               $213,015      $203,633
                                                               ========      ========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $ 13,457      $ 15,912
  Accrued Liabilities.......................................     25,125        23,397
  Income taxes payable......................................         --         1,827
                                                               --------      --------
    Total current liabilities...............................     38,582        41,136
LONG-TERM LIABILITIES:
  Credit facilities.........................................     28,900        23,547
  Other long-term liabilities...............................      5,364         5,677
  Deferred income taxes payable.............................      7,471         6,727
  Minority interest in consolidated subsidiaries............      3,238         3,004
STOCKHOLDERS' EQUITY:
  Common stock par value $.001 per share:
    shares authorized: 25,750,000; issued and outstanding
      shares 11,924,151 at June 30, 2000 and 11,915,702 at
      December 31, 1999.....................................         12            12
  Additional paid-in capital................................     66,144        66,060
  Accumulated earnings......................................     72,337        66,689
  Accumulated other comprehensive income....................       (999)       (1,198)
  Treasury stock, at cost--509,200 shares at June 30, 2000
    and December 31, 1999...................................     (8,034)       (8,021)
                                                               --------      --------
    Total stockholders' equity..............................    129,460       123,542
                                                               --------      --------
                                                               $213,015      $203,633
                                                               ========      ========

------------------------
(1) Derived from audited financial statements

                            See accompanying notes.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                        THREE-MONTH PERIOD     SIX-MONTH PERIOD
                                                          ENDED JUNE 30,        ENDED JUNE 30,
                                                        -------------------   -------------------
                                                          2000       1999       2000       1999
                                                        --------   --------   --------   --------
Revenues..............................................  $61,448    $57,125    $120,511   $109,790
Cost of revenues......................................   42,973     35,576      82,616     69,294
                                                        -------    -------    --------   --------
                                                         18,475     21,549      37,895     40,496
Selling, general and administrative expenses..........    7,510      7,617      16,058     14,357
Depreciation and amortization.........................    4,856      4,822       9,424      8,894
Plant closure costs...................................      309         --       2,826         --
                                                        -------    -------    --------   --------
Operating income......................................    5,800      9,110       9,587     17,245

Other income (expense):
  Interest income.....................................      175        189         368        279
  Other income........................................       70         25          78         30
  Gain/(loss) on foreign currency.....................      (14)      (174)       (308)       273
  Interest expense....................................      337        235         622        402
  Minority interest elimination.......................     (118)      (287)       (176)      (716)
                                                        -------    -------    --------   --------
Income before income taxes............................    5,576      8,628       8,927     16,709
Income tax expense....................................    2,062      3,198       3,278      6,273
                                                        -------    -------    --------   --------
Net income............................................  $ 3,514    $ 5,430    $  5,649   $ 10,436
                                                        =======    =======    ========   ========
Basic net income per common share.....................  $  0.31    $  0.46    $   0.50   $   0.88
                                                        =======    =======    ========   ========
Diluted net income per common share...................  $  0.30    $  0.45    $   0.49   $   0.87
                                                        =======    =======    ========   ========
Average common shares outstanding--basic..............   11,415     11,885      11,411     11,885
Dilutive effect of stock options and non-vested
  restricted stock awards.............................      163        108         124        108
                                                        -------    -------    --------   --------
Average common shares outstanding--diluted............   11,578     11,993      11,535     11,993
                                                        =======    =======    ========   ========

                            See accompanying notes.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                 SIX MONTH PERIOD
                                                                  ENDED JUNE 30,
                                                              ----------------------
                                                                2000          1999
                                                              --------      --------
CASH FLOW PROVIDED BY OPERATING ACTIVITIES
  Net income................................................  $  5,649      $ 10,436
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation............................................     6,645         5,838
    Amortization............................................     2,778         3,056
    Gain on disposal of property and equipment..............      (521)          (12)
    Stock compensation expense..............................        35            31
    Minority interest.......................................       118           348
    Deferred income taxes...................................       (32)          257
    Changes in operating assets and liabilities:
      Accounts receivable...................................     1,745       (12,752)
      Inventories...........................................      (526)         (527)
      Accounts payable......................................    (2,400)          435
      Other.................................................      (288)        3,520
                                                              --------      --------
  Net cash provided by operating activities.................    13,203        10,630
                                                              --------      --------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Proceeds from sales of property and equipment.............       442           120
  Purchases of property and equipment.......................   (22,270)       (5,956)
                                                              --------      --------
      Net cash used in investing activities.................   (21,828)       (5,836)
                                                              --------      --------
CASH FLOWS USED IN FINANCING ACTIVITIES
  Borrowings under credit facilities........................    23,891        21,265
  Payments on bank credit facilities........................   (18,000)      (19,771)
  Repurchase of common stock................................       (13)           --
  Proceeds of exercise of common stock options..............         4             8
                                                              --------      --------
    Net cash provided by financing activities...............     5,882         1,502
                                                              --------      --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................      (736)       (1,834)
                                                              --------      --------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........    (3,479)        4,462
CASH AND CASH EQUIVALENTS, beginning of period..............    14,775         9,270
                                                              --------      --------
CASH AND CASH EQUIVALENTS, end of period....................  $ 11,296      $ 13,732
                                                              ========      ========
SUPPLEMENTAL CASH FLOWS DISCLOSURE:
  Cash paid for interest....................................  $    460      $    318
                                                              ========      ========

                            See accompanying notes.

                        SCIENTIFIC GAMES HOLDINGS CORP.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION

    The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the financial statement disclosures contained in the Company's 1999 Annual Report on Form 10-K for the year ended December 31, 1999. In the opinion of management, all adjustments considered necessary for a fair presentation (which were of a normal, recurring nature) have been included. Operating results for the three and six month periods ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

NOTE 2.  INVENTORIES

    Inventories consist principally of instant lottery tickets, materials related to their production and certain electronic components related to Systems terminals which are valued at the lower of cost (first-in, first-out method) or market. Inventories consisted of the following at:

                                                         JUNE 30,   DECEMBER 31,
                                                           2000         1999
                                                         --------   ------------
                                                             (IN THOUSANDS)
Finished goods.........................................  $ 9,015       $ 8,633
Work-in-process........................................    1,915         2,075
Raw materials..........................................    4,718         4,573
                                                         -------       -------
                                                         $15,648       $15,281
                                                         =======       =======

NOTE 3.  CONTINGENCIES

    As initially reported in July 1993 and periodically reported thereafter, the Company's Scientific Games Inc. ("SGI") subsidiary owns a minority interest in Wintech de Colombia S.A. ("Wintech"), which formerly operated the Colombian national lottery under contract with Empresa Colombiana de Recursos para la Salud, S.A. ("Ecosalud"), an agency of the Colombian government. The contract projected that certain levels of lottery ticket sales would be attained and provided a penalty against Wintech, SGI and the other shareholders of Wintech of up to $5.0 million if such performance levels of lottery ticket sales were not achieved. In addition, with respect to a further guarantee of performance under the contract with Ecosalud, SGI delivered to Ecosalud a $4.0 million bond issued by a Colombian surety, Seguros del Estado ("Seguros"). Wintech started the instant lottery in Colombia, but, due to difficulties beyond its control, including, among other factors, social and political unrest in Colombia, frequently interrupted telephone service and power outages, and competition from another lottery being operated in a province of Colombia in violation of Wintech's exclusive license from Ecosalud, the projected sales level was not met for the year ended June 1993. On July 1, 1993, Ecosalud adopted resolutions declaring, among other things, that the contract was in default and asserted various claims for compensation and penalties against Wintech, SGI and other shareholders of Wintech. As the Company has previously disclosed in its filings with the Commission, litigation is pending in Colombia concerning various claims among Ecosalud, Wintech and SGI, relating to the termination of the contracts with Ecosalud (the "Colombian Litigation"). Ecosalud's claims in the Colombian Litigation were for, among other things, realization on the full amount of the penalty, plus interest and costs of the bond.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                                  (UNAUDITED)

NOTE 3.  CONTINGENCIES (CONTINUED)
    SGI has consulted with Colombian counsel and been advised that SGI has various legal defenses to Ecosalud's claims. SGI also has certain cross indemnities and undertakings from the two other privately held shareholders of Wintech for their respective shares of any liability to Ecosalud. That obligation is secured in part by a $1.5 million confirmed letter of credit in favor of SGI.

    The Colombian surety, which issued a $4.0 million bond to Ecosalud under the contract, paid $2.4 to Ecosalud under the bond, and made demand upon SGI for that amount under the indemnity agreement entered into by the surety and SGI. SGI declined to make or authorize any such payment and notified the surety that any payment in response to Ecosalud's demand on the bond was at the surety's risk. No assurance can be given that the other shareholders of Wintech will, or have sufficient assets to, honor their indemnity undertakings to SGI when the claims by Ecosalud against SGI and Wintech are finally resolved, in the event such claims result in any final liability.

    On April 2, 1998, Seguros brought suit against SGI in the United States District Court for the Northern District of Georgia, Atlanta Division, Civil Action No. 1:98-CV-968-CAM. The plaintiff sought $2.4 million for sums paid by Seguros to Ecosalud under the surety bond on November 1, 1994, plus interest at the Colombian bank rate of interest. SGI filed a motion to dismiss based on the Colombian statute of limitations of two years and, alternatively, sought that the case be dismissed on other grounds. Seguros filed a motion for summary judgment with the Court on May 6, 1998 seeking summary judgment on its claim in the amount of $2.4 million, plus interest.

    On September 29, 1999, the District Court issued an order in which it denied various motions of SGI, including a motion to dismiss, and granted Seguros' motion for summary judgment. On September 29, 1999, the District Court also entered judgment for Seguros in the amount of $2.4 million or the equivalent in Colombian pesos as of the judgment date, plus pre-judgment interest at a rate of 38.76% per annum, equivalent to approximately $4.6 million.

    SGI has appealed the matters covered by the District Court's order and judgment. SGI has posted an appeal bond in the amount of $7 million through its existing bonding arrangements. SGI continues to believe that it has meritorious defenses, including that the amount paid by Seguros was improperly paid because of the default by Ecosalud of its obligations to SGI, which claims remain the subject of separate litigation in Colombia.

    In addition to vigorously prosecuting its appeal of the District Court's order and judgment, SGI continues to vigorously defend the Colombian litigation and has been advised by counsel that SGI has various defenses on the merits as well as procedural defenses to the litigation (which it has asserted). Nevertheless, it is not possible to determine the exact/ultimate outcome of the appeal of the order and judgment granted to Seguros or the outcome of any litigation in Colombia. While it is not feasible to predict or determine the final outcome of these proceedings, management, based on the knowledge of the related facts and circumstances, believes that any potential losses will not result in a materially adverse effect on the Company's financial position, results of operations, liquidity or capital resources.

NOTE 4.  COMPREHENSIVE INCOME

    Total comprehensive income was $195,000 and $5.8 million for the three-month and six-month periods ended June 30, 2000 and $5.4 million and $10.0 million for the three-month and six-month periods ended June 30, 1999, respectively.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                                  (UNAUDITED)

NOTE 5.  CREDIT FACILITIES

    The Company has two credit facilities, an $80 million revolving credit facility with four banks which expires November 30, 2002 and a $25 million revolving 364-day credit facility with a single bank that expires on November 29, 2000. (Refer to the Company's 10-K for the year ended December 31, 1999 for a description of the Company's credit facilities). Net borrowings under the credit facilities were $28.9 million at June 30, 2000.

NOTE 6.  SEGMENT INFORMATION

                                                            I. THREE MONTH       II. SIX MONTH PERIOD
A. OPERATING SEGMENT INFORMATION                         PERIOD ENDED JUNE 30        ENDED JUNE 30
--------------------------------                         ---------------------   ---------------------
                                                           2000        1999        2000        1999
                                                         ---------   ---------   ---------   ---------
                                                                        (IN THOUSANDS)
Revenue from external customers:
  Instant Ticket and Related Services..................   $54,312     $45,917    $106,872     $86,673
    Intersegment Revenue...............................    (1,876)     (1,896)     (3,784)     (3,565)
  Systems..............................................     7,250      11,161      13,652      23,054
    Intersegment Revenue...............................     1,876       1,896       3,784       3,565
  Corporate............................................      (114)         47         (13)         63
                                                          -------     -------    --------     -------
Total revenue from external customers..................    61,448      57,125     120,511     109,790
                                                          =======     =======    ========     =======
Operating income
  Instant Ticket and Related Services..................     9,302       9,729      18,968      17,604
  Systems..............................................      (476)      2,807      (3,510)      5,731
  Corporate............................................    (3,026)     (3,426)     (5,871)     (6,090)
Total operating income.................................     5,800       9,110       9,587      17,245
  Interest expense, net................................      (164)        (46)       (254)       (123)
  Other................................................       (60)       (436)       (406)       (413)
                                                          -------     -------    --------     -------
Income before income tax...............................   $ 5,576     $ 8,628    $  8,927     $16,709
                                                          =======     =======    ========     =======

NOTE 7.  PLANT CLOSURE

    On January 28, 2000, the Company announced plans to consolidate its printing operations by expanding its Alpharetta, Georgia facility and closing its instant ticket printing operation in Gilroy, California. The severance and stay incentive plan was announced to the employees on January 27, 2000. A total of $309,000 and $2.8 million in closure costs were expensed for the quarter and six months ended June 30, 2000, respectively. The reserve in accrued liabilities was $2.4 million at June 30, 2000. These costs consisted of severance, stay incentives, lease termination and asset write-downs. There are approximately 130 employees that will be terminated including both production and support employees at the plant. The plant stopped printing operations on July 26, 2000 and will cease total operations by the end of August 2000. There were $185,000 in charges taken against the reserve during the quarter ended June 30, 2000.

                        SCIENTIFIC GAMES HOLDINGS CORP.

                                  (UNAUDITED)

NOTE 8. SUBSEQUENT EVENTS AND FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES

    On May 18, 2000, the Company and Autotote Corporation announced a definitive merger agreement. Autotote will pay $26 per share in cash, or a total of approximately $308 million, to the shareholders of the Company. The merger is subject to approval by Scientific Games' shareholders and certain government entities and agencies. In connection with the merger agreement, certain third parties have issued a commitment letter to provide debt financing for the acquisition and related costs. In connection with the contemplated debt financing, the Company and its wholly owned domestic subsidiaries (the "Guarantor Subsidiaries") may guarantee the debt financing.

    Presented below is condensed consolidating financial information for the Guarantor Subsidiaries and the Company's wholly owned foreign subsidiaries and the non-wholly owned domestic and foreign subsidiaries (the "Non-Guarantor Subsidiaries") as of June 30, 2000 and for the three month and six month periods ended June 30, 1999 and 2000. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations and cash flows of Guarantor Subsidiaries and Non-Guarantor Subsidiaries assuming the guarantee structure of the debt financing was in effect at the beginning of the periods presented. Separate financial statements for Guarantor Subsidiaries are not presented based on the Company's determination that they would not provide additional information that is material to investors. The Company's interest and administrative expenses have not been allocated to the subsidiaries.

                        SCIENTIFIC GAMES HOLDINGS CORP.
               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
ASSETS
  Cash and cash equivalents..................    $  5,282        $ 6,014        $     --      $ 11,296
  Trade receivable, net......................      38,551         13,797          (5,679)       46,669
  Inventories................................      12,795          2,853              --        15,648
  Other current assets.......................       4,384            290              --         4,674
  Property and equipment, net................      63,730         23,241            (524)       86,447
  Goodwill...................................      20,616          9,203              --        29,819
  Other assets...............................      53,879          2,625         (38,042)       18,462
                                                 --------        -------        --------      --------
    Total assets.............................    $199,237        $58,023        $(44,245)     $213,015
                                                 ========        =======        ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
  Accounts payable...........................    $  9,784        $ 7,805        $ (4,132)     $ 13,457
  Accrued liabilities........................      18,587          8,085          (1,547)       25,125
  Credit facility............................      28,957          4,688          (4,745)       28,900
  Other non-current liabilities..............      11,432         18,796         (14,155)       16,073
Stockholders' equity (deficit)...............     130,477         18,649         (19,666)      129,460
                                                 --------        -------        --------      --------
    Total liabilities and stockholders'
      equity (deficit).......................    $199,237        $58,023        $(44,245)     $213,015
                                                 ========        =======        ========      ========

                        SCIENTIFIC GAMES HOLDINGS CORP.

                                  (UNAUDITED)

NOTE 8. SUBSEQUENT EVENTS AND FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                        SCIENTIFIC GAMES HOLDINGS CORP.
               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
ASSETS
  Cash and cash equivalents..................    $  7,276          7,499             --         14,775
  Trade receivable, net......................      41,569         11,883         (4,797)        48,655
  Inventories................................      11,470          3,811             --         15,281
  Other current assets.......................       1,767          1,992             --          3,759
  Property and equipment, net................      53,238         15,741             --         68,979
  Goodwill...................................      21,137         10,336             --         31,473
  Other assets...............................      52,094          2,780        (34,163)        20,711
                                                 --------         ------        -------        -------
      Total assets...........................    $188,551         54,042        (38,960)       203,633
                                                 ========         ======        =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable...........................    $ 12,687          7,369         (4,144)        15,912
  Accrued liabilities........................      14,112         11,764           (652)        25,224
  Credit facility............................      23,547          4,944         (4,944)        23,547
  Other non-current liabilities..............      10,506         14,928        (10,026)        15,408
  Stockholders' equity.......................     127,699         15,037        (19,194)       123,542
                                                 --------         ------        -------        -------
      Total liabilities and stockholders'
        equity...............................    $188,551         54,042        (38,960)       203,633
                                                 ========         ======        =======        =======

                        SCIENTIFIC GAMES HOLDINGS CORP.

                                  (UNAUDITED)

NOTE 8. SUBSEQUENT EVENTS AND FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                        SCIENTIFIC GAMES HOLDINGS CORP.
                   SUPPLEMENTAL CONDENSED STATEMENT OF INCOME
                        THREE MONTHS ENDED JUNE 30, 2000
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
Revenues.....................................    $41,958         $21,743        $(2,253)       $61,448
Cost of revenues.............................     31,229          13,935         (2,191)        42,973
                                                 -------         -------        -------        -------
  Gross profit...............................     10,729           7,808            (62)        18,475
Selling, general and administrative
  expenses...................................      4,933           2,577             --          7,510
Depreciation and amortization................      3,727           1,129             --          4,856
Plant closure costs..........................        309              --             --            309
                                                 -------         -------        -------        -------
Operating income.............................      1,760           4,102            (62)         5,800
Interest expense.............................        530             194           (387)           337
Other (income) deductions....................       (492)           (126)           505           (113)
                                                 -------         -------        -------        -------
Income (loss) before income taxes............      1,722           4,034           (180)         5,576
Income tax expense...........................        610           1,452             --          2,062
                                                 -------         -------        -------        -------
Net income (loss)............................    $ 1,112         $ 2,582        $  (180)       $ 3,514
                                                 =======         =======        =======        =======

                        SCIENTIFIC GAMES HOLDINGS CORP.
                   SUPPLEMENTAL CONDENSED STATEMENT OF INCOME
                        THREE MONTHS ENDED JUNE 30, 1999
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
Revenues.....................................    $43,150         $16,755        $(2,780)       $57,125
Cost of revenues.............................     29,012           9,275         (2,711)        35,576
                                                 -------         -------        -------        -------
  Gross profit...............................     14,138           7,480            (69)        21,549
Selling, general and administrative
  expenses...................................      5,036           2,581             --          7,617
Depreciation and amortization................      3,153           1,669             --          4,822
                                                 -------         -------        -------        -------
Operating income.............................      5,949           3,230            (69)         9,110
Interest expense.............................        202             281           (248)           235
Other (income) deductions....................       (209)            (79)           535            247
                                                 -------         -------        -------        -------
Income (loss) before income taxes............      5,956           3,028           (356)         8,628
Income tax expense...........................      2,245           1,215           (262)         3,198
                                                 -------         -------        -------        -------
Net income (loss)............................    $ 3,711         $ 1,813        $   (94)       $ 5,430
                                                 =======         =======        =======        =======

                        SCIENTIFIC GAMES HOLDINGS CORP.

                                  (UNAUDITED)

NOTE 8. SUBSEQUENT EVENTS AND FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                        SCIENTIFIC GAMES HOLDINGS CORP.
                   SUPPLEMENTAL CONDENSED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 2000
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
Revenues.....................................    $80,552         $44,446        $(4,487)      $120,511
Cost of revenues.............................     58,155          28,805         (4,344)        82,616
                                                 -------         -------        -------       --------
  Gross profit...............................     22,397          15,641           (143)        37,895
Selling, general and administrative
  expenses...................................      9,809           6,249             --         16,058
Depreciation and amortization................      7,133           2,291             --          9,424
In-process technology write-off..............      2,826              --             --          2,826
                                                 -------         -------        -------       --------
Operating income.............................      2,629           7,101           (143)         9,587
Interest expense.............................        908             386           (672)           622
Other (income) deductions....................       (668)           (142)           848             38
                                                 -------         -------        -------       --------
Income before income taxes...................      2,389           6,857           (319)         8,927
Income tax expense...........................        799           2,479             --          3,278
                                                 -------         -------        -------       --------
Net income...................................    $ 1,590         $ 4,378        $  (319)      $  5,649
                                                 =======         =======        =======       ========

                        SCIENTIFIC GAMES HOLDINGS CORP.
                   SUPPLEMENTAL CONDENSED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1999
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
Revenues.....................................    $82,812         $32,367        $(5,389)      $109,790
Cost of revenues.............................     55,691          18,811         (5,208)        69,294
                                                 -------         -------        -------       --------
  Gross profit...............................     27,121          13,556           (181)        40,496
Selling, general and administrative
  expenses...................................      9,262           5,095             --         14,357
Depreciation and amortization................      6,124           2,770             --          8,894
                                                 -------         -------        -------       --------
Operating income.............................     11,735           5,691           (181)        17,245
Interest expense.............................        452             652           (702)           402
Other (income) deductions....................     (1,074)           (210)         1,418            134
                                                 -------         -------        -------       --------
Income (loss) before income taxes............     12,357           5,249           (897)        16,709
Income tax expense...........................      4,588           2,162           (477)         6,273
                                                 -------         -------        -------       --------
Net income (loss)............................    $ 7,769         $ 3,087        $  (420)      $ 10,436
                                                 =======         =======        =======       ========

                        SCIENTIFIC GAMES HOLDINGS CORP.

                                  (UNAUDITED)

NOTE 8. SUBSEQUENT EVENTS AND FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                        SCIENTIFIC GAMES HOLDINGS CORP.
                 SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 2000
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
Net income...................................    $  1,590        $  4,378       $  (319)      $  5,649
  Depreciation and amortization..............       7,132           2,291            --          9,423
  Other non-cash adjustments.................        (494)            (24)          118           (400)
  Changes in working capital.................      (3,493)         (2,614)        4,638         (1,469)
                                                 --------        --------       -------       --------
Net cash provided by (used in) operating
  activities.................................       4,735           4,031         4,437         13,203
                                                 --------        --------       -------       --------
Cash flows from investing activities:
  Proceeds from sales of assets..............         413              29            --            442
  Purchases of property, systems and
    equipment................................     (12,266)        (10,004)           --        (22,270)
  Acquisitions of businesses, net of cash
    acquired.................................          --             200          (200)            --
                                                 --------        --------       -------       --------
Net cash provided by (used in) investing
  activities.................................     (11,853)         (9,775)         (200)       (21,828)
                                                 --------        --------       -------       --------
Cash flows from financing activities:
  Borrowings under credit facility...........      22,766           6,384        (5,259)        23,891
  Payments on credit facilities..............     (16,302)         (1,698)           --        (18,000)
  Repurchases of common stock................         (13)             --            --            (13)
  Proceeds of exercise of common stock
    options..................................           4              --            --              4
                                                 --------        --------       -------       --------
Net cash provided by (used in) financing
  activities.................................       6,455           4,686        (5,259)         5,882
                                                 --------        --------       -------       --------
Effect of exchange rate changes on cash......      (1,331)           (427)        1,022           (736)
                                                 --------        --------       -------       --------
Increase/(decrease) in cash and cash
  equivalents................................      (1,994)         (1,485)           --         (3,479)
Cash and cash equivalents, beginning of
  period.....................................       7,276           7,499            --         14,775
                                                 --------        --------       -------       --------
Cash and cash equivalents, end of period.....    $  5,282        $  6,014       $    --       $ 11,296
                                                 ========        ========       =======       ========

                        SCIENTIFIC GAMES HOLDINGS CORP.

                                  (UNAUDITED)

NOTE 8. SUBSEQUENT EVENTS AND FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                        SCIENTIFIC GAMES HOLDINGS CORP.
                 SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 1999
                                 (IN THOUSANDS)

                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                               SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                               ------------   -------------   -----------   ------------
Net income...................................    $  7,769        $ 3,087        $  (420)      $ 10,436
  Depreciation and amortization..............       6,124          2,770             --          8,894
  Other non-cash adjustments.................          31            245            348            624
  Changes in working capital.................      (8,158)         5,957         (7,123)        (9,324)
                                                 --------        -------        -------       --------
Net cash provided by (used in) operating
  activities.................................       5,766         12,059         (7,195)        10,630
                                                 --------        -------        -------       --------
Cash flows from investing activities:
  Proceeds from sales of assets..............          95             25             --            120
  Purchases of property, systems and
    equipment................................      (4,340)        (1,616)            --         (5,956)
                                                 --------        -------        -------       --------
Net cash provided by (used in) investing
  activities.................................      (4,245)        (1,591)            --         (5,836)
                                                 --------        -------        -------       --------
Cash flows from financing activities:
  Borrowings under credit facility...........      21,264            802           (801)        21,265
  Payments on credit facilities..............     (19,771)        (7,996)         7,996        (19,771)
  Proceeds of exercise of common stock
    options..................................           8             --             --              8
                                                 --------        -------        -------       --------
Net cash provided by (used in) financing
  activities.................................       1,501         (7,194)         7,195          1,502
                                                 --------        -------        -------       --------
Effect of exchange rate changes on cash......        (300)        (1,534)            --         (1,834)
                                                 --------        -------        -------       --------
Increase/(decrease) in cash and cash
  equivalents................................       2,722          1,740             --          4,462
Cash and cash equivalents, beginning of
  period.....................................         306          8,964             --          9,270
                                                 --------        -------        -------       --------
Cash and cash equivalents, end of period.....    $  3,028        $10,704        $    --       $ 13,732
                                                 ========        =======        =======       ========

                                  $150,000,000

                                     [LOGO]

                              AUTOTOTE CORPORATION
                               OFFER TO EXCHANGE
                             UP TO ALL $150,000,000
              12 1/2% SENIOR SUBORDINATED NOTES DUE 2010, SERIES B
                          FOR ANY AND ALL OUTSTANDING
              12 1/2% SENIOR SUBORDINATED NOTES DUE 2010, SERIES A

                                 --------------
                                   PROSPECTUS
                               -----------------

                                JANUARY 2, 2001